   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1994

                                                       REGISTRATION NO. 33-54769
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          STONE CONTAINER CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                        2621                  36-2041256
 (State or Other Jurisdiction       (Primary Standard         (I.R.S. Employer
     of Incorporation or                Industrial          Identification No.)
        Organization)              Classification Code
                                         Number)

                           150 North Michigan Avenue
                            Chicago, Illinois 60601
                                  312-346-6600
               (Address including zip code, and telephone number
       including area code, of Registrant's principal executive offices)
                            ------------------------

                              Arnold F. Brookstone
         Executive Vice President-Chief Financial and Planning Officer
                          Stone Container Corporation
                           150 North Michigan Avenue
                            Chicago, Illinois 60601
                                  312-346-6600
                    (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                   COPIES TO:

  Richard G. Clemens              Barry M. Fox                 Leslie T. Lederer
   Sidley & Austin         Cleary, Gottlieb, Steen &      Stone Container Corporation
  One First National                Hamilton               150 North Michigan Avenue
        Plaza                  One Liberty Plaza            Chicago, Illinois 60601
  Chicago, Illinois         New York, New York 10006
        60603

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box./ /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          STONE CONTAINER CORPORATION
                             CROSS REFERENCE SHEET

ITEM NO.
- ---------
      1.   Forepart of the Registration Statement
            and Outside Front Cover Page of
            Prospectus...........................  Facing Sheet; Outside Front Cover Page of
                                                    Prospectus
      2.   Inside Front and Outside Back Cover
            Pages of Prospectus..................  Available Information; Inside Front and
                                                    Outside Back Cover Pages of Prospectus
      3.   Summary Information, Risk Factors and
            Ratio of Earnings to Fixed Charges...  Outside Front Cover Page of Prospectus;
                                                    Prospectus Summary; The Company; Risk
                                                    Factors; Selected Financial Data
      4.   Use of Proceeds.......................  Prospectus Summary; Use of Proceeds
      5.   Determination of Offering Price.......  Outside Front Cover Page of Prospectus;
                                                    Underwriting
      6.   Dilution..............................  Not Applicable
      7.   Selling Security Holders..............  Not Applicable
      8.   Plan of Distribution..................  Outside Front Cover Page of Prospectus;
                                                    Prospectus Summary; Underwriting
      9.   Description of Securities to be
            Registered...........................  Outside Front Cover Page of Prospectus;
                                                    Capitalization; Description of Notes,
                                                    The Collateral Under the First Mortgage
                                                    Note Indenture
     10.   Interests of Named Experts and
            Counsel..............................  Experts; Legal Matters
     11.   Information with Respect to the
            Registrant...........................  Outside Front Cover Page of Prospectus;
                                                    Prospectus Summary; Summary Financial
                                                    Data; The Company; Risk Factors;
                                                    Capitalization; Selected Consolidated
                                                    Financial Data; Management's Discussion
                                                    and Analysis of Financial Condition and
                                                    Results of Operations; Business;
                                                    Properties; Management; Security
                                                    Ownership By Certain Beneficial Owners
                                                    and Management; Credit Agreement;
                                                    Description of Notes, The Collateral
                                                    Under the First Mortgage Note Indenture;
                                                    Financial Statements
     12.   Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities..........................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 28, 1994


$700,000,000
[LOGO]
    STONE CONTAINER CORPORATION

$500,000,000
   % FIRST MORTGAGE NOTES DUE 2002

$200,000,000
   % SENIOR NOTES DUE 2004

Interest on the    % First  Mortgage Notes due               , 2002 (the  "First
Mortgage  Notes") is payable semi-annually on               and               of
each year, commencing              , 1995. Interest on the   % Senior Notes  due
          ,  2004 (the "Senior Notes") is payable semi-annually on
and                 of each year,  commencing                 , 1995. The  First
Mortgage Notes and the Senior Notes are collectively referred to herein as the "Notes." The First Mortgage Notes may not be redeemed by Stone Container
Corporation  (the "Company")  prior to                , 1999  and are redeemable
thereafter at the redemption prices set  forth herein. The Senior Notes may  not
be  redeemed by  the Company  prior to                , 1999  and are redeemable
thereafter at the redemption prices set forth herein. The Notes do not provide for any sinking fund. Upon a Change of Control (as defined), and upon the satisfaction of certain conditions, the Company will be required to offer to repurchase the outstanding Notes at a price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to the date of repurchase. See "Description of Notes -- Change of Control."


The First Mortgage Notes will be senior secured obligations of the Company and the Senior Notes will be senior unsecured obligations of the Company. The First Mortgage Notes will be secured by a first ranking lien on four of the Company's containerboard mills. The Notes will rank PARI PASSU in right of payment with each other and all other Senior Indebtedness (as defined) of the Company. The Notes will be senior in right of payment to all Subordinated Indebtedness (as defined) of the Company. See "Description of Notes -- Ranking." The net proceeds to the Company from the issuance and sale of the Notes offered hereby (the "Offering") will be used to repay indebtedness and for general corporate purposes. See "Use of Proceeds." The issuance and sale of the Notes in the Offering will occur concurrently with certain related transactions and the closing by the Company of a new senior secured credit agreement (the "Credit Agreement"), each of which is conditioned upon the successful completion of the other. The Credit Agreement is comprised of a $400 million term loan and a $450 million revolving credit facility. The revolving credit facility borrowing availability will be reduced by any letter of credit commitments, of which approximately $61 million will be outstanding at closing, and approximately $ million which the Company will borrow at closing. Borrowings under the Credit Agreement will constitute Senior Indebtedness and will be secured by a significant portion of the assets of the Company. See "Credit Agreement."


Application will be made to list the First Mortgage Notes and the Senior Notes on the New York Stock Exchange.

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS OFFERING.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

                                                                                   PRICE TO    UNDERWRITING   PROCEEDS TO
                                                                                   PUBLIC(1)   DISCOUNT       COMPANY(1)(2)
Per First Mortgage Note..........................................................      %             %               %
Total............................................................................  $            $               $
Per Senior Note..................................................................      %             %               %
Total............................................................................  $            $               $
- ----------------------------------------------------------------------------------------------------------------

(1)  Plus accrued interest, if any, from date of issuance.
(2)  Before  deduction  of  expenses  of the  Offering  payable  by  the Company
     estimated at $        .

The First Mortgage Notes and the Senior Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the First Mortgage Notes and the Senior Notes will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository
Trust Company, on or about              , 1994.

SALOMON BROTHERS INC

           BT SECURITIES CORPORATION

                      MORGAN STANLEY & CO.
                                 INCORPORATED
                                    KIDDER, PEABODY P CO.
                                            INCORPORATED
                                                        BEAR, STEARNS & CO. INC.

The date of this Prospectus is              , 1994.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE FIRST MORTGAGE NOTES AND/ OR THE SENIOR NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN UNDER THE CAPTION "RISK FACTORS." CERTAIN CAPITALIZED TERMS USED HEREIN ARE DEFINED ELSEWHERE IN THIS PROSPECTUS. AS USED HEREIN, THE TERM
"COMPANY" INCLUDES STONE CONTAINER CORPORATION, ITS SUBSIDIARIES AND ITS AFFILIATES, EXCEPT AS THE CONTEXT OTHERWISE MAY REQUIRE.

                                  THE COMPANY

    The Company is a major international pulp and paper company engaged principally in the production and sale of paper, packaging products, and market pulp. The Company believes that it is the world's largest producer of unbleached containerboard and kraft paper and the world's largest converter of those products into corrugated containers and paper sacks and bags. The Company also believes that it is one of the world's largest paper companies in terms of annual tonnage, having produced approximately 7.5 million total tons of paper and pulp in each of 1993 and 1992. The Company produced approximately 4.9 million and 5.0 million tons of unbleached containerboard and kraft paper in 1993 and 1992, respectively, which accounted for approximately 66% of its total tonnage produced for both 1993 and 1992. The Company had net sales of approximately $5.1 billion and $5.5 billion in 1993 and 1992, respectively. The Company owns or has an interest in 135 manufacturing facilities in the United States, 26 in Canada, 15 in Germany, six in France, two in Belgium and one in each of the United Kingdom and the Netherlands. The facilities include 23 mills. The Company also maintains sales offices in the United States, Canada, the United Kingdom, Germany, Belgium, France, Mexico, China and Japan, has a forestry operation in Costa Rica and has a joint venture relationship in Venezuela.

PAPERBOARD AND PAPER PACKAGING

    The Company believes that its integrated unbleached paperboard and paper packaging system is the largest in the world with 16 mills and 136 converting plants located throughout the United States and Canada and in Europe. The major products in this business are containerboard and corrugated containers, which are primarily sold to a broad range of manufacturers of consumable and durable goods; kraft paper and paper bags and sacks, which are primarily sold to supermarket chains, retailers of consumer products and, in the case of multiwall shipping sacks, to the agricultural, chemical and cement industries; and boxboard and folding cartons, which are sold to manufacturers of consumable goods and other box manufacturers. The unbleached packaging business of the Company has an annual capacity of approximately 5.3 million tons and is more than 80% integrated. In 1993, total sales for the paperboard and paper packaging business of the Company were approximately $3.8 billion, or approximately 75% of total consolidated sales.

WHITE PAPER AND PULP

    The Company believes that, together with its 75% owned consolidated subsidiary, Stone-Consolidated Corporation ("Stone-Consolidated"), it is the largest producer of uncoated groundwood paper in North America and the fourth largest producer of newsprint in North America. Stone-Consolidated, a Canadian corporation, owns all of the Canadian and United Kingdom newsprint and uncoated groundwood paper assets of the Company. Stone-Consolidated owns three newsprint mills (two in Canada and one in the United Kingdom) and two uncoated groundwood paper mills in Canada. The newsprint production of the Company's linerboard and newsprint mill in Snowflake, Arizona is marketed by Stone-Consolidated on a commission basis. The Company and Stone-Consolidated have the capacity to produce 1.4 million tons of newsprint and 500,000 tons of uncoated groundwood paper annually. Newsprint is marketed to newspaper publishers and commercial printers. Uncoated groundwood paper is sold for use primarily in newspaper inserts, retail store advertising fliers, magazines, telephone directories and as computer paper.

    The Company believes it is a major market producer in the production of market pulp in North America. The Company owns and operates five market pulp mills in North America, including the Castlegar, British Columbia mill in which the Company has a 25% interest (the "Celgar mill"). These mills have the capacity to produce 1.5 million tons of market pulp annually. The geographic diversity of the Company's mills enables the Company to offer its customers a product mix of bleached northern and southern hardwood and bleached northern softwood pulp. Market pulp is sold to manufacturers of paper products, including fine papers, photographic papers, tissue and newsprint.

    In 1993, total sales for the white paper and pulp business of the Company (which includes Stone-Consolidated sales) were approximately $965 million, or approximately 19% of total consolidated sales.

PRODUCT PRICING AND INDUSTRY TRENDS

    The markets for products sold by the Company are highly competitive and are also sensitive to changes in industry capacity and cyclical changes in the economy, both of which can significantly impact selling prices and thereby the Company's profitability. From 1990 through the third quarter of 1993, the Company experienced substantial declines in the pricing of most of its products. Market conditions have improved since October 1993, which have allowed the Company to increase prices for most of its products. While prices for most of the Company's products are approaching the historical high prices achieved during the peak of the last industry cycle, the Company's production costs (including labor, fiber and energy), as well as its interest expense, have also significantly increased since the last pricing peak in the industry, increasing pressure on the Company's net margins for its products.


    The Company's containerboard and corrugated container product lines, which represent a substantial portion of the Company's net sales, generally experienced declining product prices from 1990 through the third quarter of 1993. Since October 1, 1993, the Company has increased the price of linerboard in the fourth quarter of 1993 and the first quarter and third quarter of 1994 by $25 per ton, $30 per ton and $40 per ton, respectively. Prices for corrugating medium also increased by $25 per ton, $40 per ton and $50 per ton in the corresponding periods. In addition, in the first half of 1994, the Company implemented corrugated container price increases and began implementing on July 25, 1994, a 9.5% price increase for corrugated containers. Historically, suppliers, including the Company, have taken up to 90 days to pass increased linerboard and corrugating medium prices through to corrugated container customers. The Company converts more than 80% of its linerboard and corrugating medium products into corrugated containers, making the achievement of price increases for corrugated containers essential for the Company to realize substantial financial benefit from linerboard and corrugating medium price increases. On August 5, 1994, the Company announced to its customers an additional price increase of $40 per ton for linerboard and $50 per ton for corrugating medium effective for the fourth quarter of 1994. While there can be no assurance that these price increases will be implemented or that prices will continue to increase or even be maintained at present levels, the Company believes that the supply/ demand characteristics for linerboard, corrugating medium and corrugated containers have improved which could allow for further price increases for these product lines.


    According to industry publications, immediately preceding the price increase effective October 1, 1993, the reported transaction price for 42 lb. kraft linerboard, the base grade of linerboard, was $300 per ton and as of August 1, 1994, the reported transaction price for this base grade was $385-$395 per ton. According to industry publications, the reported transaction price for corrugating medium immediately preceding October 1, 1993 was $280 per ton and $375-$385 per ton as of August 1, 1994.

    The Company has also implemented price increases in kraft paper and kraft paper converted products. The Company increased prices for retail bags and sacks by 8% on each of April 1, May 1, and July 1, 1994 and announced and began implementing a further price increase of 10% effective September 1, 1994. In addition, the Company has announced and began implementing on August 1, 1994 a $50 per ton (approximately 8.6%) price increase for kraft paper.

    Pricing for market pulp has improved substantially in 1994. The Company has increased prices for various grades of market pulp by up to $260 per metric tonne since November 1993. According to industry publications, the reported transaction price for southern bleached hardwood kraft ("SBHK") was $370 per metric tonne as of the third quarter of 1993 and $500-570 per metric tonne as of the second quarter of 1994. On July 1, 1994 the Company implemented a further price increase of $70 per metric tonne (approximately 12.2%). The Company has announced a further price increase of $70 per metric tonne to be implemented in the fourth quarter.

    After further declines in the first quarter of 1994, pricing for newsprint has also recently improved. The Company increased newsprint prices in the second quarter of 1994 by $48 per metric tonne in the eastern markets of North America and $41 per metric tonne in the western markets of North America and $41 per metric tonne in the eastern markets of North America and $48 per metric tonne in the western markets of North America in the third quarter of 1994. According to industry publications, the reported transaction price for newsprint in the eastern markets of North America was $411 per metric tonne as of March 1, 1993 and $470 per metric tonne as of August 1, 1994. To date, uncoated groundwood papers have not achieved significant price increases. However, a further price increase of approximately $48 per metric tonne has been announced for the fourth quarter of 1994.

    Although supply/demand balances appear favorable for most of the Company's products, there can be no assurance that announced price increases will be achieved or that prices can be maintained at present levels.

    The price of recycled fiber, one of the principal raw materials in the manufacture of certain of the Company's products, has increased substantially in 1994. The historically cyclical markets for wood fiber and recycled fiber are highly competitive, and as the demand for the Company's products rises, the demand for and cost of fiber, particularly recycled fiber, may further increase. See "Risk Factors -- Cyclicality and Pricing; Fiber Supply and Pricing."

FINANCIAL STRATEGY

    In 1993, the Company adopted a financial plan designed to increase the Company's liquidity and improve its financial flexibility, by prepaying the near term scheduled amortizations under its bank credit agreements (the "1989 Credit Agreement"). The financial plan was implemented in response to continuing net losses resulting from depressed sales prices for the Company's products and the Company's highly leveraged capital structure and related interest expense associated with indebtedness incurred to finance the acquisition of Consolidated-Bathurst Inc. (a Canadian corporation, renamed Stone Container (Canada) Inc. ("Stone Canada")). In 1993, as part of the financial plan, the Company satisfied its remaining 1993 and 1994 scheduled amortization obligations under the 1989 Credit Agreement and repaid outstanding borrowings (a portion of which could subsequently be reborrowed) under the revolving credit facility portion of the 1989 Credit Agreement with the proceeds from (i) the sale of $400 million aggregate principal amount of additional Company indebtedness, (ii) the public offering in Canada of approximately 25% of the common stock (Cdn. $231 million) of Stone-Consolidated and the contemporaneous sale by Stone-Consolidated of Cdn. $231 million principal amount of convertible subordinated debentures in Canada and $225 million principal amount of senior secured notes in the U.S., and (iii) the sale of approximately $125 million of assets. In February 1994, the Company sold $710 million principal amount of 9 7/8% Senior Notes due 2001 and approximately 19 million shares of its common stock for gross proceeds of approximately $289 million from the sale of such common stock (the "February 1994 Offerings"). The Company used the $962 million of net proceeds from the February 1994 Offerings to (i) prepay scheduled amortizations under the 1989 Credit Agreement for all of 1995 and a portion of 1996 and 1997, (ii) fully redeem the principal amount of the Company's 13 5/8% Subordinated Notes due 1995, and (iii) repay outstanding borrowings under the revolving credit facility portion of the 1989 Credit Agreement, a portion of which remained available for reborrowing thereunder.


    The Company, as part of its financial plan, is evaluating certain alternatives for the disposition and monetization of its non-core assets including the U.S. wood products business. As an initial step in achieving this objective, the Company on September 27, 1994, announced the closure of three facilities of the wood products business in the Pacific Northwest. The operations of the closed facilities will be consolidated with other wood product operations of the Company in the Northwest, while the Company will dispose of excess assets including inventory as soon as practicable in an orderly liquidation. The impact of such closure and sale of assets on the Company's 3rd Quarter results has not yet been fully determined but is not expected to have a material effect on the Company.



    The Company is continuing to pursue its financial strategy of increasing the Company's liquidity and improving its financial flexibility. Concurrently with the closing of this Offering, the Company will (i) repay all of the outstanding indebtedness and commitments under and terminate the 1989 Credit Agreement, (ii) enter into the Credit Agreement and (iii) repay the outstanding borrowings under the credit agreement of Stone Savannah River Pulp & Paper Corporation ("Savannah River") and, on or prior to December 30, 1994, redeem the outstanding senior subordinated notes and Series A preferred stock of Savannah River, each of which (other than the redemptions) is conditioned upon the successful completion of the other transactions (collectively, the "Related Transactions"). The Credit Agreement will consist of a $400 million secured term loan and a $450 million secured revolving credit facility. The revolving credit facility borrowing availability will be reduced by any letter of credit commitments, of which approximately $61 million will be outstanding at closing, and approximately $ million which the Company will borrow at closing. Savannah River is currently a 93% owned subsidiary of the Company. On or prior to the closing of the Offering, the Company will (i) repay all of the indebtedness outstanding under and terminate Savannah River's bank credit agreement (the "Savannah River Credit Agreement"), (ii) give notice of redemption to, and deposit the redemption price with, the trustee of the $130 million principal amount of Savannah River's 14 1/8% Senior Subordinated Notes due 2000 (the "Savannah River Notes"), which shall be redeemed on or prior to December 30, 1994, and (iii) purchase the 72,346 outstanding shares of common stock of Savannah River not owned by the Company pursuant to a merger of a wholly owned subsidiary of the Company and Savannah River. On or before December 30, 1994, the Company will also cause the 425,243 outstanding shares of Series A Cumulative Redeemable Exchangeable Preferred Stock of Savannah River (the "Savannah River Preferred") not owned by the Company to be redeemed. The completion of this Offering, together with the Related Transactions, will extend the scheduled amortization obligations and final maturities of more than $1 billion of the Company's indebtedness, improve the Company's liquidity by replacing its current $166 million revolving credit facility commitments with $450 million of revolving credit commitments (of which borrowing availability will be reduced by any letter of credit commitments, of which approximately $61 million will be outstanding at closing, and approximately $ million of borrowings thereunder which will be borrowed at closing) and improve the Company's financial flexibility through entering into the Credit Agreement.


    The Company will incur a charge for the write-off of previously unamortized debt issuance costs, related to the debt being repaid (approximately $45 million, net of income tax benefit) upon the completion of the Offering and Related Transactions. This non-cash charge will be recorded as an extraordinary loss from the early extinguishment of debt in the Company's Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit).

    The sources and uses of funds in connection with the Offering and the Related Transactions are estimated to be as follows:


                                                                                 (IN MILLIONS)
Sources:                                                                         $
  First Mortgage Notes.........................................................
  Senior Notes.................................................................
  Credit Agreement
    Term Loan..................................................................
    Revolving Credit Facility(1)...............................................
  Other(2).....................................................................
                                                                                 -------------
Total:.........................................................................  $
                                                                                 -------------
                                                                                 -------------
Uses:
  Repayment of 1989 Credit Agreement borrowings................................  $
  Repayment of Savannah River Credit Agreement borrowings......................
  Redemption of Savannah River Notes...........................................
  Redemption of Savannah River Preferred.......................................
  Repurchase of Savannah River Common Stock....................................
  General corporate purposes(3)................................................
                                                                                 -------------
Total:.........................................................................  $
                                                                                 -------------
                                                                                 -------------

- ------------------------
(1) Commitment of $450 million (of which borrowing availability will be reduced by any letter of credit commitments, of which approximately $61 million will be outstanding at closing and approximately $ million of borrowings thereunder which will be borrowed at closing).
(2) Cash escrow relating to letters of credit released due to the repayment of the 1989 Credit Agreement.
(3) Includes payment of fees and expenses relating to the Credit Agreement, which are estimated to total $29 million and expenses relating to the Offering (other than the Underwriters' discount) estimated to total $2 million.

                             THE OFFERING OF NOTES

Securities Offered................  $500  million principal  amount of      % First Mortgage
                                    Notes due 2002 (the "First Mortgage Notes").
                                    $200 million principal amount of     % Senior Notes  due
                                    2004  (the  "Senior Notes")  (the  Senior Notes  and the
                                    First Mortgage Notes being  collectively referred to  as
                                    the "Notes").
                                    The  First Mortgage Notes will  be issued pursuant to an
                                    indenture dated as of       , 1994 (the "First  Mortgage
                                    Note  Indenture") between  the Company  and Norwest Bank
                                    Minnesota, N.A., as  trustee (the  "First Mortgage  Note
                                    Trustee"),  and the Senior Notes will be issued pursuant
                                    to an indenture dated as  of        , 1994 (the  "Senior
                                    Note Indenture") between the Company and The Bank of New
                                    York,  as trustee (the "Senior Note Trustee"). The First
                                    Mortgage Note Indenture  and the  Senior Note  Indenture
                                    will  be substantially identical, except for provisions,
                                    including  certain  covenants,   with  respect  to   the
                                    Collateral  (as  defined)  securing  the  First Mortgage
                                    Notes, and are  collectively referred to  herein as  the
                                    "Indentures."
Interest Payment Dates............  Interest  on the  First Mortgage  Notes will  be payable
                                    semi-annually on                                     and
                                                      , commencing             , 1995.
                                    Interest   on   the   Senior  Notes   will   be  payable
                                    semi-annually on        and       ,  commencing        ,
                                    1995.
Optional Redemption...............  The First Mortgage Notes are redeemable at the option of the  Company, in whole or from  time to time in part, on
                                    and after         , 1999, at  the redemption prices  set
                                    forth herein, together with accrued and unpaid interest.
                                    See "Description of Notes -- Optional Redemption."
                                    The  Senior Notes  are redeemable  at the  option of the
                                    Company, in whole or from time  to time in part, on  and
                                    after        ,  1999, at the redemption prices set forth
                                    herein, together with accrued  and unpaid interest.  See
                                    "Description of Notes -- Optional Redemption."
Change of Control.................  Upon  the occurrence of a Change of Control (as defined)
                                    the Company  is required  to  offer to  repurchase  each
                                    holder's  Notes at a purchase price equal to 101% of the
                                    aggregate principal  amount  thereof  plus  accrued  and
                                    unpaid  interest, if any, to  the date of repurchase. If
                                    such repurchase  would constitute  an event  of  default
                                    under  Specified Bank Debt (as  defined), then, prior to
                                    making such repurchase offer, the Company is required to
                                    (i) repay in full  in cash such  Specified Bank Debt  or
                                    (ii)  obtain the  requisite consent  of lenders  of such
                                    Specified Bank Debt  to permit the  repurchase of  Notes
                                    without  giving rise to  an event of  default under such
                                    Specified Bank Debt. Such  Change of Control  provisions
                                    in and of themselves may not afford holders of the Notes
                                    protection   in   the  event   of  a   highly  leveraged
                                    transaction, reorganization,  restructuring,  merger  or
                                    similar  transaction  involving  the  Company  that  may
                                    adversely affect such holders if such transaction is not
                                    the type

                                    of transaction included within the definition of  Change
                                    of  Control.  A  transaction  involving  specified Stone
                                    family members  or their  affiliates  will result  in  a
                                    Change  of Control only if it is the type of transaction
                                    specified by such definition. See "Description of  Notes
                                    --  Change of Control."  There can be  no assurance that
                                    the Company  would  have  sufficient funds  to  pay  the
                                    required  purchase price  for all Notes  tendered by the
                                    holders thereof in  the event  of a  Change of  Control.
                                    Neither  the Board of  Directors of the  Company nor the
                                    respective trustees under the Indentures relating to the
                                    Notes may waive the Change of Control provisions.
Ranking...........................  The Notes will rank PARI PASSU in right of payment  with all existing and future Senior Indebtedness (as defined)
                                    of  the Company  and senior in  right of  payment and in
                                    rights upon  liquidation  to  all  existing  and  future
                                    Subordinated  Indebtedness (as defined)  of the Company.
                                    Obligations of the Company's subsidiaries, however, will
                                    represent prior claims  with respect to  the assets  and
                                    earnings  of  such  subsidiaries.  Borrowings  under the
                                    Credit Agreement will constitute Senior Indebtedness and
                                    will  be  secured  by  a  significant  portion  of   the
                                    Company's  assets.  The  First  Mortgage  Notes  will be
                                    secured by  certain  other  assets  of  the  Company  as
                                    described herein. See "Description of Notes -- Ranking."
Limitation on Future Liens........  FIRST MORTGAGE NOTES AND SENIOR NOTES. If the Company or
                                    any  Subsidiary (as defined) shall  create or permit the
                                    existence of any Lien (as defined) other than  Permitted
                                    Liens  (as defined) upon any of its respective assets as
                                    security for (i) any Indebtedness (as defined) or  other
                                    obligation of the Company that ranks PARI PASSU with the
                                    Notes  or  any  Indebtedness or  other  obligation  of a
                                    Subsidiary of the  Company, the Company  will secure  or
                                    will  cause such Subsidiary to  guarantee and secure the
                                    outstanding  Notes   equally  and   ratably  with   such
                                    Indebtedness   or   other   obligation   or   (ii)   any
                                    Subordinated Indebtedness (as defined), the Company will
                                    secure the outstanding Notes prior to such  Subordinated
                                    Indebtedness;  PROVIDED,  HOWEVER,  that  the  foregoing
                                    shall not apply  to certain  specified Liens,  including
                                    Liens  to  secure  any  Indebtedness  under  the  Credit
                                    Agreement which Indebtedness will be secured by Liens on
                                    a significant portion of the  assets of the Company  and
                                    Liens  in favor  of the  First Mortgage  Notes described
                                    herein.
                                    FIRST MORTGAGE  NOTES.  Under  the terms  of  the  First
                                    Mortgage  Note Indenture, the Company will not, and will
                                    not permit  any  of  its Subsidiaries  to,  directly  or
                                    indirectly,  (i) incur or suffer  to exist any Lien upon
                                    any of the  Collateral other  than Permitted  Collateral
                                    Liens (as defined), (ii) take any action or omit to take
                                    any  action with respect to the Collateral that might or
                                    would have the result of adversely affecting,  impairing
                                    or failing to maintain without interruption the security
                                    interests  in  the Collateral  under the  First Mortgage
                                    Note Indenture or the  Security Documents (as  defined),
                                    or  (iii)  grant  any  interest  whatsoever  (other than

                                    Permitted Collateral Liens) in any of the Collateral  to
                                    any  other Person (other  than the Company  or the First
                                    Mortgage Note  Trustee)  or  suffer to  exist  any  such
                                    interest.
Limitation on Future Guaranties...  The  Company will not guarantee  the Indebtedness of any
                                    Subsidiary  and  will  not  permit  any  Subsidiary   or
                                    Seminole Kraft Corporation ("Seminole") to guarantee (i)
                                    any  Indebtedness of  the Company that  ranks PARI PASSU
                                    with the Notes, (ii) any Indebtedness of a Subsidiary of
                                    the Company  or  (iii)  any  Subordinated  Indebtedness;
                                    PROVIDED, HOWEVER, that the foregoing shall not apply to
                                    certain  specified guaranties, including guaranties in a
                                    principal amount up to the principal amount  outstanding
                                    or  committed  under  the 1989  Credit  Agreement  as of
                                    November 1, 1991, plus  $250 million, less the  proceeds
                                    from  the sale of Indebtedness  under the 1991 Indenture
                                    (as defined) issued from time  to time that are  applied
                                    to  repay Indebtedness  under the  Credit Agreements (as
                                    defined) as  refinanced or  extended from  time to  time
                                    (which  would include Indebtedness  under the new Credit
                                    Agreement).
                                    For further information on ranking, limitations on Liens
                                    and limitations on guaranties, see "Description of Notes
                                    -- Certain Covenants --  Limitation on Future Liens  and
                                    Guaranties."  For further information  on the collateral
                                    securing the borrowings under the Credit Agreement,  see
                                    "Credit Agreement -- Security."
Collateral Asset Disposition......  FIRST  MORTGAGE  NOTES. Pursuant  to the  First Mortgage
                                    Note  Indenture,   within   360   days   following   the
                                    consummation  of  a  Collateral  Asset  Disposition  (as
                                    defined) or the  receipt of proceeds  from a  Collateral
                                    Loss  Event (as defined), the Company will apply the net
                                    proceeds therefrom  (i) to  an investment  in  specified
                                    replacement Collateral; (ii) in the case of a Collateral
                                    Loss   Event,  to  Restore  (as  defined)  the  relevant
                                    Collateral  and/or  (iii)  subject  to  the  receipt  of
                                    certain minimum proceeds, to make an offer to repurchase
                                    First  Mortgage Notes  at 100%  of the  principal amount
                                    thereof plus  accrued interest  thereon to  the date  of
                                    purchase.  See "Description of Notes -- Additional First
                                    Mortgage Note Covenants -- Limitation on Collateral  As-
                                    set Dispositions."
Certain Other Covenants...........  Each   of  the  Indentures,   among  other  things,  (i)
                                    proscribes the use of certain proceeds of certain  Asset
                                    Dispositions   (as  defined)  by   the  Company  or  its
                                    Restricted Subsidiaries (as defined), (ii) restricts the
                                    ability of the Company and its Subsidiaries, subject  to
                                    certain   exceptions,   to   pay   dividends   or   make
                                    distributions with respect  to shares  of the  Company's
                                    Capital  Stock (as defined) or acquire or retire Capital
                                    Stock  of  the   Company,  (iii)   subject  to   certain
                                    significant  exceptions,  restricts the  ability  of the
                                    Company and its Restricted Subsidiaries to create, incur
                                    or guarantee Indebtedness and (iv) requires the  Company
                                    to make certain offers to repurchase Debt Securities (as
                                    defined)  in the  event that  the Company's Subordinated
                                    Capital Base  (as  defined)  is less  than  a  specified
                                    level. See "Description of Notes -- Certain Covenants."

Use of Proceeds...................  The   net  proceeds  of  this  Offering,  together  with
                                    borrowings under the Credit  Agreement, will be used  to
                                    (i)  repay all of the outstanding indebtedness under and
                                    terminate the 1989 Credit  Agreement, (ii) repay all  of
                                    the  outstanding  indebtedness under  and  terminate the
                                    Savannah River Credit Agreement and redeem the  Savannah
                                    River  Notes,  (iii)  purchase  the  72,346  outstanding
                                    shares of Savannah River common  stock not owned by  the
                                    Company and (iv) redeem or otherwise acquire the 425,243
                                    outstanding shares of Savannah River Preferred not owned
                                    by the Company. See "Use of Proceeds."


                    COLLATERAL FOR THE FIRST MORTGAGE NOTES

    The First Mortgage Notes will be initially secured by a first ranking lien on four mills owned by the Company described below.

                                                                            NUMBER OF
                                                         ANNUAL   PRODUCTION   PAPER
MILL LOCATION                                           CAPACITY  IN 1993    MACHINES   TYPE OF MILL
- ----------------------------------------------------------------  --------  ----------  ------------
                                                          (IN THOUSANDS)
Missoula, Montana.......................................    702.9   654.3       3        Linerboard
Ontonagon, Michigan.....................................    262.8   248.4       2          Medium
Uncasville, Connecticut.................................    165.1   158.5       1          Medium
York, Pennsylvania......................................    110.2   110.0       2          Medium

    See "The Collateral Under the First Mortgage Note Indenture."

                             SUMMARY FINANCIAL DATA

    The following summary Statement of Operations and Balance Sheet Data for the five years ended December 31, 1993 has been derived from, and should be read in conjunction with, the related audited consolidated financial statements and accompanying notes of the Company. The audit report relating to the Company's
1993 consolidated financial statements contains an explanatory paragraph referring to certain liquidity matters discussed in Notes 11 and 18 to the Company's 1993 consolidated financial statements included elsewhere in this Prospectus. The selected financial data for the six months ended June 30, 1994 and June 30, 1993 have been derived from the unaudited consolidated financial statements for the quarters ended June 30, 1994 and 1993 included elsewhere in this Prospectus. The summary financial data do not purport to be indicative of the Company's future results of operations or financial position.

                            SIX MONTHS                                              YEAR ENDED
                          ENDED JUNE 30,                                           DECEMBER 31,
                   ----------------------------    ----------------------------------------------------------------------------
                       1994            1993            1993          1992(A)           1991            1990          1989(B)
                   ------------    ------------    ------------    ------------    ------------    ------------    ------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF
 OPERATIONS
 DATA:
  Net sales.....   $  2,645,150    $  2,573,909    $  5,059,579    $ 5,520,655     $ 5,384,291     $  5,755,858    $  5,329,716
  Cost of
   products
   sold.........      2,183,989       2,120,535       4,223,444      4,473,746       4,287,212(c)     4,421,930       3,893,842
  Selling,
   general and
  administrative
   expenses.....        270,462         267,325         512,174        543,519         522,780          495,499         474,438
  Depreciation
   and
 amortization...        177,749         175,907         346,811        329,234(c)      273,534(c)       257,041         237,047
  Income (loss)
   before
   interest
   expense,
   income taxes,
   minority
   interest,
   extraordinary
   loss and
   cumulative
   effects of
   accounting
   changes......         32,504           6,746         (36,598)       162,107         385,113          615,736         826,542
  Interest
   expense......        224,259         204,055         426,726        386,122         397,357          421,667         344,693
  Income (loss)
   before income
   taxes,
   minority
   interest,
   extraordinary
   loss and
   cumulative
   effects of
   accounting
   changes......       (191,755)       (197,309)       (463,324)      (224,015)        (12,244)         194,069         481,849
  Extraordinary
   loss from
   early
  extinguishment
   of debt (net
   of income tax
   benefit).....        (16,782)        --              --             --              --               --              --
  Cumulative
   effect of
   change in
   accounting
   for post-
   employment
   benefits (net
   of income tax
   benefit).....        (14,189)        --              --             --              --               --              --
  Cumulative
   effect of
   change in
   accounting
   for post-
   retirement
   benefits (net
   of income tax
   benefit).....        --              (39,544)        (39,544)       --              --               --              --
  Cumulative
   effect of
   change in
   accounting
   for income
   taxes........        --              --              --             (99,527)        --               --              --
  Net income
   (loss).......       (160,648)       (173,780)       (358,729)      (269,437)        (49,149)          95,420         285,828
  Income (loss)
   per common
   share before
   extraordi-
   nary loss and
   cumulative
   effects of
   accounting
   changes......          (1.55)          (1.94)          (4.59)         (2.49)(d)        (.78)(d)         1.56(d)         4.67(d)
  Net income
   (loss) per
   common
   share........          (1.92)          (2.50)          (5.15)         (3.89)(d)        (.78)(d)         1.56(d)         4.67(d)
  Ratio of
   earnings to
   fixed
   charges......             (e)             (e)             (e)            (e)             (e)             1.2             2.0
  Dividends paid
   per common
   share (d)....        --              --              --         $      0.35     $      0.71     $       0.71    $       0.70
  Average common
   shares
  outstanding...         85,960          71,150          71,163         70,987(d)       63,207(d)        61,257(d)       61,223(d)
BALANCE SHEET
 DATA (AT END OF
 PERIOD):
  Working
   capital......   $    823,904    $    121,626    $    809,504    $   756,964     $   770,457     $    439,502    $    614,433
  Property,
   plant and
   equipment --
   net..........      3,281,898       3,499,603       3,386,395      3,703,248       3,520,178        3,364,005       2,977,860
  Goodwill......        875,855         945,859         910,534        983,499       1,126,100        1,160,516       1,089,817
  Total
   assets.......      6,688,380       6,829,103       6,836,661      7,026,973       6,902,852        6,689,989       6,253,708
  Long-term
   debt.........      4,094,238(f)    3,586,569(f)    4,268,277(f)   4,104,982(f)    4,046,379(f)     3,680,513(f)    3,536,911(f)
  Stockholders'
   equity.......        691,990         896,274         607,019      1,102,691       1,537,543        1,460,487       1,347,624
OTHER DATA:
  Net cash
   provided by
   (used in)
   operating
   activities...   $    (98,251)   $     (1,990)   $   (212,685)   $    85,557     $   210,498     $    451,579(c) $    315,196(c)
  Capital
 expenditures...         66,258(g)       63,497(g)      149,739(g)     281,446(g)      430,131(g)       551,986(g)      501,723(g)
  Paperboard,
   paper and
   market pulp:
    Produced
     (thousand
     tons)......          3,892           3,698           7,475          7,517           7,365            7,447           6,772
    Converted
     (thousand
     tons)......          2,185           2,169           4,354          4,373           4,228            4,241           3,930
  Corrugated
   shipments
   (billion sq.
   ft.).........           26.2            26.2           52.48          51.67           49.18            47.16           41.56

- ----------------------------------------
(a) Restated to reflect the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" retroactive to January 1, 1992.
(b)  The Company acquired Stone Canada in 1989.
(c)  Adjusted to conform with the current financial statement presentation.
(d) Amounts per common share and average common shares outstanding have been adjusted to reflect a 2% Common Stock dividend issued September 15, 1992.
(e) The Company's earnings for the six months ended June 30, 1994 and 1993 and the years ended December 31, 1993, 1992 and 1991 were insufficient to cover fixed charges by $193.1 million and $203.2 million and $466.5 million, $270.1 million and $94.6 million, respectively.
(f) Includes approximately $657.0 million and $551.8 million as of June 30, 1994 and 1993, respectively, and $672.6 million, $574.8 million, $573.3 million, $471.2 million and $267.2 million as of December 31, 1993, 1992, 1991, 1990 and 1989, respectively, of long-term debt of certain consolidated subsidiaries that is non-recourse to the parent.
(g) Includes approximately $5.0 million and $7.3 million for the six months ended June 30, 1994 and 1993, respectively, and $14.6 million, $79.1 million, $219.8 million, $245.2 million and $36.8 million for 1993, 1992, 1991, 1990 and 1989, respectively, of expenditures financed through project financings.

                                  RISK FACTORS

    BEFORE INVESTING, PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW AND THE OTHER INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.

SIGNIFICANT LEVERAGE AND DEBT SERVICE REQUIREMENTS

    Since July 1993, the Company has issued more than $1.1 billion of debt securities, the proceeds from which were used to refinance indebtedness, including the repayment of revolving credit facilities (which were subsequently reborrowed), and to fund working capital needs due to continued losses. Therefore, the Company remains significantly leveraged and will continue to be significantly leveraged after completion of the Offering and the Related Transactions. The Company's long-term debt to total capitalization ratio was 75.3% at June 30, 1994. On a pro forma basis, after giving effect to (i) the Offering and the use of the estimated net proceeds therefrom, together with borrowings under the Credit Agreement and (ii) the consummation of the Related Transactions, such ratio at June 30, 1994 would have been approximately 78.4%. Capitalization, for purposes of this ratio, includes long-term debt, deferred income taxes, redeemable preferred stock, minority interests and stockholders' equity. Giving effect to the Offering and the Related Transactions, the amounts of long-term debt (excluding capitalized lease obligations) outstanding at June 30, 1994 maturing through 2000 and thereafter are as follows:


                                                                                                     THE COMPANY
                                                                            NON-RECOURSE              EXCLUDING
                                                      CONSOLIDATED        INDEBTEDNESS OF           SEMINOLE AND
                   (IN MILLIONS)                         TOTAL        CERTAIN SUBSIDIARIES(1)    STONE-CONSOLIDATED
               ----------------------                 ------------   --------------------------  -------------------
Remainder of 1994...................................  $    19.8      $              13.1                $     6.7
1995................................................      274.1(2)                  21.8                    252.3(2)
1996................................................       47.5                     27.7                     19.8
1997................................................      254.6                     22.6                    232.0
1998................................................      485.5                     20.5                    465.0
1999................................................      471.6(3)                  21.6                    450.0(3)
2000................................................      716.1                    255.2                    460.9
Thereafter..........................................    2,157.3                    167.2                  1,990.1

- ------------------------------
(1) Includes indebtedness of Seminole and Stone-Consolidated. See "-- Credit Agreement Restrictions."
(2) The 1995 maturities currently include approximately $232.0 million outstanding under Stone Financial Corporation's and Stone Fin II Receivables Corporation's revolving credit facilities at June 30, 1994, which the Company intends to refinance. The Company is currently planning a transaction to refinance these two existing receivables programs contemplated to approximate up to $300 million of receivables financing, which would be scheduled to mature in 1999. The proposed refinancing is subject to execution of definitive documentation and the public offering of notes by a newly created financial corporation to provide funding for such receivables financing, and there can be no assurance that such transactions will be consummated.
(3) The revolving credit facility under the Credit Agreement will mature in May, 1999 and the letter of credit relating to certain industrial revenue bonds in Florence County, South Carolina (the "Florence Letter of Credit"), currently in the amount of approximately $61 million, will expire in May, 1999. This amount does not account for any borrowings which may be outstanding under the revolving credit facility of the Credit Agreement as of its expiration.


    In order to meet its amortization obligations for 1996 and subsequent years (assuming successful refinancing of the two existing receivables programs), the Company will be required to raise sufficient funds from operations and/or other sources and/or refinance or restructure maturing indebtedness. No assurance can be given that the Company will be successful in doing so.

    In addition to these amortization obligations, the Company will continue to incur substantial ongoing interest expense relating to its indebtedness. The Company's income before interest expense, income taxes, extraordinary loss and cumulative effects of accounting changes was insufficient to cover interest expense for the six months ended June 30, 1994 and June 30, 1993 by $189.7 million and $198.9 million respectively, and for the years ended December 31, 1993 and 1992 by $466.9 million and $229.3 million, respectively, and will be insufficient for the year 1994. The Company's net interest expense will increase as a result of this Offering and the Related Transactions, as the estimated net proceeds of the Offering and borrowings under the Credit Agreement will be used in part to (i) repay all of the outstanding borrowings under the 1989 Credit Agreement and the Savannah River Credit Agreement, which borrowings currently bear interest at lower rates than expected interest rates for the Notes, and (ii) purchase the shares of common stock of Savannah River not owned by the Company and redeem the shares of Savannah River Preferred not owned by the Company. See "Use of Proceeds." Furthermore, even though the Company has repaid amounts borrowed under its 1989 Credit Agreement, borrowings under the Credit Agreement will still bear interest calculated based upon a floating rate of interest, and the Company's cost of borrowing under the Credit Agreement will fluctuate as these underlying base rates of interest change. See "Credit Agreement."


    The Company will incur a charge for the write-off of previously unamortized debt issuance costs, related to the debt being repaid (approximately $45 million, net of income tax benefit) upon the completion of the Offering and Related Transactions. This non-cash charge will be recorded as an extraordinary loss from the early extinguishment of debt in the Company's Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit).

    The Company will continue to require access to significant funds, whether from operating cash flows, revolving credit facilities or other sources of liquidity, such as additional asset sales, to meet its debt service requirements in the future. Moreover, the restrictive terms of certain indebtedness of Seminole and Stone-Consolidated (which owns all of the Canadian and United Kingdom newsprint and uncoated groundwood assets of the Company) will not permit Seminole or Stone-Consolidated to provide funds to the Company (whether by dividend, loan or otherwise) including from cash generated from operations, if any, to fund the Company's obligations, including its payment obligations with respect to the Notes, until certain financial covenants contained in such debt instruments of these companies have been met. Such financial covenants have not been satisfied to date and are not likely to be satisfied in 1994. There can be no assurances that such financial covenants will be met in the future.

CYCLICALITY AND PRICING; FIBER SUPPLY AND PRICING

    The markets for paper, packaging products and market pulp sold by the Company are highly competitive, and are sensitive to changes in industry capacity and cyclical changes in the economy, both of which can significantly impact selling prices and thereby the Company's profitability. From 1990 through the third quarter of 1993, the Company experienced substantial declines in the pricing of most of its products. Market conditions have improved since October 1993, which have allowed the Company to increase prices for most of its products. While prices for most of the Company's products are approaching the historical high prices achieved during the peak of the last industry cycle, the Company's production costs (including labor, fiber and energy), as well as its interest expense, have also significantly increased since the last pricing peak in the industry, increasing pressure on the Company's net margins for its products.

    In addition, since the Company is more than 80% integrated in the production of corrugated containers, price increases for corrugated containers, which typically occur up to 90 days after linerboard and corrugated medium price increases and accordingly have not to date fully reflected the price increases for linerboard and corrugating medium, are essential for the Company to obtain substantial financial benefits from price increases in the Company's linerboard and corrugated medium product lines.

    Although supply/demand balances appear favorable for most of the Company's products, there can be no assurance that announced price increases will be achieved, that linerboard and corrugating medium price increases will be fully passed through to corrugated container customers or that prices can be maintained at present levels.

    Wood  fiber  and  recycled  fiber,  the  principal  raw  materials  in   the
manufacture of the Company's products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In addition, the supply and price of wood fiber, in particular, is dependent upon a variety of factors over which the Company has no control, including environmental and conservation regulations, natural disasters, such as forest fires and hurricanes, and weather. In addition, recent increased demand for the Company's products has resulted in greater demand for raw materials which has recently translated into higher raw material prices.

    The Company purchases or cuts a variety of species of timber from which the Company utilizes wood fiber depending upon the product being manufactured and each mill's geographic location. Despite this diversification, wood fiber prices have increased substantially in 1994. A decrease in the supply of wood fiber, particularly in the Pacific Northwest and the southeastern United States due to environmental considerations, has caused, and will likely continue to cause, higher wood fiber costs in those regions. In addition, the increase in demand for products manufactured in whole or in part from recycled fiber has caused a shortage of recycled fiber, particularly old corrugated containers ("OCC") used in the manufacture of premium priced recycled containerboard and related products. The Company's paperboard and paper packaging products use a large volume of recycled fiber. In 1993, the Company processed approximately 1.9 million tons of recycled fiber. The Company used approximately 1.25 million tons of OCC in its products in 1993. The Company believes that the cost of OCC has risen from $55 per ton at June 30, 1993 to $110 per ton as of September 1, 1994. While the Company has not experienced any significant difficulty in obtaining wood fiber and recycled fiber in economic proximity to its mills, there can be no assurances that this will continue to be the case for any or all of its mills. In addition, there can be no assurance that all or any part of increased fiber costs can be passed along to consumers of the Company's products directly or in a timely manner.

RECENT LOSSES; NET CASH USED IN OPERATING ACTIVITIES

    Due to industry conditions during the past few years and due principally to depressed product prices and significant interest costs attributable to the Company's highly leveraged capital structure, the Company incurred net losses in each of the last three years and for the first half of 1994 and expects to incur a net loss for the 1994 fiscal year. The net loss for the second quarter of 1994 was $50.8 million, or $.58 per common share, compared to the net loss of $71.6 million, or $1.03 per common share, for the second quarter of 1993.

    For the first six months of 1994, the loss was $129.7 million, or $1.55 per common share, before the extraordinary loss on the early extinguishment of debt and the cumulative effect of a change in accounting for post-employment benefits ("SFAS 112"). Including the extraordinary loss and the cumulative effect of SFAS 112, the Company reported a net loss of $160.7 million, or $1.92 per common share, for the first six months of 1994.

    For the first six months of 1993, the Company's loss was $134.3 million, or $1.94 per common share, before the cumulative effect of a change in accounting for post-retirement benefits other than pensions (SFAS 106). The adoption of SFAS 106, effective January 1, 1993, resulted in a one-time non-cash cumulative charge of $39.5 million net of income taxes, or $.56 per common share, resulting in a net loss of $173.8 million, or $2.50 per common share, for the first six months of 1993.

    The second-quarter and first-half losses were increased by significantly higher costs of recycled fiber for the Company's North American paper mills. Costs of OCC, the primary source of recycled fiber for containerboard, were approximately $20 million higher in the second quarter 1994 compared to the second quarter 1993, and approximately $18 million higher in the second quarter 1994 compared to the first quarter 1994.

    Income from operations for the second quarter 1994 includes a gain from an involuntary conversion relating to a digester rupture at the Company's Panama City, Florida, pulp and paperboard mill. This $22 million pre-tax gain reflects the expected net proceeds from the property damage claim in excess of the carrying value of the assets destroyed or damaged. The operations of the Panama City mill were shut down until August 19 and September 8, 1994, when the mill started up its pulp and linerboard operations, respectively.

    For the year 1993, the Company incurred a loss (before the cumulative effect of an accounting change) of $319.2 million, or $4.59 per common share, and (after the cumulative effect of such change) a net loss of $358.7 million or $5.15 per common share. For the year 1992, the loss (before the cumulative effect of an accounting change), was $169.9 million, or $2.49 per common share and (after the cumulative effect of such change) a net loss of $269.4 million or $3.89 per common share.

    The Company's continued net losses have significantly impaired its liquidity and available sources of liquidity. Net cash used in operating activities totalled $98.3 million for the six months ended June 30, 1994 compared with $2.0 million for the same period in 1993 and totalled $213 million for the year ended December 31, 1993, while net cash provided by operating activities totalled $86 million for the year ended December 31, 1992. See "Selected Consolidated Financial Data."

    Notwithstanding the improvements in the Company's liquidity and financial flexibility which will result from the Offering and the execution and delivery of the new Credit Agreement, unless the Company achieves and maintains increased selling prices beyond current levels, the Company will continue to incur net losses and will not generate sufficient cash flows to meet fully the Company's debt service requirements in the future. Without such price increases, the Company may exhaust all or substantially all of its cash resources and borrowing availability under the existing revolving credit facilities. In such event, the Company would be required to pursue other alternatives to improve liquidity, including further cost reductions, additional sales of assets, the deferral of certain capital expenditures, obtaining additional sources of funds or liquidity and/or pursuing the possible restructuring of its indebtedness. There can be no assurance that such measures, if required, would generate the liquidity required by the Company to operate its business and service its indebtedness. Beginning in 1996 (assuming successful refinancing of the two existing receivables programs) and continuing thereafter, the Company will be required to make significant amortization payments on its existing indebtedness which will require the Company to raise sufficient funds from operations and/or other sources and/or refinance or restructure maturing indebtedness. No assurance can be given that the Company will be successful in doing so.

CREDIT AGREEMENT RESTRICTIONS

    All indebtedness under the Credit Agreement will be secured by a significant portion of the assets of the Company. The Credit Agreement is expected to contain covenants that include, among other things, requirements to maintain certain financial tests and ratios (including an indebtedness ratio and a minimum interest coverage ratio) and certain restrictions and limitations, including those on capital expenditures, changes in control, payment of dividends, sales of assets, lease payments, investments, additional indebtedness, liens, repurchases or prepayment of certain indebtedness, guarantees of indebtedness, mergers and purchases of stock and assets. The Credit Agreement is also expected to contain cross default provisions to the indebtedness of $10 million or more of the Company and certain subsidiaries, as well as cross-acceleration provisions to the non-recourse debt of $10 million or more of Stone-Consolidated, Seminole and Stone Venepal (Celgar) Pulp Inc. ("SVCP"), through which the Company indirectly owns a 25% interest in the Celgar mill. Additionally, the term loan portion of the Credit Agreement will provide for mandatory prepayments from sales of certain assets (other than the Collateral and the collateral pledged under the Credit Agreement ("Bank Collateral")), certain debt financings and excess cash flows. All mandatory and voluntary prepayments will be allocated against the term loan amortizations in inverse order of maturity. Amortization amounts under the term loan will be 0.5% of principal amount on each April 1 and October 1 for the period from April 1, 1995 through April 1, 1999, 47.5% on October 1, 1999 and 48.0% on April 1, 2000.
In addition, mandatory prepayments from sales of Bank Collateral (unless substitute collateral has been provided) will be allocated pro rata between the term loan (in inverse order of maturities) and the revolving credit facility, and, to the extent applied to repay the revolving credit facility, will permanently reduce loan commitments thereunder.

    The Credit Agreement limits, except in certain specific circumstances, any further investments by the Company in Stone-Consolidated, Seminole and SVCP. As of June 30, 1994, Seminole had $153.1 million in outstanding indebtedness (including $115.1 million in secured indebtedness owed to lenders under its credit agreement) and is significantly leveraged. Pursuant to an output purchase agreement entered into in 1986 with Seminole, the Company is obligated to purchase and Seminole is obligated to sell all of Seminole's linerboard production. Seminole produces 100% recycled linerboard and is dependent upon an adequate supply of recycled fiber, in particular OCC. Under the agreement, the Company paid fixed prices for linerboard, which generally exceeded market prices, until June 3, 1994. Thereafter, the Company is only obligated to pay market prices for the remainder of the agreement. Because market prices for linerboard are currently less than the fixed prices previously in effect under the output purchase agreement and due to recent significant increases in the cost of recycled fiber, it is anticipated that Seminole will not comply with certain financial covenants at September 30, 1994. Seminole's lenders under its credit agreement have agreed to grant waivers and amendments with respect to such covenants for periods up to and including June 30, 1995. Furthermore, in the event that management determines that it is probable that Seminole will not be able to comply with any covenant contained in the Seminole credit agreement within twelve months after the waiver of a violation of such covenant, then the debt under the Seminole credit agreement would be reclassified as short-term debt under the provisions of Emerging Issues Task Forces Issue No. 86-30 "Classification of Obligations When a Violation is Waived By the Creditor." There can be no assurance that Seminole will not require additional waivers in the future. Depending upon the level of market prices and the cost and supply of OCC, Seminole may need to undertake additional measures to meet its debt service requirements and its financial covenants including obtaining additional sources of funds or liquidity, postponing or restructuring of debt service payments or refinancing the indebtedness. In the event that such measures are required and not successful, and such indebtedness is accelerated by the respective lenders to Seminole, the lenders to the Company under the Credit Agreement and various other of its debt instruments would be entitled to accelerate the indebtedness owed by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Liquidity."

    There can be no assurance that the Company will be able to achieve and maintain compliance with the prescribed financial ratio tests or other requirements of the Credit Agreement. Failure to achieve or maintain compliance with such financial ratio tests or other requirements under the Credit Agreement, in the absence of a waiver or amendment, would result in an event of default and could lead to the acceleration of the obligations under the Credit Agreement. While the Company has successfully sought and received waivers and amendments under its 1989 Credit Agreement on various occasions, if waivers or amendments are requested by the Company under the Credit Agreement, there can be no assurance that the new lenders under the Credit Agreement will grant requests if required by the Company. The failure to obtain any waivers or amendments from the lenders under the Credit Agreement could reduce the Company's flexibility to respond to adverse industry conditions and could have a material adverse effect on the Company. See "Credit Agreement -- Covenants."

ENVIRONMENTAL MATTERS


    The Company's operations are subject to extensive environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over its foreign operations. The Company has in the past made significant capital expenditures to comply with water, air and solid and hazardous waste regulations and expects to make significant expenditures in the future. Capital expenditures for environmental control equipment and facilities were approximately $29.7 million in 1993 and the Company anticipates that 1994 and 1995 environmental capital expenditures will approximate $78 million and $114 million, respectively (not including any expenditures required under the proposed "cluster rules" described below). Included in these amounts are capital expenditures for Stone-Consolidated which were approximately $6.7 million in 1993 and are anticipated to approximate $43 million in 1994 and $82 million in 1995. Although capital expenditures for environmental control equipment and facilities and compliance costs in future years will depend on legislative and technological developments which cannot be predicted at this time, the Company anticipates that these costs will increase when final "cluster rules" are adopted and as further environmental regulations are imposed on the Company.


    In December 1993, the U.S. Environmental Protection Agency (the "EPA") issued a proposed rule affecting the pulp and paper industry. These proposed regulations, informally known as the "cluster rules," would make more stringent requirements for discharge of wastewaters under the Clean Water Act and would impose new requirements on air omissions under the Clean Air Act. Pulp and paper manufacturers (including the Company) have submitted extensive comments to the EPA on the proposed regulations in support of the position that requirements under the proposed regulations are unnecessarily complex, burdensome and environmentally unjustified. The EPA has indicated that it may reopen the comment period on the proposed regulations to allow review and comment on new data that the industry will submit to the agency on the industry's air toxic emissions. It cannot be predicted at this time whether the EPA will modify the requirements in the final regulations which are scheduled to be issued in 1996, with compliance required within three years from such date. The Company is considering and evaluating the potential impact of the rules, as proposed, on its operations and capital expenditures over the next several years. Preliminary estimates indicate that the Company could be required to make capital expenditures of $350-$450 million during the period of 1996 through 1998 in order to meet the requirements of the rules, as proposed. In addition, annual operating expenses would increase by as much as $20 million beginning in 1998. The ultimate financial impact of the regulations cannot be accurately estimated at this time but will be affected by several factors, including the actual requirements imposed under the final rule, advancements in control process technologies, possible reconfiguration of mills and inflation.

    In addition, the Company is from time to time subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought. The Company has been named as a potentially responsible party ("PRP") at a number of sites which are the subject of remedial activity under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") or comparable state laws. Although the Company is subject to joint and several liability imposed under Superfund, at most of the multi-PRP sites there are organized groups of PRPs and costs are being shared among PRPs. Future environmental regulations, including the final "cluster rules," may have an unpredictable adverse effect on the Company's operations and earnings, but they are not expected to adversely affect the Company's competitive position. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations Financial Condition and Liquidity -- Environmental Issues."

RANKING

    The First Mortgage Notes will be senior secured obligations of the Company and the Senior Notes will be senior unsecured obligations of the Company. The First Mortgage Notes and the Senior Notes will rank PARI PASSU in right of payment with each other and with all existing and future Senior Indebtedness of the Company, including the indebtedness under the Credit Agreement and the Company's $240 million principal amount of 11 7/8% Senior Notes due 1998, $150 million principal amount of 12 5/8% Senior Notes due 1998 and $710 million principal amount of 9 7/8% Senior Notes due 2001. The payment of the principal of, interest on and any other amounts due on Subordinated Indebtedness will be subordinated in right of payment to the prior payment in full of the Notes. As of June 30, 1994, the total amount of outstanding Senior Indebtedness was approximately $2.3 billion (which amount does not reflect the effects of the Offering or the Related Transactions).

    Obligations of the Company's subsidiaries will represent prior claims with respect to assets and earnings of such subsidiaries. Thus, the Notes will be structurally subordinated to all current and future indebtedness of the Company's subsidiaries, including trade payables.

    A significant portion of the Company's assets will secure borrowings outstanding under the Credit Agreement. See "Credit Agreement -- Security." The First Mortgage Notes are also secured obligations of the Company. See "Description of Notes -- Additional First Mortgage Note Indenture Definitions -- Collateral." In the event of the Company's insolvency or liquidation, the claims of the lenders under the Credit Agreement would have to be satisfied out of the Bank Collateral securing borrowings under the Credit Agreement before any such assets would be available to pay claims of holders of the Notes. Similarly, the holders of First Mortgage Notes would have to be satisfied out of the Collateral under the First Mortgage Note Indenture and Security Documents (as defined) before any such assets would be available to pay claims of holders of the Senior Notes. If the lenders under the Credit Agreement and/or the First Mortgage Note Trustee under the First Mortgage
Note Indenture and the Security Documents should foreclose on their respective collateral, no assurance can be given that there will be sufficient assets available in the Company to pay amounts due on the First Mortgage Notes or the Senior Notes, respectively. See "Description of Notes -- Ranking."

    Pursuant to the Company's receivables financing programs (excluding Stone-Consolidated's program), at June 30, 1994, approximately $232 million was outstanding under Stone Financial Corporation's and Stone Fin II Receivables Corporation's revolving credit facilities. The Company is currently planning a transaction to refinance these two existing receivables programs contemplated to approximate $300 million of receivables financing which would be scheduled to mature in 1999. The proposed refinancing is subject to execution of definitive documentation and the public offering of notes by a newly created financial corporation to provide funding for such receivables financing, and there can be no assurance that it will be consummated.

FIRST MORTGAGE NOTE HOLDERS MAY RECEIVE
LESS THAN THEIR INVESTMENT UPON LIQUIDATION


    No assurance can be given that the proceeds of a sale of the Collateral securing the First Mortgage Notes would be sufficient to repay all of the First Mortgage Notes upon acceleration. The aggregate appraised value as of September 1, 1994 of the four mills pledged as collateral securing the First Mortgage Notes (the "Collateral Mills") as estimated by American Appraisal Associates, Inc. (the "Consultant") is $695,000,000. The amount that might be realized from the sale of the Collateral Mills may be materially less than its appraised value. The appraisal is only the Consultant's estimate or opinion of the value of the Collateral Mills and cannot be relied upon as a precise measure of its value or worth or as an assurance that a buyer willing and able to buy the Collateral Mills existed at the date of such appraisal or will exist at the time of sale of the Collateral Mills. The Collateral Mills are valued in the appraisal on the assumption that the assets comprising them would, upon sale, remain at their present locations as part of the current operations. Currently, the products manufactured at the Collateral Mills are utilized by the Company in the production of corrugated containers at other facilities of the Company which will be pledged to secure the indebtedness under the Credit Agreement. The amount that the First Mortgage Note Trustee could obtain in connection with the liquidation of the Collateral Mills could be less than would be obtained for the Collateral Mills if they were sold together with facilities of the Company which currently use their production. In addition, the appraisal reflects the Consultant's estimate or opinion of the value of the Collateral Mills as of the date of the appraisal and assumes that a sale would not be made under distress conditions. Accordingly, the actual amount realized from a sale of the Collateral Mills could be significantly reduced by adverse changes in market conditions, the condition of the Collateral Mills or other factors affecting the resale value of the Collateral Mills between the date of the appraisal and the estimates, as the case may be, and such sale or if such sale took place under distress conditions. See "The Collateral Under the First Mortgage Note Indenture
- -- Appraisal." Moreover, the value of the Collateral Mills, and the First Mortgage Note Trustee's ability to foreclose upon and sell the Collateral Mills, could be affected by environmental conditions existing at any of the Collateral Mills, as well as capital expenditures required to comply with existing and future environmental regulations. See "-- Environmental Matters" and "The
Collateral   Under   the  First   Mortgage   Note  Indenture   --  Environmental
Considerations."


    If the net proceeds received from the sale of the Collateral Mills (after payment of any expenses of the sale and repayment of indebtedness secured by Permitted Collateral Liens (see "Description of the Notes -- Additional First Mortgage Note Indenture Definitions -- Permitted Collateral Liens") or other liens on the Collateral Mills which might, in either case, have priority under applicable law to the lien on the Collateral Mills in favor of the First Mortgage Note Trustee) were insufficient to pay all amounts due on the First Mortgage Notes, then holders of the First Mortgage Notes would (to the extent of such insufficiency) only have an unsecured claim against any remaining unencumbered assets of the Company (subject, in the case of subsidiaries of the Company, to the claims of holders of indebtedness of each subsidiary). As a result, there is a risk that holders of the First Mortgage Notes will receive less than their investment upon any liquidation of the Company. Furthermore, the ability of the First Mortgage Note Trustee to cause the Collateral Mills to be sold will be delayed if the Company is the subject of any bankruptcy or receivership proceedings. See "The Collateral under the First Mortgage Note Indenture -- Bankruptcy Considerations."

FUTURE ACCESS TO THE CAPITAL MARKETS

    Giving effect to the Offering, the Company will have sold debt securities on a number of occasions since July 1993 for total proceeds of approximately $1.8 billion and in February 1994 sold equity securities for total proceeds of approximately $290 million. The recent issuance of a substantial amount of securities may make it difficult, at least in the near future, for the Company to access the capital markets for further financings and therefore may limit the Company's sources for future liquidity.

LIMITED MARKET FOR NOTES

    The Company will apply to list both the First Mortgage Notes and the Senior Notes on the New York Stock Exchange. Nonetheless, it is likely that the First Mortgage Notes and the Senior Notes will each have a limited trading market. Certain of the Underwriters have indicated an intention initially to make a market in the First Mortgage Notes and/or the Senior Notes as permitted by applicable laws and regulations. No Underwriter, however, is obligated to make a market in the First Mortgage Notes and/or the Senior Notes and any such market making could be discontinued at any time at the sole discretion of such Underwriter.

                                COMPANY PROFILE

    The following is the current profile of the Company's products, markets, industry position, manufacturing facilities and 1993 production and shipment figures:

                                                                              MANUFACTURING    1993 PRODUCTION &
                                           MARKETS       INDUSTRY POSITION     FACILITIES          SHIPMENTS
                                      -----------------  -----------------  -----------------  -----------------
PAPERBOARD AND     CONTAINERBOARD     A broad range of   Industry leader    Production at 16   4.388 million
 PAPER PACKAGING   AND CORRUGATED     manufacturers of                      mills              short tons of
                   CONTAINERS         consumable and                                           containerboard
                                      durable goods and                     Converting at 111  produced
                                      other                                 plants
                                      manufacturers of                                         52.5 billion
                                      corrugated                                               square feet of
                                      containers.                                              corrugated
                                                                                               containers
                                                                                               shipped
                   KRAFT PAPER AND    Supermarket        Industry leader    Production at 5    500 thousand
                   BAGS AND SACKS     chains and other                      mills              short tons of
                                      retailers of                                             kraft paper
                                      consumable                            Converting at 18   produced
                                      products.                             plants
                                      Industrial and                                           613 thousand
                                      consumer bags                                            short tons of
                                      sold to the food,                                        paper bags and
                                      agricultural,                                            sacks shipped
                                      chemical and
                                      cement
                                      industries, among
                                      others.
                   BOXBOARD, FOLDING  Manufacturers of   A major position   Production at 2    81 thousand short
                   CARTONS AND OTHER  consumable goods,  in Europe; a       mills              tons of boxboard
                                      especially food,   nominal position                      and other
                                      beverage and       in North America                      paperboard
                                      tobacco products,                                        produced
                                      and other box                         Converting at 10
                                      manufacturers.                        plants             92 thousand short
                                                                                               tons of folding
                                                                                               cartons and
                                                                                               partitions
                                                                                               shipped
WHITE PAPER AND    NEWSPRINT          Newspaper          A major position   Production at 5    1.312 million
 PULP                                 publishers and                        mills              short tons
                                      commercial                                               produced
                                      printers.
                   UNCOATED           Producers of       A major position   Production at 2    461 thousand
                   GROUNDWOOD PAPER   advertising                           mills              short tons
                                      materials,                                               produced
                                      magazines,
                                      telephone
                                      directories and
                                      computer papers.
                   MARKET PULP        Manufacturers of   A major position   Production at 6    733 thousand
                                      paper products,                       mills              short tons
                                      including fine                                           produced
                                      papers,
                                      photographic
                                      papers, tissue
                                      and newsprint.
WOOD PRODUCTS      LUMBER, PLYWOOD    Construction and   A moderate         Production at 17   581 million board
                   AND VENEER         furniture          position in North  mills              feet of lumber
                                      industries.        America                               produced
                                                                                               425 million
                                                                                               square feet of
                                                                                               plywood and
                                                                                               veneer produced

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offering, together with borrowings under the Credit Agreement, will be used to (i) repay all of the outstanding indebtedness under and terminate the 1989 Credit Agreement, (ii) repay all of the outstanding indebtedness under and terminate the Savannah River Credit Agreement and redeem the Savannah River Notes, (iii) purchase the 72,346 outstanding shares of Savannah River common stock not owned by the Company, (iv) redeem the 425,243 outstanding shares of Savannah River Preferred not owned by the Company, and (v) for general corporate purposes. Such net proceeds are
estimated to aggregate $   million.

    The sources and uses of funds in connection with the Offering and the Related Transactions are estimated to be as follows:


                                                                                 (IN MILLIONS)
Sources:
  First Mortgage Notes.........................................................  $
  Senior Notes.................................................................
  Credit Agreement
    Term Loan..................................................................
    Revolving Credit Facility(1)...............................................
  Other(2).....................................................................
                                                                                 -------------
Total:.........................................................................  $
                                                                                 -------------
                                                                                 -------------
Uses:
  Repayment of 1989 Credit Agreement borrowings................................  $
  Repayment of Savannah River Credit Agreement borrowings......................
  Redemption of Savannah River Notes...........................................
  Redemption of Savannah River Preferred.......................................
  Repurchase of Savannah River Common Stock....................................
  General corporate purposes(3)................................................
                                                                                 -------------
Total:.........................................................................  $
                                                                                 -------------
                                                                                 -------------

- ------------------------
(1) Commitment of $450 million (of which borrowing availability will be reduced by any letter of credit commitments, of which approximately $61 million will be outstanding at closing, and approximately $ million of borrowings thereunder which will be borrowed at closing).
(2) Cash escrow relating to letters of credit released due to the repayment of the 1989 Credit Agreement.
(3) Includes payment of fees and expenses relating to the Credit Agreement, which are estimated to total $29 million and expenses relating to the Offering (other than the Underwriters' discount) estimated to total $2 million.


    The 1989 Credit Agreement, which will be fully repaid with the proceeds from the Offering and borrowings under the Credit Agreement, consists of two term loan facilities, an additional term loan (the "Additional Term Loan") and two revolving credit facilities. The final scheduled amortization payment with respect to the term loan facilities and the Additional Term Loan are each due March 1, 1997 and each of the revolving credit facilities matures on March 1, 1997.

    The term loans (other than the Additional Term Loan) and the revolving credit facilities under the 1989 Credit Agreement had weighted average interest rates for the first six months of 1994 of 9.3% and 6.7%, respectively, and for the year ended December 31, 1993 of 8.3% and 5.7%, respectively. The weighted average interest rate on the Additional Term Loan was 6.8% for the first six months of 1994 and 6.3% for the year ended December 31, 1993.

    The Savannah River Credit Agreement consists of a term loan (of which $249.5 million was outstanding as of June 30, 1994) and a revolving credit facility (of which no amount was outstanding as of June 30, 1994). The term loan requires monthly amortization payments, and all outstanding loan amounts under the Savannah River Credit Agreement are due on December 1, 1998. The weighted average interest rate on the outstanding borrowings under the Savannah River Credit Agreement were 7.0% and 8.4% for the first six months of 1994 and for the year ended December 31, 1993, respectively.

    The Savannah River Notes bear interest at 14 1/8% and mature December 15, 2000.

                                 CAPITALIZATION

    The following table sets forth a summary of the short-term debt and capitalization of the Company, on a consolidated basis at June 30, 1994, and as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom, and the Related Transactions.


                                                                                          JUNE 30, 1994
                                                                               ------------------------------------
                                                                                               AS ADJUSTED FOR THE
                                                                                                OFFERING AND THE
                                                                                  ACTUAL      RELATED TRANSACTIONS
                                                                               ------------   ---------------------
                                                                                      (DOLLARS IN THOUSANDS)
Short-term debt:
  Current maturities of senior and subordinated long-term debt...............  $     18,057         $    22,057(a)
  Current maturities of debt of consolidated subsidiaries
   (non-recourse to parent)..................................................       271,320              21,781(b)
                                                                               ------------         -----------
      Total short-term debt..................................................  $    289,377         $    43,838
                                                                               ------------         -----------
                                                                               ------------         -----------
Long-term debt:
Senior debt:
  1989 Credit Agreement (other than revolving credit facilities).............  $    650,509         $  --      (c)
  Credit Agreement (other than revolving credit facilities)..................       --                  400,000
  Revolving credit facilities................................................        20,212              20,559(d)(e)
  12 5/8% Senior Notes due July 15, 1998.....................................       150,000             150,000
  11 7/8% Senior Notes due December 1, 1998..................................       238,984             238,984
  9 7/8% Senior Notes due February 1, 2001...................................       710,000             710,000
    % First Mortgage Notes due 2002..........................................       --                  500,000
    % Senior Notes due 2004..................................................       --                  200,000
  4% - 11 5/8% fixed rate debt and other variable rate debt (including
   capitalized lease obligations)............................................       293,970             293,970
  Obligations under accounts receivable securitization programs..............       232,000             232,000
Less: Current maturities.....................................................       (18,057)            (22,057)(a)
                                                                               ------------         -----------
  Total senior long-term debt................................................     2,277,618           2,723,456
                                                                               ------------         -----------
Subordinated debt:
  10 3/4% Senior Subordinated Notes due June 15, 1997........................       150,000             150,000
  11% Senior Subordinated Notes due August 15, 1999..........................       125,000             125,000
  11 1/2% Senior Subordinated Notes due September 1, 1999....................       230,000             230,000
  10 3/4% Senior Subordinated Debentures due April 1, 2002...................       199,146             199,146
  8 7/8% Convertible Senior Subordinated Notes due July 15, 2000.............       248,558             248,558
  12 1/8% Subordinated Debentures due September 15, 2001(f)..................        91,902              91,902
  6 3/4% Convertible Subordinated Debentures due February 15, 2007...........       115,000             115,000
Less: Current maturities.....................................................             0                   0
                                                                               ------------         -----------
  Total subordinated long-term debt..........................................     1,159,606           1,159,606
                                                                               ------------         -----------
Debt of consolidated subsidiaries (non-recourse to parent)...................       928,334             549,724(g)
Less: Current maturities.....................................................      (271,320)            (21,781)(b)
                                                                               ------------         -----------
  Total long-term debt of consolidated subsidiaries (non-recourse to
   parent)...................................................................       657,014             527,943
                                                                               ------------         -----------
  Total long-term debt.......................................................     4,094,238           4,411,005
                                                                               ------------         -----------
Redeemable preferred stock of consolidated affiliate.........................        42,314          --        (h)
                                                                               ------------         -----------
Stockholders' equity:
  $1.75 Series E Cumulative Convertible Exchangeable Preferred Stock
   (4,600,000 shares, $25 per share liquidation preference)..................       114,983             114,983
  Common Stock...............................................................       853,035             849,035(i)
  Accumulated deficit........................................................       (72,753)           (120,933)(j)
  Foreign currency translation adjustment....................................      (197,385)           (197,385)
  Unamortized expense of restricted stock plan...............................        (5,890)             (5,890)
                                                                               ------------         -----------
      Total stockholders' equity.............................................       691,990             639,810
                                                                               ------------         -----------
      Total capitalization...................................................     4,828,542           5,050,815
                                                                               ------------         -----------
      Total short-term debt and capitalization...............................  $  5,117,919         $ 5,094,653
                                                                               ------------         -----------
                                                                               ------------         -----------

- --------------------------

(a) Reflects an additional $4.0 million associated with borrowings due under the Credit Agreement.

(b) Reflects the repayment of $249.5 million of borrowings under the Savannah River Credit Agreement.

(c) Reflects the repayment of $650.5 million of term loan borrowings under the 1989 Credit Agreement.

(d) Reflects the repayment of outstanding borrowings of $20.2 million under the revolving credit facility of the 1989 Credit Agreement.

(e) Reflects initial borrowings of $20.6 million under the revolving credit facility under the Credit Agreement. These borrowings are net of $34.1 million of cash escrow released due to the repayment of the 1989 Credit
     Agreement and $7.7 million of Savannah River's cash balance at June 30, 1994.
(f) Obligations of Stone-Southwest, Inc., a wholly owned subsidiary of the Company.

(g)  Reflects  the repayment of $249.5 million  of borrowings under the Savannah
     River Credit Agreement as described in Note (b) and the $129.1 million repayment of the Savannah River Notes.

(h) Reflects the redemption of the Savannah River Preferred not owned by the Company, which will occur on or before December 30, 1994.
(i) Reflects a charge to common stock of $4.0 million associated with the redemption of the Savannah River Preferred not owned by the Company, which will occur on or before December 30, 1994.
(j) Reflects an extraordinary loss from the early extinguishment of debt of $48.1 million, net of income tax benefit, pertaining to the write-off of unamortized deferred debt issuance costs related to the debt being repaid in Notes (b), (c), (d) and (g), and costs associated with the redemption of the Savannah River Notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected Statement of Operations and Balance Sheet Data for the five years ended December 31, 1993 has been derived from, and should be read in conjunction with, the related audited consolidated financial statements and accompanying notes of the Company. The audit report relating to the Company's 1993 consolidated financial statements contains an explanatory paragraph referring to certain liquidity matters discussed in Notes 11 and 18 to the Company's 1993 consolidated financial statements included elsewhere in this Prospectus. The selected financial data for the six months ended June 30, 1994 and June 30, 1993 have been derived from the unaudited consolidated financial statements for the quarters ended June 30, 1994 and 1993 included elsewhere in this Prospectus. The summary financial data do not purport to be indicative of the Company's future results of operations or financial position.

                            SIX MONTHS
                          ENDED JUNE 30,                                     YEAR ENDED DECEMBER 31,
                   ----------------------------    ----------------------------------------------------------------------------
                       1994            1993            1993          1992(A)           1991            1990          1989(B)
                   ------------    ------------    ------------    ------------    ------------    ------------    ------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF
 OPERATIONS
 DATA:
  Net sales.....   $  2,645,150    $  2,573,909    $  5,059,579    $ 5,520,655     $ 5,384,291     $ 5,755,858     $ 5,329,716
  Cost of
   products
   sold.........      2,183,989       2,120,535       4,223,444      4,473,746       4,287,212(c)    4,421,930       3,893,842
  Selling,
   general and
  administrative
   expenses.....        270,462         267,325         512,174        543,519         522,780         495,499         474,438
  Depreciation
   and
 amortization...        177,749         175,907         346,811        329,234(c)      273,534(c)      257,041         237,047
  Income (loss)
   before
   interest
   expense,
   income taxes,
   minority
   interest,
   extraordinary
   loss and
   cumulative
   effects of
   accounting
   changes......         32,504           6,746         (36,598)       162,107         385,113         615,736         826,542
  Interest
   expense......        224,259         204,055         426,726        386,122         397,357         421,667         344,693
  Income (loss)
   before income
   taxes,
   minority
   interest,
   extraordinary
   loss and
   cumulative
   effects of
   accounting
   changes......       (191,755)       (197,309)       (463,324)      (224,015)        (12,244)        194,069         481,849
  Extraordinary
   loss from
   early
  extinguishment
   of debt (net
   of income tax
   benefit).....        (16,782)        --              --             --              --              --              --
  Cumulative
   effect of
   change in
   accounting
   for
  postemployment
   benefits (net
   of income tax
   benefit).....        (14,189)        --              --             --              --              --              --
  Cumulative
   effect of
   change in
   accounting
   for
 post-retirement
   benefits (net
   of income tax
   benefit).....        --              (39,544)        (39,544)       --              --              --              --
  Cumulative
   effect of
   change in
   accounting
   for income
   taxes........        --              --              --             (99,527)        --              --              --
  Net income
   (loss).......       (160,648)       (173,780)       (358,729)      (269,437)        (49,149)         95,420         285,828
  Income (loss)
   per common
   share before
   extraordinary
   loss and
   cumulative
   effects of
   accounting
   changes......          (1.55)          (1.94)          (4.59)         (2.49)(d)        (.78)(d)        1.56(d)         4.67(d)
  Net income
   (loss) per
   common
   share........          (1.92)          (2.50)          (5.15)         (3.89)(d)        (.78)(d)        1.56(d)         4.67(d)
  Ratio of
   earnings to
   fixed
   charges......             (e)             (e)             (e)            (e)             (e)            1.2             2.0
  Dividends paid
   per common
   share (d)....        --              --              --         $      0.35     $      0.71     $      0.71     $      0.70
  Average common
   shares
   outstanding..         85,960          71,150          71,163         70,987(d)       63,207(d)       61,257(d)       61,223(d)
BALANCE SHEET
 DATA (AT END OF
 PERIOD):
  Working
   capital......   $    823,904    $    121,626    $    809,504    $   756,964     $   770,457     $   439,502     $   614,433
  Property,
   plant and
   equipment --
   net..........      3,281,898       3,499,603       3,386,395      3,703,248       3,520,178       3,364,005       2,977,860
  Goodwill......        875,855         945,859         910,534        983,499       1,126,100       1,160,516       1,089,817
  Total
   assets.......      6,688,380       6,829,103       6,836,661      7,026,973       6,902,852       6,689,989       6,253,708
  Long-term
   debt.........      4,094,238(f)    3,586,569(f)    4,268,277(f)   4,104,982(f)    4,046,379(f)    3,680,513(f)    3,536,911(f)
  Stockholders'
   equity.......        691,990         896,274         607,019      1,102,691       1,537,543       1,460,487       1,347,624
OTHER DATA:
  Net cash
   provided by
   (used in)
   operating
   activities...   $    (98,251)   $     (1,990)   $   (212,685)   $    85,557     $   210,498     $   451,579(c)  $   315,196(c)
  Capital
 expenditures...         66,258(g)       63,497(g)      149,739(g)     281,446(g)      430,131(g)      551,986(g)      501,723(g)
  Paperboard,
   paper and
   market pulp:
    Produced
     (thousand
     tons)......          3,892           3,698           7,475          7,517           7,365           7,447           6,772
    Converted
     (thousand
     tons)......          2,185           2,169           4,354          4,373           4,228           4,241           3,930
  Corrugated
   shipments
   (billion sq.
   ft.).........           26.2            26.2           52.48          51.67           49.18           47.16           41.56

- ----------------------------------
(a) Restated to reflect the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" retroactive to January 1, 1992.
(b)  The Company acquired Stone Canada in 1989.
(c)  Adjusted to conform with the current financial statement presentation.
(d) Amounts per common share and average common shares outstanding have been adjusted to reflect a 2% Common Stock dividend issued September 15, 1992.
(e) The Company's earnings for the six months ended June 30, 1994 and 1993 and the years ended December 31, 1993, 1992 and 1991 were insufficient to cover fixed charges by $193.1 million and $203.2 million and $466.5 million, $270.1 million and $94.6 million, respectively.
(f) Includes approximately $657.0 million and $551.8 million as of June 30, 1994 and 1993, respectively, and $672.6 million, $574.8 million, $573.3 million, $471.2 million and $267.2 million as of December 31, 1993, 1992, 1991 and 1990 and 1989, respectively, of long-term debt of certain consolidated subsidiaries that is non-recourse to the parent.
(g) Includes approximately $5.0 million and $7.3 million for the six months ended June 30, 1994 and 1993, respectively, and $14.6 million, $79.1 million, $219.8 million, $245.2 million and $36.8 million for 1993, 1992, 1991, 1990 and 1989, respectively, of expenditures financed through project financings.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

GENERAL

    The Company's major products are containerboard and corrugated containers, newsprint and market pulp. The markets for these products are highly competitive and sensitive to changes in industry capacity and cyclical changes in the economy, both of which can significantly impact selling prices and the Company's profitability. From 1990 through the third quarter of 1993, the Company experienced substantial declines in the pricing of most of its products. Market conditions have improved since October 1993, which has allowed the Company to increase prices for most of its products. While prices for the Company's products are approaching the historical high prices achieved during the peak of the last industry cycle, the Company's production costs (including labor, fiber and energy), as well as its interest expense, have also significantly increased since the last pricing peak in the industry, increasing pressure on the Company's net margins for its products. In recent years, price changes have had a greater impact on the Company's sales and profitability than changes in sales volume. The Company believes that near term market conditions may permit the Company to realize further improved product pricing for most of its product lines. However, there is no assurance any such price increases will be achieved or that current prices can be maintained. See "Financial Condition and Liquidity
- -- Outlook."

    Due to industry conditions during the past few years and due principally to depressed product prices and significant interest costs attributable to its highly leveraged capital structure, the Company incurred net losses in each of the last three years and for the first half of 1994 and expects to incur a net loss for the 1994 fiscal year. Such net losses have significantly impaired the Company's liquidity and available sources of liquidity and will continue to adversely affect the Company. Unless the Company achieves and maintains increased selling prices beyond current levels, the Company will continue to incur net losses and will not generate sufficient cash flows to meet fully the Company's debt service requirements in the future. See "Financial Condition and Liquidity" for further details.

RESULTS OF OPERATIONS
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1994 COMPARED WITH THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1993

                                                                                           THREE MONTHS ENDED JUNE 30,
                                                                                  ---------------------------------------------
                                                                                          1994                    1993
                                                                                  ---------------------   ---------------------
                                                                                               PERCENT                 PERCENT
                                                                                                 OF                      OF
(DOLLARS IN MILLIONS)                                                              AMOUNT     NET SALES    AMOUNT     NET SALES
                                                                                  ---------   ---------   ---------   ---------
Net sales.......................................................................  $ 1,354.3      100.0%   $ 1,267.6      100.0%
Cost of products sold...........................................................    1,116.9       82.5      1,050.3       82.9
Selling, general and administrative expenses....................................      136.9       10.1        131.3       10.4
Depreciation and amortization...................................................       88.5        6.5         88.8        7.0
Equity loss from affiliates.....................................................        1.5         .1          1.7         .1
Other net operating (income) expense............................................      (28.5)      (2.1)         2.3         .1
                                                                                  ---------   ---------   ---------   ---------
Income (loss) from operations...................................................       39.0        2.9         (6.8)       (.5)
Interest expense................................................................     (110.7)      (8.2)      (101.8)      (8.0)
Other, net......................................................................        1.0         .1           .3      --
                                                                                  ---------   ---------   ---------   ---------
Loss before income taxes, minority interest, extraordinary loss and cumulative
 effects of accounting changes..................................................      (70.7)      (5.2)      (108.3)      (8.5)
Credit for income taxes.........................................................      (20.0)      (1.4)       (37.7)      (3.0)
Minority interest...............................................................        (.1)     --            (1.0)       (.1)
                                                                                  ---------   ---------   ---------   ---------
Loss before extraordinary loss and cumulative effects of accounting changes.....      (50.8)      (3.8)       (71.6)      (5.6)
Extraordinary loss from early extinguishment of debt............................     --          --          --          --
Cumulative effect of change in accounting for postemployment benefits...........     --          --          --          --
Cumulative effect of change in accounting for postretirement benefits...........     --          --          --          --
                                                                                  ---------   ---------   ---------   ---------
Net loss........................................................................  $   (50.8)      (3.8)   $   (71.6)      (5.6)
                                                                                  ---------   ---------   ---------   ---------
                                                                                  ---------   ---------   ---------   ---------


                                                                                            SIX MONTHS ENDED JUNE 30,
                                                                                  ---------------------------------------------
                                                                                          1994                    1993
                                                                                  ---------------------   ---------------------
                                                                                               PERCENT                 PERCENT
                                                                                                 OF                      OF
(DOLLARS IN MILLIONS)                                                              AMOUNT     NET SALES    AMOUNT     NET SALES
                                                                                  ---------   ---------   ---------   ---------
Net sales.......................................................................  $ 2,645.1      100.0%   $ 2,573.9      100.0%
Cost of products sold...........................................................    2,184.0       82.6      2,120.5       82.5
Selling, general and administrative expenses....................................      270.5       10.2        267.3       10.4
Depreciation and amortization...................................................      177.7        6.7        175.9        6.8
Equity loss from affiliates.....................................................        5.7         .2          3.6         .1
Other net operating (income) expense............................................      (33.4)      (1.2)         2.9         .1
                                                                                  ---------   ---------   ---------   ---------
Income from operations..........................................................       40.6        1.5          3.7         .1
Interest expense................................................................     (224.3)      (8.5)      (204.1)      (7.9)
Other, net......................................................................       (8.1)       (.3)         3.1         .1
                                                                                  ---------   ---------   ---------   ---------
Loss before income taxes, minority interest, extraordinary loss and cumulative
 effects of accounting changes..................................................     (191.8)      (7.3)      (197.3)      (7.7)
Credit for income taxes.........................................................      (60.0)      (2.3)       (64.6)      (2.5)
Minority interest...............................................................        2.1         .1         (1.6)     --
                                                                                  ---------   ---------   ---------   ---------
Loss before extraordinary loss and cumulative effects of accounting changes.....     (129.7)      (4.9)      (134.3)      (5.2)
Extraordinary loss from early extinguishment of debt (net of $9.8 income tax
 benefit).......................................................................      (16.8)       (.7)      --          --
Cumulative effect of change in accounting for postemployment benefits (net of
 $9.5 income tax benefit).......................................................      (14.2)       (.5)      --          --
Cumulative effect of change in accounting for postretirement benefits (net of
 $23.3 income tax benefit)......................................................     --          --           (39.5)      (1.5)
                                                                                  ---------   ---------   ---------   ---------
Net loss........................................................................  $  (160.7)      (6.1)   $  (173.8)      (6.7)
                                                                                  ---------   ---------   ---------   ---------
                                                                                  ---------   ---------   ---------   ---------

    The net loss for the second quarter of 1994 was $50.8 million or $.58 per share of common stock, compared to a net loss of $71.6 million or $1.03 per share of common stock for the second quarter of 1993.

    For the six months ended June 30, 1994, the loss before the extraordinary loss from the early extinguishment of debt and the cumulative effect of a change in the accounting for postemployment benefits ("SFAS 112"), was $129.7 million, or $1.55 per share of common stock. The Company recorded in the 1994 first quarter an extraordinary loss from the early extinguishment of debt of $16.8 million, net of income tax benefit, or $.20 per share of common stock and a one-time, non-cash cumulative effect charge of $14.2 million, net of income tax benefit, or $.17 per share of common stock from the adoption of SFAS 112, resulting in a net loss for the six months ended June 30, 1994 of $160.7 million, or $1.92 per share of common stock. For the six months ended June 30, 1993, the loss before the cumulative effect of a change in the accounting for postretirement benefits other than pensions ("SFAS 106") was $134.3 million, or $1.94 per share of common stock. The adoption of SFAS 106 resulted in a one-time, non-cash cumulative effect charge of $39.5 million, net of income tax benefit, or $.56 per share of common stock, resulting in a net loss of $173.8 million or $2.50 per share of common stock.

    Income from operations increased $45.8 million and $36.9 million for the three months and six months ended June 30, 1994, respectively, over the comparable prior year periods. These increases primarily reflect improved product pricing, particularly for market pulp, and a $22 million pretax involuntary conversion gain associated with a digester rupture at the Company's Panama City, Florida pulp and paperboard mill which more than offset an increase in recycled fiber costs of approximately $20 million and $24 million for the three and six months ended June 30, 1994. Substantially offsetting the improvement in operating earnings for these periods, however, were higher interest expense and a decrease in the credit for income taxes. Additionally, the first half of 1994 reflected a $10.7 million increase in foreign currency transaction losses which further offset the improved operating earnings for the six months ended June 30, 1994 over the first half of 1993.

PAPERBOARD AND PAPER PACKAGING:

    Net sales for the three and six months ended June 30, 1994 for the paperboard and paper packaging segment increased 3.4% and 0.7%, respectively, over the comparable prior year periods. Net sales for 1993 included sales for the Company's European folding carton operations, which in the early part of 1993 were merged into a joint venture and, accordingly, are now accounted for under the equity method of accounting. Sales from these operations were approximately $16 million and $60 million for the second quarter and first six months of 1993. Excluding the effect of the folding carton operations, sales for the second quarter and first six months of 1994 increased 5.1% and 3.9%, respectively, from the prior year periods reflecting increased sales of paperboard, corrugated containers and paper bags and sacks. The sales increases for paperboard and paper bags and sacks reflect higher sales volumes which more than offset lower average selling prices. The sales increases for corrugated containers reflect higher average selling prices, particularly during the 1994 second quarter, and increased sales volume. Kraft paper sales were virtually unchanged from the prior year periods.

    Shipments of corrugated containers, including the Company's proportional share of the shipments by its foreign affiliates, were 13.3 billion square feet for both the second quarter of 1994 and 1993. For the first six months of 1994 and 1993, the Company shipped 26.2 billion square feet of corrugated containers. The 1993 shipments include 49% of the shipments by its previously owned non-consolidated affiliate Empaques de Carton Titan, S.A. ("Titan"). The Company sold its 49% equity interest in Titan in December 1993. Excluding shipments from Titan, the Company's shipments of corrugated containers for the second quarter and first six months of 1994 increased 472 million square feet, or 3.7% and 954 million square feet, or 3.8%, respectively, over the comparable 1993 periods. Shipments of paper bags and sacks were 163 thousand tons and 322 thousand tons for the three and six month periods ended June 30, 1994, respectively, compared with 144 thousand tons and 303 thousand tons shipped during the comparable 1993 periods.

    Production of containerboard and kraft paper for the three and six month periods ended June 30, 1994, including 100% of the production at Seminole and Savannah River, was 1.29 million tons and 2.58 million tons, respectively, compared to 1.21 million tons and 2.41 million tons produced during the comparable prior year periods. Excluding the proportional share of the 1993 production of Titan, production of containerboard and kraft paper for the three and six month periods ended June 30, 1994, increased 100 thousand tons or 8.4% and 198 thousand tons, or 8.3%, respectively compared to the prior year periods.

    Operating income for the paperboard and paper packaging segment increased 2.1% for the three months ended June 30, 1994 and decreased 7.7% for the six months ended June 30, 1994, as compared to the corresponding 1993 periods. Operating income for the second quarter and first half of 1994 include a pretax gain of approximately $11.0 million which represents the segment's portion of the previously mentioned involuntary conversion gain relating to a digester rupture at the Company's Panama City, Florida pulp and paperboard mill. Excluding this gain, operating income for the second quarter and first half of 1994 would have decreased approximately 19% and 17%, respectively. These decreases were mainly attributable to reduced operating margins primarily resulting from low average selling prices for the Company's paperboard and paper packaging products and higher recycled fiber costs.

WHITE PAPER AND PULP:

    Net sales for the second quarter and first half of 1994 for the white paper and pulp segment increased 15.5% and 8.9%, respectively, compared to the prior year periods, primarily due to a significant increase in market pulp sales. Increased sales of newsprint, particularly during the second quarter of 1994 also contributed to the sales increases for this segment. The sales increases for market pulp mainly resulted from significantly higher average selling prices, particularly during the second quarter of 1994. Additionally, while 1994 second quarter market pulp sales volume was virtually unchanged from that of the corresponding prior year period, the significant volume increase for the first quarter of 1994 contributed to the increased market pulp sales for the first half of 1994 over the comparable 1993 period. The sales increases for newsprint for the second quarter and first half of 1994 over the comparable 1993 periods primarily resulted from increased sales volume.

    Production of newsprint, market pulp and groundwood paper for the three and six month periods ended June 30, 1994, including 100% of the production at Stone-Consolidated Corporation, the Company's 75% owned Canadian subsidiary, and 25% of the production at the Company's Celgar mill in British Columbia, was 600 thousand tons and 1.27 million tons, respectively, compared with 607 thousand tons and 1.25 million tons produced during the comparable prior year periods.

    Operating losses for the second quarter and first half of 1994 for the white paper and pulp segment decreased 81.6% and 46.7%, respectively, from the previous year periods. These decreases are mainly attributable to improved operating margins primarily resulting from the higher average selling prices for market pulp and a pre-tax gain of approximately $11 million which represents the segment's portion of the previously mentioned involuntary conversion gain relating to a digester rupture at the Company's Panama City, Florida pulp and paperboard mill.

OTHER:

    Net sales for the second quarter and first half of 1994 for the other segment increased over the comparable 1993 periods primarily as a result of increased sales volume and higher average selling prices for the Company's Canadian lumber and wood products. The increase in operating income for the second quarter and first half of 1994 over the 1993 periods mainly reflect a gain from the sale of certain non-core assets. Shortages of timber available to be harvested due to environmental concerns in the Pacific Northwest continue to keep raw material costs high for this segment.

Comparative Results of Operations

                                                                                 YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------------------
                                                                 1993                      1992                      1991
                                                       ------------------------  ------------------------  ------------------------
                                                                      PERCENT                   PERCENT                   PERCENT
                                                                      OF NET                    OF NET                    OF NET
                                                         AMOUNT        SALES       AMOUNT        SALES       AMOUNT        SALES
                                                       -----------  -----------  -----------  -----------  -----------  -----------
                                                                                  (DOLLARS IN MILLIONS)
Net sales............................................   $   5,060       100.0%    $   5,521       100.0%    $   5,384       100.0%
Cost of products sold................................       4,223        83.5         4,474        81.0         4,287        79.6
Selling, general and administrative expenses.........         512        10.1           544         9.9           523         9.7
Depreciation and amortization........................         347         6.9           329         6.0           273         5.1
Equity (income) loss from affiliates.................          12          .2             5          .1            (1)
Other net operating (income) expense.................           5          .1            13          .2           (63)       (1.2)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from operations........................         (39)        (.8)          156         2.8           365         6.8
Interest expense.....................................        (427)       (8.4)         (386)       (6.9)         (397)       (7.4)
Other, net...........................................          (1)         --             1          --            14          .3
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Loss before income taxes and cumulative effects of
 accounting changes..................................        (467)       (9.2)         (229)       (4.1)          (18)        (.3)
Provision (credit) for income taxes..................        (148)       (2.9)          (59)       (1.0)           31          .6
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Loss before cumulative effects of accounting
 changes.............................................        (319)       (6.3)         (170)       (3.1)          (49)        (.9)
Cumulative effect of change in accounting for
 postretirement benefits.............................         (40)        (.8)           --          --            --          --
Cumulative effect of change in accounting for income
 taxes...............................................          --          --           (99)       (1.8)           --          --
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Net loss.............................................   $    (359)       (7.1)    $    (269)       (4.9)    $     (49)        (.9)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------  -----------

YEAR ENDED DECEMBER 31, 1993 COMPARED WITH YEAR ENDED DECEMBER 31, 1992

    Net sales for 1993 were $5.1 billion, a decrease of 8.4% from 1992 net sales of $5.5 billion. Net sales decreased as a result of both reduced sales volume and lower average selling prices for most of the Company's products. In 1993, the Company incurred a loss before the cumulative effect of a change in the accounting for postretirement benefits other than pensions of $319 million, or $4.59 per common share. The Company adopted SFAS 106 effective January 1, 1993, and recorded a one-time, non-cash cumulative effect charge of $39.5 million net of income taxes or $.56 per common share, resulting in a net loss of $359 million or $5.15 per common share. In 1992, the Company incurred a loss before the cumulative effect of a change in the accounting for income taxes of $170 million, or $2.49 per common share. The adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), effective January 1, 1992, required a one-time, non-cash cumulative effect charge of $99.5 million, or $1.40 per common share, resulting in a net loss of $269 million or $3.89 per common share. The increase in the loss before the cumulative effects of accounting changes primarily resulted from lower average selling prices for most of the Company's products.

    The 1993 results included a $35.4 million pretax gain from the sale of the Company's 49% equity interest in Titan and the favorable effect of a reduction in an accrual relating to a change in the Company's vacation pay policy. The earnings impact of these non-recurring items was partially offset by the writedown of the carrying values of certain Company assets. The 1993 results also reflect both an increase in interest expense, primarily associated with a reduction in capitalized interest caused by completion of capital projects, and foreign currency transaction losses of $11.8 million. The 1992 results included foreign currency transaction losses of $15.0 million and an $8.8 million pretax charge relating to the writedown of investments. The Company recorded an income tax benefit of $147.7 million in 1993 as compared with an income tax benefit of $59.4 million in 1992. The increase in the income tax benefit primarily reflects the tax effect associated with the increased pretax loss for 1993 over 1992. Additionally, deferred income taxes were provided for the retroactive increase in the U.S. federal income tax rate, which was more than offset by the effects of an enacted decrease in German and Canadian income tax rates. The Company's effective income tax rates for both years reflect the impact of non-deductible depreciation and amortization.

Segment Data

                                                   YEAR ENDED DECEMBER 31,
                      ---------------------------------------------------------------------------------
                                1993                        1992
                      -------------------------   -------------------------
                                  INCOME (LOSS)               INCOME (LOSS)
                                  BEFORE INCOME               BEFORE INCOME
                                    TAXES AND                   TAXES AND               1991
                                   CUMULATIVE                  CUMULATIVE     -------------------------
                                  EFFECT OF AN                EFFECT OF AN                INCOME (LOSS)
                                   ACCOUNTING                  ACCOUNTING                 BEFORE INCOME
                      NET SALES      CHANGE       NET SALES      CHANGE       NET SALES       TAXES
                      ---------   -------------   ---------   -------------   ---------   -------------
                                                        (IN MILLIONS)

Paperboard and paper
 packaging..........   $3,810         $ 206        $4,186         $ 322        $4,038         $ 356
White paper and
 pulp...............      965          (194)        1,078           (87)        1,116            84
Other...............      331            37           303            12           275            (6)
Intersegment........      (46)           --           (46)           --           (45)           --
                      ---------      ------       ---------      ------       ---------      ------
                        5,060            49         5,521           247         5,384           434
Interest expense....                   (427)                       (386)                       (398)
Foreign currency
 transaction gains
 (losses)...........                    (12)                        (15)                          5
General corporate
 and miscellaneous
 (net)..............                    (77)                        (75)                        (59)
                      ---------      ------       ---------      ------       ---------      ------
    Total...........   $5,060         $(467)       $5,521         $(229)       $5,384         $ (18)
                      ---------      ------       ---------      ------       ---------      ------
                      ---------      ------       ---------      ------       ---------      ------

Segment and Product Line Sales Data

                            NET SALES                   PERCENTAGE CHANGE
                      ----------------------  -------------------------------------
                       YEAR ENDED DECEMBER      1993 VS 1992        1992 VS 1991
                               31,            -----------------   -----------------
                      ----------------------   SALES     SALES     SALES     SALES
                       1993    1992    1991   REVENUE   VOLUME    REVENUE   VOLUME
                      ------  ------  ------  -------   -------   -------   -------
                      (DOLLARS IN MILLIONS)
Paperboard and paper
 packaging:
  Corrugated
   containers.......  $2,155  $2,234  $2,094   (3.5)%     1.4%      6.7%      4.1%
  Paperboard and
   kraft paper......     901   1,032     996  (12.7)     (5.1)      3.6       1.3
  Paper bags and
   sacks............     579     634     677   (8.7)    (11.0)     (6.4)     (6.3)
  Folding cartons...      60     178     166  (66.3)       nm       7.2        .1
  Other.............     115     108     105     6.5       nm       2.9        nm
                      ------  ------  ------
      Total
       paperboard
       and paper
       packaging....   3,810   4,186   4,038   (9.0)       nm       3.7        nm
                      ------  ------  ------
White paper and
 pulp:
  Newsprint.........     527     538     660   (2.0)       .8     (18.5)     (2.5)
  Market pulp.......     187     312     229  (40.0)     (8.4)     36.2      30.3
  Groundwood
   paper............     243     219     227    11.0     19.4      (3.5)      9.8
  Other.............       8       9      --  (11.1)       nm        nm        nm
                      ------  ------  ------
      Total white
       paper and
       pulp.........     965   1,078   1,116  (10.5)       nm      (3.4)       nm
                      ------  ------  ------
Other...............     331     303     275     9.2       nm      10.2        nm
Intersegment........     (46)    (46)    (45)     --       nm       2.2        nm
                      ------  ------  ------
      Total net
       sales........  $5,060  $5,521  $5,384   (8.4)       nm       2.5        nm
                      ------  ------  ------
                      ------  ------  ------

- ------------------------------
nm = not meaningful

PAPERBOARD AND PAPER PACKAGING:

    The 1993 net sales for the paperboard and paper packaging segment decreased 9.0% compared to 1992. This decrease was due in part to the exclusion of sales for the Company's European folding carton operations which in the early part of 1993 were merged into a joint venture and accordingly are now accounted for under the equity method of accounting. Sales from these operations were approximately $178 million in 1992. Sales for 1993 were approximately $60 million prior to the merger in May 1993. Excluding the effect of the folding carton operations, 1993 net sales for the paperboard and paper packaging segment decreased 6.4%.

    Net sales of corrugated containers decreased 3.5% from 1992 primarily due to lower average selling prices in 1993 which more than offset a slight increase in sales volume. Net sales of paperboard decreased 11.9% from 1992 as a result of significantly lower average selling prices and declines in sales volume. Net sales of kraft paper decreased 28.0% from 1992, primarily due to reduced sales volume.

    Net sales for paper bags and sacks decreased from 1992 primarily due to lower sales volume and a decrease in average selling prices for retail paper bags which more than offset a modest increase in average selling prices for industrial paper bags.

    Operating income for the paperboard and paper packaging segment for 1993 decreased 35.9% from 1992 due to significantly lower operating margins, primarily resulting from the lower average selling prices for corrugated containers and containerboard. Operating income for this segment includes the previously mentioned $35.4 million pretax gain from the sale of Titan and a favorable effect of a reduction in an accrual resulting from a change in the Company's vacation policy. The earnings impact from these non-recurring items was partially offset by the writedowns of the carrying values of certain Company assets.

WHITE PAPER AND PULP:

    The 1993 net sales for the white paper and pulp segment decreased 10.5%, as a significant sales decline for market pulp more than offset a sales increase for uncoated groundwood paper. The sales decline for market pulp was primarily attributable to significantly lower average selling prices which deteriorated further in 1993 from the low average selling prices of 1992. Reduced sales volume in 1993 also contributed to the lower market pulp sales. Newsprint sales declined slightly in 1993 compared to 1992, primarily as a result of unfavorable foreign exchange translation effects attributable to the stronger U.S. dollar, which more than offset the benefits of higher average selling prices and a slight volume increase. Net sales for groundwood paper increased 11%, primarily as a result of significant volume increases which more than offset the effects of slightly lower average selling prices.

    The operating loss for the white paper and pulp segment for 1993 increased significantly over 1992 due to reduced operating margins primarily resulting from the significantly lower average selling prices for market pulp. Slightly lower average selling prices for groundwood paper also contributed to the reduced earnings, although to a much lesser extent. While average selling prices for newsprint in 1993 improved over the depressed levels of 1992 (although such prices declined in the fourth quarter of 1993 and in the first quarter of 1994), and certain cost reductions have been implemented, the margins associated with such improvements have only partially offset the effects of the lower average selling prices for market pulp and groundwood paper.

OTHER:

    Net sales and operating income for the other segment increased over 1992 mainly due to improved demand and a reduced supply of timber available to the U.S. building industry. This resulted in increased sales volume and the realization of higher average selling prices for certain of the Company's lumber and wood products. However, shortages of timber available to be harvested due to environmental concerns in the Pacific Northwest continue to keep raw material costs high.

YEAR ENDED DECEMBER 31, 1992 COMPARED WITH YEAR ENDED DECEMBER 31, 1991

    Net sales for 1992 were $5.5 billion, an increase of 2.5% over 1991 net sales of $5.4 billion. Net sales rose primarily as a result of increased sales volume, most of which was offset by reduced average selling prices for certain of the Company's products. In 1992, the Company incurred a loss before the cumulative effect of a change in accounting for income taxes of $170 million, or $2.49 per common share, compared to a loss of $49 million, or $.78 per common share in 1991. The Company adopted SFAS 109, effective January 1, 1992, and recorded a one-time, non-cash cumulative effect charge of $99.5 million or $1.40 per common share. All per share amounts have been adjusted to reflect a 2% common stock dividend issued September 15, 1992. The increase in the loss before the cumulative effect of a change in accounting for income taxes primarily resulted from lower average selling prices for newsprint and groundwood paper in 1992 as compared with 1991. Additionally, continued low average selling prices for the majority of the Company's other products contributed to the net loss for 1992.

    The 1992  results  include  foreign currency  transaction  losses  of  $15.0 million  and  an  $8.8  million  pretax  charge  relating  to  the  writedown of investments. The 1991 results included non-recurring pretax gains of $59.3 million and foreign currency transaction gains of $4.9 million. The Company recorded an income tax benefit of $59.4 million in 1992 as compared with a $31.1 million income tax expense in 1991. This change primarily reflects the tax effect associated with the increased pretax loss for 1992 over 1991. The Company's effective income tax rates for both years reflect the impact of non-deductible depreciation and amortization, together with taxes payable by certain foreign subsidiaries at rates in excess of the U.S. statutory rate.

PAPERBOARD AND PAPER PACKAGING:

    The 1992 net sales for the paperboard and paper packaging segment increased 3.7% as sales increases for corrugated containers, paperboard and folding cartons more than offset sales declines for kraft paper and paper bags and sacks.

    Net sales of corrugated containers increased 6.7% over 1991, primarily as a result of increased sales volume. Additionally, slightly higher average selling prices in 1992 contributed to this increase. However, such selling prices continued to remain at unsatisfactory levels.

    Net sales of paperboard increased over 1991 mainly as a result of modestly higher average selling prices. Such 1992 average paperboard selling prices were still, however, at unsatisfactory levels. Slight volume increases also contributed to the improved paperboard sales for 1992. Net sales of kraft paper decreased 9.3% from 1991, primarily due to reduced sales volume.

    Net sales of paper bags and sacks decreased from 1991 primarily due to lower sales volume and a decrease in average selling prices for retail paper bags.

    Operating income for the paperboard and paper packaging segment for 1992 decreased 9.5%, primarily as a result of the inclusion, in 1991, of a non-recurring pretax gain of $17.5 million from an involuntary conversion relating to a boiler explosion at the Company's Missoula, Montana linerboard mill. Excluding this 1991 non-recurring item, 1992 operating income for this segment would have decreased by 4.8%. This decrease is mainly attributable to reduced operating margins resulting from continued low average selling prices for the Company's paperboard and paper packaging products.

WHITE PAPER AND PULP:

    The 1992 net sales for the white paper and pulp segment decreased 3.4%, as significant sales decreases for newsprint more than offset a significant sales increase for market pulp. The significant decrease in newsprint sales resulted primarily from lower average selling prices. Additionally, reduced volume associated with market-related downtime contributed to the lower sales of newsprint. Net sales for groundwood paper decreased slightly as lower average selling prices more than offset volume increases for this product. The increase in 1992 market pulp sales mainly resulted from volume increases associated with sales generated from the Savannah River mill, which commenced market pulp operations in the fourth quarter of 1991. Furthermore, while market pulp selling prices declined significantly in the fourth quarter of 1992, the Company realized modestly higher average selling prices for this product in 1992, as compared with the even more depressed average selling prices of 1991.

    Operating income for the white paper and pulp segment for 1992 decreased significantly from 1991, primarily due to reduced operating margins resulting from the significantly lower average selling prices for newsprint and groundwood paper. The 1991 results included a non-recurring pretax gain of $41.8 million resulting from the settlement and termination of a Canadian supply contract.

OTHER:

    Net sales and operating income for the other segment increased over 1991 mainly due to improved demand and a tighter supply of timber available to the U.S. building industry. This resulted in increased sales volume and the realization of higher average selling prices for certain of the Company's lumber and wood products. However, shortages of timber due to environmental concerns in the Pacific Northwest continued to keep raw material costs high.

FINANCIAL CONDITION AND LIQUIDITY

    The Company's working capital ratio was 1.9 to 1 at June 30, 1994 and at December 31, 1993 and 1.8 to 1 at December 31, 1992. The Company's long-term debt to total capitalization ratio was 75.3% at June 30, 1994, 75.9% at December 31, 1993 and 69.2% at December 31, 1992. Capitalization, for purposes of this ratio, includes long-term debt (which includes debt of certain consolidated affiliates which is non-recourse to the Company), deferred income taxes, redeemable preferred stock, minority interest and stockholders' equity.

    The Company's primary capital requirements consist of debt service and capital expenditures, including capital investment for compliance with certain environmental legislation requirements and ongoing maintenance expenditures and improvements. After giving effect to the Offering and the Related Transactions, the Company will continue to be highly leveraged. Other than the 1995 maturities of Stone Financial Corporation and Stone Fin II Receivables Corporation (which the Company currently plans to refinance), there will be no significant debt amortization obligations until June 1997. However, the Company will continue to incur substantial ongoing interest expense. The Company spent $149.7 million on capital expenditures in 1993 and expects to spend approximately $190 million in 1994.


    The Company intends to repay its outstanding indebtedness under and terminate the 1989 Credit Agreement with the net proceeds of this Offering and borrowings under the Credit Agreement. The Credit Agreement will consist of a $400 million term loan and a $450 million revolving credit facility. The revolving credit facility borrowing availability will be reduced by any letter of credit commitments, of which approximately $61 million will be outstanding at closing, and less approximately $ million which the Company will borrow at closing. All indebtedness under the Credit Agreement will be secured by a significant portion of the assets of the Company. The Credit Agreement is expected to contain covenants that include, among other things, requirements to maintain certain financial tests and ratios (including an indebtedness ratio and a minimum interest coverage ratio) and certain restrictions and limitations, including those on capital expenditures, changes in control, payment of dividends, sales of assets, lease payments, investments, additional borrowings, liens, repurchases or prepayment of certain indebtedness, guarantees of indebtedness, mergers and purchases of stock and assets. The Credit Agreement is also expected to contain cross-default provisions to the indebtedness of $10 million or more of the Company and certain subsidiaries, as well as cross-acceleration provisions to the non-recourse debt of $10 million or more of Stone-Consolidated, Seminole and SVCP. Additionally, the term loan portion of the Credit Agreement will provide for mandatory prepayments from sales of certain assets (other than the Collateral and the Bank Collateral pledged under the Credit Agreement), certain debt financings and excess cash flows. All mandatory and voluntary prepayments will be allocated against the term loan amortizations in inverse order of maturity. Amortization amounts under the term loan will be 0.5% of principal amount on each April 1 and October 1 for the period from April 1, 1995 through April 1, 1999, 47.5% on October 1, 1999 and 48.0% on April 1, 2000. In addition, mandatory prepayments from sales of Bank Collateral (unless substitute collateral has been provided) will be allocated pro rata between the term loan and the revolving credit facility, and, to the extent applied to repay the revolving credit facility, will permanently reduce loan commitments thereunder.


    The Credit Agreement limits, except in certain specific circumstances, any further investments by the Company in Stone-Consolidated, Seminole and SVCP. As of June 30, 1994, Seminole had $153.1 million in outstanding indebtedness (including $115.1 million in secured indebtedness owed to bank lenders) and is significantly leveraged. Pursuant to an output purchase agreement entered into in 1986 with Seminole, the Company is obligated to purchase and Seminole is obligated to sell all of Seminole's linerboard production. Seminole produces 100% recycled linerboard and is dependent upon an adequate supply of recycled fiber, in particular OCC. Under the agreement, the Company paid fixed prices for linerboard, which generally exceeded market prices, until June 3, 1994. Thereafter, the

Company is only obligated to pay market prices for the remainder of the agreement. Because market prices for linerboard are currently less than the fixed prices previously in effect under the output purchase agreement and due to recent significant increases in the cost of recycled fiber, it is anticipated that Seminole will not comply with certain financial covenants at September 30, 1994. Seminole's lenders under its credit agreement have agreed to grant waivers and amendments with respect to such covenants for periods up to and including June 30, 1995. There can be no assurance that the lenders will grant such waivers or that Seminole will not require additional waivers in the future. Furthermore, in the event that management determines that it is probable that Seminole will not be able to comply with any covenant contained in the Seminole credit agreement within twelve months after the waiver of a violation of such covenant, then the debt under the Seminole credit agreement would be reclassified as short-term debt under the provisions of Emerging Issues Task Forces Issue No. 86-30 "Classification of Obligations When a Violation is Waived By the Creditor." Depending upon the level of market prices and the cost and supply of OCC, Seminole may need to undertake additional measures to meet its debt service requirements (including covenants), including obtaining additional sources of funds or liquidity, postponing or restructuring of debt service payments or refinancing the indebtedness. In the event that such measures are required and not successful, and such indebtedness is accelerated by the respective lenders to Seminole, the lenders to the Company under the Credit
Agreement and various other of its debt instruments would be entitled to accelerate the indebtedness owed by the Company.

    There can be no assurance that the Company will be able to achieve and maintain compliance with the prescribed financial ratio tests or other requirements of the Credit Agreement. Failure to achieve or maintain compliance with such financial ratio tests or other requirements under the Credit Agreement, in the absence of a waiver or amendment, would result in an event of default and could lead to the acceleration of the obligations under the Credit Agreement. While the Company has successfully sought and received waivers and amendments under its 1989 Credit Agreement on various occasions, if waivers or amendments are requested by the Company under the Credit Agreement, there can be no assurance that the new lenders under the Credit Agreement will grant such requests. The failure to obtain any such waivers or amendments would reduce the Company's flexibility to respond to adverse industry conditions and could have a material adverse effect on the Company. See "Credit Agreement -- Covenants."

OUTLOOK:

    Due to industry conditions during the past few years and due principally to depressed product prices and significant interest costs attributable to the Company's highly leveraged capital structure, the Company incurred net losses in each of the last three years and for the first half of 1994 and expects to incur a net loss for the 1994 fiscal year. Such net losses have significantly impaired the Company's liquidity and available sources of liquidity and will continue to adversely affect the Company. Unless the Company achieves and maintains price increases with respect to paperboard and paper packaging products and significant sustained price increases for white paper and pulp products, the Company will continue to incur net losses and will not generate sufficient cash flows to meet fully the Company's debt service requirements in the future.

    The Company's containerboard and corrugated container product lines, which represent a substantial portion of the Company's net sales, generally experienced declining product prices from 1990 through the third quarter of 1993. Since October 1, 1993, the Company has increased the price of linerboard in the fourth quarter of 1993 and the first quarter and third quarter of 1994 by $25 per ton, $30 per ton and $40 per ton, respectively. Prices for corrugating medium also increased by $25 per ton, $40 per ton and $50 per ton in the corresponding periods. In addition, in the first half of 1994, the Company implemented corrugated container price increases and began implementing on July 25, 1994 a 9.5% price increase for corrugated containers. Historically, suppliers, including the Company, have taken up to 90 days to pass increased linerboard and corrugating medium prices through to corrugated container customers. The Company converts more than 80% of its linerboard and corrugating medium production into corrugated containers, making the achievement of price increases for corrugated containers essential for the Company to realize substantial financial benefit from linerboard and corrugating medium price increases. On August 5, 1994, the Company announced to its customers an additional price increase of $40 per ton for linerboard and $50 per ton for corrugating medium effective for the fourth quarter of 1994. While there can be no assurance that prices will continue to increase or even be maintained at present levels, the Company believes that the supply/demand characteristics for linerboard, corrugating medium and corrugated containers have improved which could allow for further price increases for these product lines.


    According to industry publications, immediately preceding the price increase effective October 1, 1993, the reported transaction price for 42 lb. kraft linerboard, the base grade of linerboard, was $300 per ton and as of August 1, 1994, the reported transaction price for this base grade was $385-$395 per ton. According to industry publications, the reported transaction price for corrugating medium immediately preceding October 1, 1993 was $280 per ton and $375-$385 per ton as of August 1, 1994.

    The Company has also implemented price increase in kraft paper and kraft converted products. The Company increased prices for retail bags and sacks by 8% on each of April 1, May 1 and July 1, 1994 and announced and began implementing a further price increase of 10% effective September 1, 1994. In addition, the Company has announced and began implementing on August 1, 1994 a $50 per ton (approximately 8.6%) price increase for kraft paper.

    Pricing conditions for market pulp, newsprint and uncoated groundwood paper have been volatile in recent years. Additions to industry-wide capacity and declines in demand for such products during the past three years led to supply/demand imbalances that have contributed to depressed prices for these products. In 1994, however, pricing for market pulp has improved substantially. The Company has increased prices for various grades of market pulp by up to $260 per metric tonne since November 1993. According to industry publications, the reported transaction price for SBHK was $370 per metric tonne as of the third quarter of 1993 and $500-570 per metric tonne as of the second quarter of 1994. On July 1, 1994, the Company implemented a further price increase of $70 per metric tonne (approximately 12.2%). The Company has announced a further price increase of $70 per metric tonne to be implemented in the fourth quarter. After further declines in the first quarter of 1994, pricing for newsprint has also recently improved. The Company increased newsprint prices in the second quarter of 1994 by $48 per metric tonne in the eastern markets of North America and $41 per metric tonne in the western markets in North America and $41 per metric ton in the eastern markets of North America and $48 per metric tonne in the western markets of North America in the third quarter of 1994. According to industry publications, the reported transaction price for newsprint in the eastern markets of North America was $411 per metric tonne as of March 1, 1993 and $470 per metric tonne as of August 1, 1994. The benefit to the Company's cash flows from such partial price recovery in newsprint is limited, however, because Stone-Consolidated owns all of the Canadian and United Kingdom newsprint and uncoated groundwood assets of the Company and the restrictive terms of Stone-Consolidated's indebtedness will not permit Stone-Consolidated to provide funds to the Company (whether by dividend, loan or otherwise) including from cash generated from operations, if any, until certain financial covenants have been satisfied. Such financial covenants have not been satisfied to date and are not likely to be satisfied in 1994. There can be no assurances that such financial covenants will be met in the future. To date, uncoated groundwood papers have not achieved significant price increases. However, a further price increase of approximately $48 per metric tonne has been announced for the fourth quarter of 1994. While other producers have announced similar price increases for market pulp and newsprint, there can be no assurance that such price increases will be achieved as scheduled.

    Although supply/demand balances appear favorable for most of the Company's products, there can be no assurance that the above price increases will be achieved or that prices can be maintained at the present levels.

    Wood  fiber  and  recycled  fiber,  the  principal  raw  materials  in   the
manufacture of the Company's products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In addition, the supply and price of wood fiber, in particular, is dependent upon a variety of factors over which the Company has no control, including environmental and conservation regulations, natural disasters, such as forest fires and hurricanes, and weather. In addition, recent increased demand for the Company's products has resulted in greater demand for raw materials which has recently translated into higher raw material prices.

    The Company purchases or cuts a variety of species of timber from which the Company utilizes wood fiber depending upon the product being manufactured and each mill's geographic location. Despite this diversification, wood fiber prices have increased substantially in 1994. A decrease in the supply of wood fiber, particularly in the Pacific Northwest and the southeastern United States due to environmental considerations, has caused, and will likely continue to cause, higher wood fiber costs in those regions. In addition, the increase in demand for products manufactured in whole or in part from recycled fiber has caused a shortage of recycled fiber, particularly OCC used in the manufacture of premium priced recycled containerboard and related products. The Company's paperboard and paper packaging products use a large volume of recycled fiber. In 1993, the Company processed approximately 1.9 million tons of recycled fiber. The Company used approximately 1.25 million tons of OCC in its products in 1993. The Company believes that the cost of OCC has risen from $55 per ton at June 30, 1993 to $110 per ton as of September 1, 1994. While the Company has not experienced any significant difficulty in obtaining wood fiber and recycled fiber in economic proximity to its mills, there can be no assurances that this will continue to be the case for any or all of its mills. In addition, there can be no assurance that all or any part of increased fiber costs can be passed along to consumers of the Company's products directly or in a timely manner.

    Notwithstanding the improvements in the Company's liquidity and financial flexibility which will result from the Offering and the execution and delivery of the Credit Agreement, unless the Company achieves and maintains increased selling prices beyond current levels, the Company will continue to incur net losses and will not generate sufficient cash flows to meet fully the Company's debt service requirements in the future. Without such price increases, the Company may exhaust all or substantially all of its cash resources and borrowing availability under the existing revolving credit facilities. In such event, the Company would be required to pursue other alternatives to improve liquidity, including further cost reductions, additional sales of assets, the deferral of certain capital expenditures, obtaining additional sources of funds and/or pursuing the possible restructuring of its indebtedness. There can be no assurance that such measures, if required, would generate the liquidity required by the Company to operate its business and service its indebtedness. As currently scheduled, beginning in 1996 (assuming successful refinancing of the two existing receivables programs) and continuing thereafter, the Company will be required to make significant amortization payments on its existing indebtedness which would require the Company to raise sufficient funds from operations and/or other sources and/or refinance or restructure maturing indebtedness. No assurance can be given that the Company will be successful in doing so.

    The Company will incur a charge for the write-off of previously unamortized debt issuance costs, related to the debt being repaid, (approximately $45 million, net of income tax benefit) upon completion of the Offering and Related Transactions. This non-cash charge will be recorded as an extraordinary loss from the early extinguishment of debt in the Company's Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit).

CASH FLOWS FROM OPERATIONS:

    The following table shows, for the first six months of 1993 and 1994 and for the last three years, the net cash provided by (used in) operating activities:

                                                                   YEAR
                                     SIX MONTHS                    ENDED
                                       ENDED                      DECEMBER
                                      JUNE 30,                    31,
                                  ----------------                -------
                                   1994      1993      1993        1992        1991
                                  ------    ------    -------     -------     ------
                                                    (IN MILLIONS)

Net loss......................    $ (161)   $ (174)   $ (359)     $ (269)     $  (49)
Extraordinary loss from early
  extinguishment of debt......        17      --        --          --          --
Cumulative effect of change in
  postemployment benefits.....        14      --        --          --          --
Cumulative effect of change in
  accounting for
  postretirement benefits.....      --          39        39        --          --
Cumulative effect of change in
  accounting for income
  taxes.......................      --        --        --            99        --
Depreciation and
  amortization................       178       176       347         329         274
Deferred taxes................       (64)      (60)     (134)        (67)         22
Payment on settlement of
  interest rate swaps.........      --        --         (33)       --          --
Decrease (increase) in
  accounts and notes
  receivable -- net...........       (81)       (3)       45         (67)         33
Decrease (increase) in
  inventories.................        57         3        29          11         (60)
Decrease (increase) in other
  current assets..............       (37)       (9)       (9)          9         (75)
Increase (decrease) in
  accounts payable and other
  current liabilities.........        21        26       (60)        (35)         59
Other.........................       (42)     --         (78)(a)      76(b)        7
                                  ------    ------    -------     -------     ------
Net cash provided by (used in)
  operating activities........    $  (98)   $   (2)   $ (213)     $   86      $  211
                                  ------    ------    -------     -------     ------
                                  ------    ------    -------     -------     ------

- ------------------------
(a) Includes debt issuance costs of $84 million and an adjustment to remove the effect of a $35 million gain from the sale of the Company's 49% equity interest in Titan, partially offset by adjustments to remove the effects of amortization of deferred debt issuance costs and a non-cash charge of $19 million pertaining to the writedown of certain decommissioned assets.
(b) Includes $54 million of cash received from the sale of an energy contract in October 1992.

    The results of operations for the first six months of 1994 and 1993 and the years 1991 through 1993 have had a significant adverse impact on the Company's cash flow. Borrowings in the first six months of 1994 and 1993 and the years 1991, 1992 and 1993 have increased to meet cash flow needs.

    During 1993 and in the first six months of 1994, the Company entered into various financing and investing activities designed to provide liquidity and enhance financial flexibility. See "Financing activities" and "Investing activities."

    The decrease in cash flows for the first six months of 1994 compared to the first six months of 1993 resulted primarily from an increase in debt issuance cost payments and the effects of increases in accounts and notes receivable and other current assets. These decreases were partially offset by the favorable effect of a significant reduction in inventories and a modest decrease in the loss (before the extraordinary loss and the non-cash, cumulative effects of accounting changes) for the first six months of 1994 compared to the prior year period.

    The 1993 decrease in accounts and notes receivable reflects the timing of receivable collections, lower average selling prices for a majority of the Company's products and the writedown of certain receivables to net realizable value. The increase in accounts and notes receivable for 1992 reflect an increase in sales volume for certain of the Company's products during the latter part of 1992 over 1991 and the timing of receivable collections resulting from the continued slow recovery of the economy.

    Inventories decreased in 1993 due primarily to a reduction in certain paperstock and newsprint levels, partially attributable to market related downtime. The decrease in inventories for 1992 resulted mainly from reductions in certain paperstock levels due to increased sales volume during the latter part of 1992 and market-related downtime.

    The 1992 decrease in other current assets resulted mainly from the collection of $43 million of cash related to the 1991 settlement and termination of a Canadian supply contract.

    The decreases in accounts payable and other current liabilities for 1993 and 1992 were due primarily to the timing of payments.

FINANCING ACTIVITIES:

    On February 10, 1994, under the Company's $1 billion shelf registration, the Company sold $710 million principal amount of 9 7/8% Senior Notes due February 1, 2001 and 16.5 million shares of common stock for an additional $251.6 million at $15.25 per common share in the February 1994 Offerings, which included the exercise by the underwriters of their option to sell an additional 2.47 million shares of common stock for an additional $37.7 million, also at $15.25 per common share. The net proceeds from the February 1994 Offerings of approximately $962 million were used to (i) prepay approximately $652 million of 1995, 1996 and 1997 required amortization under the Company's 1989 Credit Agreement, including the ratable amortization payment under the revolving credit facilities which had the effect of reducing the total commitments thereunder to approximately $168 million; (ii) redeem the Company's 13 5/8% Subordinated Notes due 1995 at a price equal to par, approximately $98 million principal amount, plus accrued interest to the redemption date; (iii) repay approximately $136 million of the outstanding borrowings under the Company's revolving credit facilities without reducing the commitments thereunder; and (iv) provide liquidity in the form of cash.

    The following summarizes the Company's significant financing activities in 1993:

    - During 1993, outstanding borrowings under the Company's revolving credit facilities increased approximately $6.8 million. The net increase takes into account the financial transactions discussed below and those transactions discussed in the "Investing activities" section following. Borrowings and payments made on debt as presented in the Statement of Cash Flows does not take into account certain repayments and subsequent reborrowings under the revolving credit facilities which occurred as a result of these transactions.

    - In December 1993, Stone-Consolidated acquired the newsprint and uncoated groundwood papers business of Stone Canada and sold $346.5 million of units in an initial public offering comprised of both common stock and convertible subordinated debentures (the "Units Offering"). Each unit was priced at $2,100 and consisted of 100 shares of common stock at $10.50 per share and $1,050 principal amount of convertible subordinated debentures. The convertible subordinated debentures mature December 31, 2003, bear interest at an annual rate of 8% and are convertible beginning June 30, 1994, into 6.211 shares of common stock for each Canadian $100 principal amount, representing a conversion price of $12.08 per share. Concurrently with the initial public offering, Stone-Consolidated sold $225 million of senior secured notes in a public offering in the United States. The senior secured notes mature December 15, 2000 and bear interest at an annual rate of 10.25%. As a result of the Units Offering, 16.5 million shares of common stock, representing 25.4% of the total shares outstanding of Stone-Consolidated, were sold to the public, resulting in the recording in the Company's Consolidated Balance Sheet of a minority interest liability of $236.7 million. The Company used approximately $373 million of the net proceeds from the sale of the Stone-Consolidated securities for repayment of commitments under its 1989 Credit Agreement and the remainder for general corporate purposes. As a result of the Units Offering, the Company recorded a charge of $74.4 million to common stock related to the excess carrying value per common share over the offering price per common share associated with the shares issued.

    - In December 1993, the Company sold two of its short-line railroads in a transaction in which the Company has guaranteed to contract minimum railroad services which will provide freight revenues to the railroads over a 10 year period. The transaction has been accounted for as a financing and accordingly, had no impact on the Company's 1993 net loss. The Company received proceeds of approximately $28 million, of which approximately $19 million was used to repay commitments under the 1989 Credit Agreement.

    - In the fourth quarter of 1993, the Company sold, prior to their expiration date, certain of the U.S. dollar denominated interest rate and cross currency swaps associated with the 1989 Credit Agreement borrowings of Stone-Canada. The net proceeds totaled approximately $34.9 million, the substantial portion of which was used to repay borrowings under the revolving credit facilities of the 1989 Credit Agreement. The sale of the swaps resulted in a deferred loss which will be amortized over the remaining life of the underlying obligation.

    - In July 1993, the Company sold $150 million principal amount of 12 5/8% Senior Notes due July 15, 1998 and, in a private transaction, sold $250 million principal amount of 8 7/8% Convertible Senior Subordinated Notes due July 15, 2000. The Company filed a shelf registration statement declared effective August 13, 1993 registering the 8 7/8% Convertible Senior Subordinated Notes for resale by the holders thereof. The net proceeds of approximately $386 million received from the sales of these notes were used by the Company to repay borrowings without reducing commitments under the revolving credit facilities of its 1989 Credit Agreement, thereby restoring borrowing availability thereunder.

INVESTING ACTIVITIES:

    Capital expenditures for the six months ended June 30, 1994 totalled approximately $66.2 million.

    The   following   summarizes  the   Company's  significant   1993  investing
activities:

    - The Company sold its 49% equity interest in Titan. The net proceeds were used to repay commitments under the 1989 Credit Agreement and for repayment of borrowings under its revolving credit facilities without reducing commitments thereunder.

    - During 1993, the Company increased its ownership in the common stock of Savannah River from 90.2% to 92.8% through the purchase of an additional 6,152 common shares and through the receipt of Series D Preferred Stock as a dividend in kind on Savannah River's Series B Preferred Stock and the election of its right to convert the Series D Preferred Stock into 198,438 common shares.

    - On May 6, 1993, the Company's wholly owned German subsidiary, Europa Carton A.G., ("Europa Carton"), completed a joint venture with Financiere Carton Papier ("FCP"), a French company, to merge the folding carton operations of Europa Carton with those of FCP ("FCP Group"). Under the joint venture, FCP Group is owned equally by Europa Carton and the shareholders of FCP immediately prior to the merger. The Company's investment in this joint venture is being accounted for under the equity method of accounting.

    - Capital expenditures for 1993 totaled approximately $150 million (including capitalized interest of approximately $9 million), of which approximately $15 million was funded from existing project financings. The Company's capital expenditures for 1994 are budgeted at approximately $190 million.

ENVIRONMENTAL ISSUES:


    The Company's operations are subject to extensive environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over its foreign operations. The Company has in the past made significant capital expenditures to comply with water, air and solid and hazardous waste regulations and expects to make significant expenditures in the future. Capital expenditures for environmental control equipment and facilities were approximately $29.7 million in 1993 and the Company anticipates that 1994 and 1995 environmental capital expenditures will approximate $78 million and $114 million, respectively (not including any expenditures required under the proposed "cluster rules" described below). Included in these amounts are capital expenditures for

Stone-Consolidated which were approximately $6.7 million in 1993 and are anticipated to approximate $43 million in 1994 and $82 million in 1995. Although capital expenditures for environmental control equipment and facilities and compliance costs in future years will depend on legislative and technological developments which cannot be predicted at this time, the Company anticipates that these costs will increase when final "cluster rules" are adopted and as other environmental regulations become more stringent. Environmental control expenditures include projects which, in addition to meeting environmental concerns, yield certain benefits to the Company in the form of increased capacity and production cost savings. In addition to capital expenditures for environmental control equipment and facilities, other expenditures incurred to maintain environmental regulatory compliance (including any remediation) represent ongoing costs to the Company. In addition, the Company is from time to time subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought.


    In December 1993, the EPA issued a proposed rule affecting the pulp and paper industry. These proposed regulations, informally known as the "cluster rules," would make more stringent requirements for discharge of wastewaters under the Clean Water Act and would impose new requirements on air omissions under the Clean Air Act. Pulp and paper manufacturers (including the Company) have submitted extensive comments to the EPA on the proposed regulations in support of the position that requirements under the proposed regulations are unnecessarily complex, burdensome and environmentally unjustified. The EPA has indicated that it may reopen the comment period on the proposed regulations to allow review and comment on new data that the industry will submit to the agency on the industry's air toxics emissions. It can not be predicted at this time whether the EPA will modify the requirements in the final regulations which are scheduled to be issued in 1996, with compliance required within three years from such date. The Company is considering and evaluating the potential impact of the rules, as proposed, on its operations and capital expenditures over the next several years. Preliminary estimates indicate that the Company could be required to make capital expenditures of $350-$450 million during the period of 1996 through 1998 in order to meet the requirements of the rules, as proposed. In addition, annual operating expenses would increase by as much as $20 million beginning in 1998. The ultimate financial impact of the regulations cannot be accurately estimated at this time but will be affected by several factors, including the actual requirements imposed under the final rule, advancements in control process technologies, possible reconfiguration of mills and inflation.

    In addition, the Company is from time to time subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought. The Company has been named as a PRP at a number of sites which are the subject of remedial activity under CERCLA or comparable state laws. Although the Company is subject to joint and several liability imposed under Superfund, at most of the multi-PRP sites there are organized groups of PRPs and costs are being shared among PRPs. Future environmental regulations, including the final "cluster rules," may have an unpredictable adverse effect on the Company's operations and earnings, but they are not expected to adversely affect the Company's competitive position.

ACCOUNTING STANDARDS CHANGES

    In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"), which requires accrual accounting for the estimated costs of providing certain benefits to former or inactive employees and the employees' beneficiaries and dependents after employment but before retirement. Upon adoption of SFAS 112, the Company recorded its catch-up obligation (approximately $24 million) by recognizing a one-time, non-cash charge of $14.2 million, net of income tax benefit, as a cumulative effect of an accounting change in its 1994 first quarter Statement of Operations and Retained Earnings (Accumulated Deficit).

                                    BUSINESS

GENERAL

    The Company is a major international pulp and paper company engaged principally in the production and sale of paper, packaging products, and market pulp. The Company believes that it is the world's largest producer of unbleached containerboard and kraft paper and the world's largest converter of those products into corrugated containers and paper bags and sacks. The Company also believes that it is one of the world's largest paper companies in terms of annual tonnage, having produced approximately 7.5 million total tons of paper and pulp in each of 1993 and 1992. The Company produced approximately 4.9 million and 5.0 million tons of unbleached containerboard and kraft paper in 1993 and 1992, respectively, which accounted for approximately 66% of its total tonnage produced for both 1993 and 1992. The Company had net sales of approximately $5.1 billion and $5.5 billion in 1993 and 1992, respectively.

    The Company owns or has an interest in 135 manufacturing facilities in the United States, 26 in Canada, 15 in Germany, six in France, two in Belgium and one in each of the United Kingdom and the Netherlands. The facilities include 23 mills. The Company also maintains sales offices in the United States, Canada, the United Kingdom, Germany, Belgium, France, Mexico, China and Japan, has a forestry operation in Costa Rica and has a joint venture relationship in Venezuela.

    The Company is incorporated in Delaware and its Common Stock is listed on the New York Stock Exchange. The Company's executive offices are located at 150 North Michigan Avenue, Chicago, Illinois 60601; telephone number (312) 346-6600.

PRODUCT PRICING AND INDUSTRY TRENDS

    The markets for products sold by the Company are highly competitive and are also sensitive to changes in industry capacity and cyclical changes in the economy, both of which can significantly impact selling prices and thereby the Company's profitability. From 1990 through the third quarter of 1993, the Company experienced substantial declines in the pricing of most of its products. Market conditions have improved since October 1993, which have allowed the Company to increase prices for most of its products. While prices for most of the Company's products are approaching the historical high prices which were achieved during the peak of the last industry cycle, the Company's production costs (including labor, fiber and energy), as well as its interest expense, have also significantly increased since the last pricing peak in the industry, increasing pressure on the Company's net margins for its products.


    The Company's containerboard and corrugated container product lines, which represent a substantial portion of the Company's net sales, generally experienced declining product prices from 1990 through the third quarter of 1993. Since October 1, 1993, the Company has increased the price of linerboard in the fourth quarter of 1993 and the first quarter and third quarter of 1994 by $25 per ton, $30 per ton and $40 per ton, respectively. Prices for corrugating medium also increased by $25 per ton, $40 per ton and $50 per ton in the corresponding periods. In addition, in the first half of 1994, the Company implemented corrugated container price increases and began implementing on July 25, 1994 a 9.5% price increase for corrugated containers effective July 25, 1994. Historically, suppliers, including the Company, have taken up to 90 days to pass increased linerboard and corrugating medium prices through to corrugated container customers. The Company converts more than 80% of its linerboard and corrugating medium products into corrugated containers, making the achievement of price increases for corrugated containers essential for the Company to realize substantial financial benefit from linerboard and corrugating medium price increases. On August 5, 1994, the Company announced to its customers an additional price increase of $40 per ton for linerboard and $50 per ton for corrugating medium effective for the fourth quarter of 1994. While there can be no assurance that price increases will be implemented or that prices will continue to increase or even be maintained at present levels, the Company believes that the supply/demand characteristics for linerboard, corrugating medium and corrugated containers have improved which could allow for further price increases for these product lines.

    According to industry publications, immediately preceding the price increase effective October 1, 1993, the reported transaction price for 42 lb. kraft linerboard, the base grade of linerboard, was $300 per ton and as of August 1, 1994, the reported transaction price for this base grade was $385-395 per ton. According to industry publications, the reported price for corrugating medium immediately preceding October 1, 1993 was $280 per ton and $375-$385 per ton as of August 1, 1994.

    The Company has also implemented price increases in kraft paper and kraft paper converted products. The Company increased prices for retail bags and sacks by 8% on each of April 1, May 1 and July 1, 1994 and announced and began implementing a further price increase of 10% effective September 1, 1994. In addition, the Company has announced and began implementing on August 1, 1994 a $50 per ton (approximately 8.6%) price increase for kraft paper.

    Pricing for market pulp has also improved substantially in 1994. The Company has increased prices for various grades of market pulp by up to $260 per metric tonne since November 1993. According to industry publications, the reported transaction price for SBHK was $370 per metric tonne as of the third quarter of 1993 and $500-570 per metric tonne as of the second quarter of 1994. On July 1, 1994, the Company implemented a further price increase of $70 per metric tonne (approximately 12.2%). The Company has announced a further price increase of $70 per metric tonne to be implemented in the fourth quarter.

    After further declines in the first quarter of 1994, pricing for newsprint has also recently improved. The Company increased newsprint prices in the second quarter of 1994 by $48 per metric tonne in the eastern markets of North America and $41 per metric tonne in the western markets of North America and of $41 per metric tonne in the eastern markets of North America and $48 per metric tonne in the western markets of North America in the third quarter of 1994. According to industry publications, the reported transaction price for newsprint in the eastern markets of North America was $411 per metric tonne as of March 1, 1993 and $470 per metric tonne as of August 1, 1994. To date, uncoated groundwood papers have not achieved significant price increases. However, a further price increase of approximately $48 per metric tonne has been announced for the fourth quarter of 1994.

    Although supply/demand balances appear favorable for most of the Company's products, there can be no assurance that announced price increases will be achieved or that prices can be maintained at present levels.

    Wood  fiber  and  recycled  fiber,  the  principal  raw  materials  in   the
manufacture of the Company's products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In addition, the supply and price of wood fiber, in particular, is dependent upon a variety of factors over which the Company has no control, including environmental and conservation regulations, natural disasters, such as forest fires and hurricanes, and weather. In addition, recent increased demand for the Company's products has resulted in greater demand for raw materials which has recently translated into higher raw material prices.

    The Company purchases or cuts a variety of species of timber from which the Company utilizes wood fiber depending upon the product being manufactured and each mill's geographic location. Despite this diversification, wood fiber prices have increased substantially in 1994. A decrease in the supply of wood fiber, particularly in the Pacific Northwest and the southeastern United States due to environmental considerations, has caused, and will likely continue to cause, higher wood fiber costs in those regions. In addition, the increase in demand for products manufactured in whole or in part from recycled fiber has caused a shortage of recycled fiber, particularly OCC used in the manufacture of premium priced recycled containerboard and related products. The Company's paperboard and paper packaging products use a large volume of recycled fiber. In 1993, the Company processed approximately 1.9 million tons of recycled fiber. The Company used approximately 1.25 million tons of OCC in its products in 1993. The Company believes that the cost of OCC has risen from $55 per ton at June 30, 1993 to $110 per ton as of September 1, 1994. While the Company has not experienced any significant difficulty in obtaining wood fiber and recycled fiber in economic proximity to its mills, there can be no assurances that this will continue to be the case for any or all of its mills. In addition, there can be no assurance that all or any part of increased fiber costs can be passed along to consumers of the Company's products directly or in a timely manner.

FINANCIAL STRATEGY

    In 1993, the Company adopted a financial plan designed to increase the Company's liquidity and improve its financial flexibility by prepaying the near term scheduled amortizations under the 1989 Credit Agreement. The financial plan was implemented in response to continuing net losses resulting from depressed sales prices for the Company's products and the Company's highly leveraged capital structure and related interest expense associated with indebtedness incurred to finance the acquisition of Stone Canada. In 1993, as part of the financial plan, the Company satisfied its remaining 1993 and 1994 scheduled amortization obligations under the 1989 Credit Agreement and repaid outstanding borrowings (a portion of which could subsequently be reborrowed) under the revolving credit facility portion of the 1989 Credit Agreement with the proceeds from (i) the sale of $400 million aggregate principal amount of additional Company indebtedness, (ii) the public offering in Canada of approximately 25% of the common stock (Cdn. $231 million) of Stone-Consolidated and the contemporaneous sale by Stone-Consolidated of Cdn. $231 million principal amount of convertible subordinated debentures in Canada and $225 million principal amount of senior secured notes in the U.S., and (iii) the sale of approximately $125 million of assets. In February 1994, the Company sold $710 million principal amount of 9 7/8% Senior Notes due 2001 and approximately 19 million shares of its common stock for gross proceeds of approximately $289 million from the sale of such common stock in the February 1994 Offerings. The Company used the $962 million of net proceeds from the February 1994 Offerings to (i) prepay scheduled amortizations under the 1989 Credit Agreement for all of 1995 and a portion of 1996 and 1997, (ii) fully redeem the principal amount of the Company's 13 5/8% Subordinated Notes due 1995, and (iii) repay outstanding borrowings under the revolving credit facility portion of the 1989 Credit Agreement, a portion of which remained available for reborrowing thereunder.


    The  Company,  as  part  of  its  financial  plan,  is  evaluating   certain
alternatives for the disposition and monetization of its non-core assets including the U.S. wood products business. As an initial step in achieving this objective, the Company on September 27, 1994, announced the closure of three facilities of the wood products business in the Pacific Northwest. The operations of the closed facilities will be consolidated with other wood product operations of the Company in the Northwest, while the Company will dispose of excess assets including inventory as soon as practicable in an orderly liquidation. The impact of such closure and sale of assets on the Company's 3rd Quarter results has not yet been fully determined but is not expected to have a material effect on the Company.



    The Company is continuing to pursue its financial strategy of increasing the Company's liquidity and improving its financial flexibility. Concurrently with the closing of this Offering, the Company will (i) repay all of the outstanding indebtedness and commitments under and terminate the 1989 Credit Agreement, (ii) enter into the Credit Agreement and (iii) repay the outstanding borrowings under the Savannah River Credit Agreement and, on or prior to December 30, 1994, redeem the outstanding Savannah River Notes and the Savannah River Preferred, each of which (other than the redemptions) is conditioned upon the successful completion of the other transactions (collectively, the "Related Transactions"). The Credit Agreement will consist of a $400 million secured term loan and a $450 million revolving credit facility. The revolving credit facility borrowing availability will be reduced by any letter of credit commitments, of which approximately $61 million will be outstanding at closing and less approximately $ million which the Company will borrow at closing. On or prior to the closing of the Offering, the Company will (i) repay indebtedness outstanding under and terminate the Savannah River Credit Agreement, (ii) give notice of redemption to, and deposit the redemption price with, the trustee of the $130 million principal amount of Savannah River Notes, which shall be redeemed on or prior to December 30, 1994, and (iii) purchase the 72,346 outstanding shares of common stock of Savannah River not owned by the Company pursuant to a merger of a wholly owned subsidiary of the Company and Savannah River and (iv) on or before December 30, 1994, the Company will also cause the 425,243 outstanding shares of Savannah River Preferred not owned by the Company to be redeemed. The completion of this Offering, together with the Related Transactions, will extend the scheduled amortization obligations and final maturities of more than $1 billion of the Company's indebtedness, improve the Company's liquidity by replacing its current $166 million revolving credit facility commitments with $450 million of revolving credit commitments (of which borrowing availability will be reduced by any letter of credit commitments, of which approximately $61 million will be outstanding at closing, and less approximately $ million of borrowings thereunder which will be borrowed at closing) and improve the Company's financial flexibility through entering into the Credit Agreement.


    The Company will incur a charge for the write-off of previously unamortized debt issuance costs, related to the debt being repaid (approximately $45 million, net of income tax benefit) upon the completion of the Offering and Related Transactions. This non-cash charge will be recorded as an extraordinary loss from the early extinguishment of debt in the Company's Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit).

OPERATIONS

    The following table presents actual annual mill production capacity of the Company at December 31, 1993 and at December 31, 1992:

                                                           PAPERBOARD AND
                                                               PAPER        WHITE PAPER
                                                             PACKAGING        AND PULP         TOTAL
                                                           --------------  --------------  --------------
                                                            1993    1992    1993    1992    1993    1992
                                                           ------  ------  ------  ------  ------  ------
                                                                  (IN THOUSANDS OF SHORT TONS)(A)
United States..............................................  4,583  4,572     853     847   5,436   5,419
Canada.....................................................    429    436   2,176   1,783   2,605   2,219
Europe.....................................................    314    310     307     306     621     616
Other......................................................     --     58      --      --      --      58
                                                           ------  ------  ------  ------  ------  ------
                                                            5,326   5,376   3,336   2,936   8,662   8,312
                                                           ------  ------  ------  ------  ------  ------
                                                           ------  ------  ------  ------  ------  ------

- ------------------------
(a) Includes 25% of production capacity of the Celgar mill, 49% of the Titan mill at December 31, 1992 and 100% of Seminole and Savannah River mills and 100% of Stone-Consolidated.

PAPERBOARD AND PAPER PACKAGING

    The Company believes that its integrated unbleached paperboard and paper packaging business is the largest in the world with 16 mills and 136 converting plants located throughout the United States and Canada and in Europe. The major products in this business are containerboard and corrugated containers, which are primarily sold to a broad range of manufacturers of consumable and durable goods; kraft paper and paper bags and sacks, which are primarily sold to supermarket chains, retailers of consumer products and, in the case of multiwall shipping sacks, to the agricultural, chemical and cement industries; and boxboard and folding cartons, which are sold to manufacturers of consumable goods and other box manufacturers. The unbleached packaging business of the Company has an annual capacity of approximately 5.3 million tons and is more than 80% integrated. In 1993, total sales for the paperboard and paper packaging business of the Company were approximately $3.8 billion, or approximately 75% of total consolidated sales.

    The paperboard and packaging business requires a large volume of recycled fiber for its paperboard and paper packaging business. In 1993, the Company processed 1.25 million tons of recycled fiber. Recycled fiber is obtained from a variety of sources through Paper Recycling International L.P. ("PRI"), a fifty percent-owned joint venture. PRI is paid a fee by the Company for procuring recycled fiber. See "Fiber Supply."

    CONTAINERBOARD AND CORRUGATED SHIPPING CONTAINERS. The Company believes it is the world's largest producer of containerboard, of which more than 80% is converted by the Company into corrugated shipping containers. The Company's total sales of corrugated shipping containers in 1993 were $2.2 billion.

    The Company's mills produce containerboard, including unbleached kraft linerboard, recycled linerboard, medium and paper. Containerboard tons produced and converted for the last three years were:

                                                               1993      1992      1991
                                                             --------  --------  --------
                                                              (SHORT TONS IN THOUSANDS)
Containerboard
  Production.................................................   4,388.1   4,424.4   4,330.9
  Converted..................................................   3,709.5   3,649.5   3,488.1

    Containerboard is produced at the Company's mills located in Snowflake, Arizona; Jacksonville, Florida; Panama City, Florida; Port Wentworth, Georgia; Hoya, Germany; Hodge, Louisiana; Missoula, Montana; New Richmond (Chaleurs), Quebec; Florence, South Carolina and Hopewell, Virginia. Corrugating medium is produced at the Company's mills located in Uncasville, Connecticut; Hoya, Germany; Viersen, Germany; Hodge, Louisiana; Ontonagon, Michigan; Bathurst, New Brunswick; Coshocton, Ohio and York, Pennsylvania. The Jacksonville, Florida linerboard mill is owned by Seminole, a 99% owned subsidiary of the Company. Seminole is not expected to be permitted to provide funds to the Company from its cash generated from operations, if any, because of restrictions in the terms of certain of Seminole's debt instruments.

    The Company's containerboard and corrugated container operations are more than 80% integrated and the Company believes this integration enhances its ability to respond quickly and efficiently to customers and to fill orders on short lead times. The Company believes it is the largest producer of corrugated shipping containers in the U.S., with more than 100 board converting operations. Corrugated shipping containers, manufactured from containerboard in converting plants, are used to ship such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture, and for many other applications. The Company stresses the value-added aspects of its corrugated containers, such as labeling and multi-color graphics, to differentiate its products and respond to customer requirements. The Company's container plants serve local customers and large national accounts and are located in the United States, Belgium, Canada, France and Germany, generally in or near large metropolitan areas. Corrugated shipping containers sales volume for 1993, 1992 and 1991 were 52.5, 51.7, and 49.2 billion square feet respectively.

    KRAFT PAPER AND BAGS AND SACKS. The Company also has a highly integrated kraft paper and converted product operation and is a net buyer of kraft paper from third parties. The Company operates 20 kraft and paper converting facilities, which shipped approximately 613 thousand tons and 689 thousand tons of paper bags and sacks nationwide in 1993 and 1992, respectively. The Company believes it is among the largest producers of grocery bags and sacks. Kraft paper volume produced and converted for the last three years was:

                                                                     1993   1992   1991
                                                                     -----  -----  -----
                                                                     (TONS IN THOUSANDS)
Kraft Paper
  Production.......................................................   499.8  563.2  534.8
  Converted........................................................   644.7  723.9  739.7

    The Company produces kraft paper and recycled paper for conversion into bags and sacks at its mills in Snowflake, Arizona; Hodge, Louisiana; Florence, South Carolina; and the Seminole mill in Jacksonville, Florida.

    Grocery bags and sacks are sold primarily to supermarket chains and merchandise bags are sold to retailers of consumer products. Multiwall shipping sacks, considered a premium product, are sold to the agricultural, chemical and cement industries, among other industries. The Company's total sales of bags and sacks in 1993 were $579.3 million. Sales volumes for bags and sacks for 1993, 1992 and 1991 were 612.9, 688.6, and 734.6 thousand tons respectively.

WHITE PAPER AND PULP:

    The Company believes that, together with its 75% owned (60.1% on a fully diluted basis) consolidated subsidiary, Stone-Consolidated, it is the largest producer of uncoated groundwood paper in North America and the fourth largest producer of newsprint in North America. Stone-Consolidated, a Canadian corporation and a consolidated subsidiary of the Company, owns all of the Canadian and United Kingdom newsprint and uncoated groundwood paper assets of the Company. The restrictive terms of Stone-Consolidated's indebtedness at this time are unlikely to permit Stone-Consolidated to provide funds to the Company from its excess cash flow, if any. Stone-Consolidated owns three newsprint mills (two in Canada and one in the United Kingdom) and two uncoated groundwood paper mills in Canada. The Company owns a newsprint mill in Snowflake, Arizona, the production of which is marketed by Stone-Consolidated on a commission basis. The Company and Stone-Consolidated have the capacity to produce 1.4 million tons of newsprint and 500,000 tons of uncoated groundwood paper annually. Newsprint is marketed to newspaper publishers and commercial printers. Uncoated groundwood paper is sold for use primarily in newspaper inserts, retail store advertising fliers, magazines, telephone directories and as computer paper.

    The Company believes it has a major market position in North America in the production of market pulp. The Company owns and operates five market pulp mills in North America, including the Celgar mill in Castlegar, British Columbia in which the Company has a 25% interest. These mills have the capacity to produce
1.5 million tons of market pulp annually and produced 733.2 thousand tons in 1993 (including 25% of the production at the Celgar mill). The geographic diversity of the Company's mills enables the Company to offer its customers a product mix of bleached northern hardwood and bleached southern softwood pulp. Market pulp is sold to manufacturer of paper products, including fine papers, photographic papers, tissue and newsprint.

    In 1993, total sales for the white paper and pulp business of the Company (which includes Stone-Consolidated sales) were approximately $965 million, or approximately 19% of total consolidated sales.

    NEWSPRINT. Stone-Consolidated owns and operates two fully integrated newsprint mills located in Shawinigan (Belgo mill) and Ville de La Baie (Port Alfred mill), Quebec and a third newsprint mill located in Ellesmere Port
(Bridgewater mill), United Kingdom. The Company owns and operates a fully integrated newsprint mill in Snowflake, Arizona. Smaller quantities of newsprint are also produced on other machines located at the Grand-Mere (Laurentide) and Trois-Rivieres (Wayagamack) mills. In 1993, the Company produced approximately
1.3 million tons of newsprint. The Company's revenues from the sale of newsprint in 1993 (including 100% of Stone-Consolidated) were approximately $526.9 million. Newsprint is primarily purchased by newspaper publishers and commercial printers.

    The newsprint produced by the Company contain a significant percentage of recycled fibre from deinked pulp using flotation de-inking technology ("FDI") technology. Management believes that the ability to produce newsprint with recycled content has become an important competitive factor. Management anticipates that the demand for newsprint with recycled content will continue to grow as a result of further legislative activity and customer preferences, although at a slower rate than in recent years. While an increasing number of producers are gaining the ability to supply newsprint with recycled content, management believes its deinking facilities and the relative proximity of the mills to reliable sources of waste paper from urban centers will give the Company a competitive advantage with customers who demand newsprint with recycled content, although there can be no assurances that the Company will be able to maintain such a competitive advantage.

    UNCOATED GROUNDWOOD PAPERS. The Company's principal uncoated groundwood paper production facilities include five paper machines located at the Grand-Mere (Laurentide) and Trois-Rivieres (Wayagamack), Quebec mills; smaller quantities of uncoated groundwood papers are also produced on other machines located at the Ellesmere Port (Bridgewater) and Shawinigan (Belgo) mills. The Company produced approximately 461.0 thousand tons of uncoated groundwood papers in 1993. All uncoated groundwood production facilities are owned by Stone-Consolidated. The Company's net capacity increased in both 1991 and 1992 as a result of the introduction and ramping up of a new paper machine at the Laurentide mill. The Company had revenues from the sale of uncoated groundwood papers of approximately $243.3 million in 1993. The Company's operating margins on the sale of uncoated groundwood papers are significantly higher than for newsprint.

    In 1993, the Company produced approximately 461,000 tons of uncoated groundwood papers. Uncoated groundwood papers are manufactured using production processes similar to those used for newsprint but are generally of higher quality and command higher prices and higher operating margins.

    The principal grades of uncoated groundwood papers manufactured and sold by the Company are directory papers, rotogravure and offset papers used in newspaper inserts, retail store advertising fliers, Sunday magazines and other periodicals, bulky book papers used for mass circulation paperback novels and form papers for use in the manufacture of computer printout and other business forms. During 1993, the Company's production of uncoated groundwood papers consisted of 69% rotogravure and offset papers, 21% directory papers, 8% bulky book papers and 2% forms papers. Major customers for rotogravure and offset papers include major retailers, publishers of Sunday magazines and other periodicals and major commercial printers. Major customers for directory papers include telephone companies and independent publishers of telephone directories and large commercial printers.

    MARKET PULP. The Company owns and operates five market pulp mills in North America including mill operations in Panama City, Florida; Port Wentworth, Georgia; Bathurst, New Brunswick; Portage-du-Fort, Quebec and Trois-Rivieres, Quebec and at its 25% owned operation in Castlegar, British Columbia. Total sales of market pulp (including 25% of the Celgar mill) approximated $187.3 million in 1993.

    The Company has invested substantial sums to increase the production capacity of market pulp. In 1992, the addition of market pulp capacity was completed at the Company's Port Wentworth mill. The cost of the project was approximately $425 million. In addition, the Celgar mill was completely rebuilt and approximately doubled in capacity at a cost of approximately Cdn.$693 million.

FIBER SUPPLY:

    Wood fiber, particularly from wood chips, and waste paper constitute the basic raw materials for linerboard, corrugating medium, unbleached kraft paper, newsprint, uncoated groundwood paper and market pulp. Wood fiber resources are available within economic proximity of the mills and the Company has not experienced any significant difficulty in obtaining such resources, although environmental concerns in the Pacific Northwest (including the designation of the spotted owl as a threatened species) have reduced the supply of wood in that region. Consistent with its strategy to obtain long-term wood fiber sources without the costs associated with land ownership, the Company sold approximately 329 thousand acres of timberland during the years 1988 through 1992. This acreage had been owned by Southwest Forest Industries, Inc., now named Stone Southwest, Inc., which was acquired by the Company in 1987. At December 31, 1993, the Company had approximately 11 thousand and 339 thousand acres of private fee timberland in the United States and Canada, respectively. The Company assists certain landowners in the southeastern United States in managing approximately 2.0 million acres of timberland.

    Recycled fiber, one of the Company's principal raw material components along with wood fiber, must be purchased in a price sensitive market. The Company believes that the demand for recycled fiber will increase and expects that the cost of purchasing recycled fiber will also increase as a result of increased demand and market conditions. As a result of the recognition of greater recycled fiber utilization in the United States, the Company and WMX Technologies, Inc. (formerly Waste Management Corporation) have formed PRI, which assists the Company in the procurement of waste fiber.

MARKETS AND COMPETITION

    The major markets in which the Company sells its principal products are highly competitive. Its products compete with similar products manufactured by others and, in some instances, with products manufactured from other materials. Areas of competition include price, innovation, quality and service.

    The Company's products and the raw materials needed to manufacture those products have historically exhibited price and demand cyclicality. Cyclical economic factors such as growth in the economy generally, interest rates, unemployment levels and fluctuations in currency exchange rates have had a significant impact on prices and sales of the Company's products. The availability and cost of wood fiber, including wood chips, and waste paper may be subject to substantial variation, depending upon economic, political and conservation considerations.

    The Company's business is not dependent upon a single customer or upon a small number of major customers. The loss of any one customer would not have a material adverse effect on the Company.

    Backlogs are not a significant factor in the industry in which the Company operates; most orders placed with the Company are for delivery within 60 days or less.

    The Company owns patents, licenses, trademarks and tradenames on products. The loss of any patent, license, trademark and tradename would not have a material adverse effect on the Company's operations.

EMPLOYEES

    As of December 31, 1993, the Company had approximately 29,000 employees, of whom approximately 21,100 were employees of U.S. operations and the remainder were employees of foreign operations. Of those in the United States, approximately 12,300 are union employees.

LEGAL PROCEEDINGS

    On October 27, 1992, the Florida Department of Environmental Regulation ("DER") filed a civil complaint in the Fourteenth Judicial Circuit Court of Bay County, Florida against the Company seeking injunctive relief, an unspecified amount of fines and civil penalties, and other relief based on alleged groundwater contamination at the Company's Panama City, Florida pulp and paper mill site. In addition, the complaint alleges operation of a solid waste facility without a permit and discrepancies in hazardous waste shipping manifests. Because of uncertainties in the interpretation and application for DER's rules, it is premature to assess the Company's potential liability, if any, in the event of an adverse ruling. At the parties' request, the case has been placed in abeyance pending the conclusion of a related administrative proceeding petitioned by the Company following DER's proposal to deny the Company a permit renewal to continue operating its wastewater pretreatment facility at the mill site. The administrative proceeding has been referred to a hearing officer for an administrative hearing on the consolidated issues of compliance with a prior consent order, denial of the permit renewal, completion of a contamination assessment and denial of a sodium exemption. As of July 19, 1994, the hearing officer had postponed the administrative hearing pending settlement negotiations between the parties. The Company intends to vigorously assert its entitlement to the permit renewal and to defend against the groundwater contamination and unpermitted facility allegations.

    In November 1990, the EPA announced its decision to list two bodies of water in Arizona, Dry Lake and Twin Lakes, as "waters of the United States" impacted by toxic pollutant discharges under Section 304(l) of the federal Clean Water Act. These bodies of water have been used by the Company's Snowflake, Arizona pulp and paper mill for the evaporation of its process wastewater. The EPA is preparing a draft consent decree to resolve the alleged past unpermitted discharges which will include the EPA's proposal that the Company pay civil penalties in the amount of $900,000. The Company has vigorously disputed the application of the Clean Water Act to these two privately owned evaporation ponds. The Company has begun implementation of a plan to use its wastewater to irrigate a biomass plantation and discontinue using Dry Lake to evaporate wastewater. It is premature to predict the amount of penalties that will eventually be assessed.

    By letter dated January 4, 1994, the Company received a notice of violation from the Water Management Division of the EPA, Region 9 alleging violations of discharge limits and monitoring requirements of the applicable NPDES permit at the Company's Flagstaff, Arizona sawmill during the period from January 1990 through December 1992. The Company and the EPA have reached a settlement in principle under which the Company will pay penalties of $98,000.

    On April 20, 1994, Carolina Power & Light ("CP&L") commenced proceedings against the Company before the Federal Energy Regulatory Commission ("FERC") (the "FERC Proceeding") and in the United States District Court for the Eastern District of North Carolina (the "Federal Court Action"). Both proceedings relate to the Company's electric cogeneration facility located at its Florence, South Carolina plant (the "Facility") and the Company's Electric Power Purchase Agreement (the "Agreement") with CP&L. Prior to the filing of the proceedings, the Company and CP&L had been in discussions relating to a transaction involving the Facility and the Agreement.

    In the FERC Proceeding, CP&L alleges that the Facility lost its qualifying facility ("QF") certification under the Public Utility Regulatory Policy Act of 1978 on August 13, 1991, when the Agreement pursuant to which CP&L purchases electricity generated by the Facility was amended to reflect the Company's election under the Agreement to switch to a "buy-all/sell-all mode of operation." As a result, CP&L alleges the Company became a "public utility" on August 13, 1991 subject to FERC regulation under the Federal Power Act. CP&L has also requested FERC to determine the "just and reasonable rate" for sales of electric energy and capacity from the Facility since August 13, 1991 and to order the Company to refund any amounts paid in excess of that rate, plus interest and penalties.

    In its answer filed with the FERC on June 2, 1994, the Company stated that its power sales to CP&L fully complied with the FERC's regulations. The Company also requested the FERC to waive compliance with any applicable FERC regulations in the event that the FERC should determine, contrary to the Company's position, that the Company has not complied with the FERC's regulations in any respect. CP&L has also filed several other pleadings to which the Company has responded. If the FERC were to determine that the Company had become a "public utility," the Company's issuance of securities and incurrence of debt after the date that it became a "public utility" could be subject to the jurisdiction and approval of the FERC unless the FERC granted a waiver. In the absence of such a waiver, certain other activities and contracts of the Company after such date could also be subject to additional federal and state regulatory requirements, and defaults might be created under certain existing agreements. Based on past administrative practice of the FERC in granting waivers of certain other regulations, the Company believes that it is likely that such a waiver would be granted by the FERC in the event that such a waiver became necessary. However, the FERC Proceeding is in its preliminary stages and no assurance can be provided as to the timing of the FERC's decision or the outcome.

    In the Federal Court Action, CP&L has requested declaratory judgments that sales of electric energy and capacity under the Agreement since August 13, 1991 are subject to a just and reasonable rate to be determined by FERC and that the Agreement has been terminated as a result of the Company's failure to maintain the Facility's QF status and the invalidity of the Agreement's rate provisions. CP&L has also sought damages for breach of contract and for purchases in excess of the just and reasonable rate to be determined by FERC. On June 9, 1994, the Company moved to dismiss CP&L's Federal Court Action on the principal grounds that any proceedings in the United States District Court are premature unless and until the FERC Proceeding is finally resolved.

    The Company intends to contest these actions vigorously. Due to the pendency of the litigation, a planned transaction involving a favorable energy contract related to the Facility and the Agreement did not occur.

    On April 13, 1994, a digester vessel ruptured at the Company's pulp and paperboard mill in Panama City, Florida resulting in the deaths of three employees and injuries to other employees and causing extensive damage to certain of the facility's assets. The occurrence has been investigated by the Occupational Safety and Health Administration ("OSHA"). On August 4, 1994, OSHA held a closing conference with the Company to discuss OSHA's preliminary findings. Even though the findings have not been finalized, OSHA has disclosed that certain "apparent" violations of OSHA standards have been found. The category of each apparent violation has not yet been determined. The Company has not yet fully reviewed the apparent violations. The Company believes it will not receive the final determination of any violations until mid-September. Upon final review of such final determinations, the Company will decide whether to contest OSHA's claims. In addition, on August 29, 1994, OSHA informed the Company that it was being cited for violations connected with the start-up of operations at the Panama City mill. These violations are not related to the expected final determinations mentioned above. The Company intends to vigorously defend the imposition of penalties relating to these violations.

    On July 14, 1994, the European Commission ("EC") imposed fines on a group of 19 manufacturers of carton-board, a product used to manufacture folding cartons, in the aggregate amount of $164.8 million. The Company's German subsidiary, Europa Carton AG, ("Europa Carton"), was fined $2.5 million. The fines were a result of alleged price fixing activities by these manufacturers. At this time, the Company believes that Europa Carton did not participate in the alleged price fixing scheme and the Company is considering an appeal of its fine and is awaiting formal notification from the EC of its reason for imposing the fine on Europa Carton. While Europa Carton is a member of the association implicated by the EC and did implement price increases which were generally implemented by members of the association, Europa Carton is not a large manufacturer of this product and is not represented on the council of the association.

    The Company is involved in contractual disputes, administrative and legal proceedings and investigations of various types. Although any litigation, proceeding or investigation has an element of uncertainty, the Company believes that the outcome of any proceeding, lawsuit or claim which is pending or threatened, or all of them combined, would not have a material adverse effect on its consolidated financial position or results of operations.

    For additional information relating to the Company see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations," "-- Investing Activities" and "-- Environmental Issues" and the Notes to the Consolidated Financial Statements, "Note 2 -- Subsequent Events," pages F-22 - F-23, "Note 3 -- Acquisitions/Mergers/Dispositions," page F-23, "Note 4 -- Public Offering of Subsidiary Stock," page F-24, "Note 16 -- Related Party Transactions," pages F-45 - F-46 and "Note 19 -- Segment Information," pages F-49 - F-52.

                                   PROPERTIES

    The Company, including its subsidiaries and affiliates, maintains manufacturing facilities and sales offices throughout North America, continental Europe and the United Kingdom, as well as sales offices in Japan and China. A listing of such worldwide facilities as of December 31, 1993 is provided on pages 52-53 of this Prospectus.

    The approximate annual production capacity of the Company's mills is summarized in the following table:

                                                              PAPERBOARD
                                                              AND PAPER    WHITE PAPER
                                                              PACKAGING      AND PULP       TOTAL
                                                             ------------  ------------  ------------
                                                                           DECEMBER 31,
                                                             ----------------------------------------
                                                             1993   1992   1993   1992   1993   1992
                                                             -----  -----  -----  -----  -----  -----
                                                                   (IN THOUSANDS OF SHORT TONS)
United States (1)..........................................  4,583  4,572    853    847  5,436  5,419
Canada (2)(3)..............................................    429    436  2,176  1,783  2,605  2,219
Europe (3).................................................    314    310    307    306    621    616
Other (4)..................................................     --     58     --     --     --     58
                                                             -----  -----  -----  -----  -----  -----
                                                             5,326  5,376  3,336  2,936  8,662  8,312
                                                             -----  -----  -----  -----  -----  -----
                                                             -----  -----  -----  -----  -----  -----

- ------------------------
(1)  Includes 100% of Seminole and Savannah River mills.
(2)  Includes 25% of the Celgar mill.
(3)  Includes 100% of Stone-Consolidated.
(4)  Includes 49% of the Titan mill at December 31, 1992.

    All mills and converting facilities are owned, or partially owned through investments in other companies, by the Company, except for 45 converting plants in the United States, which are leased.

    The Company owns certain properties that have been mortgaged or otherwise encumbered. These properties include 12 paper mills, 9 bag plants and 45 corrugated container plants, including those subject to a leasehold mortgage.

    The Company's properties and facilities are properly equipped with machinery suitable for their use. Such facilities and related equipment are well maintained and adequate for the Company's current operations.

    For additional information relating to the Company's properties for the year ended December 31, 1993 see the Notes to the Consolidated Financial Statements, "Note 3 -- Acquisitions/Mergers/Dispositions," page F-23, "Note 4 -- Public Offering of Subsidiary Stock," page F-24, "Note 10 -- Long-term Debt," pages F-32 - F-40 and "Note 13 -- Long-term Leases," pages F-41 - F-42.

                              WORLDWIDE FACILITIES

UNITED STATES
ALABAMA
Birmingham-

ARIZONA
EagarV
Glendale-
Phoenixt
SnowflakeZ
SnowflakeZ
THE APACHE
 RAILWAY
 COMPANY

ARKANSAS
Jacksonvillet
(LITTLE ROCK)
Little Rock-
Rogers-


CALIFORNIA
City of Industry-
(LOS ANGELES)
Fullerton-
Los Angelest
Salinas-
San Jose-
Santa Fe Springs--


COLORADO
Denver-
South ForkV

CONNECTICUT
Portland-
Torrington-
UncasvilleZ

FLORIDA
Cantonmentt
(PENSACOLA)
GracevilleV
JacksonvilleZ
Panama CityZ
Yuleet
Orlando-
PACKAGING SYSTEMS
Jacksonville-
PREPRINT

GEORGIA
Atlanta---
Port WentworthZ
AtlantaZ
TECHNOLOGY AND
 ENGINEERING CENTER

ILLINOIS
Bedford Park-
(CHICAGO)
Bloomington-
Cameo-
(CHICAGO)
Danville-
*Herrin-
Joliet-
Naperville-
(CHICAGO)
North Chicago-
Plainfieldt
Quincyt
*Ziont
Burr RidgeZ
TECHNOLOGY AND
 ENGINEERING CENTER
Oakbrook-
MARKETING AND
 TECHNICAL CENTER

INDIANA
Columbus-
Indianapolis-
Mishawaka-
South Bend-

IOWA
Des Moines-t
Keokuk-
Sioux City-

KANSAS
Kansas City-

KENTUCKY
Louisville-t

LOUISIANA
Arcadiat
HodgetZ
New Orleans-

MARYLAND
Savaget
(BALTIMORE)

MASSACHUSETTS
Mansfield-
Westfield-

MICHIGAN
Detroit-
Grand Rapidst
OntonagonZ
Melvindale-
(DETROIT)

MINNESOTA
Minneapolis-
Rochester-
St. Cloud-
St. Paul-
Minneapolis-
PREPRINT

MISSISSIPPI
Jackson-
Tupelo--

MISSOURI
Blue Springs-
Kansas Cityt
Liberty-
(KANSAS CITY)
Springfield-
St. Joseph-
St. Louis-

MONTANA
MissoulaZ

NEBRASKA
Omaha-

NEW JERSEY
Elizabetht
Teterboro-

NEW MEXICO
ReserveV

NEW YORK
Buffalo-

NORTH CAROLINA
Charlotte-
Lexington-
Raleigh-

NORTH DAKOTA
Fargo-
OHIO
Cincinnati-
CoshoctonZ
Jefferson-
Mansfield-
Marietta-
New Philadelphiat

OKLAHOMA
Oklahoma City-
Sand Springs-
(TULSA)


OREGON
Grants PassV
MedfordV
White CityV


PENNSYLVANIA
Philadelphia--
Williamsport-
YorkZ

SOUTH CAROLINA
Columbia-V
FlorenceZ
Fountain Inn-
OrangeburgV

SOUTH DAKOTA
Sioux Falls-

TENNESSEE
Chattanooga-
Collierville-
(MEMPHIS)
Nashville-

                              WORLDWIDE FACILITIES

TEXAS
Dallas-
El Paso--.
Grand Prairie-
(DALLAS)
Houston-
Temple-
Tyler-
UTAH
Salt Lake Cityt
Salt Lake Cityt
BAG PACKAGING SYSTEMS

VIRGINIA
HopewellZ
Martinsville-
Richmond--t

WEST VIRGINIA
Wellsburgt

WISCONSIN
Beloit-
Germantown-
(MILWAUKEE)
Nennah-
CANADA
ALBERTA
*Calgary-
*Edmonton-

BRITISH COLUMBIA
*CastlegarZ
*New Westminster-

MANITOBA
*Winnipeg-

NEW BRUNSWICK
BathurstZV
*Saint John-

NOVA SCOTIA
*Dartmouth-

ONTARIO
*Etobicoke-
*Guelph-
*Pembroke-
*Rexdale-
*Whitby-

QUEBEC
ChibougamauV
Grand-MereZ
La BaieZ
Portage-du-FortZ
RobervalV
Saint-FulgenceV
*Saint-Laurent-
ShawiniganZ
Trois-RivieresZ
*Ville Monte-Royal-
RESEARCH CENTER

SASKATCHEWAN
*Regina-

GERMANY
*Augsburg.
*Bremen.
Dusseldorf-
*Frankfurt.
Germersheim-
Hamburg-
*Heppenheim.
HoyaZ
Julich-
Lauenburg-
Lubbecke-
Neuburg-
Platting-
ViersenZ
Waren-

HAMBURG
INSTITUTE FOR
 PACKAGE AND
 CORPORATE DESIGN

UNITED
KINGDOM
Ellesmere PortZ

NETHERLANDS
*Sneek.

BELGIUM
Ghlin-
Grand-Bigard-

FRANCE
*Bordeaux.
*Cholet.
Molieres-Sur-Ceze-
Nimes-
*Soissons.
*Strasbourg.

COSTA RICA
Palmar NorteV
San JoseV
ADMINISTRATIVE
 OFFICE

VENEZUELA
*Puerto OrdazV
ADMINISTRATIVE OFFICE

CORPORATE HEADQUARTERS
Chicago, Illinois

FAR EAST OFFICES
Beijing, China
Tokyo, Japan
STONE CONTAINER
 JAPAN COMPANY,
 LTD.

    -      Corrugated Container
    Z      Paperboard/Paper/Pulp
    t      Bag
    V      Forest Products
    .      Folding Carton

*affiliates

                                   MANAGEMENT

INFORMATION AS TO DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the directors of the Company and their beneficial ownership of Common Stock as of March 1, 1994.

                                                                                         NUMBER OF
                                                                                         SHARES OF
                                                                           YEAR FIRST   COMMON STOCK
                                                                            ELECTED A   BENEFICIALLY  PERCENT OF COMMON
           NAME                          PRINCIPAL OCCUPATION               DIRECTOR      OWNED(C)    STOCK OUTSTANDING
- ---------------------------  --------------------------------------------  -----------  ------------  -----------------
Richard A. Giesen*++         Chairman of the Board & Chief Executive             1974        12,717          (a)
                              Officer of Continere Corporation
James J. Glasser++           Chairman of the Board, President and Chief          1986        10,200          (a)
                              Executive Officer of GATX Corporation
George D. Kennedy+#          Chairman of the Board of Mallinckrodt Group         1989         1,020          (a)
                              Inc. formerly IMCERA Group Inc.
Howard C. Miller, Jr.*+      Consultant                                          1981         2,066          (a)
John D. Nichols+#            Chairman of the Board and Chief Executive           1989         2,040          (a)
                              Officer of Illinois Tool Works Inc.
Jerry K. Pearlman*+++        Chairman of the Board and Chief Executive           1984         3,672          (a)
                              Officer of Zenith Electronics Corporation
Richard J. Raskin            Attorney                                            1983       575,448        (a)(b)
Alan Stone*                  Senior Vice President                               1969     1,062,143            1.2     %(b)
Avery J. Stone               President of IDC Management                         1969       906,415            1.0     %(b)
Ira N. Stone                 Senior Vice President                               1969     1,004,296            1.1     %(b)
James H. Stone*              President of Stone Management Corporation           1969       563,377        (a)(b)
Roger W. Stone*              Chairman of the Board, President and Chief          1969     1,715,127            1.9     %(b)
                              Executive Officer

- ------------------------

*    Member of the Executive Committee

+    Member of the Audit Committee

++   Member of the Compensation Committee

#    Member of the Nominating Committee

(a)  Does not exceed one percent (1%) of the outstanding stock.

(b) There is included in the stock beneficially owned in the foregoing table, Common Stock owned by spouses and associates, except those associates separately listed in the table, beneficial ownership of which is disclaimed. See footnote (b) under "Security Ownership by Certain Beneficial Owners and Management -- Security Ownership by Management".

(c) Each person has sole voting and investment power with respect to the shares listed.

    The following information indicates the principal occupation and employment for the directors and executive officers for the last five years, unless otherwise indicated.

DIRECTORS:

    RICHARD A. GIESEN, born October 7, 1929, is Chairman of the Board and Chief Executive Officer of Continere Corporation, a packaging distribution company. Mr. Giesen is a director of GATX Corporation and Continere Corporation.

    JAMES J. GLASSER, born June 5, 1934, is Chairman of the Board, President and Chief Executive Officer of GATX Corporation, a leasing and financial services company. Mr. Glasser is a director of General American Transportation
Corporation, GATX Leasing Corporation, The B.F. Goodrich Company, Harris Bankcorp, Inc., Harris Trust & Savings Bank, and Bank of Montreal.

    GEORGE D. KENNEDY, born May 30, 1926, is Chairman of the Board of Mallinckrodt Group Inc. formerly IMCERA Group Inc., a diversified health care company. Mr. Kennedy is a director of Illinois Tool Works Inc., Kemper Corporation, Kemper National Insurance Co., Brunswick Corporation, American National Can Corporation, Scottsman Industries, Inc., and Medical Care America, Inc.

    HOWARD C. MILLER, JR., born September 2, 1926, is a consultant in private practice, consulting in general business matters. Mr. Miller is a director of Automobile Protection Corporation.

    JOHN D. NICHOLS, born September 20, 1930, is Chairman of the Board and Chief Executive Officer of Illinois Tool Works Inc., a diversified manufacturing company. Mr. Nichols is a director of Philip Morris Companies, Inc., Household International, Inc. and Rockwell International Corporation.

    JERRY K. PEARLMAN, born March 27, 1939, is Chairman of the Board and Chief Executive Officer of Zenith Electronics Corporation, a manufacturer of consumer electronics and cable television products. Mr. Pearlman is a director of First Chicago Corporation and The First National Bank of Chicago.

    RICHARD J. RASKIN, born April 4, 1945, is an attorney in private practice with the law firm of Richard J. Raskin, Attorney at Law. See Footnote (b) under "Security Ownership by Certain Beneficial Owners and Management -- Security Ownership by Management".

    ALAN STONE, born February 5, 1928, Senior Vice President, Purchasing; is responsible for corporate purchasing. See Footnote (b) under "Security Ownership by Certain Beneficial Owners and Management -- Security Ownership by Management".

    AVERY J. STONE, born November 7, 1932, is President of IDC Management Co., a management and investment company. See Footnote (b) under "Security Ownership by Certain Beneficial Owners and Management -- Security Ownership by Management".

    IRA N. STONE, born February 4, 1932, Senior Vice President since 1991, is responsible for Corporate Marketing, Communication and Public Affairs. See Footnote (b) under "Security Ownership by Certain Beneficial Owners and Management -- Security Ownership by Management".

    JAMES H. STONE, born March 4, 1939, is President of Stone Management Corporation, a management consulting firm (not affiliated with the Company). Mr. Stone is a director of Fullerton Metals Company. See Footnote (b) under "Security Ownership by Certain Beneficial Owners and Management -- Security Ownership by Management".

    ROGER W. STONE, born February 16, 1935, is Chairman of the Board, President and Chief Executive Officer. Mr. Stone is a director of First Chicago Corporation, The First National Bank of Chicago, Continere Corporation, McDonald's Corporation, Morton International, Inc., Stone-Consolidated Corporation, and Option Care, Inc. See Footnote (b) under "Security Ownership by Certain Beneficial Owners and Management -- Security Ownership by Management".

OTHER EXECUTIVE OFFICERS:

    ARNOLD F. BROOKSTONE, born April 8, 1930, Executive Vice President, Chief Financial and Planning Officer since 1991. Previously, Mr. Brookstone was Senior Vice President, Chief Financial and Planning Officer. Mr. Brookstone is a director of Stone-Consolidated Corporation, Continere Corporation, Donnelly Corporation, MFRI, Inc., and Rembrandt Funds.

    JAMES DOUGHAN, born November 9, 1933, President and Chief Executive Officer of Stone-Consolidated Corporation since 1993. Previously, Mr. Doughan was Executive Vice President, Containerboard and Paper and Pulp Marketing and Sales. Mr. Doughan is a director of Stone-Consolidated Corporation.

    MORTY   ROSENKRANZ,  born  February  21,  1928,  Executive  Vice  President,
Administration since 1993. Previously, Mr. Rosenkranz was Executive Vice President North American Integrated Packaging.

    JOHN D. BENCE, born June 18, 1932, Senior Vice President, European Packaging Operations, joined the Company in December 1988 and was elected Vice President in March 1989 and Senior Vice President in January 1991.

    THOMAS W. CADDEN, SR., born September 4, 1933, Senior Vice President and General Manager Industrial and Retail Packaging since 1993. Previously, Mr. Cadden was Senior Vice President and General Manager of the Corrugated Container Division.

    THOMAS P. CUTILLETTA, born July 5, 1943, Senior Vice President and Corporate Controller, is the Company's Chief Accounting Officer. Mr. Cutilletta was elected Senior Vice President in January 1991.

    HAROLD E. GREGG, born May 17, 1929, Senior Vice President since 1993 working on special projects for the Chairman of the Board. Previously Mr. Gregg was Senior Vice President Marketing and Corporate Sales.

    GERALD M. FREEMAN, born April 18, 1937, Senior Vice President and General Manager, Forest Products Division since 1987, is responsible for the operations of that division.

    JAMES B. HEIDER, born July 27, 1943, Senior Vice President and General Manager, Containerboard and Paper Division since December, 1988.

    MATTHEW S. KAPLAN, born March 13, 1957, Senior Vice President and General Manager, Corrugated Container Division, since June, 1993. Previously, Mr. Kaplan was Vice President and General Manager, Retail Bag Division. Mr. Kaplan is the son-in-law of Roger W. Stone.

    WILLIAM J. KLAISLE, born September 13, 1941, Vice President Corporate Development since April 1993. Previously, Mr. Klaisle was Vice President, Corporate Marketing and Communications.

    LESLIE T. LEDERER, born July 20, 1948, Vice President, Secretary and Counsel since 1987.

    MICHAEL B. WHEELER, born February 15, 1945, Vice President since 1984 and Treasurer and Assistant Secretary since 1981.

MEETINGS AND COMMITTEES OF DIRECTORS

    The Audit Committee of the Board meets, as necessary, to receive and review the results of the audits of the Company's books and records performed by the independent auditors, to review matters relating to internal auditing, accounting policies, procedures and adjustments, and to participate in the selection of independent auditors for the following year.

    The Compensation Committee of the Board meets, as necessary, to review the Company's programs for the development of management personnel and to consider recommendations and proposals to be made to the Board on directors' fees and management compensation.

    The Nominating Committee of the Board meets, as necessary, to seek out, review the qualifications of, and propose to the Board, nominees for election as directors. The Company's By-Laws provide, in general, that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting of stockholders at which directors are to be elected only if written notice of such stockholder's intent to make such nomination has been received by the Secretary of the Company not less than 60 nor more than 90 days prior to such meeting. The By-Laws further specify the requirements of such notice.

    The Executive Committee of the Board exercises the power and authority of the Board of Directors as may be necessary during intervals between meetings of the Board of Directors, subject to such limitations as are provided by law, the Company's By-Laws or resolutions of the Board of Directors.

    Non-employee directors receive an annual retainer of $25,000 for their services plus $1,000 per meeting for attendance at Board and Board Committee meetings. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee receive an additional $3,000 per year retainer. Under the Company's unfunded deferred director fee plans, a director may elect to defer payment of his director's fees so that payment would be made in ten equal annual installments commencing in the year following the director's retirement from the Board of Directors plus earnings on the deferred amounts. In addition, it is the policy of the Company to appoint a director with ten or more years service as a director to be a consultant to the Company for a period of five years after retirement from the Board, at an annual fee based upon the director's retainer in effect at the date of retirement.

CERTAIN TRANSACTIONS

    During 1984, the Company loaned to Mr. James Doughan, President & Chief Executive Officer of Stone-Consolidated the amount of $347,250 in connection with Mr. Doughan's relocation to Chicago upon his assuming his duties with the Company. Mr. Doughan subsequently repaid a portion of such loan; the outstanding balance as of March 1, 1994 was $275,000. During 1988, the Company made a loan to Mr. James B. Heider, Senior Vice President and General Manager, Containerboard and Paper Division, in the amount of $320,000 in connection with his move to Chicago. Mr. Heider has subsequently repaid a portion of such loan; the outstanding balance as of March 1, 1994 was $250,000. Such loans bear no interest and are repayable on demand by the Company. The interest rate imputed on such loans was 4.98% during 1993.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Roger W. Stone, Chairman of the Board, President and Chief Executive Officer of the Company, serves as a director of Continere Corporation, whose Chairman and Chief Executive Officer, Richard A. Giesen, serves on the Compensation Committee of the Company.

                         SECURITY OWNERSHIP BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

    As of February 14, 1994, the following persons were known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company:

                                                                      NUMBER OF SHARES OF
                                                                         COMMON STOCK          PERCENT OF COMMON
NAME AND ADDRESS                                                     BENEFICIALLY OWNED(1)     STOCK OUTSTANDING
- ------------------------------------------------------------------  -----------------------  ---------------------
FMR Corp..........................................................          10,184,373(2)             11.58%
  82 Devonshire Street
  Boston, MA 02109-3614
Sanford C. Bernstein & Co., Inc...................................             6,337,584               7.2 %
  767 Fifth Avenue
  New York, NY 10153
Reliance Financial Services Corp..................................           4,761,904(3)              5.4 %
  Park Avenue Plaza
  55 East 52nd Street
  New York, NY 10055

- ------------------------
(1) Information with respect to beneficial ownership is based upon information furnished by each owner.
(2) Includes (i) 5,350,817 shares resulting from the assumed conversion of $61,802,000 principal amount of the Company's 8 7/8% Convertible Senior Subordinated Notes due 2000, (ii) 7,949 shares resulting from the assumed conversion of shares of the Company's $1.75 Series E Cumulative Convertible Exchangeable Preferred Stock and (iii) 60,694 shares resulting from the assumed conversion of $2,060,000 principal amount of the Company's 6.75% Convertible Subordinated Debentures.
(3) All 4,761,904 shares are based upon the assumed conversion of the Company's 8 7/8% Convertible Senior Subordinated Notes due 2000.

SECURITY OWNERSHIP BY MANAGEMENT

    As of March 1, 1994, each of the executive officers named in the Summary Compensation Table below, individually, and all directors and executive officers as a group, beneficially owned the following shares of Common Stock of the
Company:

                                          NUMBER OF
                                           SHARES
                                       OF COMMON STOCK     PERCENT OF
                                        BENEFICIALLY      COMMON STOCK
NAME                                        OWNED          OUTSTANDING
- -----------------------------------    ---------------    -------------
Arnold F. Brookstone...............          112,400           (a)
James Doughan......................           49,296           (a)
James B. Heider....................           44,795           (a)
Morty Rosenkranz...................           68,168           (a)
Roger W. Stone.....................        1,715,127              1.9%(b)
All directors and executive
 officers as a group...............       11,203,767             12.4%(b)

- ------------------------
(a)  Does not exceed one percent (1%) of the outstanding stock.
(b) The shares of Common Stock owned by all directors and executive officers as a group include those of Jerome H. Stone and Marvin N. Stone, each of whom is a Founding Director and as such is, pursuant to the Company's By-Laws, entitled to attend and participate at meetings of directors but has no vote. Jerome H. Stone, Marvin N. Stone and Norman H. Stone (deceased) are brothers. Alan Stone and Ira N. Stone are sons of Norman H. Stone. Avery J. Stone and Roger W. Stone are sons of Marvin N. Stone. James H. Stone is the son and Richard J. Raskin is the son-in-law of Jerome H.

     Stone. Matthew S. Kaplan is the son-in-law of Roger W. Stone. The members of the Stone family own an aggregate (but not as a group) of approximately
     13,000,000 shares of Common Stock (approximately 15% of the outstanding shares).

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid to, as well as the value of stock awards earned by, the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during the past three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                  ANNUAL COMPENSATION         --------------------------------------
                                           ---------------------------------  RESTRICTED STOCK  LONG-TERM INCENTIVE
NAME AND PRINCIPAL POSITION                  YEAR       SALARY       BONUS      AWARDS(1)(2)      PLAN PAYOUTS(3)
- -----------------------------------------  ---------  -----------  ---------  ----------------  --------------------
Roger W. Stone ..........................       1993  $   730,000         --    $    395,604                 -0-
 Chairman, President                            1992      730,000         --         389,360             172,150
 Chief Executive Officer                        1991      730,000         --         381,547             177,000
Morty Rosenkranz ........................       1993      410,000         --         156,545                 -0-
 Executive Vice President                       1992      391,250         --         154,836              65,340
                                                1991      363,250         --         150,121              69,000
James Doughan ...........................       1993      373,000         --         131,000                 -0-
 Executive Vice President                       1992      358,000         --         118,856              65,340
                                                1991      341,750         --         114,276              69,000
Arnold F. Brookstone ....................       1993      310,000         --         113,004                 -0-
 Executive Vice President                       1992      295,000         --         104,295              61,270
                                                1991      280,250         --          99,774              69,000
James B. Heider .........................       1993      275,000         --          87,770                 -0-
 Senior Vice President                          1992      253,250         --          87,210              25,300
                                                1991      225,500         --          76,751              29,850

- ------------------------
(1) Stock awards made under the Long-Term Incentive Plan do not vest until the fifth anniversary of the award.

(2) Dividends on shares of restricted stock are paid at the same time and at the same rate as dividends on all other shares of the Company's Common Stock. The aggregate number as of December 31, 1993 and value as of the date of the grant of each named executive's restricted stock holdings are as follows: Mr. Stone, 119,081 shares, $2,332,807.25; Mr. Rosenkranz, 36,550 shares, $729,229.00; Mr. Doughan, 29,120 shares $598,140.25; Mr.
     Brookstone, 24,671 shares, $510,369.75; Mr. Heider, 20,458 shares, $370,071.50.

(3) Cash payouts under the Long-Term Incentive Plan reflected in this column are on account of awards made and earned over the preceding five year period.

LONG TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

    The following table sets forth the long-term incentive plan performance unit awards made to each of the named executives in 1993.

                                                                PERFORMANCE OR     ESTIMATED FUTURE PAYOUTS UNDER
                                                                 OTHER PERIOD      NON-STOCK PRICE BASED PLANS(1)
                                                                     UNTIL       -----------------------------------
                                                    NUMBER OF    MATURATION OR    THRESHOLD    TARGET      MAXIMUM
NAME                                                  UNITS         PAYOUT           ($)         ($)         ($)
- -------------------------------------------------  -----------  ---------------  -----------  ---------  -----------
Roger W. Stone...................................        3956       5 years         197,800     395,600     593,400
Morty Rosenkranz.................................        1566       5 years          78,300     156,600     234,900
James Doughan....................................        1197       5 years          59,850     119,700     179,550
Arnold F. Brookstone.............................        1048       5 years          52,400     104,800     157,200
James B. Heider..................................         878       5 years          43,900      87,800     131,700

- ------------------------
(1)  Cash payout under the Company's Long-Term Incentive Plan.

    In addition to the restricted stock awards reflected in the Summary Compensation Table, the Company's Long-Term Incentive Plan provides for incentive awards to each named executive officer, in the form of performance units, based upon the long-term performance of the Company. Such awards may be earned upon the expiration of the five year period after the date of award to the extent that the Company has achieved the designated performance goals for such five-year performance cycle. Awards are granted each year based upon each participant's level of responsibility and average salary mid-point level projected as of the end of each five year performance cycle with awards ranging from 40% to 100% of such salary mid-point. Performance unit awards are payable in cash, if earned, upon the completion of each five year performance cycle. The targeted performance goal for each performance cycle is realization by the Company of a designated average corporate return on beginning equity. Cash payments (from 0% to 150% of the performance unit award) are then determined by the degree to which the Company attains or exceeds the targeted goal, ranging from a minimum of 88% to a maximum of 133% of such goal. No cash payments will be made if the Company does not achieve at least 88% of such goal. For example, the cash payment, if any, to be paid to a participant under the plan will be in an amount equal to (i) 100% of the value of the performance unit at the time of its award if the Company attains the targeted goal at the end of the performance cycle; (ii) 150% of such value if the Company attains 133% of such targeted goal; (iii) 50% of such value if the Company attains 88% of such targeted goal, or (iv) nothing, if the Company does not attain 88% of its targeted goal.

SALARIED EMPLOYEES RETIREMENT PLAN:

    The Stone Container Corporation Salaried Employees Retirement Plan provides for the payment of a monthly pension to retiring salaried employees equal to the larger of (a) 1.67% of his or her average monthly compensation based on the highest 60 consecutive months compensation (within the last 180 months) for each year of service to a maximum of 30 years service, reduced by 3/4 of 1% of the employee's covered compensation under social security or (b) 1% of such average monthly compensation (not greater than $900) for each year of service. This benefit is then reduced, if applicable, by the monthly retirement income that could be provided on an actuarial equivalent basis from the employee's participation in certain previously sponsored retirement plans of the Company. Employees become vested for retirement income benefits after completion of 5 years of service or, if earlier, upon reaching age 65. The payment or accrual in respect of any specified person is not and cannot readily be separately or individually calculated by the actuaries for this defined benefit plan. Upon the recommendation of the independent actuaries, the Company did not make a cash contribution to the Plan for the year 1993. The following table shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications.

                               PENSION PLAN TABLE
                ILLUSTRATIVE PROJECTED ANNUAL RETIREMENT BENEFIT
       FOR SELECTED REMUNERATION AND YEARS OF SERVICE CLASSIFICATIONS (A)

                                              YEARS OF SERVICE AT RETIREMENT
                              ---------------------------------------------------------------
REMUNERATION (B)                  15           20           25           30           35
- ----------------------------  -----------  -----------  -----------  -----------  -----------
$ 100,000...................  $    25,050       33,400       41,750       50,100       50,100
  150,000...................       37,575       50,100       62,625       75,150       75,150
  200,000...................       50,100       66,800       83,500      100,200      100,200
  250,000...................       62,625       83,500      104,375      125,250      125,250
  300,000...................       75,150      100,200      125,250      150,300      150,300
  400,000...................      100,200      133,600      167,000      200,400      200,400
  600,000...................      150,300      200,400      250,500      300,600      300,600
  800,000...................      200,400      267,200      334,000      400,800      400,800
 1,000,000..................      250,500      334,000      417,500      501,000      501,000

- ------------------------
(a)  Benefit  shown  would be  reduced by  3/4  of 1%  of the  retiree's covered compensation under social security while employed by the Company, as defined in the Plan, and would be limited to the extent required by the provisions of the Internal Revenue Code of 1986. Under federal law, an employee's benefits under a qualified pension plan such as the Stone Container Corporation Salaried Employees Retirement Plan are limited to certain maximum amounts. The Company maintains the Stone Container Corporation Excess Benefit Plan, which supplements the benefits of any participant in the qualified pension plan by direct payment of a lump sum or by an annuity, on an unfunded basis, of the amount by which any participant's benefits under the pension plan are limited by law. The table illustrates the amount of annual pension without regard to such limitations for an employee retiring in 1994 calculated on a single life annuity basis.

(b) In estimating the annual benefit it is assumed that the five year average monthly compensation is equal to 1993 earnings.

    The base compensation covered by the Plan includes salary and any bonus earned. Since no bonuses were paid to the individuals named in the summary compensation table for the years 1991, 1992 and 1993, the base compensation covered by the Plan for those years is equal to the amounts set forth in the Salary column of that table. The years of service as of January 1, 1994 for such individuals are: 37.4 for Mr. Stone, 29.9 for Mr. Rosenkranz, 9.9 for Mr. Doughan, 28.7 for Mr. Brookstone and 13.2 for Mr. Heider.

    Mr. James Doughan, Executive Vice President of the Company, has entered into an agreement with the Company whereby the Company has agreed to pay Mr. Doughan a supplemental retirement benefit commencing when Mr. Doughan attains age 65. The supplemental retirement benefit is computed by taking the difference between $12,500 per month and the amount Mr. Doughan will receive from the Stone Container Corporation Salaried Employees Retirement Plan and, if applicable, the Stone Container Corporation Excess Benefit Plan at age 65. Such supplemental monthly benefit will be payable to Mr. Doughan only in the event Mr. Doughan is either an employee of the Company at age 65 or becomes disabled while employed. In the event Mr. Doughan dies either while an employee of Stone or after commencement of such supplemental monthly benefit, his surviving spouse will receive 50% of such supplemental monthly benefit for the remainder of her life.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN CONTROL ARRANGEMENTS

    The Board of Directors has authorized management to execute continuity contracts for corporate and divisional officers (other than Roger W. Stone) who, with certain exceptions, have been employed by the Company for at least five years, providing for continuation of salary, bonus (based upon the average bonus for the last three calendar years) and certain fringe benefits, in the event of involuntary termination of employment after a change in control, as defined in such continuity contracts, of the Company.

Payments under these contracts would continue until the earliest of three years from the date of such officer's involuntary termination, age 70, death, disability or an offer of comparable employment. The Company has entered into such contracts with each of the individuals named in the Summary Compensation Table other than Mr. Stone. The amount of such payments to be received by the individuals named in the Summary Compensation Table is dependent upon whether such individual obtains employment elsewhere. Any amounts received by such individual from other employment will offset the payment made pursuant to these contracts.

    The Company entered into consulting agreements in 1974 with each of Messrs. Jerome H. Stone, Marvin N. Stone and Norman H. Stone (deceased), under which each serves or was to serve as a consultant to the Company for a fee of $80,000 per annum during his lifetime and, should he die leaving a widow, $40,000 per annum to such widow during her lifetime. Mr. Norman H. Stone died during 1985 and his widow receives the specified payments. The consulting fees are in addition to the retirement benefits previously noted.

                                CREDIT AGREEMENT


    Concurrently with the closing of this Offering, it is contemplated that the Company will repay the outstanding indebtedness under and terminate its existing 1989 Credit Agreement and enter into the Credit Agreement. The Credit Agreement will consist of a $400 million senior secured term loan and a $450 million senior secured revolving credit facility. The revolving credit facility borrowing availability will be reduced by any letter of credit commitments, and
approximately  $        million  which  the  Company  will  borrow  at  closing.
Availability under the revolving credit facility will also be reduced by the approximately $61 million outstanding letters of credit (the "Florence Letter of Credit") securing the variable rate demand industrial revenue bonds issued by Florence County, South Carolina relating to the Company's linerboard mill located in Florence County. Up to $50 million of the revolving credit facility will be available as a letter of credit sub-facility (other than the Florence Letter of Credit). Any letters of credit issued under the sub-facility will reduce borrowing availability under the revolving credit facility. In addition, Bankers Trust Company will provide a swingline sub-facility under which the Company may make borrowings of up to $25 million. Swingline loans will reduce availability under the revolving credit facility on a dollar-for-dollar basis.


    The Credit Agreement is expected generally to include terms, conditions, representations and warranties, covenants, indemnities and events of default and other provisions which are customary in such agreements. The following is a summary of certain of the principal terms expected to be included in the Credit Agreement. The terms and conditions of the Credit Agreement are subject to negotiation, commitments from a lending group, the execution of definitive documentation and closing (which is conditional upon the successful closing of this Offering and the Related Transactions).

MATURITIES AND MANDATORY PREPAYMENTS

    The term loan under the Credit Agreement will mature on April 1, 2000. Amounts outstanding under the term loan will amortize on a semi-annual basis (April 1 and October 1) based upon the applicable percentage of the initial principal amount of the term loan. Amortization amounts will be .5% of principal amount for the period from April 1, 1995 through April 1, 1999, 47.5% on October 1, 1999 and 48.0% on April 1, 2000. The revolving credit facility will mature on May 15, 1999 and the Florence Letter of Credit will also expire May 15, 1999.

    Mandatory prepayments will be required under the term loan portion of the Credit Agreement as follows: (i) 50% (subject to performance-related step downs to 25%) of Excess Cash Flow (as defined in the Credit Agreement) (excluding the first $50 million of Excess Cash Flow in each fiscal year); (ii) 100% of the net proceeds of (a) the issuance or incurrence of additional indebtedness (excluding certain specified refinancings and $200 million (the "Debt Basket") of other debt), and (b) certain non-ordinary course asset sales (excluding $200 million (the "Asset Basket") of proceeds from such sales (other than sales of Collateral or collateral under the Credit Agreement pledged to the lenders under the Credit Agreement (the "Bank Collateral")), in each case for which substitute collateral is not provided). All mandatory prepayments (except mandatory redemptions related to sales of Bank Collateral) will be allocated entirely against the term loan amortizations in inverse order of maturity. In addition, mandatory prepayments from sales of Bank Collateral (unless substitute collateral has been provided) will be allocated pro rata between the term loan (and applied in inverse order of maturity) and the revolving credit facility, and, in the case of the revolving credit facility, will result in a corresponding permanent commitment reduction.

    At the Company's request, the holders of loans under the term loan, voting individually, may waive their individual right to any mandatory prepayment (and, if lenders representing a majority of the outstanding principal of the term loan waive such prepayment, then all holders will have been deemed to waive prepayment), in which case the amounts otherwise payable to such holders (or all of them) may be retained by the Company. The cash flow in excess of the required mandatory repayment, the net proceeds from the Debt Basket, the net proceeds from the Asset Basket, and waived prepayment obligations may be used for (i) general corporate purposes, (ii) capital expenditures, acquisitions or investments in excess of annual limitations (without reducing permitted basket amounts (except that Debt Basket amounts may not be used for this purpose)) and
(iii) prepayment of publicly issued debt securities ("Permitted Uses").

    The Company will also be permitted to voluntarily reduce the unutilized portion of the revolving credit facility and voluntarily prepay the term loan, with voluntary term loan prepayments to be applied against amortizations in inverse order of maturity.

INTEREST RATES

    The Credit Agreement permits the Company to choose among various interest rate options for the revolving credit facility and the term loan and to specify the interest rate period to which the interest rate options are to apply, subject to certain parameters. The applicable interest rates will be: (i) under the revolving credit facility (a) the higher of Bankers Trust Company's prime rate and the Federal Funds Effective Rate plus 1/2 of 1% (the alternative base rate ("ABR")) plus 1 5/8% per annum or (b) the London Interbank Offered Rate ("LIBOR"), as adjusted ("Adjusted LIBOR"), plus 2 5/8% per annum; (ii) under the swingline loan, ABR plus 1 5/8% per annum and (iii) under the term loan, ABR plus 2 1/8% per annum or Adjusted LIBOR plus 3 1/8% per annum. Upon achievement of specified indebtedness ratios and cash flow coverage ratios or other performance related tests, the interest rate margins for the revolving credit facility (including the swingline sub-facility) will be reduced. Additionally, the Company pays a 1/2% commitment fee on the unused portions of the revolving credit facilities but without giving effect to reductions in availability for swingline loans, letters of credit outstanding or for the Florence Letter of Credit. The Company will pay a fee on the outstanding letters of credit issued under the revolving credit facility at a rate equal to the greater of (i) the spread over Adjusted LIBOR applicable to the revolving credit facility MINUS 1/2% and (ii) 1%.

SECURITY

    All indebtedness under the Credit Agreement will be secured by a significant portion of the assets of the Company. Loans and letters of credit (other than the Florence Letter of Credit) under the Credit Agreement will be secured by a mortgage on the following mills and box plants owned or leased by the Company or its subsidiaries, as well as liens on the machinery, equipment and inventory located at each mill or box plant:

          PAPER MILLS:                     BOX PLANTS:
- ---------------------------------  ----------------------------
Snowflake, Arizona                 48 Owned Box Plants
Panama City, Florida               34 Leased Box Plants(1)
Port Wentworth, Georgia
Florence, South Carolina
Hopewell, Virginia
Hodge, Louisiana Coshocton, Ohio

- ------------------------
(1)  Subject to receipt of requisite landlord consents.

COVENANTS

    The Credit Agreement is expected to contain covenants that include, among other things, requirements to maintain certain financial tests and ratios (including an indebtedness ratio and a minimum interest coverage ratio) and certain restrictions and limitations, including those on capital expenditures, changes in control, payment of dividends, sales of assets, lease payments, investments (including investments in Stone-Consolidated, Seminole and SVCP), additional borrowings, liens, repurchases or prepayment of certain indebtedness, guarantees of indebtedness, mergers and purchases of stock and assets.

INDEBTEDNESS RATIO

    The Company will be required to have an indebtedness ratio (ratio of total consolidated indebtedness to consolidated net worth plus total consolidated indebtedness, as such terms are defined in the Credit Agreement) not exceeding the following amounts as of the end of each fiscal quarter ending on a date as indicated below:

FISCAL QUARTER                                                     RATIO
- ---------------------------------------------------------------  ---------
December 31, 1994 through March 31, 1996.......................  .85 to 1
June 30, 1996 through September 30, 1996.......................  .80 to 1
December 31, 1996 through September 30, 1997...................  .77 to 1
December 31, 1997 through September 30, 1998...................  .72 to 1
December 31, 1998 through September 30, 1999...................  .67 to 1
December 31, 1999 and thereafter...............................  .62 to 1

    At June 30, 1994, the Company's actual indebtedness ratio (as defined) was 81.0%.

INTEREST COVERAGE RATIO

    The Company will be required to have an interest coverage ratio (ratio of earnings before interest, taxes, depreciation and amortization to interest expense) of at least the following ratios at the end of each fiscal quarter, calculated for the most recent four fiscal quarters (or if four fiscal quarters have not been completed since the date thereof, then the number of fiscal quarters that have been completed since the date thereof) as indicated below:

DATE                                                              RATIO
- -------------------------------------------------------------  -----------
December 31, 1994............................................   1.00 to 1
March 31, 1995...............................................   1.15 to 1
June 30, 1995................................................   1.25 to 1
September 30, 1995...........................................   1.35 to 1
December 31, 1995............................................   1.50 to 1
March 31, 1996...............................................   1.65 to 1
June 30, 1996................................................   1.75 to 1
September 30, 1996...........................................   1.85 to 1
December 31, 1996............................................   2.00 to 1
March 31, 1997...............................................   2.25 to 1
June 30, 1997................................................   2.25 to 1
September 30, 1997 and thereafter............................   2.50 to 1

    For the three months ended June 30, 1994, the Company's actual interest coverage ratio was .78 to 1.

RESTRICTIONS ON INVESTMENTS IN SUBSIDIARIES AND GUARANTEES; CROSS-DEFAULTS

    The Credit Agreement contains restrictions on investments in Stone-Consolidated, Seminole and SVCP. The Company is also not permitted to guarantee the indebtedness of Stone-Consolidated, Seminole or SVCP and there are restrictions on other guarantees. There are also restrictions on transactions with affiliates which are not wholly owned subsidiaries. Any event of default or default with respect to the Company's or a Subsidiary's (as defined in the Credit Agreement) indebtedness for money borrowed having an aggregate principal amount of $10 million or more constitutes an event of default under the Credit Agreements. Any acceleration of any indebtedness having an aggregate principal amount of $10 million or more of Stone-Consolidated, SVCP or Seminole also constitutes an event of default under the Credit Agreement.

RESTRICTIONS ON DIVIDENDS

    The Credit Agreement provides that the Company's dividend payments, distributions or purchases of any class of capital stock of the Company and its subsidiaries cannot exceed the sum of (A) an amount equal to (i) 75% of the consolidated net income (as defined by the Credit Agreement) of the

Company  from October 1,  1994 to the  date of payment  of such dividends, minus
(ii) 100% of the consolidated net loss (as defined by the Credit Agreement) of the Company from October 1, 1994 to the date of payment of such dividend plus
(iii) 100% of any net cash proceeds from sales of common stock or certain preferred stock of the Company from the closing date to the date of payment of such dividends, minus (iv) the total of certain permitted investments and permitted capital expenditures, which the Company will be permitted to make in lieu of dividends the Company would be permitted to pay pursuant to this dividend formula. Consolidated Net Income will not include the charge to earnings related to the Offering or the Related Transactions or to charges to earnings for unamortized fees relating to the early extinguishment of debt. In addition, the Credit Agreement permits the Company to pay dividends on its preferred stock outstanding on the date of the Credit Agreement to the extent permitted by the Company's senior subordinated indenture dated as of March 15, 1992.

RESTRICTIONS ON INCURRENCE OF INDEBTEDNESS

    The Credit Agreement restricts the incurrence of additional indebtedness, subject to certain exceptions (including the refinancing of existing indebtedness). The Credit Agreement permits the Company to undertake accounts receivable securitization financings of up to $500 million as well as the incurrence of the Debt Basket amounts.

                              DESCRIPTION OF NOTES

    The  Senior Notes will be issued under an Indenture dated as of            ,
1994 (the "Senior Note Indenture"), between the Company and The Bank of New York, as trustee (the "Senior Note Trustee"). The First Mortgage Notes will be
issued under an Indenture dated as of           , 1994 (the "First Mortgage Note
Indenture") to be entered into by the Company and Norwest Bank Minnesota, National Association, as trustee (the "First Mortgage Note Trustee"). The Senior Notes and First Mortgage Notes are collectively referred to herein as the "Notes," the Senior Note Indenture and the First Mortgage Note Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures" and the Senior Note Trustee and the First Mortgage Note Trustee are referred to herein individually as the "Trustee" and, collectively, as the "Trustees."

    The following summaries of certain provisions of the First Mortgage Notes and the Senior Notes and the First Mortgage Note Indenture and the Senior Note Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the First Mortgage
Note Indenture and the Senior Note Indenture, including the definitions therein of certain terms. A copy of each of the First Mortgage Note Indenture and the Senior Note Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Certain capitalized terms herein are defined in the applicable Indenture.

GENERAL

    The Senior Note Indenture limits the aggregate principal amount of Senior Notes which may be issued thereunder to $200 million. The First Mortgage Note Indenture limits the principal amount of First Mortgage Notes issuable thereunder to $500 million.

    The Senior Notes will be unsecured obligations of the Company.

    The First Mortgage Notes will be secured by the Collateral. See "-- Additional First Mortgage Note Indenture Definitions -- Collateral."

    The principal of, and any premium or interest on, the Notes will be payable, and the Notes will be exchangeable and transfers thereof will be registrable, at the respective Place of Payment set forth in the applicable Indenture, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Register relating to such Notes.

    The Notes will be issued in United States dollars in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    With respect to any Deficiency Offer, First Mortgage Note Offer, Change of Control Offer, Asset Disposition Offer or optional redemption of the Notes, the Company shall comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, as applicable.

RANKING

    The Notes will rank PARI PASSU in right of payment with all existing and future Senior Indebtedness (as defined) of the Company and senior in right of payment and rights upon liquidation to all existing and future Subordinated Indebtedness of the Company. After giving effect to the Offering and the Related Transactions, the total outstanding Senior Indebtedness of the Company is
expected to be approximately $    .

    A significant portion of the Company's assets will secure borrowings outstanding under the Credit Agreement. See "Credit Agreement -- Security." Likewise, the First Mortgage Notes are secured obligations of the Company. In the event of the Company's insolvency or liquidation, the claims of the lenders under the Credit Agreement would have to be satisfied out of the collateral securing the Credit Agreement before any such assets would be available to pay claims of holders of the Notes. Similarly, the holders of First Mortgage Notes would have to be satisfied out of the Collateral under the First Mortgage Note Indenture before any such assets would be available to pay claims of holders of the Senior Notes. If the lenders under the Credit Agreement and/or the First Mortgage Note Trustee under the First Mortgage Note Indenture should foreclose on their respective collateral, no assurance can be given that there will be sufficient assets available in the Company to pay amounts due on the First Mortgage Notes or the Senior Notes, respectively.

    The Notes are obligations exclusively of the Company. Because certain of the operations of the Company are currently conducted by subsidiaries (primarily Stone Canada and its subsidiaries, including Stone-Consolidated, and Seminole), the Company's cash flow and consequent ability to service debt, including the Notes, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings or upon loans or other payments of funds by those subsidiaries to the Company. The subsidiaries of the Company are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions (as well as potential foreign tax withholding under certain circumstances), are contingent upon the earnings of those subsidiaries and are subject to various business considerations. See "Risk Factors -- Credit Agreement Restrictions."

    Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in the distribution of or proceeds from those assets) will be structurally subordinated to the claims of such subsidiary's creditors (including trade creditors and holders of debt issued by such subsidiary), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

                  PARTICULAR TERMS OF THE FIRST MORTGAGE NOTES

    The First Mortgage Notes will mature on                     , 2002.The First
Mortgage  Notes  are  not redeemable  at  the  option of  the  Company  prior to
                    , 1999. Thereafter, the First Mortgage Notes may be redeemed at the option of the Company, in whole or in part from time to time, on not less than 30 days, nor more than 45 days, prior notice, mailed by first class mail to the First Mortgage Note holders' last addresses as they shall appear in the Register, at the following prices (expressed as percentages of the principal amount of the First Mortgage Notes), if redeemed during the twelve months
beginning                     of the year indicated below, in each case together
with interest accrued to the Redemption Date:

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
- --------------------------------------------------------------------------------  -------------
1999............................................................................             %
2000............................................................................             %
2001 and thereafter.............................................................             %

    Selection of First Mortgage Notes for redemption will be made by the First Mortgage Note Trustee, upon notice, substantially pro rata. The First Mortgage
Note Indenture provides that, if any First Mortgage Note is to be redeemed in part only, the notice which relates to the redemption of such First Mortgage Note shall state the portion of the principal amount to be redeemed, and shall state that on or after the Redemption Date, upon surrender of such First Mortgage Note, a new First Mortgage Note or First Mortgage Notes in principal amount equal to the unredeemed portion thereof will be issued.

    The First Mortgage Notes will bear interest at the rate per annum shown on the cover page of this Prospectus from the date of original issuance of the First Mortgage Notes. Interest on the First Mortgage

Notes will  be  payable semi-annually  on                                    and
                    of  each year, commencing                     , 1995, to the
Holders in whose names the First Mortgage  Notes are registered at the close  of
business on the preceding          and      respectively.

    In the event that the Company is required but unable to make a Deficiency Offer, the Reset Rate on the First Mortgage Notes will be the greater of (x) the initial Interest Rate and (y) the sum of (A) basis points and (B) the higher of the Year Treasury Rate and the Year Treasury Rate and shall further increase by an additional 50 basis points on each succeeding Interest Payment Date, PROVIDED, HOWEVER that in no such event shall the interest rate at any time exceed the Initial Interest Rate by more than 200 basis points.

ADDITIONAL FIRST MORTGAGE NOTE COVENANTS


    LIMITATION  ON LIENS ON COLLATERAL.   Under the terms  of the First Mortgage
Note Indenture, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) incur or suffer to exist any Lien upon any of the Collateral other than Permitted Collateral Liens, (b) take any action or omit to take any action with respect to the Collateral that would have or could be reasonably expected to have the result of adversely affecting, impairing or failing to maintain without interruption the security interests in the Collateral under the First Mortgage Note Indenture or the Security Documents, or (c) grant any interest whatsoever (other than Permitted Collateral Liens) in any of the Collateral to any Person (other than the Company or the First Mortgage Note Trustee) or suffer to exist any such interest. The Company may not enter into a sale-leaseback transaction involving any Collateral.



    LIMITATION ON COLLATERAL ASSET DISPOSITIONS. Under the terms of the First Mortgage Note Indenture, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate or permit a Collateral Asset Disposition unless: (a) the Company receives consideration in respect of and concurrently with such Collateral Asset Disposition at least equal to the fair market value of the relevant Collateral; (b) with respect to each such Collateral Asset Disposition, the Company delivers an Officer's Certificate to the First Mortgage Note Trustee dated no more than 30 days prior to the date of consummation of the relevant Collateral Asset Disposition, certifying that (i) such disposition complies with clause (a) above, (ii) the fair market value of the Collateral being sold was determined in good faith by the Board of Directors of the Company, including a majority of the Independent Directors (whose determination was based on the opinion of a qualified Independent Appraiser or Independent Financial Adviser prepared contemporaneously with such Collateral Asset Disposition and which opinion will be evidenced by an opinion letter of the Independent Appraiser or Independent Financial Adviser and attached to the Officer's Certificate), as evidenced by copies of the resolutions of the Board of Directors of the Company, indicating the requisite approval by the Independent Directors and the Board of Directors (which shall also indicate that the relevant Collateral Asset Disposition is being made for an appropriate business purpose which is not the redemption of the First Mortgage Notes), adopted in respect of and concurrently with such Collateral Asset Disposition and (iii) in the case of a release of less than all of a Collateral Property, the release of the relevant portion of such Collateral Property will not interfere with or materially and adversely affect the value of the remaining portion of such Collateral Property, the maintenance and operation of such remaining portion or the First Mortgage Note Trustee's uninterrupted valid first ranking Lien (subject to Permitted Collateral Liens) on such remaining portion (accompanied by a binding commitment of a title insurer to issue an endorsement to the title insurance policy previously issued in respect of such Collateral Property confirming that, after such release, the First Mortgage Note Trustee's first ranking Lien on such remaining portion will remain unimpaired and uninterrupted (subject only to Permitted Collateral Liens existing on the date of the First Mortgage Note Indenture or obtaining priority through operation of law)); (c) at least 90% of such consideration is in cash or Cash Equivalents; (d) the Net Proceeds therefrom shall be paid directly by the purchaser thereof to the First Mortgage Note Trustee and deposited into the Cash Collateral Account pending application in accordance with clause (g) below and the Company takes such actions, at its sole expense, as shall be required to ensure that the First Mortgage Note Trustee has from such date a first ranking Lien thereon (subject to Permitted Collateral Liens) pursuant to the First Mortgage Note Indenture and the Security Documents; (e) concurrently with the relevant Collateral Asset Disposition, the Company takes such actions, at its sole expense, as shall be required to ensure that the First Mortgage Note Trustee has from such date a first ranking Lien (subject to Permitted Collateral Liens) on any portion of such consideration which is not in the form of cash or Cash Equivalents ("Non-Cash Consideration"), and, upon receipt thereof, of property received in the future in exchange for all or any part of such Non-Cash Consideration, pursuant to the terms of the First Mortgage
Note Indenture and the Security Documents; (f) the Company takes such other actions, at its sole expense, as shall be required to permit the First Mortgage Note Trustee to release the Collateral being sold from the Lien of the First Mortgage Note Indenture and the Security Documents; and (g) the Company, within six months from the date of consummation of a Collateral Asset Disposition, applies all of the Net Proceeds therefrom for the following purposes, individually or in combination, (i) to purchase or otherwise invest in Replacement Collateral (in accordance with the third paragraph of this covenant) or (ii) to make a First Mortgage Note Offer; PROVIDED that, (1) in the event that the Company enters into a binding commitment to purchase or otherwise invest in Replacement Collateral pursuant to the foregoing clause (g)(i) within such six month period, the Company will have eighteen months from the date of consummation of such Collateral Asset Disposition to consummate such purchase or investment, which shall be completed with due diligence and (2) in connection with a Collateral Asset Disposition involving all (but not less than all) of the Collateral Property located in York, Pennsylvania (as more specifically described in the relevant Security Document), the Company may, concurrently with such Collateral Asset Disposition, make subject to the Lien of the First Mortgage Note Indenture as Replacement Collateral any other assets of the Company satisfying the definition of "Replacement Collateral" in accordance with the third paragraph of this covenant below in lieu of the assets purchased with the Net Proceeds of such Collateral Asset Disposition. The Company will not and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into a Sale-leaseback transaction involving the Collateral.



    Under the terms of the First Mortgage Note Indenture, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, suffer or permit a Collateral Loss Event unless: (a) the Net Proceeds therefrom are paid directly by the party providing such Net Proceeds to the First Mortgage Note Trustee and deposited in the Cash Collateral Account,
(b) the Company takes such actions, at its sole expense, as shall be required to ensure that the First Mortgage Note Trustee has from the date of such deposit a first ranking Lien (subject to Permitted Collateral Liens) on such Net Proceeds in the Cash Collateral Account pursuant to the terms of the First Mortgage Note Indenture and the Security Documents and (c) the Company, within six months of receipt of the Net Proceeds therefrom, applies all the Net Proceeds received therefrom for the following purposes, individually or in combination: (i) to purchase or otherwise invest in Replacement Collateral; (ii) to Restore the relevant Collateral; or (iii) to make a First Mortgage Note Offer; PROVIDED that, in the event that the Company enters into a binding commitment to purchase or otherwise invest in Replacement Collateral pursuant to the foregoing clause
(c)(i)  or to Restore  the relevant Collateral pursuant  to the foregoing clause
(c)(ii) within six months of receipt of such Net Proceeds from a Collateral Loss Event, the Company will have eighteen months from the date of such receipt to consummate or complete such purchase, investment or Restoration, which shall be carried out with due diligence. In connection with any Restoration, the Company shall follow the procedures set forth in the First Mortgage Note Indenture.



    Under the terms of the First Mortgage Note Indenture, in the event that the Company (a) elects pursuant to clause (g)(i) of the first paragraph of this covenant or clause (c)(i) of the second paragraph of this covenant to apply any portion of the Net Proceeds from a Collateral Asset Disposition or Collateral Loss Event, respectively, to purchase or otherwise invest in Replacement Collateral, (b) pursuant to the last paragraph of this covenant is deemed to purchase or otherwise invest in Replacement Collateral or (c) pursuant to clause
(2) of the first paragraph of this covenant elects to provide other assets of the Company as Replacement Collateral for the Collateral Property located in York, Pennsylvania following the sale thereof (1) the Company shall deliver an Officers' Certificate to the First Mortgage Note Trustee dated no more than 30 days prior to the date of consummation of the relevant purchase of or investment in Replacement Collateral (in the case of (a)), or of the relevant Collateral Asset Disposition (in the case of (c)) or dated the date of withdrawal (in the case of (b)), certifying that (i) in the case of clause (a), the purchase price for or the amount of the investment in the relevant Replacement Collateral does not exceed the fair market value of such Replacement Collateral, (ii) in the case of clause (b), the Company is required to use the relevant portion of such Net Proceeds to fund an "Asset Disposition Offer" under the 1991 Indenture in accordance with the last paragraph of this covenant and has complied with the last paragraph of this covenant in connection therewith or (iii), in the case of
(c), the fair market value of such Replacement Collateral is not less than $31 million as determined in good faith by the Board of Directors of the Company, including a majority of the Independent Directors (whose determination in the case of clauses (i) and (iii) was based on the opinion of a qualified Independent Appraiser or Independent Financial Adviser prepared contemporaneously with the consummation of such purchase of or investment in the relevant Replacement Collateral and which opinion will be evidenced by an opinion letter of the Independent Appraiser or Independent Financial Adviser
attached to the Officers' Certificate), as evidenced by copies of the resolutions of the Board of Directors, indicating the requisite approval of the Independent Directors, adopted in respect of and concurrently with the purchase of or investment in such Replacement Collateral; and (2) the Company shall take such actions, at its sole expense, as shall be required to permit the First Mortgage Note Trustee to release such Net Proceeds (or proceeds required to be applied to the prepayment of Indebtedness under the 1991 Indenture, as described in the last paragraph of this covenant) from the Lien of the First Mortgage Note Indenture and the Security Documents and to ensure that the First Mortgage Note Trustee has, from the date of such purchase or investment, a first ranking Lien (subject to Permitted Collateral Liens) on such Replacement Collateral pursuant to the terms of the First Mortgage Note Indenture and the Security Documents. Furthermore, the First Mortgage Note Trustee shall have received, concurrently with the grant to it of the Lien in respect of any Replacement Collateral constituting real property or equipment, the documents set forth in the First Mortgage Note Indenture relating to such Replacement Collateral substantially in the form delivered to the First Mortgage Note Trustee on the date of the First Mortgage Note Indenture in respect of the original Collateral Properties.



    Notwithstanding the foregoing, under the terms of the First Mortgage Note Indenture the Company may defer a First Mortgage Note Offer until such time as the Excess Proceeds exceed $15 million (30 days from which time the Company must make a First Mortgage Note Offer), PROVIDED that (a) the Company provides written notice to the First Mortgage Note Trustee of such deferred application of Excess Proceeds, (b) all Excess Proceeds are deposited and remain on deposit in the Cash Collateral Account pending a First Mortgage Note Offer and (c) any First Mortgage Note Offer shall include all Excess Proceeds on deposit in the Cash Collateral Account on the date of such First Mortgage Note Offer, regardless of whether the Excess Proceeds exceed $15 million at such time. All amounts remaining after the completion of any First Mortgage Note Offer shall remain in the Cash Collateral Account subject to the Lien of the First Mortgage
Note Indenture. The Company may use such amounts to purchase or otherwise invest in Replacement Collateral securing the First Mortgage Notes on the basis described in the previous paragraph at any time and from time to time.



    Under the terms of the First Mortgage Note Indenture, within 30 days of any decision by the Company to make a First Mortgage Note Offer or of the date upon which the Excess Proceeds exceed $15 million, the Company, or the First Mortgage Note Trustee at the Company's request, will mail or cause to be mailed to all Holders of First Mortgage Notes a notice of the First Mortgage Note Offer and of the Holders' rights resulting therefrom. Such notice will contain all instructions and materials necessary to enable Holders of First Mortgage Notes to tender their First Mortgage Notes to the Company.



    On the First Mortgage Note Offer Payment Date, the Company shall (i) accept for payment First Mortgage Notes or portions thereof tendered pursuant to the First Mortgage Note Offer in an aggregate principal amount equal to the First Mortgage Note Offer Amount or such lesser amount of First Mortgage Notes as shall have been tendered, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all First Mortgage Notes or portions thereof so accepted, and (iii) deliver or cause to be delivered to the Trustee First Mortgage Notes so accepted together with an Officer's Certificate stating the First Mortgage Notes or portions thereof accepted by the Company. If the aggregate principal amount of First Mortgage Notes surrendered exceeds the aggregate principal amount of First Mortgage Notes subject to the First Mortgage Note Offer, as indicated in the notice required by this covenant, the

Trustee shall select the First Mortgage Notes to be purchased on a PRO RATA basis to the nearest one thousand dollars ($1,000) of principal amount. The Paying Agent shall promptly mail or deliver to Holders of First Mortgage Notes so accepted payment in an amount equal to the purchase price, and the Company shall execute and the Trustee shall promptly authenticate and mail or make available for delivery to such Holders a new First Mortgage Note equal in principal amount to any unpurchased portion of the First Mortgage Note surrendered. The Company will publicly announce the results of the First Mortgage Note Offer.



    If, pursuant to the 1991 Indenture, the Company is required to make an "Asset Disposition Offer" (as defined thereunder) using proceeds from a Collateral Asset Disposition, the Company may use such proceeds as are on deposit in the Cash Collateral Account to fund the purchase of Indebtedness under the 1991 Indenture tendered pursuant to such offer; PROVIDED that the Company shall have subjected to the Lien of the First Mortgage Note Indenture and the Security Documents cash in an amount equal to such proceeds as Replacement Collateral pursuant to the third paragraph of this covenant in lieu of the cash released from the Cash Collateral Account, the amount so released being deemed to be the amount invested in or used to purchase Replacement Collateral for the purpose of such clause and such release and substitution being deemed to constitute a purchase of such Replacement Collateral. In the event that the Company is required to make an Asset Disposition Offer under the 1991 Indenture using proceeds from a Collateral Asset Disposition (including to the extent that proceeds from a Collateral Asset Disposition remain in the Cash Collateral Account after completion of a First Mortgage Note Offer) and the Company does not have sufficient additional funds to make such Asset Disposition Offer, an event of default may occur under the 1991 Indenture and, if so, events of default may occur under other indebtedness of the Company. If such an event of default occurs and indebtedness of $25 million or more is accelerated as a result thereof, such acceleration (if not rescinded or waived within applicable cure periods) would constitute an event of default under the Indentures.



    CERTAIN  OTHER COVENANTS WITH RESPECT TO THE COLLATERAL.  The First Mortgage
Note Indenture also contains certain covenants of the Company to protect the Collateral, including, for example, covenants to maintain title to the Collateral, execute supplemental documents as required to perfect and protect the Liens without interruption, refrain from impairing the Collateral or any Liens thereon, notify the First Mortgage Note Trustee with respect to leases related to any of the Collateral Properties, pay all taxes and assessments, ensure compliance in all material respects with Environmental Laws, maintain insurance coverage on the Collateral, maintain all material licenses and permits required to own and operate the Collateral Properties and preserve the Liens created under the First Mortgage Note Indenture and the Security Documents.


                      PARTICULAR TERMS OF THE SENIOR NOTES

    The Senior Notes will mature on             , 2004. The Senior Notes are not
redeemable at the option of the Company prior  to                       ,  1999.
Thereafter, the Senior Notes may be redeemed at the option of the Company, in whole or in part from time to time on not less than 30 days, nor more than 45 days, prior notice, mailed by first class mail to the Senior Note holders' last addresses as they shall appear in the note register, at the following prices (expressed as percentages of the principal amount of the Senior Notes), if
redeemed during the twelve months beginning                         of the  year
indicated  below, in each case together  with interest accrued to the Redemption
Date:

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
- --------------------------------------------------------------------------------  -------------
1999............................................................................             %
2000............................................................................             %
2001............................................................................             %
2002............................................................................             %
2003 and thereafter.............................................................             %

    Selection of Senior Notes for redemption will be made by the Senior Note Trustee, upon notice, substantially pro rata, by lot, or by any other method that the Senior Note Trustee considers fair and appropriate. The Senior Note indenture provides that, if any Senior Note is to be redeemed in part only, the notice which relates to the redemption of such Senior Note shall state the portion of the principal amount to be redeemed, and shall state that on or after the Redemption Date, upon surrender of such Senior Note, a new Senior Note or Senior Notes in principal amount equal to the unredeemed portion thereof will be issued.

    The Senior Notes will bear interest at the rate per annum shown on the cover page of this Prospectus from the date of original issuance of the Senior Notes. Interest on the Senior Notes will be payable semi-annually on
                    and                               of  each year,  commencing
                        ,  1995, to  the Holders  in whose  names the  Notes are
registered at the  close of business  on the  preceding             and
respectively.

    In the event that the Company is required but unable to make a Deficiency Offer, the Reset Rate on the Senior Notes will be the greater of (x) the Initial Interest Rate and (y) the sum of (A) basis points and (B) the higher of the
    Year Treasury Rate and the Year Treasury Rate and shall further increase by an additional 50 basis points on each succeeding Interest Payment Date, PROVIDED, HOWEVER that in no such event shall the interest rate at any time exceed the Initial Interest Rate by more than 200 basis points.

         COMMON TERMS OF THE FIRST MORTGAGE NOTES AND THE SENIOR NOTES

    THE TERMS AND PROVISIONS OF THE INDENTURES ARE SUBSTANTIALLY IDENTICAL, EXCEPT THAT THE FIRST MORTGAGE NOTE INDENTURE CONTAINS ADDITIONAL TERMS AND PROVISIONS RELATING TO THE COLLATERAL SECURING THE FIRST MORTGAGE NOTES AS DESCRIBED IN "-- ADDITIONAL FIRST MORTGAGE NOTE COVENANTS" AND "-- ADDITIONAL FIRST MORTGAGE NOTE INDENTURE DEFINITIONS." SET FORTH BELOW IS A DESCRIPTION OF THE COMMON TERMS OF THE NOTES. IN THIS SECTION, THE TERM "INDENTURE" REFERS TO THE FIRST MORTGAGE NOTE INDENTURE OR THE SENIOR NOTE INDENTURE, AS THE CASE MAY BE, AND THE TERM "NOTES" REFERS TO THE FIRST MORTGAGE NOTES OR THE SENIOR NOTES, AS APPLICABLE.

    In addition to the Senior Notes offered hereby, the Company has also issued $150 million principal amount of its 12 5/8% Senior Notes due July 15, 1998, $240 million principal amount of its 11 7/8% Senior Notes due December 1, 1998 and $710 million principal amount of its 9 7/8% Senior Notes due February 1, 2001 under its Indenture dated November 1, 1991, as amended and supplemented (the "1991 Indenture"), between the Company and The Bank of New York, as trustee.

CERTAIN COVENANTS

MAINTENANCE OF SUBORDINATED CAPITAL BASE

    The Indenture provides that, subject to the exception described in the fourth following paragraph, in the event that the Company's Subordinated Capital Base is less than $1 billion (the "Minimum Subordinated Capital Base") as at the end of each of any two consecutive fiscal quarters (the last day of the second such fiscal quarter, a "Deficiency Date"), then, with respect to the Notes, the Company shall, no later than 60 days after the Deficiency Date (105 days if a Deficiency Date is also the end of the Company's fiscal year), make an offer to all Holders of Notes to purchase (a "Deficiency Offer") 10% of the principal amount of Notes originally issued, or such lesser amount as may be Outstanding at the time such Deficiency Offer is made (the "Deficiency Offer Amount"), at a purchase price equal to 100% of principal amount, plus accrued and unpaid interest  to  the  Deficiency  Payment  Date  (as  defined  below).  Thereafter, semiannually the Company shall make like Deficiency Offers for the then applicable Deficiency Offer Amount of Notes until the Company's Subordinated Capital Base as at the end of any subsequent fiscal quarter shall be equal to or greater than the Minimum Subordinated Capital Base. Notwithstanding the foregoing, after any specified Deficiency Date, the last day of any subsequent fiscal quarter shall not constitute a Deficiency Date (giving rise to an additional obligation under the first sentence of this paragraph) unless the Company's Subordinated Capital Base was equal to or greater than the Minimum Subordinated Capital Base as at the end of a fiscal quarter that followed such specified Deficiency Date and preceded such subsequent quarter.

    Within 60 days (105 days if the Deficiency Date is also the end of the Company's fiscal year) following a Deficiency Date, the Company shall mail a notice to each Holder of Notes in respect of the Deficiency Offer (which notice shall contain all instructions and materials necessary to enable such Holders to tender Notes).

    Notes tendered pursuant to a Deficiency Offer will be accepted for payment, in amounts as set forth below, on the date which shall be 20 Business Days from the date such notice is mailed or, if acceptance for payment and payment is not then lawful, on the earliest subsequent Business Day on which acceptance for payment and payment is then lawful (a "Deficiency Payment Date").


    On a Deficiency Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Deficiency Offer in an aggregate principal amount equal to the Deficiency Offer Amount or such lesser principal amount of such Notes as shall have been tendered, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all such Notes or portions thereof so accepted, and (iii) deliver, or cause to be delivered, to the Trustee Notes or portions thereof so accepted together with an Officer's Certificate stating the Notes or portions thereof accepted by the Company. If the aggregate principal amount of such Notes tendered exceeds the Deficiency Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis to the nearest $1,000 of principal amount. The Paying Agent shall promptly mail or make available for delivery to Holders of Notes so accepted payment in amounts equal to the purchase prices therefor, and the Company shall execute and the Trustee shall promptly authenticate and mail or make available for delivery to such Holders new Notes equal in principal amounts to, any unpurchased portion of Notes surrendered. The Company will publicly announce the results of the Deficiency Offer.


    Notwithstanding the foregoing, in the event that (1) the making of a Deficiency Offer by the Company or (2) the purchase of Notes by the Company in respect of a Deficiency Offer would constitute a default (with the giving of notice, the passage of time or both) with respect to any Specified Bank Debt at the time outstanding, then, in lieu of the making of a Deficiency Offer in the circumstances set forth above, (i) the interest rate on the Notes shall be reset as of the first day of the second fiscal quarter following the Deficiency Date (the "Reset Date") to a rate per annum (the "Reset Rate") specified above under the headings "Description of Notes -- Particular Terms of the Senior Notes" and "Description of Notes -- Particular Terms of the First Mortgage Notes," respectively, (ii) on the first Interest Payment Date following the Reset Date, the interest rate on the Notes as reset on the Reset Date, shall increase by 50 basis points, and (iii) the interest rate on the Notes shall further increase by an additional 50 basis points on each succeeding Interest Payment Date; PROVIDED, HOWEVER, that in no event shall the interest rate on the Notes at any time exceed the initial interest rate as set forth on the face of such Note (with respect to each such Note, the "Initial Interest Rate") by more than 200 basis points. If the Company's Subordinated Capital Base falls below $1 billion, it is probable that the Company would also be in default under certain covenants expected to be contained in the Credit Agreement.

    Once the interest rate on the Notes has been reset as set forth above, if the Company's Subordinated Capital Base is equal to or greater than the Minimum Subordinated Capital Base as of the last day of any fiscal quarter subsequent to the Deficiency Date, interest on the Notes shall return to the Initial Interest Rate effective as of the first day of the second following fiscal quarter; PROVIDED, HOWEVER, that the interest rate on the Notes shall again be adjusted as set forth above if the Company's Subordinated Capital Base shall thereafter be less than the Minimum Subordinated Capital Base as at the last day of each of any two consecutive subsequent fiscal quarters and if the making of a Deficiency Offer or the purchase of Notes by the Company in respect of a Deficiency Offer would, at such time, constitute a default (with the giving of notice, passage of time or both) with respect to any Specified Bank Debt at the time outstanding.

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
    The Company shall notify the Trustee of the Reset Rate not later than two Business Days after the Reset Date in the circumstances set forth in the second preceding paragraph. Not later than five Business Days after the Trustee has received such notice from the Company, the Trustee shall mail to each Holder of Notes such notice setting forth the Reset Rate. The Company shall notify the Trustee and the Holders of Notes promptly when the interest rate on the Notes returns to the Initial Interest Rate as set forth above.

LIMITATION ON FUTURE INCURRENCE OF INDEBTEDNESS

    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for the payment of any Indebtedness except: (1) Permitted Indebtedness; and (2) Indebtedness of the Company if at the time thereof and after giving effect thereto the Consolidated Interest Coverage Ratio of the Company, on a pro forma basis for the four most recent full quarters, taken as a whole (giving effect to (i) such Indebtedness and (ii) the effect on the Consolidated Cash Flow Available for Fixed Charges of the Company for the then four most recent full fiscal quarters, taken as a whole, as a result of any acquisition of a Person acquired by the Company or any Restricted Subsidiary with the proceeds of such Indebtedness), would be greater than 1.75 to 1. Without limiting the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, guarantee, or in any other manner become directly or indirectly liable with respect to or responsible for the payment of, Indebtedness of any Unrestricted Subsidiary in an amount greater than, for all guaranties and undertakings of responsibility by the Company and its Restricted Subsidiaries, 20% of the aggregate amount of Indebtedness of such Unrestricted Subsidiary.

RESTRICTIONS ON DIVIDENDS

    The Indenture provides that the Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, (1) declare or pay any dividend or make any distribution, in cash or otherwise, in respect of any shares of Capital Stock of the Company or to the holders of Capital Stock of the Company as such (other than dividends or distributions payable in shares of Capital Stock of the Company (other than Redeemable Stock)) or (2) purchase, redeem or otherwise acquire or retire for value any of the Capital Stock of the Company or options, warrants or other rights to acquire any such Capital Stock, other than acquisitions of Capital Stock or such options, warrants or other rights by any Subsidiary of the Company from the Company (any such transaction included in clause (1) or (2), a "Restricted Payment") if (i) at the time of such Restricted Payment and after giving effect thereto, (a) an Event of Default shall have occurred and be continuing or (b) the Consolidated Net Worth of the Company shall be less than $750 million; or if (ii) after giving effect to such Restricted Payment, the aggregate amount expended subsequent to November 1, 1991, for all such Restricted Payments (the amount of any Restricted Payment, if other than cash, to be the fair market value of such payment as determined by the Board of Directors of the Company, whose reasonable determination shall be conclusive and evidenced by a Board Resolution) exceeds the algebraic sum of (w) a number calculated as follows: (A) if the aggregate Consolidated Net Income of the Company earned on a cumulative basis during the period subsequent to September 30, 1991 through the end of the last fiscal quarter that is prior to the declaration of any such dividend or distribution or the giving of notice of such purchase, redemption or other acquisition or retirement and for which such financial information is then available, is a positive number, then 100% of such positive number, and (B) if the aggregate Consolidated Net Income of the Company earned on a cumulative basis during the period subsequent to September 30, 1991 through the end of the last fiscal quarter that is prior to the declaration of any such dividend or distribution or the giving of notice of such purchase, redemption or other acquisition or retirement and for which such financial information is then available, is a negative number, then 100% of such negative number, (x) the aggregate net cash proceeds received by the Company from the issuance and sale, other than to a Subsidiary of the Company, subsequent to November 1, 1991, of Capital Stock (including Capital Stock issued upon the conversion of, or in exchange for, securities other than Capital Stock and options, warrants or other rights to acquire Capital Stock, but excluding Redeemable Stock), (y) the aggregate net cash proceeds originally received by the Company from the issuance and sale, other than

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to a Subsidiary of the Company, of Indebtedness of the Company that is converted into Capital Stock of the Company subsequent to November 1, 1991, and (z) $300 million; PROVIDED, HOWEVER, that the retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of Capital Stock of the Company other than Redeemable Stock shall not constitute a Restricted Payment. If all of the conditions to the declaration of a dividend or distribution that are described above are satisfied at the time such dividend or distribution is declared, then such dividend or distribution may be paid or made within sixty days after such
declaration  even  if  the  payment  of  such  dividend,  the  making  of   such
distribution or the declaration thereof would not have been permitted at any time after such declaration.

LIMITATION ON FUTURE LIENS AND GUARANTIES


    Pursuant to the terms of the Indenture, if the Company or any Subsidiary of the Company shall create, incur, assume or suffer to exist any Lien, upon any of the assets of the Company or a Subsidiary of the Company other than upon the Collateral (whether such assets are owned at November 1, 1991 or thereafter acquired) as security for (1) any Indebtedness or other obligation (whether unconditional or contingent) of the Company that ranks PARI PASSU with the Notes or any Indebtedness or other obligation (whether unconditional or contingent) of a Subsidiary of the Company, the Company will secure or will cause such Subsidiary to guarantee and secure the Outstanding Notes equally and ratably with (or, at the option of the Company, prior to) such Indebtedness or other obligation, so long as such Indebtedness or other obligation shall be so secured, or (2) any Subordinated Indebtedness, the Company will secure the Outstanding Notes prior to such Subordinated Indebtedness, so long as such Subordinated Indebtedness shall be so secured; PROVIDED, HOWEVER, that this covenant does not apply in the case of Permitted Liens or Liens granted by any Unrestricted Subsidiary to secure Indebtedness or other obligations of itself or of any Person other than the Company and its Restricted Subsidiaries.



    In addition, pursuant to the terms of the Indenture, the Company will not guarantee the Indebtedness of any Subsidiary of the Company and will not permit any such Subsidiary or Seminole to guarantee (i) any Indebtedness of the Company that ranks PARI PASSU with the Notes, (ii) any Indebtedness of a Subsidiary of the Company or (iii) any Subordinated Indebtedness; PROVIDED, HOWEVER, that this paragraph does not apply to (1) any guaranty by a Subsidiary if such Subsidiary also guarantees the Notes on a PARI PASSU basis with respect to guaranties of Indebtedness described in clauses (i) and (ii) and on a senior basis with respect to guaranties of Indebtedness described in clause (iii); (2) any guaranty existing on November 1, 1991 or any extension or renewal of such guaranty to the extent such extension or renewal is for the same or a lesser amount; (3) any guaranty which constitutes Indebtedness permitted by clause (v) or (vi) of the definition of Permitted Indebtedness granted by a Person permitted to incur such Indebtedness; (4) any guaranty by the Company of Indebtedness of a Restricted Subsidiary, PROVIDED that (A) incurrence of such Indebtedness of the Restricted Subsidiary is not prohibited by the Indenture and
(B) (x) such guaranty constitutes Indebtedness of the Company incurred as Permitted Indebtedness pursuant to clause (vii) or (viii) of the definition of Permitted Indebtedness (it being understood that, for purposes of determining Permitted Indebtedness, any such guaranty shall be deemed to constitute Indebtedness separate from, and, in addition to, Indebtedness of a Restricted Subsidiary which is so guaranteed) or (y) immediately prior to and (on a pro forma basis) after granting such guaranty, the Company would be permitted to incur an additional dollar of Indebtedness (not constituting Permitted Indebtedness) under the restrictions described in "Limitation on Future Incurrence of Indebtedness" above; (5) any guaranty by an Unrestricted Subsidiary of Indebtedness or other obligations of any Person other than the Company and its Restricted Subsidiaries; (6) any guaranty by the Company or any Subsidiary or Seminole of Indebtedness or other obligations constituting Indebtedness permitted by clause (i)(a) of the definition of Permitted Indebtedness in a principal amount not exceeding the principal amount outstanding or committed under the Credit Agreements (including any letter of credit facility, but without duplication with respect to commitments for loans the use of proceeds of which is restricted to repayment of other Indebtedness under the Credit Agreements) as of November 1, 1991, PLUS $250 million and LESS the proceeds from the sale of all Indebtedness under the 1991 Indenture issued from time to time that are applied to repay Indebtedness under the Credit

Agreements); (7) any guaranty by the Company of Indebtedness of any Restricted Subsidiary outstanding on November 1, 1991 which is not subordinated to any Indebtedness of such Restricted Subsidiary, and any renewal extension or refinancing of such Indebtedness permitted by the Indenture; (8) any guaranty by the Company of Indebtedness of any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States or any subdivision thereof, PROVIDED that the incurrence of such Indebtedness of such Restricted Subsidiary is not prohibited by the Indenture; (9) any guaranty by a Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States or any subdivision thereof of the Indebtedness of any of its Subsidiaries that is a Restricted Subsidiary and that is organized under the laws of a jurisdiction other than the United States or any subdivision thereof, PROVIDED that incurrence of such Indebtedness of such Restricted Subsidiary is not prohibited by the Indenture; (10) any guaranty by the Company or a Subsidiary of the Company of Indebtedness or other obligations in a principal amount not exceeding $250,000; (11) any guaranty in the form of an endorsement of negotiable instruments for deposit or collection and similar transactions;
(12) any guaranty arising under or in connection with performance bonds, indemnity bonds, surety bonds or commercial letters of credit not exceeding $25 million in aggregate principal amount from time to time outstanding; (13) any guaranty by a Subsidiary of the Company of Indebtedness or other obligations of another Subsidiary in effect at the time of such guarantor becoming a Subsidiary and not created in contemplation thereof; or (14) any guaranty by the Company or a Restricted Subsidiary of any Interest Swap Obligation, Currency Agreement or Commodities Agreement relating to Indebtedness that is guaranteed pursuant to another clause of this paragraph.

LIMITATION ON ASSET DISPOSITIONS


    The Indenture provides that (i) the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the fair market value for the assets sold or otherwise disposed of (which shall be determined in good faith
(x) in the case of dispositions of assets having a fair market value of $10 million or more, by the Board of Directors of the Company, whose reasonable determination shall be conclusive and evidenced by a Board Resolution, or (y) in the case of dispositions of assets having a fair market value of less than $10 million but not less than $5 million, an Officer of the Company, whose reasonable determination shall be conclusive and evidenced by a certificate of such Officer) and (ii) the Company will apply the aggregate net proceeds in excess of $300 million received by the Company or any Restricted Subsidiary from all Asset Dispositions occurring subsequent to November 1, 1991 (but excluding for purposes of this clause (ii), whether before or after the receipt of net proceeds in excess of $300 million, (1) the net proceeds of any Asset
Disposition or series of related Asset Dispositions where the net proceeds are less than $5 million and (2) the first $25 million of net proceeds in each fiscal year without taking into account any amount excluded pursuant to (1)) as follows: (a) to the payment or prepayment of any Senior Indebtedness within six months of such Asset Disposition, or (b) to investment in the business of the Company and its Restricted Subsidiaries (including, without limitation, by acquiring equity, other than Redeemable Stock, of the transferee of such Asset Disposition) within six months of such Asset Disposition or, if such investment is with respect to a project to be completed within a period greater than six months from such Asset Disposition, then within the period of time necessary to complete such project; PROVIDED, HOWEVER, that (x) in the case of applications contemplated by clause (b), the Board of Directors has, within such six-month period, adopted in good faith a resolution committing such excess proceeds to such investment, (y) except as provided in the next sentence, none of such excess proceeds shall be used to make any Restricted Payment or any payment in respect of Subordinated Indebtedness and (z) to the extent not applied in accordance with clauses (a) or (b) above, or if after being so applied there remain excess net proceeds in an amount greater than $10 million, the Company shall make a pro rata offer to all Holders to purchase Notes at 100% of principal amount, plus accrued and unpaid interest to the Asset Disposition Payment Date (as defined below), up to an aggregate principal amount equal to such excess net proceeds (the "Asset Disposition Offer Amount"). If after being applied in accordance with clauses (a), (b) and (z) above there remain excess net proceeds, the Company will apply such excess net proceeds to the general corporate purposes of the Company or any Subsidiary of the Company.

    Notwithstanding the foregoing, to the extent the Company or any of its Restricted Subsidiaries receives securities or other non-cash property or assets as proceeds of an Asset Disposition (other than equity in the transferee not constituting Redeemable Stock), the Company shall not be required to make any application required by the preceding paragraph until it receives cash proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property, EXCEPT that if and to the extent the sum of all cash proceeds plus the fair market value of equity (other than Redeemable Stock) in the transferee of such Asset Disposition received at the time of such Asset Disposition is less than 70% of the fair market value of the total proceeds of such Asset Disposition (with such fair market value determined and evidenced in the same manner as stated in clause (i) of the preceding paragraph), the amount of such deficiency (the "Deficiency Amount") shall be applied as required by the preceding paragraph as if received at the time of the Asset Disposition. Any amounts deferred pursuant to the preceding sentence shall be applied in accordance with the preceding paragraph when cash proceeds are thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property; PROVIDED, HOWEVER, that the Company shall not be required to apply with respect to any equity interest in a transferee an amount exceeding the fair market value attributable to such equity interest at the time of the Asset Disposition; and PROVIDED, FURTHER, that if a Deficiency Amount was applied pursuant to the exception contained in the preceding sentence, then once the cumulative amount of applications made pursuant to the preceding paragraph and this paragraph (including any Deficiency Amounts) equals 100% of the fair market value of the total proceeds of the Asset Disposition at the time of such Asset Disposition, cash proceeds thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property shall not be required to be applied in accordance with the preceding paragraph except to the extent such cash proceeds exceed the Deficiency Amount.

    An offer to purchase Notes required to be made pursuant to this covenant is an "Asset Disposition Offer" and the date on which the purchase of Notes relating to any such Asset Disposition Offer is to be made is an "Asset Disposition Payment Date."

    Notice of an Asset Disposition Offer shall be mailed on behalf of the Company by the Trustee to all Holders of Notes at their last registered addresses not less than 30 days nor more than 60 days before the Asset Disposition Payment Date, which shall be a date not more than 210 days after the Asset Disposition giving rise to such Asset Disposition Offer. The Asset Disposition Offer shall remain open from the time of the mailing of such notice until not more than five Business Days before the Asset Disposition Payment Date.


    On the Asset Disposition Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Asset Disposition Offer in an aggregate principal amount equal to the Asset Disposition Offer Amount or such lesser amount of Notes as shall have been tendered, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted, and (iii) deliver or cause to be delivered to the Trustee, Notes so accepted together with an Officer's Certificate stating the Notes or portions thereof accepted by the Company. If the aggregate principal amount of Notes tendered exceeds the Asset Disposition Offer Amount, the Company shall select the Notes to be purchased on a PRO RATA basis to the nearest $1,000 of principal amount. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the purchase price, and the Company shall execute and the Trustee shall promptly authenticate and mail or make available for delivery to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. The Company will publicly announce the results of the Asset Disposition Offer.



    The Company shall not make an "Asset Disposition Offer" (as defined) required under the 1991 Indenture in connection with a disposition of assets other than the Collateral unless the Company shall have made an Asset Disposition Offer in respect of the First Mortgage Notes and Senior Notes (and certain other Senior Indebtedness in accordance with the following sentence) on a PRO RATA basis (in an aggregate amount equal to the amount to be offered pursuant to the Asset Disposition Offer under the

1991 Indenture), the closing date of which is prior to six months after the asset disposition triggering the obligations of the Company under the 1991 Indenture. Notwithstanding the previous sentence, if on or after the date of the Indenture, the Company issues any Senior Indebtedness (including the Senior Notes or the First Mortgage Notes, as the case may be) containing a requirement that an offer be made to repurchase such Senior Indebtedness under the same circumstances and in the same manner (including the prescribed time periods hereof) provided herein, then (i) the Company may apply the Asset Disposition Offer Amount (before any adjustment pursuant to this sentence) to the pro rata purchase of First Mortgage Notes and Senior Notes tendered under the Indentures and the Senior Indebtedness tendered thereunder and (ii) the Asset Disposition Offer Amount available to repurchase the First Mortgage Notes or the Senior
Notes, as the case may be, shall be reduced by the amount applied to the purchase of such Senior Indebtedness; PROVIDED that this sentence shall only apply to (i) Senior Indebtedness issued on or after the Issue Date that explicitly permits the pro rata purchase of First Mortgage Notes and Senior Notes as described in the Indenture and refers to the "Limitation on Asset Dispositions" covenant and any Indebtedness outstanding at the Issue Date that is amended to explicitly permit the PRO RATA purchase of First Mortgage Notes and Senior Notes as described therein and refers to the "Limitation on Asset Dispositions" covenant and (ii) asset dispositions not involving Collateral.



    In the event that the First Mortgage Notes are refinanced through a public or private offering of Indebtedness constituting debt securities and the amount of such refinancing Indebtedness is no greater than the principal amount of the First Mortgage Notes Outstanding as of the date of such refinancing, the Company need not comply with the first paragraph of this covenant in respect of an Asset Disposition involving the collateral securing such Indebtedness (other than collateral granted in respect of such Indebtedness pursuant to a negative pledge or similar provision contained in the indenture or similar instrument relating to such Indebtedness) to the extent that such compliance would constitute a default under such indenture or similar instrument.


RESTRICTIONS ON MERGERS AND CONSOLIDATIONS AND SALES OF ASSETS

    The Indenture provides that the Company shall not consolidate with, or merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, all the obligations of the Company under the Notes, the Indenture and, in the case of the First Mortgage Notes, the Security Documents, including the First Mortgage Note Trustee's uninterrupted Lien (subject to Permitted Collateral Liens) in respect of the Collateral; (2) immediately before and after giving effect to such transaction or series of related transactions, no Event of Default, and no Default, shall have occurred and be continuing; (3) immediately after giving effect to such transaction or series of related transactions, on a pro forma basis, but prior to any purchase accounting adjustments resulting from the transaction or series of related transactions, the Consolidated Net Worth of the Company (or of the surviving, consolidated or transferee entity if the Company is not continuing, treating such entity as the Company for purposes of determining Consolidated Net Worth) shall be at least equal to the Consolidated Net Worth of the Company immediately before such transaction; (4) immediately after giving effect to such transaction or series of related transactions, the Company (or the surviving, consolidated or transferee entity if the Company is not continuing, but treating such entity as the Company for purposes of making such determination) would be permitted to incur an additional dollar of Indebtedness (not constituting Permitted Indebtedness) immediately prior to such transaction or series of related transactions, under the covenant contained in the Indenture restricting the incurrence of Indebtedness; PROVIDED, HOWEVER, that this clause (4) shall be

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
inapplicable if (a) such transaction or series of related transactions, would result in the occurrence of a Change of Control or (b) immediately prior to giving effect to such transaction or series of related transactions, the Company would not be permitted to incur an additional dollar of Indebtedness (not constituting Permitted Indebtedness) under such covenant, and immediately after giving effect to such transaction or series of related transactions, on a pro forma basis, but prior to any purchase accounting adjustments resulting from the transaction or series of related transactions, the Consolidated Interest Coverage Ratio of the Company (or the surviving, consolidated or transferee entity if the Company is not continuing, treating such entity as the Company for purposes of determining the Consolidated Interest Coverage Ratio) shall be at least equal to the Consolidated Interest Coverage Ratio of the Company immediately before such transaction or series of related transactions; and (5) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Indenture and that all conditions precedent to the consummation of the transaction or series of related transactions under the Indenture have been met. Notwithstanding the foregoing, if clause (4) of the preceding sentence is inapplicable by reason of clause (b) of the proviso thereto, and at the date three months after the consummation of such transaction or series of related transactions, the rating ascribed to the Notes by Standard and Poor's Corporation or Moody's Investors Service, Inc. shall be lower than the rating ascribed to the Notes prior to the public announcement of such transaction, then the Company shall make an offer for the Notes at the same price and following the same procedures and obligations as required with respect to a Change of Control (as if such date three months after the giving effect to such transaction were the "Change of Control Date"). See "-- Limitation on Future Incurrence of Indebtedness" above and "-- Change of Control" below.

    If, upon any consolidation or merger, or upon any sale, assignment, transfer or lease, as provided in the preceding paragraph, any material property of the Company or any Restricted Subsidiary or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, owned immediately prior thereto, would thereupon become subject to any Lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation or Person (other than any Permitted Lien), the Company, prior to such consolidation, merger, sale, assignment, transfer or lease, will, by an indenture supplemental to the Indenture, secure the due and punctual payment of the principal of, and premium, if any, and interest on the Notes then Outstanding (together with, if the Company shall so determine, any other indebtedness of, or guaranteed by, the Company or any Restricted Subsidiary and then existing or thereafter created) equally and ratably with (or, at the option of the Company, prior to) the Indebtedness secured by such Lien.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (the "Change of Control Date") and subject to the requirements of the next succeeding sentence, each Holder shall have the right to require that the Company repurchase such Holder's Notes in whole or in part pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, to the date of such repurchase. If such repurchase would constitute an event of default under Specified Bank Debt, then, prior to giving the notice to Holders provided below, the Indenture requires the Company to (1) repay in full in cash such Specified Bank Debt or (2) obtain the requisite consent of holders of such Specified Bank Debt to permit the repurchase of Notes without giving rise to an event of default under such Specified Bank Debt.

    After  giving  effect  to  the  Offerings  and  the  Related   Transactions,
approximately $   million of Specified Bank Debt is expected to be outstanding.

    Promptly upon satisfaction of either one of the obligations, if then applicable, described above, Company shall mail a notice to each Holder of Notes and the Trustee in respect of the Change of Control Offer (which notice shall contain all instructions and materials necessary to enable such Holders to tender Notes). All Notes tendered will be accepted for payment on a date (the "Change of Control

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
Payment Date") which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed, but in any event prior to the date on which any Subordinated Indebtedness is paid pursuant to the terms of a provision similar to the Change of Control Offer covenant.

    On the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver or cause to be delivered to the Trustee Notes so accepted, together with an Officer's Certificate stating the aggregate principal amount of the Notes or portions thereof so accepted by the Company. The Paying Agent shall promptly mail or deliver to the Holder of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or make available for delivery to such Holder a new Note and equal in principal amount to any unpurchased portion of the Note surrendered. The Company will publicly announce the results of the Change of Control Offer.


    Whether   a  Change  of  Control  has   occurred  depends  entirely  on  the
accumulation of common stock of the Company and on certain changes in the composition of the Company's Board of Directors. As a result, the Company can enter into certain highly leveraged transactions, including certain recapitalizations, mergers or stock repurchases, that would not result in the application of the Change of Control provisions. Because the definitions of "Change of Control" and "Acquiring Person" exclude the Company, any Subsidiary of the Company and certain members of the Stone family, certain transactions in which such entities and persons participate as beneficial owners of Common Stock (including, among others, a leveraged buyout or recapitalization) would not constitute a Change of Control.


RANKING OF NOTES

    The payment of the principal of, interest on and any other amounts due on Subordinated Indebtedness will be subordinated in right of payment to the prior payment in full of the Senior Notes and the First Mortgage Notes. The Senior Notes and the First Mortgage Notes are senior to the Company's $150 million principal amount of 10 3/4% Senior Subordinated Notes due June 15, 1997, $125 million principal amount of 11% Senior Subordinated Notes due August 15, 1999, $230 million principal amount of 11 1/2% Senior Subordinated Notes due September 1, 1999, $200 million principal amount of 10 3/4% Senior Subordinated Debentures due April 1, 2002, $250 million principal amount of 8 7/8% Convertible Senior Subordinated Notes due July 15, 2000 and $115 million principal amount of 6 3/4% Convertible Subordinated Debentures due February 15, 2007.

EVENTS OF DEFAULT AND NOTICE THEREOF


    The following are Events of Default under the Indenture: (1) failure to pay interest on any Note when due, continued for 30 days; (2) failure to pay the principal of (or premium, if any, on) any Note when due and payable at Maturity, upon redemption, upon repurchase pursuant to a Deficiency Offer as described under "Maintenance of Subordinated Capital Base" above, pursuant to an Asset Disposition Offer described under "Limitation on Asset Dispositions," First Mortgage Note Offer as described under "Particular Terms of the First Mortgage Notes -- Limitation on Collateral Asset Dispositions" or a Change in Control Offer as described under "Change of Control Offer" above or otherwise; (3) failure to observe or perform any other covenant, warranty or agreement contained in the Notes or in the Indenture continued for a period of 60 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Notes; (4) failure to pay at final maturity, or acceleration of, Indebtedness of the Company having an aggregate principal amount of not less than $25 million (or, if less, the least amount contained in any similar provision of an instrument governing any outstanding Subordinated Indebtedness of the Company, but in no event less than $10 million), unless cured within 15 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Notes; (5) the entering against the Company of one or more judgments or decrees involving an aggregate liability of $25 million or more unless vacated, discharged, satisfied or stayed within 30 days of the entering of such judgments or decrees; (6) certain events of bankruptcy, insolvency or reorganization relating to the Company; (7) in the case of the First Mortgage
Note Indenture, the failure to observe or perform any covenant or agreement under the


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"Limitation on Collateral Asset Dispositions"  covenant and continuance of  such failure  for 30 days; and (8) in the  case of the First Mortgage Note Indenture,
(i) a default in performance or breach of any covenant or agreement contained in any Security Document which is not cured within 30 days after notice has been given to the Company by the First Mortgage Note Trustee or Holders of at least 25% of the principal amount of Outstanding First Mortgage Notes, (ii) for any reason, other than the satisfaction in full and discharge of all obligations secured thereby, to the extent permitted by the First Mortgage Note Indenture or any Security Document, any Security Document ceases to be in full force and effect, any Lien intended to be created thereby ceases to be or is not a valid and perfected Lien having the ranking or priority contemplated thereby or any Person (other than the Trustee and the Holders or the Company) obtains any interest in the Collateral or any part thereof, except for Permitted Collateral Liens and continuance of such condition for 30 days, or (iii) the Company asserts in writing that any Security Document has ceased to be or is not in full force and effect, in contravention of the First Mortgage Note Indenture.


    The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default give the Holders of Notes notice of all uncured Defaults or Events of Default known to it (the term "Default" to include the events specified above without grace or notice); PROVIDED, HOWEVER, that, except in the case of an Event of Default or a Default in payment on any Note, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of Notes.

    If an Event of Default (other than due to event of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes by notice in writing to the Company (and to the Trustee if given by the Holders of at least 25% in aggregate amount of Notes), may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Notes to be due and payable immediately and, upon any such declaration, the Notes shall become immediately due and payable.

    If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal (without premium) of and accrued interest on the Outstanding Notes IPSO FACTO becomes immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Notes.


    Any such declaration with respect to Notes may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default, in payment of principal of or interest on the Notes) may be waived by the Holders of at least two-thirds of the principal amount of the Outstanding Notes upon the conditions provided in the Indenture.


    The Indenture provides that the Company will periodically file statements with the Trustee regarding compliance by the Company with certain of the covenants thereof and specifying any Event of Default or Defaults in performing such covenants of which the signers may have knowledge.

MODIFICATION OF INDENTURES; WAIVER


    The Indenture may be modified by the Company and the Trustee without the consent of any Holders with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Notes. In addition, under the Indenture, certain rights and obligations of the Company and the rights of Holders of the Notes may be modified by the Company and the Trustee with the written consent of the Holders of at least two-thirds of the principal amount of the Outstanding Notes; but no extension of the maturity of any Notes, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any Holder of Notes, other


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
modification in the terms of payment of the principal of or interest on any Notes or reduction of the percentage required for modification, will be effective against any Holder of any Outstanding Note without his consent.


    The Holders of at least two-thirds in principal amount of the Outstanding Notes may on behalf of the Holders of all Notes waive compliance by the Company with certain restrictive covenants of the Indenture. The Holders of at least two-thirds in principal amount of the Outstanding Notes may on behalf of the Holders of all Notes waive any past Event of Default or Default under the Indenture, except an Event of Default or a Default in the payment of the principal of or premium, if any, or any interest on any Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note.


SATISFACTION AND DISCHARGE OF INDENTURES; DEFEASANCE

    The Company may terminate its substantive obligations in respect of the Notes by delivering all Outstanding Notes to the Trustee for cancellation and paying all sums payable by it on account of principal of and interest on all Notes. The Company may terminate its substantive obligations in respect of the Notes (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Notes) by (i) depositing with the Trustee under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining indebtedness on the Notes, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the Indenture. In addition, the Company may terminate all of its substantive obligations in respect of the Notes (including its obligations to pay the principal of (and premium, if any, on) and interest on the Notes) by (i) depositing with the Trustee under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining indebtedness on the Notes, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel, based upon such a ruling or a change in the applicable federal tax law since the date of the Indenture, to such effect, and (iii) complying with certain other requirements set forth in the Indenture.

THE TRUSTEES

    The Bank of New York will be the Trustee under the Senior Note Indenture. The Company maintains normal commercial banking relations with The Bank of New York, which may also be a lender under the Credit Agreement and which is the trustee under other indentures of the Company.

    Norwest Bank Minnesota, National Association will be the Trustee under the First Mortgage Notes Indenture. Norwest Bank Minnesota is the trustee under other indentures of the Company.

CERTAIN DEFINITIONS

    For purposes of the Indenture, certain defined terms have the following meanings:


    "ACQUIRING PERSON" means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) who or which, together with all affiliates and associates (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner of shares of common stock of the Company having more than 50% of the total number of votes that may be cast for the election of directors of the Company; PROVIDED, HOWEVER, that an Acquiring Person shall not include (i) the Company,
(ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding common stock of the Company for or pursuant to the terms of any such plan, (iv) any descendant of Joseph Stone or the spouse of any such descendant, the estate of any such descendant or the spouse of any such descendant, any trust or other arrangement for the benefit of any such descendant or the spouse of any such descendant or any charitable organization established by any such descendant or the spouse of any such descendant (collectively, the "Stone Family"), or (v) any


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group which includes any member or members of the Stone Family and a majority of the common stock of the Company held by such group is beneficially owned by such member or members. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of common stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to more than 50% or more of the common stock of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the beneficial owner of more than 50% or more of the common stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional shares of common stock of the Company, then such Person shall be deemed to be an "Acquiring Person."


    "ASSET DISPOSITION" means any sale, transfer, sale-leaseback or other disposition of (i) shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or (ii) property or assets of the Company or any Restricted Subsidiary (other than a sale, transfer, sale-leaseback or other disposition of Receivables and other assets or property described in clause (vi) of the definition of Permitted Liens pursuant to a Receivables sale constituting Indebtedness pursuant to clause (ii) of the definition thereof); PROVIDED, HOWEVER, that an Asset Disposition shall not include any sale, transfer or other disposition (a) of Collateral, (b) by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company to a Restricted Subsidiary,
(c) of defaulted Receivables for collection or (d) in the ordinary course of business, but shall include any sale, transfer, sale-leaseback or other disposition by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary of the shares, property or assets referred to in clauses (i) and
(ii). The designation by the Company of a Subsidiary of the Company as an "Unrestricted Subsidiary" shall constitute an Asset Disposition of such Subsidiary's property and assets net of its liabilities, unless the transfer of property and assets to such Subsidiary has previously constituted an Asset Disposition.



    "CAPITALIZED  LEASE  OBLIGATION"  means,  in  respect  of  any  Person,   an
obligation to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.


    "CHANGE OF CONTROL" means any event by which (i) an Acquiring Person has become such or (ii) Continuing Directors cease to comprise a majority of the members of the Board of Directors of the Company.

    "CONSOLIDATED AMORTIZATION EXPENSE" means, for any period, the amortization expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED CASH FLOW AVAILABLE FOR FIXED CHARGES" means, for any  period,
(a) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Income Tax Expense, (iv) Consolidated Depreciation Expense, (v) Consolidated Amortization Expense and
(vi) other non-cash items reducing Consolidated Net Income, MINUS (b) non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

    "CONSOLIDATED DEPRECIATION EXPENSE" means, for any period, the depreciation expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.


    "CONSOLIDATED FREE CASH FLOW" means, for any period, (a) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Depreciation Expense and (iii) Consolidated Amortization Expense, MINUS (b) the sum of (i) Restricted Payments (as defined under the subsection entitled "Dividend Restrictions" above) during such period, (ii) net reduction during such period in Indebtedness of the Company and its Restricted Subsidiaries (other than as a result of Asset Dispositions, Collateral

Asset Dispositions or Collateral Loss Events) and (iii) the excess (but not the deficit) of capital expenditures of the Company and its Restricted Subsidiaries for such period not financed pursuant to clause (vi) of the definition of Permitted Indebtedness over Consolidated Depreciation Expense.


    "CONSOLIDATED INCOME TAX EXPENSE" means, for any period, the aggregate of the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST COVERAGE RATIO" means,  for any period, the ratio  of
(i) Consolidated Cash Flow Available for Fixed Charges to (ii) Consolidated Interest Expense.


    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the interest expense (including the interest component of all Capitalized Lease Obligations and the earned discount or yield with respect to a Receivables sale constituting Indebtedness) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; PROVIDED, HOWEVER, that, with respect to revolving credit, revolving Receivables purchases or other similar arrangements, the interest expense in respect thereof for any period shall be, the pro forma interest expense attributable to all amounts committed during such period under such revolving credit, revolving Receivables purchases or other similar arrangements, whether or not such amounts were actually outstanding during such period, in accordance with the terms thereof, in each case on a consolidated basis in accordance with GAAP.



    "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period, determined in accordance with GAAP; PROVIDED, HOWEVER, that: (a) there shall be excluded therefrom (i) the net income (or loss) of any Person (other than the Company) which is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash or tangible property or tangible assets (such property or assets to be valued at their fair market value net of any obligations secured thereby) to the Company or any of its Restricted Subsidiaries by such Person during such period, (ii) EXCEPT to the extent includible pursuant to the foregoing clause (i), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person's property or assets are acquired by the Company or any of its Restricted Subsidiaries, (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than restrictions contained in the instruments relating to the 12 1/8% Subordinated Debentures due September 15, 2001 of Stone Southwest) and (iv) the excess (but not the deficit), if any, of (x) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any asset that is not sold in the ordinary course of business or of any Capital Stock of a Restricted Subsidiary over (y) any loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any asset that is not sold in the ordinary course of business or of any Capital Stock of a Restricted Subsidiary; and (b) there shall be included therein the amount of cash realized by the Company or any of its Restricted Subsidiaries during such period on account of dividends or other distributions theretofore paid in other than cash or tangible property or tangible assets by a Person which is not a Restricted Subsidiary.



    "CONSOLIDATED NET WORTH" means the amount which at any date of determination, in conformity with GAAP consistently applied, would be set forth under the caption "stockholders' equity" (or any like caption) on the consolidated balance sheet of the Company and its Restricted Subsidiaries, exclusive of amounts attributable to Redeemable Stock (at such time as no Indebtedness is outstanding under the 1991 Indenture, excluding the effects of foreign currency translation adjustments). If the Company has changed one or more of the accounting principles used in the preparation of its financial statements because of a change mandated by the Financial Accounting Standards Board or its successor, then


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
Consolidated Net Worth shall mean the Consolidated Net Worth the Company would have had if the Company had continued to use those generally accepted accounting principles employed on November 1, 1991.

    "CONTINENTAL GUARANTY" means the Guaranty dated as of October 7, 1983 between The Continental Group, Inc. and the Company, as amended from time to time.

    "CONTINUING DIRECTOR" means any member of the Board of Directors, while such person is a member of such Board of Directors, who is not an Acquiring Person, or an Affiliate or associate of an Acquiring Person or a representative of an Acquiring Person or of any such Affiliate or associate and who (a) was a member of the Board of Directors prior to November 1, 1991, or (b) subsequently became or becomes a member of such Board of Directors and whose nomination for election or election to such Board of Directors was or is recommended or approved by resolution of a majority of the Continuing Directors or who was or is included as a nominee in a proxy statement of the Company distributed when a majority of such Board of Directors consists of Continuing Directors.

    "CREDIT AGREEMENTS" means (i) the credit agreement, dated as of March 1, 1989, by and among the Company, the financial institutions signatory thereto, Bankers Trust Company, as agent for such financial institutions, and Citibank, N.A., Chemical Bank (as successor by merger to Manufacturers Hanover Trust Company) and The First National Bank of Chicago, as co-agents for such financial institutions, as amended, modified, refinanced (including, without limitation, by the New Credit Agreement) or extended from time to time, (ii) the credit agreement, dated as of March 1, 1989, by and among Stone Canada, the financial institutions signatory thereto, and Bankers Trust Company, as agent for such financial institutions, and Citibank, N.A., Chemical Bank (as successor by merger to Manufacturers Hanover Trust Company) and The First National Bank of Chicago, as co-agents for such financial institutions, as amended, modified, refinanced (including, without limitation, by the New Credit Agreement) or extended from time to time and (iii) the revolving credit agreement, dated as of March 1, 1989, by and among Stone Canada, the financial institutions signatory thereto, BT Bank of Canada, as administrative agent, The Bank of Nova Scotia, as payment agent, and Bankers Trust Company, as collateral agent, as amended, modified, refinanced (including, without limitation, by the New Credit Agreement) or extended from time to time.

    "GAAP" means generally accepted accounting principles, as in effect as of November 1, 1991 in the United States of America, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession.

    "INDEBTEDNESS" means (without duplication), with respect to any Person, (i) any obligation of such Person to pay the principal of, premium, if any, interest on, penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness, and any other liability, contingent or otherwise, of such Person (A) for borrowed money or the deferred purchase price of property or services (excluding trade payables and payables, indebtedness, obligations and other liabilities of the Company to any Restricted Subsidiary or of any Restricted Subsidiary to the Company or to any other Restricted Subsidiary), whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof; (B) for any letter of credit for the account of such Person supporting other obligations of such Person described in this definition; or (C) for the payment of money relating to a Capitalized Lease Obligation; (ii) the unrecovered investment of a purchaser (other than the Company or any of its Restricted Subsidiaries) of such Person's Receivables pursuant to a Receivables purchase facility or otherwise (whether or not characterized as a sale of such Receivables or a secured loan, but excluding any disposition of Receivables in connection with a disposition of fixed assets or a business of such Person and any disposition of defaulted Receivables for collection), together with any obligation of such Person to pay any discount, interest, fees, indemnification amounts, penalties, recourse on account of the uncollectability of Receivables, expenses or other amounts in connection therewith; (iii) any obligation of another Person (other than a Restricted Subsidiary of such Person) of the kind described in

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the  preceding clause (i) or  (ii), which the Person  has guaranteed or which is otherwise its legal liability; (iv) any obligation of another Person (other than a Restricted Subsidiary of such Person) of the kind described in the preceding clause (i) or (ii) secured by a Lien to which the property or assets of such Person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; and (v) any renewals, extensions or refundings of any of the foregoing described in any of the preceding clauses (i), (ii), (iii) and (iv). The "amount" or "principal amount" of Indebtedness of any Person at any date, as used herein, shall be the outstanding principal amount at such date of all unconditional Indebtedness, the maximum principal amount of any contingent Indebtedness or the unrecovered purchaser's investment in a sale of Receivables, in each case at such date and without taking into account any premium, interest, penalties, reimbursement or indemnification amounts, fees, expenses or other amounts (other than principal or unrecovered purchaser's investment) in respect thereof; PROVIDED, HOWEVER, that (y) with respect to Indebtedness described in clause (iv) above, the amount of Indebtedness shall be the lesser of (a) the amount of the Indebtedness of such other Person that is secured by the property or assets of such Person and
(b) the fair market value of the property or assets securing such Indebtedness, and (z) with respect to revolving credit, revolving Receivables purchases or other similar arrangements, the amount of Indebtedness thereunder shall be the amounts of such commitments as of the date of determination.


    "INSURANCE PROCEEDS" means any payment, proceeds or other amounts received at any time by the Company or any of its Restricted Subsidiaries under any insurance policy as compensation in respect of a Casualty, PROVIDED that proceeds received by the Company from business interruption insurance shall not constitute Insurance Proceeds.



    "ISSUE DATE" means October   , 1994.


    "LIEN" means any mortgage, pledge, security interest, adverse claim (as defined in Section 8.302(2) of the New York Uniform Commercial Code), encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement).


    "NEW CREDIT AGREEMENT" means the credit agreement, dated as of October , 1994, by and among the Company, the financial institutions signatory thereto and Bankers Trust Company, as agent for such financial institutions, as amended, modified, refinanced or extended from time to time.


    "ORDINARY COURSE OF BUSINESS LIENS" means, with respect to any Person,

     (i) Liens for taxes, assessments, governmental charges, levies or claims not yet delinquent or being contested in good faith;

    (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business (including the construction of facilities) or deposits to obtain the release of such Liens;

    (iii) Liens in connection with workers' compensation, unemployment insurance and other similar legislation;

    (iv) zoning restrictions, licenses, easements, rights-of-way and other similar charges or encumbrances or restrictions not interfering in any material respect with the business of such Person or any of its Subsidiaries;

    (v) Liens securing such Person's obligations with respect to commercial letters of credit;

    (vi) Liens to secure public or statutory obligations of such Person;

   (vii) judgment and attachment Liens against such Person not giving rise to a Default under the Notes or Liens created by or existing from any litigation or legal proceeding against such Person which is currently being contested in good faith by such Person in appropriate proceedings;

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
   (viii) leases or subleases granted to other Persons or existing on property acquired by such Persons;

    (ix) Liens encumbering property or assets of such Person under construction arising from progress or partial payments;


    (x) Liens encumbering customary initial deposits and margin accounts and other Liens securing obligations arising out of Interest Swap Obligations, Currency Agreements and Commodities Agreements, in each case of the type typically securing such obligations; PROVIDED, HOWEVER, that if such Interest Swap Obligations, Currency Agreements and Commodities Agreements relate to Indebtedness not incurred in violation of the Indenture, such Lien may also cover the property and assets securing the Indebtedness to which such Interest Swap Obligations, Currency Agreements and Commodities Agreements relate;


    (xi) Liens  encumbering deposits  made to  secure obligations  arising  from
public,   statutory,  regulatory,   contractual  or   warranty  requirements  or
obligations of such Person or its Subsidiaries (not constituting Indebtedness);

   (xii) Liens arising from filing UCC financing statements regarding leases or consignments;

   (xiii) purchase money Liens securing payables (not constituting Indebtedness) arising from the purchase by such Person or any of its Affiliates of any equipment or goods in the ordinary course of business;

   (xiv) Liens arising out of consignment or similar arrangement for the sale of goods entered into by such Person or any of its Subsidiaries in the ordinary course of business;

   (xv) Liens in the ordinary course of business granted by such Person to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, or progress payments, performance and return-of-money bonds and other similar obligations (not constituting Indebtedness);

   (xvi) Liens in favor of collecting banks constituting a right of set-off, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in the possession of such bank; and

  (xvii) Liens in favor of customs and revenue authorities.

    "PERMITTED EXISTING INDEBTEDNESS OF AN ACQUIRED PERSON" means Indebtedness of any Person (which may be assumed or guaranteed by, or may otherwise become the legal liability of, the Company or any Restricted Subsidiary with or into which such Person is merged or consolidated) existing at the time such Person becomes a Restricted Subsidiary, or is merged with or into or consolidated with the Company or one of its Restricted Subsidiaries, so long as such Indebtedness was not created in anticipation of or as a result of such Person becoming a Restricted Subsidiary or of such merger or consolidation, and any Indebtedness to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, such Indebtedness (or any extension, renewal or refinancing thereof), or to finance any costs incurred in connection with such exchange, refinancing, redemption or defeasance; PROVIDED, HOWEVER, that the proceeds of such Indebtedness shall be used to so refinance, redeem or defease the Indebtedness within 12 months of the incurrence of such subsequent Indebtedness.


    "PERMITTED INDEBTEDNESS" means (i)(a) any Indebtedness in a principal amount not exceeding the principal amount outstanding or committed under the Credit Agreements (including any letter of credit facility thereunder) as of November 1, 1991 PLUS $250 million, and LESS the sum of (x) the proceeds from the sale of all Indebtedness under the 1991 Indenture issued from time to time that is applied to repay Indebtedness under the Credit Agreements and (y) the proceeds from the sale of the First Mortgage Notes and the Senior Notes; (b) any Indebtedness in a principal amount not exceeding 80% of the aggregate face amount of Receivables of the Company and its Restricted Subsidiaries (measured as of


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

the latest date as of which information regarding Receivables is available) and constituting Indebtedness described in clause (ii) of the definition of Indebtedness or outstanding pursuant to any other revolving credit facility; (c) any Indebtedness under the 1991 Indenture issued prior to the date hereof, the proceeds of which have been used to repay Indebtedness under the Credit Agreements within five business days after such issuance (and any subsequent Indebtedness the proceeds of which are used to refinance such Indebtedness) and
(d) the First Mortgage Notes and the Senior Notes (and any subsequent Indebtedness the proceeds of which are used to refinance such Indebtedness); PROVIDED, HOWEVER, that:



    (1)  the aggregate principal amount permitted to be outstanding under clause
(a) shall be reduced by the aggregate amount of any repayments or prepayments of any Senior Indebtedness (other than the First Mortgage Notes, the Senior Notes and Indebtedness issued under the 1991 Indenture) out of the proceeds of Asset Dispositions as described in and required by "Limitation on Asset Dispositions" above after November 1, 1991, and, thereafter, shall be increased if, at the end of the fourth consecutive complete fiscal quarter after the initial reduction pursuant to this clause (1) or at any anniversary of the end of such fourth fiscal quarter, the Consolidated Free Cash Flow of the Company for the preceding four quarters has been zero or greater, in which event the amount of the increase shall be the amount by which the consolidated capital expenditures of the Company and its Restricted Subsidiaries not financed by Indebtedness referred to in clause (vi) of this definition during such four-quarter period exceeds Consolidated Depreciation Expense for such period (provided any such increase shall be made only to the extent all such reductions occurring prior to the four fiscal quarters for which such calculation of Consolidated Free Cash Flow has been made exceed all prior increases pursuant to this clause (1));



    (2) (A) the aggregate amount permitted to be incurred under clause (a) shall be reduced by the principal amount outstanding under the New Credit Agreement on the Issue Date net of subsequent reductions thereof, and (B) the aggregate amount permitted to be incurred under clause (b) shall be reduced by the principal amounts outstanding under each of the Pledge and Administration Agreement, dated as of August 15, 1991, between Stone Financial Corporation and Castlewood Funding Corporation (the "Castlewood Agreement") and the Pledge and Administrative Agreement, dated as of August 18, 1992, between Stone Fin II Receivables Corporation and South Shore Funding Corporation on the Issue Date net of subsequent reductions thereof;


    (3) the Permitted Indebtedness contemplated by this clause (i) may be incurred by the Company and, in the case of Permitted Indebtedness constituting Indebtedness under clause (ii) of the definition of Indebtedness, by the Company or any Restricted Subsidiary; and


    (4) any Restricted Subsidiary in the Stone Canada Group may incur, assume or guarantee any Indebtedness under clauses (i)(a) and (i)(b) above under any revolving credit facilities of Restricted Subsidiaries in the Stone Canada Group entered into pursuant to this clause (i), for which the aggregate amount committed thereunder does not exceed an amount not exceeding $200 million, to finance the working capital of Restricted Subsidiaries in the Stone Canada Group;


    (ii) Permitted Subordinated Indebtedness;

    (iii) Permitted Refinancing Indebtedness;

    (iv) Permitted Stone Canada Indebtedness;

    (v) Permitted Existing Indebtedness of an Acquired Person;

    (vi) Indebtedness incurred for the purpose of acquiring Capital Stock of another Person, or assets comprising a business or line of business or intangible assets or acquiring, constructing or improving fixed assets, in each case related primarily to, or used in connection with, the paper or forest products businesses and which (a) constitutes all or a portion of (but not more than) the purchase price of such Capital Stock or assets (such purchase price including any Indebtedness assumed or repaid in connection with such purchase) or the cost of construction or improvement of such assets (together with any transaction costs relating to such purchase, construction or improvement), (b) is incurred prior to, at the

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time of or within 270 days after the acquisition, construction or improvement of such assets for the purpose of financing the purchase price of such Capital Stock or assets or the cost of construction or improvement thereof (together
with   any  transaction  costs  relating   to  such  purchase,  construction  or
improvement) and (c) is the direct or guaranteed obligation of any of (1) the Company, (2) a Restricted Subsidiary formed for the purpose of acquiring such Capital Stock or assets (and having no material assets other than assets to be used for such acquisition), (3) any Person comprised within the acquired assets or (4) in the case of the construction or improvement of fixed assets, the Restricted Subsidiary which will own such assets, or any extension, renewal or refinancing of such Indebtedness; PROVIDED, HOWEVER, that the amount so
extended,   renewed  or  refinanced  shall   not  exceed  the  principal  amount
outstanding on the date of such extension, renewal or refinancing, PLUS costs incurred in connection with any such extension, renewal or refinancing (it being understood that any fixed assets included within capital expenditures which increased Indebtedness permitted under clause (i) of the definition of Permitted Indebtedness pursuant to clause (1) to the proviso to such clause may not be financed pursuant to this clause (vi));

   (vii) Indebtedness in an aggregate principal amount not to exceed $300 million at any one time outstanding; PROVIDED, HOWEVER, that no Restricted Subsidiary may incur Indebtedness under this clause (vii) to the extent that after the incurrence of such Indebtedness the sum (without duplication) of (x) all Indebtedness of Restricted Subsidiaries incurred under this clause (vii), PLUS (y) Indebtedness and other obligations then secured pursuant to clause
(xii) of the definition of Permitted Liens, PLUS (z) the amount of Indebtedness that was not incurred pursuant to clause (i)(b) of this definition and is secured pursuant to clause (vi) of the definition of Permitted Liens shall exceed $300 million;

   (viii) Indebtedness of the Company in an aggregate principal amount not to exceed $250 million at any one time outstanding;


    (ix) any Interest Swap Obligation, Currency Agreement or Commodities Agreement relating to Indebtedness that was not incurred in violation of the terms of the Indenture; and


    (x) Indebtedness to finance an increase in the working capital of any Person or Persons that (a) are organized under the laws of a jurisdiction other than the United States or any subdivision thereof and (b) became Restricted Subsidiaries after November 1, 1991; PROVIDED, HOWEVER, that Indebtedness pursuant to this clause (x) is the obligation of the Company or such Person or Persons.

    "PERMITTED LIENS" means, with respect to any Person,

     (i) Ordinary Course of Business Liens;

    (ii) Liens upon property or assets acquired or constructed by such Person or any Affiliate after November 1, 1991 or constituting improvements after November 1, 1991 to property or assets; PROVIDED, HOWEVER, that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance or refinance, the purchase price (such purpose price including any Indebtedness assumed or repaid in connection with such purchase) or cost of construction of the property or assets subject thereto or of such improvement, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such purchase price or cost (together with any transaction costs relating to such purchase, construction or improvement), (c) such Lien does not extend to or cover any other property or assets other than such property, assets, improvement and any other improvements thereon (or, in the case of any construction or improvement, any substantially unimproved real property on which the property is constructed or the improvement is located) and
(d) the occurrence of such Indebtedness is permitted by clause (vi) of the definition of Permitted Indebtedness;

    (iii) Liens securing obligations with respect to letters of credit (other than commercial letters of credit) to the extent the obligations supported by such letters of credit may be secured without violating the limitation on liens described under "Limitation on Future Liens and Guaranties;"

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    (iv) Liens covering property subject to any Capitalized Lease Obligation  or other lease which was not entered into in violation of the Indenture securing the interest of the lessor or other Person under such Capitalized Lease Obligation or other lease;

    (v) Liens securing obligations to a trustee pursuant to the compensation and indemnity provisions of any indenture (including the Indenture) and Liens securing obligations to a trustee or agent with respect to collateral for any Indebtedness;

    (vi) Liens created in connection with a disposition of Receivables (whether or not characterized as a sale of such Receivables or a secured loan) not prohibited by the Indenture on (a) such Receivables, (b) collateral securing such Receivables, (c) goods or services, the sale, lease or furnishing of which gave rise to such Receivables, (d) books and records relating to such Receivables, (e) agreements or arrangements supporting or securing such Receivables and (f) incidental property and assets relating to any of the foregoing; PROVIDED, HOWEVER, that the aggregate amount at any time of Indebtedness that is secured pursuant to this clause (vi) and was not incurred pursuant to clause (i)(b) of the definition of Permitted Indebtedness, shall at no time exceed (x) $300 million LESS (y) the sum of Indebtedness and other obligations then secured pursuant to clause (xii) of this definition PLUS the then outstanding principal amount of Indebtedness of Restricted Subsidiaries incurred under clause (vii) of the definition of Permitted Indebtedness (and not secured pursuant to this clause (vi) or such clause (xii));

   (vii) Liens upon property or assets of the Company created in substitution and exchange for a Permitted Lien upon other property or assets of the Company or any of its Subsidiaries and Liens upon property or assets of any Subsidiaries of the Company created in substitution and exchange for a Permitted Lien upon other property or assets of any Subsidiaries of the Company; PROVIDED, HOWEVER, that (a) such Permitted Lien is released contemporaneously with the creation of the Lien in substitution therefor, (b) the fair market value of the property or assets with respect to the Lien so released is substantially the same as the fair market value of the property or assets subject to the Lien created in substitution therefor and (c) no Lien may be placed on property or assets of the Company or a Restricted Subsidiary in substitution and exchange for a Lien upon property or assets of an Unrestricted Subsidiary;

   (viii) Liens upon property or assets of a Subsidiary of a Person securing Indebtedness of such Person or of such Subsidiary, which Liens are created in substitution and exchange for an outstanding pledge by such Person of a majority of the Capital Stock of such Subsidiary for the purpose of securing such Indebtedness (or a guaranty in respect thereof); PROVIDED, HOWEVER, that if the property and assets of such Subsidiary to be subjected to such Liens have a fair market value in excess of $25 million, such Subsidiary shall have guaranteed the obligations of the Company in respect of the Notes and, if requested by the Trustee, such Subsidiary shall have waived all its rights of subrogation and reimbursement from the Company in connection with such guaranty;

    (ix) Liens upon any property or assets (a) existing at the time of acquisition thereof by the Company or any Subsidiary, (b) of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company or existing at the time of a sale or transfer of any such property or assets of such Person to the Company or any Subsidiary of the Company or (c) of a Person existing at the time such Person becomes a Subsidiary of the Company; PROVIDED, HOWEVER, that such Liens shall not have been created in contemplation of such sale, merger, consolidation, transfer or acquisition;

    (x) Liens existing at November 1, 1991;

    (xi) (a) Liens upon any property or assets of the Company and its Restricted Subsidiaries securing Indebtedness under the Credit Agreements in a principal amount not exceeding the principal amount outstanding or committed under the Credit Agreements (including any letter of credit facility, but without duplication with respect to commitments for loans the use of proceeds of which is restricted to repayment of other Indebtedness under the Credit Agreements) as of November 1, 1991 LESS (y) the proceeds from the sale of all Indebtedness under the 1991 Indenture issued from time to time that are or have been

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applied  to repay  Indebtedness under  the Credit  Agreements and  PLUS (z) $250 million and (b) Liens securing Indebtedness permitted by clause (i) of the definition of Permitted Indebtedness upon property or assets that as of November 1, 1991 secured the Credit Agreements or the Castlewood Agreement;

   (xii) Liens securing Indebtedness or other obligations of the Company and its Restricted Subsidiaries not to exceed an aggregate principal amount of $350 million LESS, at any time, the sum of (y) the then outstanding principal amount of Indebtedness of Restricted Subsidiaries incurred under clause (vii) of the definition of Permitted Indebtedness (and not secured pursuant to this clause
(xii) or clause (vi) of this definition) PLUS (z) the amount of Indebtedness secured pursuant to clause (vi) of this definition and not incurred pursuant to clause (i)(b) of the definition of Permitted Indebtedness;

   (xiii) Liens upon property or assets of a Subsidiary securing Indebtedness or other obligations owing to the Company;

   (xiv) Liens on proceeds of any property or assets subject to a Lien permitted by the other clauses of this definition;

   (xv) any equal and ratable Lien that is granted pursuant to the Continental Guaranty and that relates to a Lien that otherwise constitutes a Permitted Lien;

   (xvi) Liens on property or assets used to defease Indebtedness that was not incurred in violation of the Indenture;

  (xvii) Liens on property or assets of any Restricted Subsidiary organized under the laws of a jurisdiction other than the United States or any subdivision thereof securing Indebtedness of such Restricted Subsidiary outstanding as of November 1, 1991 (or any extension, renewal or refinancing thereof);


  (xviii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses (i) through (xviii) (covering the same property and assets as such Lien); and



   (xix) Permitted Collateral Liens;


PROVIDED, HOWEVER, that no Lien described in any of the foregoing clauses other than clause (xi)(a) shall encumber the rights of the Company with respect to Indebtedness, obligations and other liabilities owed to the Company by any Restricted Subsidiary or to any Restricted Subsidiary by the Company or another Restricted Subsidiary.

    "PERMITTED REFINANCING INDEBTEDNESS" means Indebtedness of (i) the Company to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, Indebtedness of the Company or any Restricted Subsidiary (or any extension, renewal or refinancing thereof) outstanding at the time of incurrence of such subsequent Indebtedness, or to finance any costs incurred in connection with any such exchange, refinancing, redemption or defeasance, (ii) a Restricted Subsidiary to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, Indebtedness of such Restricted Subsidiary (or any extension, renewal or refinancing thereof) outstanding at the time of incurrence of such subsequent Indebtedness, or to finance any costs incurred in connection with any such exchange, refinancing, redemption or defeasance, or (iii) the Company or a Restricted Subsidiary to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, any then outstanding industrial revenue or development bonds that were outstanding at November 1, 1991 (or any extension, renewal or refinancing thereof), or to finance any costs incurred in connection with such exchange, refinancing or defeasance; PROVIDED, HOWEVER, that, in the case of (i) (ii) or
(iii), the proceeds of such Indebtedness shall be used to so refinance, redeem or defease the Indebtedness within 12 months of the incurrence of such subsequent Indebtedness; and PROVIDED, FURTHER, that the only Indebtedness which may be subject to exchange, refinancing, redemption or defeasance pursuant to clause (i), (ii) or (iii) of this definition shall be Indebtedness outstanding as of November 1, 1991 (other than Indebtedness under the Credit Agreements, Subordinated Indebtedness and Indebtedness under lines of credit) or any extension, renewal or refinancing thereof, and

Indebtedness that was incurred after November 1, 1991 and before the Issue Date (other than solely as Permitted Indebtedness under the 1991 Indenture) or is incurred after the Issue Date (other than solely as Permitted Indebtedness).


    "PERMITTED STONE CANADA INDEBTEDNESS" means Indebtedness of the Company or a Restricted Subsidiary in the Stone Canada Group outstanding pursuant to lines of credit in an aggregate principal amount not to exceed U.S. $100 million (of which not more than Cdn. $60 million may be owed by Restricted Subsidiaries in the Stone Canada Group) at any one time outstanding or pursuant to any extension, renewal or refinancing of such outstanding amount PLUS any costs incurred in connection with any such extension, renewal or refinancing; PROVIDED, HOWEVER, that the aggregate principal amount permitted to be incurred under this definition shall be reduced by the principal amount under lines of credit outstanding on the Issue Date net of subsequent repayments or reductions thereof.


    "PERMITTED SUBORDINATED INDEBTEDNESS" means (i) Subordinated Indebtedness of the Company to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, then outstanding Subordinated Indebtedness of the Company that was outstanding at November 1, 1991 (or any extension, renewal or refinancing thereof), or to finance any costs incurred in connection with any such exchange, refinancing, redemption or defeasance; PROVIDED, HOWEVER, that
(a) such Subordinated Indebtedness does not have a shorter weighted average life than that then remaining for, or a maturity earlier than that of, the Indebtedness so exchanged, refinanced, redeemed or defeased, EXCEPT that in the case of any exchange, such Subordinated Indebtedness may have a maturity that is earlier (but not more than six months earlier) than that of the Indebtedness so exchanged, PROVIDED that the Subordinated Indebtedness shall have the same or a longer weighted average life than that then remaining for the Indebtedness so exchanged and (b) in the case of refinancings, redemptions or defeasances, the proceeds of such Subordinated Indebtedness shall be used to so refinance, redeem, or defease the Indebtedness within 12 months of the incurrence of such subsequent Subordinated Indebtedness; and (ii) Indebtedness of the Company in an aggregate principal amount not to exceed $250 million at any one time outstanding, so long as such Indebtedness (a) constitutes Subordinated Indebtedness and (b) does not have (A) a weighted average life that is shorter than that then remaining for the (x) the Company's 9 7/8% Senior Notes due 2000 then outstanding or (y) the First Mortgage Notes or the Senior Notes, as the case may be, then Outstanding or (B) a maturity that is earlier than the latest maturity of (x) the Company's 9 7/8% Senior Notes due 2000 then outstanding or
(y) the First Mortgage Notes or the Senior Notes, as the case may be, then Outstanding.


    "RECEIVABLES" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.


    "REDEEMABLE STOCK" means, with respect to any Person, any Capital Stock that by its terms or otherwise is required to be redeemed or purchased by such Person or any of its Subsidiaries prior to 30 days after the maturity date of the Notes then Outstanding, or is redeemable or subject to mandatory purchase or similar put rights at the option of the Holder thereof at any time prior to 30 days after the latest maturity date of the First Mortgage Notes or the Senior Notes, as the case may be, of any series then Outstanding, or any security which is convertible or exchangeable into a security which has such provisions.


    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company other than an Unrestricted Subsidiary.


    "SENIOR INDEBTEDNESS" means the principal of, interest on and other amounts due on (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred, assumed or guaranteed by the Company, on or prior to the Issue Date in compliance with the 1991 Indenture and thereafter, in compliance with the "Limitation on Future Incurrence of Indebtedness" covenant (including, without limitation, the Senior Notes and the First Mortgage Notes),
(ii) obligations of the Company related to the termination of Interest Swap Obligations, Currency Agreements or Commodities Agreements pertaining to Indebtedness described under clause (i) above and (iii) principal of or interest on the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (a) Subordinated Indebtedness, (b) Indebtedness of or amounts owed by the Company for compensation to employees, for goods or materials purchased in the ordinary course of business or for services or (c) Indebtedness of the Company to a Subsidiary of the Company.

    "SPECIFIED BANK DEBT" means (i) all Indebtedness and other monetary obligations owing under the New Credit Agreement or any credit facilities with the banks signatory to the New Credit Agreement (or with banks affiliated with such banks), so long as such facilities are related to the New Credit Agreement; and (ii) Indebtedness owing as of the date of the Indenture or thereafter to banks or other financial institutions under credit facilities which may in the future refinance, refund, replace, supplement or succeed (regardless of any gaps in time) the New Credit Agreement or the facilities referenced in clause (i) hereof (including extensions and restructurings and the inclusion of additional or different or substitute lenders), so long as (a) the aggregate principal amount outstanding (including available amounts under committed revolving credit or similar working capital facilities, letter of credit facilities and other commitments to provide credit) of such Indebtedness is at least equal to the principal of all publicly issued Senior Indebtedness (including, without limitation, the First Mortgage Notes, the Senior Notes and Indebtedness under the 1991 Indenture) then Outstanding (it being understood that Indebtedness described in clause (i) above and issues of Indebtedness having a principal amount lower than set forth in clause (b) below shall not be included in this amount), (b) Indebtedness outstanding under each particular credit facility has a principal amount outstanding (including available amounts under committed revolving credit or similar working capital facilities, letter of credit facilities and other commitments to provide credit) of at least $25 million and
(c) such Indebtedness constitutes Senior Indebtedness.

    "STONE CANADA GROUP" means Stone Canada and its Restricted Subsidiaries existing as of the date of the Indenture.


    "SUBORDINATED CAPITAL BASE" means the sum of (i) the Consolidated Net Worth and (ii) to the extent not included in clause (i) above, the amounts (without duplication) relating to (a) the principal amount of Subordinated Indebtedness incurred after November 1, 1991 which is unsecured and which does not have at the time of incurrence of such Subordinated Indebtedness a weighted average life that is shorter than the weighted average life remaining for the then outstanding Indebtedness under the 1991 Indenture issued prior to the Issue Date, or if less than $500,000,000, in the case of the First Mortgage Notes, or $200,000,000, in the case of the Senior Notes of such Indebtedness is outstanding, the First Mortgage Notes or the Senior Notes, as the case may be, or a maturity that is earlier than the latest maturity of any of the then outstanding Indebtedness under the 1991 Indenture, or if less than $500,000,000, in the case of the First Mortgage Notes or $200,000,000, in the case of the Senior Notes of such Indebtedness is outstanding, the First Mortgage Notes or the Senior Notes, as the case may be, (b) redeemable stock of the Company that does not constitute Redeemable Stock and (c) the principal amount of the 12 1/8% Subordinated Debentures due September 15, 2001 of Stone Southwest, Inc. and the 11 1/2% Senior Subordinated Notes due September 1, 1999 of the Company or any Subordinated Indebtedness exchanged for, or the net proceeds of which are used to refinance, redeem or defease, such 11 1/2% Senior Subordinated Notes due September 1, 1999 (or, at such time as no Indebtedness is outstanding under the 1991 Indenture, such 12 1/8% Subordinated Debentures due September 15, 2001) pursuant to clause (ii) of the definition of "Permitted Indebtedness," that, in the case of clauses (a), (b) and (c), as at the date of determination, in conformity with GAAP consistently applied, would be set forth on the consolidated balance sheet of the Company and its Restricted Subsidiaries.


    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company) which, pursuant to the terms of the instrument creating or evidencing the same, is subordinate to the Notes in right of payment or in rights upon liquidation.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation of which at least a majority in interest of the outstanding Capital Stock having by the terms thereof voting power under ordinary circumstances to elect directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person, or by one or more corporations a majority in interest of such stock of which is similarly owned or controlled, or by such Person and one or more other corporations a majority in interest of such stock of which is similarly owned or controlled or (ii) any other Person (other than a corporation) in which such Person, directly or indirectly, at the date of determination thereof, has at least a majority equity ownership interest; PROVIDED, HOWEVER, that, with respect to the Company, for purposes of the Indenture (other than the covenant referred to in the second paragraph of "Limitation on Future Liens and Guaranties" above), "Subsidiary" shall not include Seminole.


    "UNRESTRICTED SUBSIDIARY" means a Subsidiary of the Company which has been designated as an "Unrestricted Subsidiary" for purposes of the Indenture by the Company and (a) at least 20% of whose common stock is held by one or more Persons (other than the Company and its Affiliates) which acquired such common stock in a BONA FIDE transaction for fair value and (b) at least 10% of whose total capitalization at the time of designation is in the form of common stock or at least 15% of the fair market value of whose assets at such time shall have been contributed by such Persons. An Unrestricted Subsidiary may be designated to be a Restricted Subsidiary only if, at the time of such designation, all Indebtedness and Liens of such Subsidiary could be incurred under the Indenture. As of the date of the Indenture, the Company's Unrestricted Subsidiaries are Stone-Consolidated Corporation and its Subsidiaries.


ADDITIONAL FIRST MORTGAGE NOTE INDENTURE DEFINITIONS

    "CASH COLLATERAL ACCOUNT" means one or more accounts forming part of the Collateral in the sole dominion and control of the First Mortgage Note Trustee into which certain funds are required to be deposited by or on behalf of the Company under the terms of the First Mortgage Note Indenture and the Security Documents.


    "COLLATERAL" means the Collateral Properties (and all additions and improvements thereto and replacements thereof), Replacement Collateral, the Cash Collateral Account and all other property that from time to time secures the First Mortgage Notes pursuant to the First Mortgage Note Indenture and the Security Documents.



    "COLLATERAL ASSET DISPOSITION" means any direct or indirect, voluntary or involuntary sale, conveyance, lease, sale-leaseback, transfer or other disposition, including, without limitation, by means of a merger, consolidation or similar transaction (each, a "Disposition"), or a series of related Dispositions by the Company or any of its Restricted Subsidiaries involving the Collateral (including, without limitation, a sale of, or receipt by the Company of cash or Cash Equivalents in connection with the repayment, exchange, redemption or retirement of, or an extraordinary dividend or return of capital on, any Non-Cash Consideration), other than (a) the sale of machinery, equipment, furniture, apparatus, tools or implements or other similar property that may be defective or may have become worn out or obsolete or no longer used or useful in the operation of the Collateral Properties, the aggregate fair market value of which does not exceed U.S. $5 million in any year; (b) the sale of equipment that has been replaced by equipment of substantially equal value in an alteration or improvement made at one of the Collateral Properties; (c) the use by the First Mortgage Note Trustee of amounts on deposit in the Cash Collateral Account in accordance with the "Limitation on Asset Dispositions" or "Limitation on Collateral Asset Dispositions" covenants; and (d) a Disposition permitted pursuant to the "Restrictions on Mergers and Consolidations and Sales of Assets" covenants. A Collateral Asset Disposition shall not include a Condemnation (as defined) or Casualty (as defined) involving any Collateral.


    "COLLATERAL LOSS EVENT" means a Condemnation or Casualty involving an actual or constructive total loss or agreed or compromised actual or constructive total loss of all or substantially all of any Collateral Property.

    "COLLATERAL PROPERTIES" means the mills owned by the Company at Uncasville, Connecticut, Ontonagon, Michigan, Missoula, Montana and York, Pennsylvania, as more specifically described in the Security Documents, and all mills, plants and related property constituting Replacement Collateral.

    "EXCESS PROCEEDS" means, on any date, the aggregate amount of Net Proceeds from Collateral Asset Dispositions and Collateral Loss Events consummated or occurring after the Issue Date that have not been previously (a) used to purchase or invest in Replacement Collateral or Restore Collateral in accordance with the "Limitation on Collateral Asset Dispositions" covenant or (b) included as part of a First Mortgage Note Offer, provided that no such Net Proceeds will constitute Excess Proceeds until the later of six months from the date of consummation of the relevant Collateral Asset Disposition or receipt of the Net Proceeds from the relevant Collateral Loss Event and the expiration of any longer period during which such Net Proceeds may be used to purchase or invest in Replacement Collateral or Restore Collateral to the extent permitted by the "Limitation on Collateral Asset Dispositions" covenant.


    "INDEPENDENT APPRAISER" means an appraisal firm that is nationally recognized in the United States that (i) does not have any direct financial interest in the Company or any of its Subsidiaries, the First Mortgage Note Trustee or in any Affiliate of any of them, and (ii) is not connected with the Company or any of its Subsidiaries, the First Mortgage Note Trustee or any such Affiliate as an employee, associate or Affiliate.


    "INDEPENDENT DIRECTOR"means, in respect of any transaction involving the Company, a director of the Company who is in fact independent of the transaction other than (a) a director who is a party to such transaction, or (b) a director who is an officer, employee, associate or Affiliate (or is related to any of them by blood or marriage unless such director is, in fact, independent of such relation) of a party to such transaction or who is an officer, employee, director or associate of an Affiliate of the Company (other than the Company and its Subsidiaries), or (c) a director who is an officer, employee or associate of the Company or any of its Subsidiaries.



    "INDEPENDENT FINANCIAL ADVISER" means an investment banking firm that is nationally recognized in the United States that (i) does not have any direct financial interest in the Company, any Subsidiary of the Company or the First Mortgage Note Trustee or in any Affiliate of any of them, and (ii) is not connected with the Company, a Subsidiary of the Company or the First Mortgage Note Trustee or any such Affiliate as an employee, associate or Affiliate.



    "NET PROCEEDS" means those proceeds received by the Company or any of its Restricted Subsidiaries in connection with a Collateral Asset Disposition or Collateral Loss Event consisting of (a) the sum of cash and Cash Equivalents therefrom (including any amounts of Insurance Proceeds, Condemnation Proceeds or other proceeds (other than proceeds from business interruption insurance) received in connection therewith but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the relevant property), MINUS (b) all accounting, legal, title, recording and tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles in effect at the date of the relevant Collateral Asset Disposition or Collateral Loss Event, directly as a consequence of such Collateral Asset Disposition or Collateral Loss Event and net of all payments made on any Indebtedness which is secured by a Permitted Collateral Lien on the Collateral Property subject to such Collateral Asset Disposition or Collateral Loss Event, which must be paid in accordance with the terms of such Permitted Collateral Lien or under applicable law.


    "PERMITTED COLLATERAL LIENS" means:

     (i) Liens securing the First Mortgage Notes arising under the First Mortgage Note Indenture or any Security Document;

    (ii) Liens on a Collateral Property for taxes or governmental assessments, charges, levies or claims not yet delinquent or for which a bond has been posted in an amount equal to the contested amount (including potential interest and penalties thereon) not interfering in any material respect with the ordinary operation of such Collateral Property or materially and adversely affecting the value thereof;

    (iii) statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of ownership and operation of a

Collateral Property relating to obligations either (a) not yet delinquent or (b) being contested in good faith by appropriate proceedings and to which appropriate reserves or other provisions have been made in advance in accordance with GAAP in each case, not interfering in any material respect with the ordinary operation of such Collateral Property or materially and adversely affecting the value thereof;



    (iv) Liens on a Collateral Property in connection with workers' compensation, unemployment insurance and other similar legislation, surety or appeal bonds, performance bonds or other obligations of a like nature (in each case not constituting Indebtedness) arising in the ordinary course of business with respect to the ownership and operation of such Collateral Property not interfering in any material respect with the ordinary operation of such Collateral Property or materially and adversely affecting the value thereof;


    (v) zoning restrictions, licenses, easements, servitudes, rights-of-way, title defects, covenants running with the land and other similar charges or encumbrances or restrictions affecting a Collateral Property not interfering in any material respect with the ordinary operation of such Collateral Property or materially and adversely affecting the value thereof; and

    (vi)  assignments,  leases  or  subleases  at  a  Collateral  Property   not
interfering in any material respect with the ordinary operation of such Collateral Property or materially and adversely affecting the value thereof.

    "REPLACEMENT COLLATERAL" means, at any relevant date in connection with a Collateral Asset Disposition, Collateral Loss Event, or in certain circumstances described in the First Mortgage Note Indenture where Restoration is not required, Condemnation, assets located in North America to be used in the pulp and paper business as conducted by the Company at such date other than the Collateral, which on such date, (a) constitute similar assets to Collateral disposed of or destroyed (and do not constitute Capital Stock of any Person (except for Non-Cash Consideration to the extent permitted by the "Limitation on Collateral Asset Dispositions" covenant)), (b) are acquired by the Company at a purchase price which does not exceed the fair market value of such Replacement Collateral (as determined, in the case of each of (a) and (b), in good faith by a majority of the Board of Directors, including a majority of the Independent Directors, on the basis of the written opinion of a qualified Independent Appraiser or Independent Financial Adviser prepared contemporaneously with such purchase) and made available to the First Mortgage Note Trustee, (c) are free and clear of all Liens other than Permitted Collateral Liens and (d) satisfy the requirements of the "Limitation on Collateral Asset Dispositions" covenant.

    "RESTORATION" or "RESTORE" means the physical repair, restoration or rebuilding of all or any portion of the Collateral following any Casualty or Condemnation.

             THE COLLATERAL UNDER THE FIRST MORTGAGE NOTE INDENTURE

THE COLLATERAL


    The First Mortgage Notes will initially be secured by a first ranking lien on the Company's mills located in Uncasville, Connecticut, in Ontonagon, Michigan (the "Ontonagon Mill"), in Missoula, Montana, and in York, Pennsylvania (collectively, the "Collateral Mills"). The following table sets forth certain information with respect to the Collateral Mills:



                                                                                    NUMBER OF PAPER
MILL LOCATION                                                                          MACHINES       TYPE OF MILL
- -----------------------------------------------  ANNUAL CAPACITY    PRODUCTION     -----------------  -------------
                                                      TONS         IN 1993 TONS
                                                 ---------------  ---------------
                                                 (IN THOUSANDS)   (IN THOUSANDS)
Missoula, Montana                                       702.9            654.3             3             Linerboard
Ontonagon, Michigan                                     262.8            248.4             2                 Medium
Uncasville, Connecticut                                 165.1            158.5             1                 Medium
York, Pennsylvania                                      110.2            110.0             2                 Medium



    The products manufactured at the Collateral Mills are utilized by the Company in its corrugated container facilities; such corrugated container facilities will be pledged to secure the indebtedness under the Credit Agreement.

APPRAISAL

    The Company engaged American Appraisal Associates, Inc. (the "Consultant"), an independent valuation consulting firm specializing in the technology, economics and strategies of the pulp and paper industry, to provide an estimate of the fair market value of the Collateral Mills.


    The fair market value of the Collateral Mills was estimated for the purpose of the appraisal based upon the assumption that the assets comprising the Collateral Mills would be used in an ongoing business and valued on a continued use basis. When fair market value is established on the premise of continued use, it is assumed that the buyer and the seller would be contemplating retention of the Collateral Mills at their present locations as part of the current operations. An estimate of fair market value arrived at on the premise of continued use does not represent the amount that might be realized from piecemeal disposition of the Collateral Mills in the marketplace or from an alternative use of the properties. The Consultant's opinion of the fair market value of the designated assets of the Collateral Mills as of September 1, 1994, under the premise of continued use, is reasonably represented by an amount of $695 million.


    For purposes of the analysis, the Consultant appraised the designated assets as part of an operating entity. Balance sheets, financial statistics, and operating results furnished to the Consultant were accepted without verification, were examined, and were assumed to properly represent business operations and conditions. Given the trends indicated, it was concluded by the Consultant that prospective profits, on a consolidated basis, were adequate to justify ownership and arm's-length exchange of the Collateral Mills between a willing buyer and a willing seller at the appraised fair market value. In the Consultant's review, provisions were made for the value of assets not included in the appraisal and for sufficient net working capital.

    The appraisal methods employed by the Consultant included the cost, income, and market techniques. The cost approach was the primary method for valuing the underlying tangible assets of the Collateral Mills, while the income and market methods were applied to analyze the economics and prospective earning power of the Collateral Mills.

    The Consultant notes in the appraisal that forecasts of pulp and paper production economics, asset values, replacement costs, and economic performance involve many significant variables that are subject to uncertainty, performance and actions of competitive products and companies, and judgement. Therefore, the Consultant notes that no representation can be or is made as to the accuracy or attainability of the estimates contained in the appraisal.

    The appraisal was prepared in accordance with the Uniform Standards of Professional Appraisal Practice, as promulgated by the Appraisal Foundation. The Consultant has stated in the appraisal that the realization of the multiple assumptions underlying the appraisal, the agreed upon parameters, and the Company's stated purpose, incorporated in the conclusions arrived at in the appraisal are fundamental to the reliability of the conclusions set forth. No assurance can be given that any assumption will, in fact, be so realized or that a number of material assumptions that could have had a negative impact on the conclusions reached in the appraisal have been considered by the Consultant or that the Consultant's estimation of the impact or any negative assumption otherwise so considered have been properly evaluated. Any such failure of an assumption so to materialize or be accurately or adequately reflected in the appraisal could be of a nature or degree that will materially and negatively impact the actual value, if any, realized by the First Mortgage Note Trustee upon a foreclosure or other disposition of the Collateral Mills.

    An appraisal is an estimate or opinion of value as of the date stated and cannot be relied upon as a precise measure of value or worth. The amount that might be realized from the sale of portion of the Collateral Mills may be less that its portion of the appraised value, and such difference may be material. The Consultant did not solicit any offers or inquiries with respect to the Collateral Mills from potential purchasers, and, therefore, the appraisal should not be read to suggest that a buyer was, in fact, available, or if one were available, that it would be willing or able to pay the appraised value. In addition, the number of qualified buyers may be limited by regulatory, legal, financial and other considerations. Accordingly, no assurance can be given as to the value that could be obtained from the sale of the Collateral Mills. Additionally, whatever the value of the Collateral Mills may be under the conditions assumed in the appraisal, a sale under distress conditions would likely result in a substantially lower price. (See "Risk Factors -- First Mortgage Note Holders May Receive Less Than Their Investment Upon Liquidation.")


    See Annex A for a summary valuation report prepared by the Consultant. The foregoing description of the appraisal is qualified in its entirety by reference to such summary valuation report.


SECURITY DOCUMENTS


    Each Collateral Mill will be pledged to the First Mortgage Note Trustee for the benefit of the Holders pursuant to a mortgage and a security agreement securing the full amount payable with respect to the Notes. Each mortgage together with the related security agreement will include all fee and leasehold interests in the real property, fixtures, plant, machinery and equipment constituting the Collateral Mill, and all proceeds thereof and additions, improvements, alterations, replacements and repairs thereto, whether now owned or hereafter acquired by the Company. Certain equipment used at the mills constituting Collateral is pledged to third party lenders pursuant to equipment leases. The Collateral also includes permits necessary to operate the Collateral Mills to the extent assignable under applicable law.



    The security interest granted to the First Mortgage Note Trustee in the Collateral will be a first ranking security interest, subject to Permitted Collateral Liens that, in the Company's judgment, do not materially and adversely affect the normal operations or value of the Collateral Mills. Upon issuance of the Notes, the First Mortgage Note Trustee will receive a mortgagee's title insurance policy insuring each mortgage as a first ranking mortgage lien on the relevant Collateral Mill, subject to standard exceptions and Permitted Collateral Liens. The aggregate amount of the title insurance in respect of the four Collateral Mills will equal 110% of their total appraised value.


BANKRUPTCY CONSIDERATIONS

    The right of the First Mortgage Note Trustee under the First Mortgage Note Indenture to repossess and dispose of the Collateral upon the occurrence of an Event of Default (as defined herein in "Description of the Notes -- Certain Definitions") under the First Mortgage Note Indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company prior to the First Mortgage Note Trustee's having repossessed and disposed of the Collateral. Under the federal bankruptcy laws, secured creditors, such as the First Mortgage Note Trustee, are prohibited from foreclosing upon, realizing upon or repossessing security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the federal bankruptcy laws permit the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the Collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines (after request by the creditor), for any diminution in the value of the creditor's interest in Collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the First Mortgage Notes could be delayed following commencement of a bankruptcy case, whether or when the First Mortgage Note Trustee could repossess or dispose of the Collateral or whether or to what extent holders of the First Mortgage Notes would be compensated for any diminution in value of the Collateral through the requirement of "adequate protection." Furthermore, in the event that the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the First Mortgage Notes, the holders of the First Mortgage Notes would hold undersecured claims. Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the pendency of a debtor's bankruptcy case.

    In addition, if prior to or at the time of any bankruptcy case being commenced by or against the Company, the value of the Collateral is less than the total amount remaining to be paid on the First Mortgage Notes, the issue of whether payments on the First Mortgage Notes within ninety days (or one year with respect to payments to "insiders" as defined under the federal bankruptcy laws) of the commencement of such bankruptcy case are preferential and may be recaptured may arise under the federal bankruptcy laws. To the extent that such issue arises, there may be defenses applicable to the recapture of potentially preferential payments under the federal bankruptcy laws, including INTER ALIA, that such payments were made in the ordinary course of business or financial affairs of the Company according to ordinary business terms.


    A portion of the Ontonagon Mill (used for wastewater treatment) is leased rather than owned by the Company. Although the law is not settled on this issue, under the federal bankruptcy laws, a failure by the Company to assume such lease in the case of a bankruptcy of the Company could have the effect of extinguishing the First Mortgage Note Trustee's Lien in respect of such leasehold interest.


ENVIRONMENTAL CONSIDERATIONS

    The Collateral Properties are subject to extensive and increasingly stringent environmental regulations. Although management believes that the Collateral Properties are in substantial compliance with these regulations, the failure of these mills to remain in compliance therewith or the presence of hazardous substances at the Collateral Properties could adversely affect the value of the mills. Furthermore, certain of the Collateral Properties will require significant capital expenditures to remain in compliance with existing and future environmental regulations. See "Risk Factors -- Environmental Regulations and Significant Environmental Expenditures."


    Under the federal laws of the United States and many state laws, contamination of a property may give rise to a lien on the property to assure the payment of the costs of clean-up. In Connecticut and Michigan, under certain circumstances, such a lien may have priority over all existing liens (a "superlien") including those of existing mortgages. In addition, a lender may be exposed to unforeseen environmental liabilities when taking a security interest in real property. Under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state laws, a lender may be liable in certain circumstances, as an "owner" or "operator", for environmental clean-up costs on a mortgaged property. Although CERCLA excludes from liability "a person who, without participating in the management of a . . . facility, holds indicia of ownership primarily to protect his security interest", court decisions have indicated that a lender may be subject to CERCLA liability if it forecloses on or otherwise takes title to the property or if it becomes involved in the borrower's operations to a degree that indicates capacity to influence hazardous waste activities. Decisions interpreting the meaning of "participating in management" have ranged from the decision in the U.S. Court of Appeals for the Eleventh Circuit in UNITED STATES V. FLEET FACTORS which suggested that a lender with enough control over a borrower's financial affairs to have the capacity to influence the borrower's hazardous waste decisions could be held liable under CERCLA, to a subsequent decision by the U.S. Court of Appeals for the Ninth Circuit in IN RE BERGSOE METAL CORP. which held that a secured lender had no liability absent "some actual management of the facility" by the lender.



    Under the First Mortgage Note Indenture, the First Mortgage Note Trustee, prior to taking certain actions, may request that holders provide an indemnification against its costs, expenses under CERCLA or similar laws, and liabilities. It is possible that cleanup costs under CERCLA or similar laws could become a liability of the First Mortgage Note Trustee and cause a loss to any holder of First Mortgage Notes that provided an indemnification. In addition, such holders may act directly rather than through the First Mortgage Note Trustee, in specified circumstances, in order to pursue a remedy under the Indenture. If holders exercise that right, they could be deemed to be lenders who are subject to the risks discussed above.

POSSESSION, USE, RELEASE AND SUBSTITUTION OF COLLATERAL

    Unless an Event of Default shall have occurred and be continuing under the First Mortgage Note Indenture, the Company will have the right to remain in possession and retain exclusive control of the Collateral (other than any of the Collateral on deposit in the Cash Collateral account and other than as set forth in the Security Documents), to freely operate the Collateral Properties and to collect, invest and dispose of any income thereon, subject to certain covenants in the First Mortgage Note Indenture. All amounts on deposit in the Cash Collateral Account will be invested in U.S. Government Obligations maturing within 30 days from the date of acquisition thereof, or such longer period (not exceeding one year) if the funds are set aside for Restoration in the event of a Casualty or Condemnation.


    So long as no Event of Default shall have occurred and be continuing, the Company and its Restricted Subsidiaries may make a Collateral Asset Disposition upon the satisfaction of certain procedures set forth in the First Mortgage Note Indenture, and the First Mortgage Note Trustee will release the Lien under the Security Documents with respect to the relevant Collateral. See "Limitation on Collateral Asset Dispositions." Proceeds of insurance relating to the destruction of all of the Collateral or an award relating to a taking of all or any part of the Collateral by eminent domain or other seizure or forfeiture (in excess of $2.5 million so long as no Event of Default has occurred and is continuing) will be deposited and held in the Cash Collateral Account for the benefit of the Holders of the First Mortgage Notes. The Company may withdraw such proceeds or award from the Cash Collateral Account (other than proceeds or an award relating to the destruction of all or substantially all of one or more of the Collateral Properties) to reimburse the Company for expenditures made, or to pay costs incurred, to Restore the Collateral destroyed or taken, subject to compliance with certain conditions set forth in the First Mortgage Indenture, including delivery to the First Mortgage Note Trustee of Opinions of Counsel that the First Mortgage Note Trustee has a perfected Lien under the Security Documents on such repairs, rebuildings and replacements. A taking, seizure, forfeiture or casualty involving an actual or constructive total loss of one or more of the Collateral Properties will be treated under the Indenture as a Collateral Loss Event and any proceeds or award relating thereto will be applied in accordance with the "Limitation on Collateral Asset Dispositions" covenant.


    The First Mortgage Note Indenture contains certain legal requirements relating to the release of the Lien on all or any part of the Collateral in connection with a Collateral Asset Disposition or Collateral Loss Event. See "Limitation on Collateral Asset Dispositions." Furthermore, all releases of Collateral are required to comply with the certification requirements of the Trust Indenture Act. In connection with the acquisition of any Replacement
Collateral pursuant to the "Limitation on Collateral Asset Dispositions" covenant, the Company is required to comply with the requirements set forth under such covenant. The Company shall have the right to sell worn out or obsolete equipment and machinery of up to $5 million per year and sell equipment to the extent it is replaced with equipment of substantially equal value in an alteration or improvement of a Collateral Property without complying with the "Limitation on Collateral Asset Dispositions" covenant.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and Salomon Brothers Inc, BT Securities Corporation, Morgan Stanley & Co. Incorporated, Kidder, Peabody & Co. Incorporated and Bear, Stearns & Co. Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of the First Mortgage Notes and Senior Notes set forth opposite their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                                      PRINCIPAL AMOUNT
                                                    ----------------------------------------------------
                                                     FIRST MORTGAGE
UNDERWRITER                                              NOTES          SENIOR NOTES         TOTAL
- --------------------------------------------------  ----------------  ----------------  ----------------
Salomon Brothers Inc..............................  $                 $                 $
BT Securities Corporation.........................
Morgan Stanley & Co. Incorporated.................
Kidder, Peabody & Co. Incorporated................
Bear, Stearns & Co. Inc...........................
                                                    ----------------  ----------------  ----------------
    Total.........................................  $    500,000,000  $    200,000,000  $    700,000,000
                                                    ----------------  ----------------  ----------------
                                                    ----------------  ----------------  ----------------

    The Underwriters have advised the Company that they propose initially to offer the First Mortgage Notes and Senior Notes directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of 0. % and 0. %, respectively, of the principal amount of the First Mortgage Notes and Senior Notes. The Underwriters may allow and such dealers may reallow a concession not in excess of 0. % and 0. %, respectively, of the principal amount of the First Mortgage Notes and Senior Notes on sales to certain other dealers. After the initial offering, the public offering prices and concessions to dealers may be changed.

    The Company has agreed to indemnify the Underwriters against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Act").

    The Notes are new issues of securities with no established trading market. The Company has been advised by certain of the Underwriters that they intend to make a market in the First Mortgage Notes and/ or Senior Notes, but none of such Underwriters is obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the First Mortgage Notes and/or Senior Notes.

    The Company has agreed that, for a period of thirty days from the date of the issuance of the Notes, without the consent of Salomon Brothers Inc, acting on behalf of the Underwriters, neither the Company nor any subsidiary of the Company (except in limited circumstances) will (i) file with the Securities and Exchange Commission (the "Commission") or publicly announce its intent to file any registration statement under the Act or pre-effective amendment to any registration statement under the Act relating to debt securities (other than industrial development bonds and the Stone Financial Corporation offering) or
(ii) enter into any agreement for or consummate the sale of, or publicly announce its intent to sell, any debt securities (other than the Notes, the industrial development bonds and the Stone Financial Corporation offering).

    Certain of the Underwriters from time to time perform investment banking and other financial advisory services for the Company for which they receive customary compensation.

    Bankers Trust Company ("Bankers Trust"), an affiliate of BT Securities Corporation, is the agent and a lender under the 1989 Credit Agreement and is expected to be the agent and a lender under the Credit Agreement. In its capacity as lender under the 1989 Credit Agreement, Bankers Trust will receive its pro rata share of the net proceeds of the sale of the Notes hereunder used to repay indebtedness under the 1989 Credit Agreement. See "Use of Proceeds." Bankers Trust is also the indenture trustee for the Company's 11 1/2% Senior Subordinated Notes due September 1, 1999.

    An affiliate of Kidder, Peabody & Co. Incorporated is a lender under the 1989 Credit Agreement and will receive its pro rata share of the net sale proceeds from the sale of the Notes hereunder used to repay indebtedness under the 1989 Credit Agreement. Another affiliate of Kidder, Peabody & Co. Incorporated is a lender to Stone-Consolidated pursuant to a revolving credit facility.

                                    EXPERTS

    The financial statements as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph referring to certain liquidity matters discussed in Notes 11 and 18 to the Company's financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    The information contained in this Prospectus under "The Collateral Under the First Mortgage Notes -- Appraisal" and the summary valuation report in Annex A hereto have been included on the authority of American Appraisal Associates, Inc. as an expert regarding the valuation matters contained therein.


                                 LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for the Company by Leslie T. Lederer, Vice President, Secretary and Counsel of the Company (who owns 13,256 shares of Common Stock) and by Sidley & Austin, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such reports, proxy statements and other information can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Common Stock of the Company is listed.

    The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-1 under the Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Branch of the Commission upon payment at prescribed rates.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person made to the Company, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Requests for such copies should be directed to: Investor Relations Department, Stone Container Corporation, 150 North Michigan Avenue, Chicago, Illinois 60601; telephone number (312) 346-6600.

[LOGO]


                                    ANNEX A



                                                              SEPTEMBER 23, 1994



STONE CONTAINER CORPORATION
CHICAGO, ILLINOIS



    We completed an appraisal of certain property exhibited to us as that of STONE CONTAINER CORPORATION ("Stone"), located in (1) Missoula, Montana, (2) Ontonagon, Michigan, (3) York, Pennsylvania and (4) Uncasville, Connecticut and submitted our findings in a report dated September 23, 1994.



    This letter summarizes the appraisal report. By reference herein, all terms, conditions, definitions, and limitations contained in the appraisal report shall apply equally to this summary letter.



    Our appraisal expressed an opinion, as of September 1, 1994, of the fair market value of the property on the premise of continued use. It was understood that our opinion would provide a basis for effecting financing arrangements.



    Fair Market Value is defined as the estimated amount at which a property might be expected to exchange between a willing buyer and a willing seller, neither being under compulsion, each having reasonable knowledge of all relevant facts, with equity to both.



    When fair market value is established on the premise of continued use, it is assumed that the buyer and the seller would be contemplating retention of the property at its present location as part of the current operations. An estimate of fair market value arrived at on the premise of continued use does not represent the amount that might be realized from piecemeal disposition of the property in the marketplace or from an alternative use of the property. The premise of continued use is generally appropriate when:



    - The property is fulfilling an economic demand for the service it provides or which it houses.



    - The property has a significant remaining useful live expectancy.



    - There are responsible ownership and competent management.



    - Diversion of the property to an alternative use would not be economically feasible or legally permitted.



    - Continuation of the existing use by present or similar users is practical.



    - Due consideration is given to the property's functional utility for its present use.



    - Due consideration is given to the property's economic utility.



    In our investigation, we appraised the designated assets as part of an operating entity. Balance sheets, financial statistics, and operating results furnished to us were accepted without verification, were examined, and were assumed to properly represent business operations and conditions. Given the trends indicated, it was concluded that prospective profits from appraised business operations, on a consolidated basis, were adequate to justify ownership and arm's-length exchange of the designated assets between a willing buyer and a willing seller at the appraised fair market value. In the review, provisions were made for the value of assets not included in the appraisal and for sufficient net-working capital.



    The property appraised comprises the tangible assets of the linerboard and corrugating medium paperboard mill operations of Stone located at Missoula, Montana; Ontonagon, Michigan; York, Pennsylvania; and Uncasville, Connecticut.

    No consideration was given to the impact of any environmental concerns which are associated with the subject property. Our appraisers are not qualified as experts in the detection of hazardous substances. Quantification of the cost to remedy environmentally related problems would have to be identified by experts in that field.



    Our investigation dealt with real estate comprising land, buildings, and improvements; machinery and equipment; office furniture and equipment; mobile equipment; and licensed vehicles. Excluded from the investigation were supplies, materials on hand, inventories, company records, and any current or intangible assets that might exist.



    For the real estate, except for the ground lease described in the mortgage with respect to the mill located in Ontonagon, Michigan in which Stone has a valid leasehold interest, we appraised the fee simple interest which is defined as an absolute fee, free of limitations to any particular class of heirs or restrictions, but subject to the limitations of eminent domain, escheat, police power and taxation. Before arriving at an opinion of value, we personally inspected the designated property and studied market conditions.



    For the real estate, we considered:



        - Location, size, and utility of the land



        - Size, condition, and utility of the improvements compared with new facilities



        - Highest and best use of the land and of the property as improved



        - Cost of replacement new of the improvements and that cost less depreciation arising from all causes



        - Sales and asking prices of vacant sites to the vicinity and general area



    For the personal property, we considered:



        - The estimated cost to acquire new or construct, or acquire used if comparable property was available



        - A deduction for depreciation, or loss of value, arising from condition, utility, age, wear and tear, and obsolescence



        - For the cost of comparable used property, used property selling prices and a positive or a negative adjustment to the market price to reflect the difference in condition and utility between the item being appraised and its normal comparative



        - Dealers' prices for machinery and equipment in operative condition, plus allowances for freight and installation



    Accordingly, based on the promise of continued use, it is our opinion that, as of September 1, 1994, the Fair Market Value of the designated assets is reasonably represented in the amount of SIX HUNDRED NINETY-FIVE MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (U.S. $695,500,000), distributed as follows:



Land.................................................  $   5,700,000
Building & Land Improvements.........................    136,970,000
Machinery and Equipment..............................    550,330,000
Office Furniture and Equipment.......................        675,000
Licensed Vehicles and Aircraft.......................      1,825,000
                                                       -------------
    Grand Total......................................  $ 695,500,000
                                                       -------------
                                                       -------------

    The above fair market value does not represent the amount that might be realized from the assets' piecemeal disposition in the open market or from their use for an alternative purpose.



    We did not investigate the title to or any liabilities against the property appraised.



                                          Respectfully submitted,
                                          AMERICAN  APPRAISAL  ASSOCIATES,  INC.
                                          /s/ William K. Domoe
                                          --------------------

              INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ITEM:                                                                                                          PAGE
- -----------------------------------------------------------------------------------------------------------  ---------
Financial Statements -- Three Months and Six Months Ended June 30, 1994 and June 30, 1993
 (unaudited):
  Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit)........................        F-2
  Consolidated Balance Sheets..............................................................................        F-3
  Consolidated Statements of Cash Flows....................................................................        F-4
  Notes to the Consolidated Financial Statements...........................................................        F-5

Financial Statements -- Years Ended December 31, 1993, December 31, 1992 and December 31, 1991:
  Report of Independent Accountants........................................................................       F-15
  Consolidated Statements of Operations....................................................................       F-16
  Consolidated Balance Sheets..............................................................................       F-17
  Consolidated Statements of Cash Flows....................................................................       F-18
  Consolidated Statements of Stockholders' Equity..........................................................       F-19
  Notes to the Consolidated Financial Statements...........................................................       F-20

Pro Forma Condensed Consolidated Statement of Operations
 Six Months Ended June 30, 1994 (unaudited)................................................................       F-55
Pro Forma Condensed Consolidated Statement of Operations
 Year Ended December 31, 1993 (unaudited)..................................................................       F-56
Pro Forma Condensed Consolidated Balance Sheet
 June 30, 1994 (unaudited).................................................................................       F-58

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  AND RETAINED EARNINGS (ACCUMULATED DEFICIT)

                                                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                         JUNE 30,                JUNE 30,
                                                                  ----------------------  ----------------------
(IN MILLIONS, EXCEPT PER SHARE)                                      1994        1993        1994        1993
- ----------------------------------------------------------------  ----------  ----------  ----------  ----------
Net sales.......................................................  $  1,354.3  $  1,267.6  $  2,645.1  $  2,573.9
Operating costs and expenses:
Cost of products sold...........................................     1,116.9     1,050.3     2,184.0     2,120.5
Selling, general and administrative expenses....................       136.9       131.3       270.5       267.3
Depreciation and amortization...................................        88.5        88.8       177.7       175.9
Equity loss from affiliates.....................................         1.5         1.7         5.7         3.6
Other net operating (income) expense............................       (28.5)        2.3       (33.4)        2.9
                                                                  ----------  ----------  ----------  ----------
                                                                     1,315.3     1,274.4     2,604.5     2,570.2
                                                                  ----------  ----------  ----------  ----------
Income (loss) from operations...................................        39.0        (6.8)       40.6         3.7
Interest expense................................................      (110.7)     (101.8)     (224.3)     (204.1)
Other, net......................................................         1.0          .3        (8.1)        3.1
                                                                  ----------  ----------  ----------  ----------
Loss before income taxes, minority interest, extraordinary loss
 and cumulative effects of accounting changes...................       (70.7)     (108.3)     (191.8)     (197.3)
Credit for income taxes.........................................       (20.0)      (37.7)      (60.0)      (64.6)
Minority interest...............................................         (.1)       (1.0)        2.1        (1.6)
                                                                  ----------  ----------  ----------  ----------
Loss before extraordinary loss and cumulative effects of
 accounting changes.............................................       (50.8)      (71.6)     (129.7)     (134.3)
Extraordinary loss from early extinguishment of debt (net of
 $9.8 income tax benefit).......................................      --          --           (16.8)     --
Cumulative effect of change in accounting for postemployment
 benefits (net of $9.5 income tax benefit)......................      --          --           (14.2)
Cumulative effect of change in accounting for postretirement
 benefits (net of $23.3 income tax benefit).....................      --          --          --           (39.5)
                                                                  ----------  ----------  ----------  ----------
Net loss........................................................       (50.8)      (71.6)     (160.7)     (173.8)
Preferred stock dividends.......................................        (2.0)       (2.0)       (4.0)       (4.0)
                                                                  ----------  ----------  ----------  ----------
Net loss applicable to common shares............................       (52.8)      (73.6)     (164.7)     (177.8)
                                                                  ----------  ----------  ----------  ----------
Retained earnings (accumulated deficit), beginning of period....       (17.3)      391.8       101.6       496.0
Net loss........................................................       (50.8)      (71.6)     (160.7)     (173.8)
Cash dividends on preferred stock...............................        (8.0)       (2.0)       (8.0)       (4.0)
Unrealized gain (loss) on marketable equity security (net of
 income tax benefit)............................................         3.3      --            (5.7)     --
                                                                  ----------  ----------  ----------  ----------
Retained earnings (accumulated deficit), end of period..........  $    (72.8) $    318.2  $    (72.8) $    318.2
                                                                  ----------  ----------  ----------  ----------
                                                                  ----------  ----------  ----------  ----------
Per share of common stock:
  Loss before extraordinary loss and cumulative effects of
   accounting changes...........................................  $     (.58) $    (1.03) $    (1.55) $    (1.94)
  Extraordinary loss from early extinguishment of debt..........      --          --            (.20)     --
  Cumulative effect of change in accounting for postemployment
   benefits.....................................................      --          --            (.17)
  Cumulative effect of change in accounting for postretirement
   benefits                                                           --          --          --            (.56)
                                                                  ----------  ----------  ----------  ----------
Net loss........................................................  $     (.58) $    (1.03) $    (1.92) $    (2.50)
                                                                  ----------  ----------  ----------  ----------
                                                                  ----------  ----------  ----------  ----------
Cash dividends..................................................      --          --          --          --
                                                                  ----------  ----------  ----------  ----------
                                                                  ----------  ----------  ----------  ----------
Common shares and common share equivalents outstanding (weighted
 average, in millions)..........................................        90.4        71.2        86.0        71.2
                                                                  ----------  ----------  ----------  ----------
                                                                  ----------  ----------  ----------  ----------

- --------------------------
Unaudited; subject to year-end audit

        The accompanying notes are an integral part of these statements.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                         JUNE 30,    DECEMBER 31,
                                                                                          1994*          1993
                                                                                        ----------  --------------
                                                                                              (IN MILLIONS)
Current assets:
  Cash and cash equivalents...........................................................  $    150.1   $      247.4
  Accounts and notes receivable (less allowances of $20.2 and $19.3)..................       709.3          622.3
  Inventories.........................................................................       656.5          719.4
  Other...............................................................................       246.0          164.1
                                                                                        ----------  --------------
        Total current assets..........................................................     1,761.9        1,753.2
                                                                                        ----------  --------------
  Property, plant and equipment.......................................................     5,251.9        5,240.7
  Accumulated depreciation and amortization...........................................    (1,970.0)      (1,854.3)
                                                                                        ----------  --------------
        Property, plant and equipment -- net..........................................     3,281.9        3,386.4
  Timberlands.........................................................................        88.9           83.9
  Goodwill............................................................................       875.9          910.5
  Other...............................................................................       679.8          702.7
                                                                                        ----------  --------------
        Total assets..................................................................  $  6,688.4   $    6,836.7
                                                                                        ----------  --------------
                                                                                        ----------  --------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of senior and subordinated long-term debt........................  $     18.1   $       22.6
  Current maturities of non-recourse debt of consolidated affiliates..................       271.3          290.5
  Accounts payable....................................................................       288.8          297.1
  Income taxes........................................................................        46.0           47.6
  Accrued and other current liabilities...............................................       313.9          285.7
                                                                                        ----------  --------------
        Total current liabilities.....................................................       938.1          943.5
                                                                                        ----------  --------------
  Senior long-term debt...............................................................     2,277.6        2,338.0
  Subordinated debt...................................................................     1,159.6        1,257.8
  Non-recourse debt of consolidated affiliates........................................       657.0          672.6
  Other long-term liabilities.........................................................       315.6          270.3
  Deferred taxes......................................................................       382.9          470.6
  Redeemable preferred stock of consolidated affiliate................................        42.3           42.3
  Minority interest...................................................................       223.3          234.5
  Commitments and contingencies.......................................................
Stockholders' equity:
  Series E preferred stock............................................................       115.0          115.0
  Common stock (90.4 and 71.2 shares outstanding).....................................       853.1          574.3
  Retained earnings (accumulated deficit).............................................       (72.8)         101.6
  Foreign currency translation adjustment.............................................      (197.4)        (179.0)
  Unamortized expense of restricted stock plan........................................        (5.9)          (4.8)
                                                                                        ----------  --------------
        Total stockholders' equity....................................................       692.0          607.1
                                                                                        ----------  --------------
        Total liabilities and stockholders' equity....................................  $  6,688.4   $    6,836.7
                                                                                        ----------  --------------
                                                                                        ----------  --------------

- ------------------------
* Unaudited; subject to year-end audit

        The accompanying notes are an integral part of these statements.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                             JUNE 30,              JUNE 30,
                                                                       --------------------  --------------------
                                                                         1994       1993       1994       1993
                                                                       ---------  ---------  ---------  ---------
                                                                                     (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.............................................................  $   (50.8) $   (71.6) $  (160.7) $  (173.8)
Adjustments to reconcile net loss to net cash provided by (used in)
 operating activities:
  Extraordinary loss from early extinguishment of debt...............       --         --         16.8       --
  Cumulative effect of change in accounting for postemployment
   benefits..........................................................       --         --         14.2       --
  Cumulative effect of change in accounting for postretirement
   benefits..........................................................       --         --         --         39.5
  Depreciation and amortization......................................       88.5       88.8      177.7      175.9
  Deferred taxes.....................................................      (21.0)     (30.7)     (64.2)     (59.6)
  Foreign currency transaction losses................................         .7        3.7       15.9        5.2
  Other -- net.......................................................      (31.8)     (13.5)     (57.7)      (5.6)
  Changes in current assets and liabilities -- net of adjustments for dispositions:
    Decrease (increase) in accounts and notes receivable -- net......      (19.1)      37.6      (81.4)      (2.7)
    Decrease in inventories..........................................       41.1        2.8       56.8        2.5
    Decrease (increase) in other current assets......................      (18.0)       8.8      (36.8)      (9.4)
    Increase in accounts payable and other current liabilities.......       26.3        6.9       21.1       26.0
                                                                       ---------  ---------  ---------  ---------
Net cash provided by (used in) operating activities..................       15.9       32.8      (98.3)      (2.0)
                                                                       ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings...........................................................       30.2       39.5      751.4      133.6
Payments made on debt................................................      (19.8)     (37.9)    (916.9)     (49.5)
Payments by consolidated affiliates on non-recourse debt.............      (11.6)     (10.7)     (30.8)     (10.7)
Proceeds from issuance of common stock, net..........................       --         --        276.3       --
Refund (funding) of letter of credit.................................        1.7       --        (20.6)      --
Cash dividends.......................................................       (8.0)      (2.0)      (8.0)      (4.0)
                                                                       ---------  ---------  ---------  ---------
Net cash provided by (used in) financing activities..................       (7.5)     (11.1)      51.4       69.4
                                                                       ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.................................................      (48.5)     (34.1)     (66.2)     (63.5)
Proceeds from sales of assets........................................       12.4        1.2       19.9        3.2
Other -- net.........................................................       (4.9)     (16.3)      (6.2)     (27.7)
                                                                       ---------  ---------  ---------  ---------
Net cash used in investing activities................................      (41.0)     (49.2)     (52.5)     (88.0)
                                                                       ---------  ---------  ---------  ---------
Effect of exchange rate changes on cash..............................        3.6        (.5)       2.1        (.5)
                                                                       ---------  ---------  ---------  ---------
Net decrease in cash and cash equivalents............................      (29.0)     (28.0)     (97.3)     (21.1)
Cash and cash equivalents, beginning of period.......................      179.1       65.8      247.4       58.9
                                                                       ---------  ---------  ---------  ---------
Cash and cash equivalents, end of period.............................  $   150.1  $    37.8  $   150.1  $    37.8
                                                                       ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------

- ------------------------
See Note 12 regarding non-cash investing and financing activities and supplemental cash flow information.
Unaudited; subject to year-end audit

        The accompanying notes are an integral part of these statements.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  BASIS OF PRESENTATION
    Pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") for Form 10-Q, the financial statements, footnote disclosures and other information normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed. These financial statements, footnote disclosures and other information should be read in conjunction with the financial statements and the notes thereto included in Stone Container Corporation's (the "Company's") consolidated financial statements for the year ended December 31, 1993 included herein. In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments necessary to fairly present the Company's financial position as of June 30, 1994 and the results of operations and cash flows for the three and six month periods ended June 30, 1994 and 1993.

NOTE 2:  RESTATEMENTS
    Certain prior year amounts in the Company's Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit) and Consolidated
Statements of Cash Flows have been restated to conform with the current year presentation.

NOTE 3:  ADOPTION OF NEW ACCOUNTING STANDARDS
    Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"), which requires accrual accounting for the estimated costs of providing certain benefits to former or inactive employees and the employees' beneficiaries and dependents after employment but before retirement. Upon adoption of SFAS 112, the Company recorded its catch-up obligation (approximately $24 million) by recognizing a one-time, non-cash charge of $14.2 million, net of income tax benefit, as a cumulative effect of an accounting change in its 1994 first quarter Consolidated Statement of Operations and Retained Earnings (Accumulated Deficit).

    In accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), the Company, at June 30, 1994 recorded a $5.7 million charge directly to stockholders' equity to reflect an unrealized loss on an investment in an equity security, net of income tax benefit. The aggregate fair value and carrying value of the investment in the equity security at June 30, 1994 was approximately $12 million and $20 million (exclusive of the unrealized loss), respectively.

NOTE 4:  SUBSEQUENT EVENT

    The Company originally filed on July 27, 1994 and subsequently amended on August 4, 1994, a registration statement with the SEC registering $550 million principal amount of First Mortgage Notes and $150 million principal amount of Senior Notes (the "Offering"). If the Offering is completed, the Company would
(i) enter into a new credit agreement (the "Credit Agreement") consisting of a $400 million senior secured term loan and a $450 million senior secured revolving credit facility commitment (with the borrowing availability thereunder being reduced by letter of credit commitments, of which approximately $61 million will be outstanding at closing ), (ii) repay all of the outstanding indebtedness under and terminate its current bank credit agreements (the "1989 Credit Agreement") and (iii) merge the Company's 93 percent owned subsidiary Stone Savannah River Pulp & Paper Corporation ("Savannah River") into a wholly owned subsidiary of the Company and, as described below, repay or acquire Savannah River's outstanding indebtedness, preferred stock and common stock; each of the foregoing transactions is expected to be conditioned upon the successful completion of the other transactions (collectively, the "Related Transactions"). In connection with the Savannah River merger, the Company would
(i) repay all of the indebtedness outstanding under and terminate Savannah River's bank credit agreement ($249.5 million as of June 30, 1994), (ii) call for redemption the $130 million principal amount

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4:  SUBSEQUENT EVENT (CONTINUED)
of Savannah River's 14 1/8 percent Senior Subordinated Notes due 2000 at a redemption price equal to the applicable premium percentage of the principal amount, (iii) call for redemption or otherwise acquire the outstanding shares of Series A Cumulative Redeemable Exchangeable Preferred Stock of Savannah River not owned by the Company at a redemption price equal to the applicable premium percentage of the principal amount plus accrued and unpaid dividends and (iv) purchase the outstanding shares of common stock of Savannah River not owned by the Company. The completion of the Offering, together with the Related
Transactions, is expected to improve the Company's financial flexibility by extending the scheduled amortization obligations and final maturities of more than $1 billion of the Company's indebtedness and improve the Company's liquidity by replacing its current $166 million revolving credit facility commitments with a $450 million of revolving credit commitment. While the Company currently anticipates that the Offering and Related Transactions will be completed during the fourth quarter of 1994, no assurance can be given that they will be completed.

    The Company will incur a charge for the write-off of previously incurred unamortized debt issuance costs, related to the debt being repaid, currently estimated to be in the range of $45 to $49 million, net of income tax benefit upon the completion of the Offering and Related Transactions. This non-cash charge would be recorded as an extraordinary loss from the early extinguishment of debt in the Company's Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit).

NOTE 5:  INVOLUNTARY CONVERSION
    On April 13, 1994 a digester vessel ruptured at the Company's pulp and paperboard mill in Panama City, Florida causing extensive damage to certain of the facility's assets. As a result of this occurrence, the Company's second quarter 1994 results include a $22 million pretax involuntary conversion gain (approximately $13.7 million after taxes) which reflects the expected net proceeds from the property damage insurance claim in excess of the carrying value of the assets damaged or destroyed.

    The Company currently estimates that the mill's linerboard production facilities will have been shut down for a total of approximately 23 weeks and bleached market pulp production facilities will have been shut down for a total of approximately 18 weeks. These shutdowns will result in production outages of approximately 138,000 tons of linerboard and 107,000 tons of bleached market pulp. After deductibles, the Company expects insurance proceeds to cover both property damage and business interruption claims.

NOTE 6:  FINANCING ACTIVITIES
    On February 3, 1994, the Company, under its $1 billion shelf registration, sold $710 million principal amount of 9 7/8 percent Senior Notes due February 1, 2001 and 16.5 million shares of common stock for an additional $251.6 million at $15.25 per common share. On February 17, 1994, the underwriters elected to exercise their option to purchase an additional 2.47 million shares of common stock for an additional $37.7 million, also at $15.25 per common share (collectively, with the February 3, 1994 offering, the "February 1994 Offerings"). The net proceeds from the February 1994 Offerings of approximately $962 million were used to (i) prepay all of the 1995 and portions of the 1996 and 1997 scheduled amortization under the Company's bank credit agreements (aggregating approximately $652 million) which includes two term loan facilities, two revolving credit facilities and an additional term loan (the "1989 Credit Agreement"), (including the ratable amortization payment under the revolving credit facilities of the 1989 Credit Agreement which had the effect of reducing the total commitments thereunder to approximately $168 million); (ii) redeem the Company's 13 5/8 percent Subordinated Notes due 1995 at a price equal to par, approximately $98 million principal amount, plus accrued interest to the

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6:  FINANCING ACTIVITIES (CONTINUED)
redemption date; (iii) repay approximately $136 million of the outstanding borrowings under the Company's revolving credit facilities without reducing the commitments thereunder; and (iv) provide incremental liquidity in the form of cash. The 9 7/8 percent Senior Notes are redeemable by the Company on or after February 1, 1999. Interest is payable semi-annually commencing August 1, 1994 and continuing each February 1 and August 1, until maturity.

    In the first quarter of 1994, the Company wrote-off $16.8 million of unamortized debt issuance costs, net of income tax benefit, as a result of the debt prepayments mentioned above. Such non-cash charge is reflected as an extraordinary loss from the early extinguishment of debt in the Company's Consolidated Statement of Operations and Retained Earnings (Accumulated Deficit) for the six months ended June 30, 1994.

NOTE 7:  CREDIT AGREEMENT AMENDMENTS/LIQUIDITY MATTERS
    The Company and its bank group have amended the Company's 1989 Credit Agreement several times during the past three years. Such amendments provided, among other things, greater financial flexibility and/or relief from certain financial covenants. In some instances, certain restrictions and limitations applicable to the 1989 Credit Agreement were tightened. There can be no assurance that future covenant relief will not be required or, if such relief is requested by the Company, that it will be obtained from the Company's bank lenders.

    As described in Note 4, the Offering and the Related Transactions, if completed, would fully repay the 1989 Credit Agreement, which would then be terminated.

    The most recent amendment, which was executed in February of 1994 and became effective upon the completion of the February 1994 Offerings, as discussed in
Note 6, provided, among other things, for the following:

         (i) Enabled the Company to apply up to $200 million of net proceeds from the February 1994 Offerings, which increased liquidity, as repayment of borrowings under the revolving credit facilities of the 1989 Credit Agreement without reducing the commitments thereunder and, to the extent no balance was outstanding under the revolving credit facilities, permitted the Company to retain the balance of such $200 million of proceeds in cash.

        (ii) Enabled the Company to redeem the Company's 13 5/8 percent Subordinated Notes maturing on June 1, 1995 from the proceeds received from the February 1994 Offerings at a price equal to par, approximately $98 million principal amount, plus accrued interest to the redemption date.

        (iii) Amended the required levels of EBITDA (as defined in the 1989 Credit Agreement) for certain specified periods to the following:

PERIODS                                                                   EBITDA
- --------------------------------------------------------------------  --------------
For the six months ended June 30, 1994..............................   $ 55 million
For the nine months ended September 30, 1994........................   $111 million
For the twelve months ended December 31, 1994.......................   $180 million
For the twelve months ended March 31, 1995..........................   $226 million

    The required level of EBITDA is scheduled to increase for each rolling four quarter period thereafter until December 31, 1996, when the EBITDA for the twelve months ended December 31, 1996 is required to be $822 million.

        (iv) Reset to zero as of January 1, 1994 the dividend pool under the 1989 Credit Agreement which permits payment of dividends on the Company's capital stock and modifies the components used in calculating the ongoing balance in the dividend pool. Effective January 1, 1994, dividend

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7: CREDIT AGREEMENT AMENDMENTS/LIQUIDITY MATTERS (CONTINUED) payments on the Company's common stock and on certain preferred stock issues cannot exceed the sum of (i) 75 percent of the consolidated net income (as defined in the 1989 Credit Agreement) of the Company from January 1, 1994 to the date of payment of such dividends, minus (ii) 100 percent of the consolidated net loss (as defined in the 1989 Credit Agreement), of the Company from January 1, 1994 to the date of payment of such dividends, plus
    (iii) 100 percent of any net cash proceeds from sales of common stock or certain preferred stock of the Company from January 1, 1994 to any date of payment of such dividends (excluding the proceeds from the February 1994 Offerings for which no dividend credit was received by the Company). Additionally, the restriction in the 1989 Credit Agreement with respect to dividends on Series E Cumulative Convertible Exchangeable Preferred Stock (the "Series E Cumulative Preferred Stock") now mirrors the dividend restriction in the Company's Senior Subordinated Indenture dated as of March 15, 1992.


        (v) Replaced the existing cross-default provisions relating to obligations of $10 million or more of the Company's separately financed subsidiaries, Seminole and Savannah River, with cross-acceleration provisions.


        (vi) Replaced the current prohibition of investments in Stone Venepal Consolidated Pulp Inc. with restrictions substantially similar to the restrictions applicable to the Company's subsidiaries, Savannah River and Seminole.

       (vii) Maintains the monthly indebtedness ratio requirement, as defined in the 1989 Credit Agreement, at no higher than: 81.5 percent as of the end of each month from December 31, 1993 and ending prior to March 31, 1995 and 81 percent as of the end of each month from March 31, 1995 and ending prior to June 30, 1995. The indebtedness ratio requirement is scheduled to periodically decrease thereafter (from 80 percent on June 30, 1995) until February 28, 1997, when the ratio limitation is required to be 68 percent.

       (viii) Maintains the Consolidated Tangible Net Worth requirement ("CTNW"), (as defined in the 1989 Credit Agreement), at equal to or greater than 50 percent of the highest CTNW for any quarter since the inception of the 1989 Credit Agreement.

    There can be no assurance that the Company will be able to achieve and maintain compliance with the prescribed financial ratio tests or other requirements of its 1989 Credit Agreement. Failure to achieve or maintain compliance with such financial ratio tests or other requirements under the 1989 Credit Agreement, in the absence of a waiver or amendment, would result in an event of default and could lead to the acceleration of the obligations under the 1989 Credit Agreement. The Company has successfully sought and received waivers and amendments to its 1989 Credit Agreement on various occasions since entering into the 1989 Credit Agreement. If further waivers or amendments are requested by the Company, there can be no assurance that the Company's bank lenders will again grant such requests. The failure to obtain any such waivers or amendments would reduce the Company's flexibility to respond to adverse industry conditions and could have a material adverse effect on the Company.

    Pursuant to an output purchase agreement entered into in 1986 with Seminole, the Company is obligated to purchase and Seminole is obligated to sell all of Seminole's linerboard production. Seminole produces 100 percent recycled linerboard and is dependent upon an adequate supply of recycled fiber, in particular old corrugated containers ("OCC"). Under the agreement, the Company paid fixed prices for linerboard, which generally exceeded market prices, until June 3, 1994. Thereafter, the Company is only obligated to pay market prices for the remainder of the agreement. Because market prices for linerboard are currently less than the fixed prices previously in effect under the output purchase agreement and due to recent significant increases in the cost of recycled fiber, it is anticipated that Seminole will not comply with certain financial covenants at September 30, 1994. Accordingly,

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7:  CREDIT AGREEMENT AMENDMENTS/LIQUIDITY MATTERS (CONTINUED)
Seminole's lenders under its credit agreement have agreed to grant waivers and amendments with respect to such covenants for periods up to and including June 30, 1995. There can be no assurance that the lenders will grant such waivers or that Seminole will not require additional waivers in the future. Depending upon the level of market prices and the cost and supply of recycled fiber, Seminole may need to undertake additional measures to meet its debt service requirements (including covenants), including obtaining additional sources of funds or liquidity, postponing or restructuring of debt service payments or refinancing the indebtedness. In the event that such measures are required and are not successful, and such indebtedness is accelerated by the respective lenders to Seminole, the lenders to the Company under the 1989 Credit Agreement and various other of its debt instruments would be entitled to accelerate the indebtedness owed by the Company.

    Pursuant to an output purchase agreement entered into in 1988 with Savannah River, the Company is obligated to purchase and Savannah River is obligated to sell all of Savannah River's linerboard and market pulp production at fixed prices until December 1994 and November 1995, respectively, and thereafter at market prices for the remainder of the agreement. While the fixed prices in effect at June 30, 1994 for Savannah River were higher than market prices at such date, the price differentials have not had, nor are they expected to have, a significant impact on the Company's results of operations or financial position. Notwithstanding the fixed price provisions of the output purchase agreement, due to the relatively high cost of raw materials (primarily wood and recycled fiber), and its highly leveraged capital structure, Savannah River has required a waiver from its bank lenders of its fixed-charges-coverage ratio for each fiscal quarter end since December 31, 1993. Management has prepared projections that indicate that Savannah River will require another waiver from its bank lenders through at least December 31, 1994. Furthermore, Savannah River may need to undertake additional measures to meet its debt service requirements (including covenants), including obtaining additional sources of funds or liquidity, postponing or restructuring of debt service payments or refinancing the indebtedness. In the event that such measures are required and are not successful, and such indebtedness is accelerated by the respective lenders to Savannah River, the lenders to the Company under the 1989 Credit Agreement and various other of its debt instruments would be entitled to accelerate the indebtedness owed by the Company. As described in Note 4, the Offering and Related Transactions, if completed, would repay the Savannah River indebtedness, including borrowings outstanding under its credit agreement, and would result in the termination of the output purchase agreement. The Company will seek additional waivers from Savannah River's lenders if the Offering and Related Transactions, as described in Note 4, are not completed as of September 29, 1994.

    As a result of the February 1994 Offerings, the "dividend pool" established by the restrictions on payment of dividends under the Senior Subordinated Indenture dated March 15, 1992 relating to the Company's 10-3/4 percent Senior Subordinated Notes due June 15, 1997, its 11 percent Senior Subordinated Notes due August 15, 1999 and its 10-3/4 percent Senior Subordinated Debenture due April 1, 2002 was replenished from the sale of the common shares. On May 16, 1994, the Company paid both a regular quarterly cash dividend of $.4375 per share and a cumulative cash dividend of $1.3125 per share on the Company's $1.75 Series E Cumulative Convertible Exchangeable Preferred Stock ("Series E Cumulative Preferred Stock"), to stockholders of record on April 15, 1994. The cumulative cash dividend fully satisfied all accumulated dividends in arrears on the Series E Cumulative Preferred Stock at that time. As a result of net losses, the dividend pool has been subsequently depleted and, accordingly, the Company's Board of Directors did not declare the scheduled August 15, 1994 quarterly dividend on the Series E Cumulative Preferred Stock. In the event the Company does not pay a dividend on the Series E Cumulative Preferred Stock for six quarters, the holders of the Series E Cumulative Preferred Stock

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7: CREDIT AGREEMENT AMENDMENTS/LIQUIDITY MATTERS (CONTINUED) would have the right to elect two members to the Company's Board of Directors until the accumulated dividends on such Series E Cumulative Preferred Stock have been declared and paid or set apart for payment.

    Due to industry conditions during the past few years and due principally to depressed product prices and significant interest costs attributable to the Company's highly leveraged capital structure, the Company incurred net losses in each of the last three years and for the first half of 1994 and expects to incur a net loss for the 1994 fiscal year. While market conditions have improved since October 1993, permitting the Company to implement price increases for most of its products, such prices remain below the historical high prices which were achieved during the peak of the last industry cycle, particularly prices for newsprint and market pulp. Additionally, while product prices have increased since October 1993, the Company's production costs (including labor, fiber and energy), as well as its interest expense, have increased since the last pricing peak in the industry, increasing pressure on the Company's net margins for its products. The successive net losses have significantly impaired the Company's liquidity and available sources of liquidity.

    The Company improved its liquidity and financial flexibility through the completion of the February 1994 Offerings. Notwithstanding these improvements in the Company's liquidity and financial flexibility, unless the Company achieves and maintains increased selling prices beyond current levels, the Company will continue to incur net losses and would not generate sufficient cash flows to meet fully the Company's debt service requirements in the future. Without such price increases, the Company may exhaust all or substantially all of its cash resources and borrowing availability under the existing revolving credit facilities. In such event, the Company would be required to pursue other alternatives to improve liquidity, including further costs reductions, additional sales of assets, the deferral of certain capital expenditures, obtaining additional sources of funds or liquidity and/or pursuing the possible restructuring of its indebtedness. There can be no assurance that such measures, if required, would generate the liquidity required by the Company to operate its business and service its indebtedness. As currently scheduled, beginning in 1996 and continuing thereafter, the Company will be required to make significant amortization payments on its existing indebtedness which would require the
Company to raise sufficient funds from operations and/or other sources or refinance and/or restructure maturing indebtedness. No assurance can be given that the Company will be successful in doing so. As discussed in Note 4, the Offering, together with the Related Transactions, if completed, is expected to improve the Company's financial flexibility by extending the scheduled amortization obligations and final maturities of more than $1 billion of the Company's indebtedness and improve the Company's liquidity by replacing its current $166 million revolving credit facility commitments with a $450 million of revolving credit commitment.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8:  INVENTORIES
    Inventories are summarized as follows:

                                                                      JUNE 30,     DECEMBER 31,
                                                                        1994           1993
                                                                     -----------  --------------
                                                                            (IN MILLIONS)
Raw materials and supplies.........................................   $   296.8     $    333.8
Paperstock*........................................................       240.3          284.2
Work in process....................................................        20.2           16.8
Finished products -- converting facilities.........................       114.0           99.5
                                                                     -----------       -------
                                                                          671.3          734.3
Excess of current cost over LIFO inventory value...................       (14.8)         (14.9)
                                                                     -----------       -------
Total inventories..................................................   $   656.5     $    719.4
                                                                     -----------       -------
                                                                     -----------       -------

- ------------------------
* Includes linerboard, corrugating medium, kraft paper, newsprint, market pulp and groundwood paper.

    At June 30, 1994 and December 31, 1993, the percentage of total inventories costed by the LIFO, FIFO and average cost methods were as follows:

                                                                     JUNE 30, 1994   DECEMBER 31, 1993
                                                                     -------------  -------------------
LIFO...............................................................          43%               44%
FIFO...............................................................           8%                6%
Average Cost.......................................................          49%               50%

NOTE 9:  CURRENT MATURITIES OF LONG-TERM DEBT
    Current maturities of long-term debt at June 30, 1994 and December 31, 1993 consisted of the following components:

                                                                      JUNE 30,     DECEMBER 31,
                                                                        1994           1993
                                                                     -----------  --------------
                                                                            (IN MILLIONS)
Senior debt........................................................   $    18.1     $     17.7
Subordinated debt..................................................      --                4.9
Non-recourse debt of consolidated affiliates.......................       271.3          290.5
                                                                     -----------       -------
Total current maturities of long-term debt.........................   $   289.4     $    313.1
                                                                     -----------       -------
                                                                     -----------       -------

    As described in Note 4, the Offering and the Related Transactions, if completed, would repay the Savannah River indebtedness, including borrowings outstanding under its credit agreement, which would then be terminated.

    The 1989 Credit Agreement limits in certain specific circumstances any further investments by the Company in Stone-Consolidated, Seminole and Savannah River. Savannah River has substantial indebtedness which had been incurred in connection with project financing and is significantly leveraged. As of June 30, 1994, Savannah River had $383.1 million in outstanding indebtedness (including $249.5 million in secured indebtedness owed to bank lenders). Emerging Issues Task Force Issue No. 86-30, "Classification of Obligations When a Violation is Waived by the Creditor," requires a company to reclassify long-term debt as current when a covenant violation has occurred at the balance sheet date or would have occurred absent a loan modification and it is probable that the borrower will not be able to comply with the same covenant at measurement dates that are within the next twelve months. In May 1994, Savannah River received a waiver of its fixed-charges-coverage covenant requirement as of June 30, 1994. Management has prepared projections that indicate that Savannah River will not be in compliance with

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9:  CURRENT MATURITIES OF LONG-TERM DEBT (CONTINUED)
this covenant as of September 30, 1994. Consequently, approximately $215.8 million and $237.9 million of Savannah River debt that otherwise would have been classified as long-term has been classified as current in the June 30, 1994 and December 31, 1993 consolidated balance sheets, respectively. Savannah River has received from its lenders waivers of the appropriate financial covenants through September 29, 1994. Savannah River will seek additional waivers from its lenders if the Offering and Related Transactions, as described in Note 4, are not completed as of September 29, 1994. Failure to obtain covenant relief beyond September 29, 1994 would result in a default under Savannah River's credit agreement and other indebtedness and, if any such indebtedness was accelerated by the holders thereof, the lenders to the Company under the 1989 Credit Agreement and various other of the Company's debt instruments would be entitled to accelerate the indebtedness owed by the Company.

    The following table provides, as of June 30, 1994, the actual amounts of long-term debt maturing through 2000 and thereafter.

Remainder of 1994.........................................  $   269.3
1995......................................................      270.1
1996......................................................      216.1
1997......................................................      748.7
1998......................................................      524.8
1999......................................................      323.0
2000......................................................      566.5
Thereafter................................................    1,457.3

NOTE 10:  SUMMARY FINANCIAL INFORMATION FOR STONE SOUTHWEST CORPORATION
    Shown below  is consolidated,  summarized  financial information  for  Stone
Southwest, Inc. (formerly known as Southwest Forest Industries, Inc.). The summarized financial information for Stone Southwest, Inc. does not include purchase accounting adjustments or the impact of the debt incurred to finance the acquisition of Stone Southwest, Inc.:

                                                                           THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                                JUNE 30,              JUNE 30,
                                                                          --------------------  --------------------
                                                                            1994       1993       1994       1993
                                                                          ---------  ---------  ---------  ---------
                                                                                        (IN MILLIONS)
Net sales...............................................................  $   402.7  $   409.6  $   827.9      847.3
Cost of products sold and depreciation..................................      343.9      343.1      713.5      698.4
Income (loss) before cumulative effects of accounting changes...........       10.4       (3.2)       6.9        2.4
Cumulative effect of change in accounting for postemployment benefits
 (net of $2.5 income tax benefit).......................................     --         --           (3.9)    --
Cumulative effect of change in accounting for postretirement benefits
 (net of $5.2 income tax benefit).......................................     --         --         --           (8.3)
Net income (loss).......................................................       10.4       (3.2)       3.0       (5.9)

                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1994          1993
                                                                                        ----------  --------------
                                                                                              (IN MILLIONS)
Current assets........................................................................  $    340.7   $      360.9
Noncurrent assets*....................................................................     1,629.5        1,600.5
Current liabilities...................................................................       147.7          141.3
Noncurrent liabilities and obligations................................................       395.1          395.8

- ------------------------
* Includes $890.8 and $857.4 due from the Company at June 30, 1994 and December 31, 1993, respectively.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11:  SEGMENT INFORMATION
    Financial information by business segment is summarized as follows:


                                                                                                 SIX MONTHS ENDED
                                                                                  -----------------------------------------------
                                              THREE MONTHS ENDED                      JUNE 30, 1994
                                -----------------------------------------------   ----------------------       JUNE 30, 1993
                                                                                                INCOME     ----------------------
                                                                                                (LOSS)                   INCOME
                                                                                                BEFORE                   (LOSS)
                                                                                                INCOME                   BEFORE
                                                                                                TAXES,                   INCOME
                                    JUNE 30, 1994            JUNE 30, 1993                     MINORITY                  TAXES,
                                ----------------------   ----------------------                INTEREST,                MINORITY
                                              INCOME                   INCOME                  EXTRAORDINARY            INTEREST
                                              (LOSS)                   (LOSS)                  LOSS AND                    AND
                                              BEFORE                   BEFORE                  CUMULATIVE               CUMULATIVE
                                              INCOME                   INCOME                  EFFECT OF                EFFECT OF
                                             TAXES AND                TAXES AND                   AN                       AN
                                  TOTAL      MINORITY      TOTAL      MINORITY      TOTAL      ACCOUNTING    TOTAL      ACCOUNTING
                                  SALES      INTEREST      SALES      INTEREST(A)   SALES       CHANGE       SALES      CHANGE(A)
                                ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------
                                                                          (IN MILLIONS)
Paperboard and paper
 packaging....................  $    992.4   $   52.6    $    960.2   $   51.5    $  1,946.4   $  105.1    $  1,933.2   $  113.9
White paper and pulp..........       275.8       (7.9)        238.7      (42.9)        536.5      (46.2)        492.7      (86.7)
Other.........................        90.7       14.7          80.5        5.9         179.3       26.4         173.2       19.5
Intersegment..................        (4.6)     --            (11.8)     --            (17.1)     --            (25.2)     --
                                ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------
                                   1,354.3       59.4       1,267.6       14.5       2,645.1       85.3       2,573.9       46.7
Interest expense..............                 (110.7)                  (101.8)                  (224.3)                  (204.1)
Foreign currency transaction
 adjustments..................                    (.7)                    (3.6)                   (15.9)                    (5.1)
General corporate and
 miscellaneous (net)..........                  (18.7)                   (17.4)                   (36.9)                   (34.8)
                                ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------
Total.........................  $  1,354.3   $  (70.7)   $  1,267.6   $ (108.3)   $  2,645.1   $ (191.8)   $  2,573.9   $ (197.3)
                                ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------
                                ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------


    Financial information by geographic region is summarized as follows:


                                                                                                 SIX MONTHS ENDED
                                                                                  -----------------------------------------------
                                              THREE MONTHS ENDED                      JUNE 30, 1994
                                -----------------------------------------------   ----------------------       JUNE 30, 1993
                                                                                                INCOME     ----------------------
                                                                                                (LOSS)                   INCOME
                                                                                                BEFORE                   (LOSS)
                                                                                                INCOME                   BEFORE
                                                                                                TAXES,                   INCOME
                                    JUNE 30, 1994            JUNE 30, 1993                     MINORITY                  TAXES,
                                ----------------------   ----------------------                INTEREST,                MINORITY
                                              INCOME                   INCOME                  EXTRAORDINARY            INTEREST
                                              (LOSS)                   (LOSS)                  LOSS AND                    AND
                                              BEFORE                   BEFORE                  CUMULATIVE               CUMULATIVE
                                              INCOME                   INCOME                  EFFECT OF                EFFECT OF
                                             TAXES AND                TAXES AND                   AN                       AN
                                  TOTAL      MINORITY      TOTAL      MINORITY      TOTAL      ACCOUNTING    TOTAL      ACCOUNTING
                                  SALES      INTEREST      SALES      INTEREST(A)   SALES       CHANGE       SALES      CHANGE(A)
                                ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------
                                                                          (IN MILLIONS)
United States.................  $    985.7   $   61.0    $    925.7   $   24.7    $  1,937.5   $  100.4    $  1,850.5   $   70.0
Canada........................       247.5       (2.6)        192.1       (9.4)        454.1      (17.3)        383.0      (26.3)
Europe........................       141.0        1.0         160.8        (.8)        282.3        2.2         359.7        3.0
                                ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------
                                   1,374.2       59.4       1,278.6       14.5       2,673.9       85.3       2,593.2       46.7
Interest expense..............                 (110.7)                  (101.8)                  (224.3)                  (204.1)
Foreign currency transaction
 adjustments..................                    (.7)                    (3.6)                   (15.9)                    (5.1)
General corporate and
 miscellaneous (net)..........                  (18.7)                   (17.4)                   (36.9)                   (34.8)
Inter-area eliminations.......       (19.9)     --            (11.0)     --            (28.8)     --            (19.3)     --
                                ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------
Total.........................  $  1,354.3   $  (70.7)   $  1,267.6   $ (108.3)   $  2,645.1   $ (191.8)   $  2,573.9   $ (197.3)
                                ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------
                                ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------

- ------------------------------
(a)  Adjusted to conform to current financial statement presentation.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12:  ADDITIONAL CASH FLOW STATEMENT INFORMATION
    The Company's non-cash investing and financing activities and cash payments for interest and income taxes were as follows:

                                                                  THREE MONTHS       SIX MONTHS ENDED
                                                                  ENDED JUNE 30           JUNE 30
                                                                -----------------   -------------------
                                                                 1994      1993       1994       1993
                                                                -------   -------   --------   --------
                                                                             (IN MILLIONS)
Non-cash investing and financing activities:
  Unrealized (gain) loss on an investment in an equity
   security (net of income tax benefit).......................  $  (3.3)  $ --      $    5.7   $  --
  Note receivable received from sale of assets................    --        --           1.3      --
  Preferred stock dividends issued by a consolidated
   affiliate..................................................    --          1.5      --           2.9
  Capital lease obligations incurred..........................    --        --         --            .2
Cash paid during the periods for:
  Interest (net of capitalization)............................  $  91.9   $  92.3   $  190.7   $  188.3
  Income taxes (net of refunds)...............................      (.4)      1.9        2.6        7.7
                                                                -------   -------   --------   --------
                                                                -------   -------   --------   --------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Stone Container Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Stone Container Corporation and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 11 to the consolidated financial statements, the Company's liquidity has been adversely affected by the net losses incurred in the past three years. Recent financings and other transactions have improved liquidity; however, improvements in cash flows from operations eventually will be necessary. In addition, as discussed in Note 18, two of the Company's subsidiaries may need to undertake additional measures to meet their separate debt service requirements.

As discussed in Note 1 to the consolidated financial statements, the Company changed its methods of accounting for income taxes and for postretirement benefits other than pensions effective January 1, 1992 and 1993, respectively.

PRICE WATERHOUSE LLP

Chicago, Illinois
March 23, 1994

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1993        1992        1991
                                                                               ----------  ----------  ----------
                                                                                 (IN MILLIONS EXCEPT PER SHARE)
SALES
  Net sales..................................................................  $  5,059.6  $  5,520.7  $  5,384.3
                                                                               ----------  ----------  ----------
OPERATING COSTS AND EXPENSES
  Cost of products sold......................................................     4,223.5     4,473.7     4,287.2
  Selling, general and administrative expenses...............................       512.2       543.5       522.8
  Depreciation and amortization..............................................       346.8       329.2       273.5
  Equity (income) loss from affiliates.......................................        11.7         5.3        (1.1)
  Other net operating (income) expense.......................................         4.7        12.8       (62.8)
                                                                               ----------  ----------  ----------
                                                                                  5,098.9     5,364.5     5,019.6
                                                                               ----------  ----------  ----------
  Income (loss) from operations..............................................       (39.3)      156.2       364.7
  Interest expense...........................................................      (426.7)     (386.1)     (397.4)
  Other, net.................................................................         (.9)         .6        14.7
                                                                               ----------  ----------  ----------
  Loss before income taxes and cumulative effects of accounting changes......      (466.9)     (229.3)      (18.0)
  Provision (credit) for income taxes........................................      (147.7)      (59.4)       31.1
                                                                               ----------  ----------  ----------
NET LOSS
  Loss before cumulative effects of accounting changes.......................      (319.2)     (169.9)      (49.1)
  Cumulative effect of change in accounting for postretirement benefits (net
   of income taxes of $23.3).................................................       (39.5)         --          --
  Cumulative effect of change in accounting for income taxes.................          --       (99.5)         --
                                                                               ----------  ----------  ----------
Net loss.....................................................................      (358.7)     (269.4)      (49.1)
Preferred stock dividends....................................................        (8.1)       (6.9)         --
                                                                               ----------  ----------  ----------
Net loss applicable to common shares.........................................  $   (366.8) $   (276.3) $    (49.1)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
NET LOSS PER COMMON SHARE*
  Loss before cumulative effects of accounting changes.......................       (4.59)      (2.49)       (.78)
  Cumulative effect of change in accounting for postretirement benefits......        (.56)         --          --
  Cumulative effect of change in accounting for income taxes.................          --       (1.40)         --
                                                                               ----------  ----------  ----------
Net loss per common share....................................................  $    (5.15) $    (3.89) $     (.78)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

- ------------------------
* Amounts per common share have been adjusted for the 2 percent common stock dividend issued September 15, 1992.

        The accompanying notes are an integral part of these statements.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1993         1992
                                                                                          -----------  -----------
                                                                                               (IN MILLIONS)
Current assets:
  Cash and cash equivalents.............................................................  $     247.4  $      58.9
  Accounts and notes receivable (less allowances of $19.3)..............................        622.3        688.1
  Inventories...........................................................................        719.4        785.3
  Other.................................................................................        164.1        169.5
                                                                                          -----------  -----------
        Total current assets............................................................      1,753.2      1,701.8
                                                                                          -----------  -----------
  Property, plant and equipment.........................................................      5,240.7      5,365.1
  Accumulated depreciation and amortization.............................................     (1,854.3)    (1,661.9)
                                                                                          -----------  -----------
        Property, plant and equipment -- net............................................      3,386.4      3,703.2
  Timberlands...........................................................................         83.9         69.4
  Goodwill..............................................................................        910.5        983.5
  Other.................................................................................        702.7        569.1
                                                                                          -----------  -----------
        Total assets....................................................................  $   6,836.7  $   7,027.0
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.........................................................................  $        --  $      33.0
  Current maturities of senior and subordinated long-term debt..........................         22.6        144.7
  Current maturities of non-recourse debt of consolidated affiliates....................        290.5         40.1
  Accounts payable......................................................................        297.1        364.2
  Income taxes..........................................................................         47.6         62.2
  Accrued and other current liabilities.................................................        285.7        300.6
                                                                                          -----------  -----------
        Total current liabilities.......................................................        943.5        944.8
                                                                                          -----------  -----------
  Senior long-term debt.................................................................      2,338.0      2,511.1
  Subordinated debt.....................................................................      1,257.8      1,019.2
  Non-recourse debt of consolidated affiliates..........................................        672.6        574.8
  Other long-term liabilities...........................................................        270.3        152.7
  Deferred taxes........................................................................        470.6        685.2
  Redeemable preferred stock of consolidated affiliate..................................         42.3         36.3
  Minority interest.....................................................................        234.5           .2
  Commitments and contingencies (Note 18)...............................................
Stockholders' equity:
  Series E preferred stock..............................................................        115.0        115.0
  Common stock (71.2 and 71.0 shares outstanding).......................................        574.3        645.7
  Retained earnings.....................................................................        101.6        496.0
  Foreign currency translation adjustment...............................................       (179.0)      (149.3)
  Unamortized expense of restricted stock plan..........................................         (4.8)        (4.7)
                                                                                          -----------  -----------
        Total stockholders' equity......................................................        607.1      1,102.7
                                                                                          -----------  -----------
        Total liabilities and stockholders' equity......................................  $   6,836.7  $   7,027.0
                                                                                          -----------  -----------
                                                                                          -----------  -----------

        The accompanying notes are an integral part of these statements.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1993       1992       1991
                                                                                  ---------  ---------  ---------
                                                                                           (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss........................................................................  $  (358.7) $  (269.4) $   (49.1)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
  Cumulative effect of change in accounting for postretirement benefits.........       39.5         --         --
  Cumulative effect of change in accounting for income taxes....................         --       99.5         --
  Depreciation and amortization.................................................      346.8      329.2      273.5
  Deferred taxes................................................................     (133.9)     (67.5)      21.6
  Foreign currency transaction losses (gains)...................................       11.8       15.0       (4.9)
  Payment on settlement of interest rate swaps..................................      (33.0)        --         --
  Other -- net..................................................................      (89.3)      60.6       12.3
Changes in current assets and liabilities -- net of adjustments for divestitures and an acquisition:
  Decrease (increase) in accounts and notes receivable -- net...................       44.9      (66.6)      33.5
  Decrease (increase) in inventories............................................       28.9       10.5      (60.4)
  Decrease (increase) in other current assets...................................       (9.3)       9.2      (75.2)
  Increase (decrease) in accounts payable and other current liabilities.........      (60.4)     (34.9)      59.2
                                                                                  ---------  ---------  ---------
  Net cash provided by (used in) operating activities...........................     (212.7)      85.6      210.5
                                                                                  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings......................................................................      611.4    1,024.8      753.0
Payments made on debt...........................................................     (698.1)    (912.4)    (795.9)
Non-recourse borrowings of consolidated affiliates..............................      400.6       40.0      155.5
Payments by consolidated affiliates on non-recourse debt........................      (55.0)     (10.4)     (34.4)
Proceeds from issuance of preferred stock.......................................         --      111.0         --
Proceeds from issuance of common stock..........................................         --         .1      176.0
Proceeds from issuance of common stock of a consolidated subsidiary.............      161.8         --         --
Proceeds from the settlement of cross currency swaps............................       67.9         --         --
Cash dividends..................................................................       (4.0)     (30.7)     (44.7)
                                                                                  ---------  ---------  ---------
  Net cash provided by financing activities.....................................      484.6      222.4      209.5
                                                                                  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures:
  Funded by project financings..................................................      (14.6)     (79.1)    (219.8)
  Other.........................................................................     (135.1)    (202.3)    (210.3)
                                                                                  ---------  ---------  ---------
    Total capital expenditures..................................................     (149.7)    (281.4)    (430.1)
                                                                                  ---------  ---------  ---------
Payments made for businesses acquired...........................................        (.1)     (27.2)     (18.8)
Proceeds from sales of assets...................................................      106.0        9.5       22.1
Other -- net....................................................................      (40.7)     (10.7)      13.7
                                                                                  ---------  ---------  ---------
  Net cash used in investing activities.........................................      (84.5)    (309.8)    (413.1)
                                                                                  ---------  ---------  ---------
Effect of exchange rate changes on cash.........................................        1.1       (3.4)       3.3
                                                                                  ---------  ---------  ---------
NET CASH FLOWS
Net increase (decrease) in cash and cash equivalents............................      188.5       (5.2)      10.2
Cash and cash equivalents, beginning of period..................................       58.9       64.1       53.9
                                                                                  ---------  ---------  ---------
Cash and cash equivalents, end of period........................................  $   247.4  $    58.9  $    64.1
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

- ------------------------
See   Note  5  regarding   non-cash  financing  and   investing  activities  and
supplemental cash flow
information.

        The accompanying notes are an integral part of these statements.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                           YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------------------------------
                                                            1993                    1992                     1991
                                                   ----------------------  -----------------------  -----------------------
                                                    AMOUNT      SHARES       AMOUNT      SHARES       AMOUNT      SHARES
                                                   ---------  -----------  ----------  -----------  ----------  -----------
                                                                        (IN MILLIONS EXCEPT PER SHARE)
PREFERRED STOCK
Balance at January 1.............................  $   115.0         4.6   $       --          --   $       --          --
Issuance of preferred stock:
  Public offering................................         --          --        115.0         4.6           --          --
                                                   ---------         ---   ----------         ---   ----------         ---
Balance at December 31...........................      115.0         4.6        115.0         4.6           --          --
                                                   ---------         ---   ----------         ---   ----------         ---
                                                                     ---                      ---                      ---
COMMON STOCK
Balance at January 1.............................      645.7        71.0        613.2        69.5        435.7        60.0
Issuance of common stock:
  Public offering................................         --          --           --          --        174.7         9.2
  Exercise of stock options......................         --          --           .1          --           .1          --
  Restricted stock plan..........................        2.9          .2          2.8          .1          2.7          .3
  Preferred stock conversion.....................         .1          --           --          --           --          --
  2 percent common stock dividend................         --          --         29.6         1.4           --          --
  Public offering of subsidiary stock............      (74.4)         --           --          --           --          --
                                                   ---------         ---   ----------         ---   ----------         ---
Balance at December 31...........................      574.3        71.2        645.7        71.0        613.2        69.5
                                                   ---------         ---   ----------         ---   ----------         ---
                                                                     ---                      ---                      ---
RETAINED EARNINGS
Balance at January 1.............................      496.0                    832.8                    926.7
Net loss.........................................     (358.7)                  (269.4)                   (49.1)
Cash dividends:
  Common stock*..................................         --                    (24.8)                   (44.7)
  Preferred stock*...............................       (4.0)                    (5.9)                      --
2 percent common stock dividend..................         --                    (29.6)                      --
Minimum pension liability in excess of
 unrecognized prior service cost.................      (31.7)                    (7.1)                     (.1)
                                                   ---------               ----------               ----------
Balance at December 31...........................      101.6                    496.0                    832.8
                                                   ---------               ----------               ----------
FOREIGN CURRENCY TRANSLATION ADJUSTMENT
Balance at January 1.............................     (149.3)                    95.5                    101.5
Aggregate adjustment from translation of foreign
 currency statements.............................      (29.7)                  (244.8)                    (6.0)
                                                   ---------               ----------               ----------
Balance at December 31...........................     (179.0)                  (149.3)                    95.5
                                                   ---------               ----------               ----------
UNAMORTIZED EXPENSE OF RESTRICTED STOCK PLAN
Balance at January 1.............................       (4.7)                    (4.0)                    (3.4)
Issuance of shares...............................       (2.9)                    (2.8)                    (2.7)
Amortization of expense..........................        2.8                      2.1                      2.1
                                                   ---------               ----------               ----------
Balance at December 31...........................       (4.8)                    (4.7)                    (4.0)
                                                   ---------               ----------               ----------
Total stockholders' equity at December 31........  $   607.1               $  1,102.7               $  1,537.5
                                                   ---------               ----------               ----------
                                                   ---------               ----------               ----------

- ------------------------
* Cash dividends paid on common stock, adjusted for the 2 percent stock dividend issued September 15, 1992, were $.35 per share in 1992 and $.71 per share in 1991. No cash dividends on common stock were paid in 1993. Cash dividends paid on preferred stock were $.875 per share in 1993 and $1.28 per share in 1992.

        The accompanying notes are an integral part of these statements.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

    The  consolidated financial statements  include the accounts  of the Company and all subsidiaries that are more than 50 percent owned. The Company's subsidiary Cartomills, S.A. ("Cartomills") was also accounted for as a consolidated subsidiary beginning October 31, 1990 upon the Company's acquisition of 30 percent of the outstanding common stock of Cartomills. In 1992, the Company purchased the remaining 70 percent of the common stock of Cartomills. All significant intercompany accounts and transactions have been eliminated. Investments in non-consolidated affiliated companies are primarily accounted for by the equity method.

PER SHARE DATA:

    Net loss per common share is computed by dividing net loss applicable to common shares by the weighted average number of common shares outstanding during each year. The weighted average number of common shares outstanding was 71,162,646 in 1993, 70,986,564 in 1992 and 63,206,529 in 1991. Common stock equivalent shares, issuable upon exercise of outstanding stock options, are included in these calculations when they would have a dilutive effect on the per share amounts. All amounts per common share and the weighted average number of common shares outstanding have been adjusted for the 2 percent common stock dividend issued September 15, 1992. Fully diluted earnings per share is not disclosed because of the anti-dilutive effect of the Company's convertible securities.

RECLASSIFICATIONS:

    Certain prior year amounts have been restated to conform with the current year presentation in the Consolidated Statements of Operations, the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows.

CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents and, therefore, includes such investments as cash and cash equivalents in its financial statements.

INVENTORIES:

    Inventories are stated at the lower of cost or market. The primary methods used to determine inventory costs are the first-in-first-out ("FIFO") method, the last-in-first-out ("LIFO") method and the average cost method.

PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION:

    Property,  plant  and  equipment  is   stated  at  cost.  Expenditures   for
maintenance and repairs are charged to income as incurred. Additions, improvements and major replacements are capitalized. The cost and accumulated depreciation related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income.

    For financial reporting purposes, depreciation and amortization is primarily provided on the straight-line method over the estimated useful lives of depreciable assets, or over the duration of the leases for capitalized leases, based on the following annual rates:

TYPE OF ASSET                                                                        RATES
- -------------------------------------------------------------------------------  -------------
Machinery and equipment........................................................    5% to 33%
Buildings and leasehold improvements...........................................    2% to 10%
Land improvements..............................................................    4% to  7%

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
TIMBERLANDS:

    Timberlands are stated at cost less accumulated cost of timber harvested. The Company amortizes its private fee timber costs over the estimated total fiber that will be available during the estimated growth cycle. Cost of non-fee timber harvested is determined on the basis of timber removal rates and the estimated volume of recoverable timber. The Company capitalizes interest costs related to pre-merchantable timber.

INCOME TAXES:

    Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which required a change from the deferred method to the liability method of accounting for income taxes. In connection with the adoption of SFAS 109, the Company recorded a one-time, non-cash after-tax charge to its first quarter 1992 earnings of $99.5 million or $1.40 per share of common stock. This adjustment is reported as a cumulative effect of a change in accounting principles in the Company's Statements of Operations. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. SFAS 109 requires that assets and liabilities acquired in a business combination accounted for under the purchase method of accounting be recorded at their gross fair values, with a separate deferred tax balance recorded for the related tax effects. Accordingly, effective with the adoption of SFAS 109, the Company's property, plant and equipment increased by $331 million, resulting in increased annual depreciation expense of approximately $28 million which is offset by comparable reductions in deferred income tax expense as the related taxable temporary differences reverse. The impact of the adoption of SFAS 109 on the deferred income tax accounts as of January 1, 1992 was an increase in the deferred tax liability of approximately $500 million and an increase in the current deferred tax asset of approximately $18 million. Financial statements for years prior to 1992 have not been restated.

GOODWILL AND OTHER ASSETS:

    Goodwill is amortized on a straight-line basis over 40 years, and is recorded net of accumulated amortization of approximately $129 million and $107 million at December 31, 1993 and 1992, respectively. The Company assesses at each balance sheet date whether there has been a permanent impairment in the value of goodwill. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the net book value of goodwill as of the assessment date. Such projections reflect price, volume and cost assumptions. Additional factors considered by management in the preparation of the projections and in assessing the value of goodwill include the effects of obsolescence, demand, competition and other pertinent economic factors and trends and prospects that may have an impact on the value or remaining useful life of goodwill. Deferred debt issuance costs are amortized over the expected life of the related debt using the interest method. Start-up costs on major projects were capitalized and amortized over a ten-year period prior to October 1, 1993. Effective October 1, 1993, the Company changed its estimate of the useful life of deferred start-up costs to a five-year period. The effect of this change in estimate was to increase depreciation and amortization expense by approximately $3.1 million and decrease net income by $2.0 million or $.02 per common share. Other long-term assets include $80 million and $73 million of unamortized deferred start-up costs at December 31, 1993 and 1992, respectively.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PUBLIC OFFERING OF SUBSIDIARY STOCK:

    When the sale of subsidiary stock takes the form of a direct sale of its unissued shares, the Company records the difference relating to the carrying amount per share and the offering price per share as an adjustment to common stock in those instances in which the Company has determined that the difference does not represent a permanent impairment.

FOREIGN CURRENCY TRANSLATION:

    The functional currency for the Company's foreign operations is the applicable local currency. Accordingly, assets and liabilities are translated at the exchange rate in effect at the balance sheet date and income and expenses are translated at average exchange rates prevailing during the year. Translation gains or losses are accumulated as a separate component of stockholders' equity entitled Foreign Currency Translation Adjustment. Foreign currency transaction gains or losses are credited or charged to income. These transaction gains or losses arise primarily from the translation of monetary assets and liabilities that are denominated in a currency other than the local currency.

FOREIGN CURRENCY AND INTEREST RATE HEDGES:

    The Company utilizes various financial instruments to hedge its foreign currency and interest rate exposures. Premiums received and fees paid on the financial instruments are deferred and amortized over the period of the agreements. Gains and losses on the instruments are used to offset the effects of foreign exchange and interest rate fluctuations in the Statements of Operations.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"), which required the Company to change from the pay-as-you-go (cash) method to the accrual method of accounting for such postretirement benefits (primarily health care and life insurance). Upon adoption of SFAS 106, the Company recorded its catch-up accumulated postretirement benefit obligation (approximately $62.8 million) by recognizing a one-time, non-cash charge of $39.5 million, net of income taxes, as a cumulative effect of an accounting change in its 1993 first quarter Statement of Operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

    In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"), which requires accrual accounting for the estimated costs of providing certain benefits to former or inactive employees and the employees' beneficiaries and dependents after employment but before retirement. The Company intends to adopt SFAS 112 by recognizing the catch-up obligation for its worldwide operations as a cumulative effect of an accounting change effective January 1, 1994 in the 1994 first quarter Statement of Operations. The one-time, non-cash charge will be approximately $14 million, net of income taxes.

NOTE 2 -- SUBSEQUENT EVENTS
    On February 3, 1994, under the Company's $1 billion shelf registration, the Company sold $710 million principal amount of 9 7/8 percent Senior Notes due
February 1, 2001 and 16.5 million shares of common stock for an additional $251.6 million at $15.25 per common share. On February 17, 1994, the underwriters elected to exercise their option to sell an additional 2.47 million shares of common stock for an additional $37.7 million, also at $15.25 per common share in the February 1994 Offerings. The net proceeds from the February 1994 Offerings of approximately $962 million were used to (i) prepay approximately $652 million of the 1995, 1996 and 1997 required amortization under the 1989 Credit Agreement including the ratable amortization payment under the revolving credit facilities which had the effect of reducing the total commitments thereunder to approximately $168 million; (ii) redeem the

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- SUBSEQUENT EVENTS (CONTINUED)
Company's 13 5/8 percent Subordinated Notes due 1995 at a price equal to par, approximately $98 million principal amount, plus accrued interest to the redemption date; (iii) repay approximately $136 million of the outstanding borrowings under the Company's revolving credit facilities without reducing the commitments thereunder; and (iv) provide liquidity in the form of cash. Had the issuance of the common shares occurred on January 1, 1993, the Company's weighted average number of common shares outstanding would have been 84,270,232 and the net loss per common share would have been $4.35 for the year ended December 31, 1993.

NOTE 3 -- ACQUISITIONS/MERGERS/DISPOSITIONS
    In December 1993, the Company sold two of its short-line railroads in a transaction in which the Company has guaranteed to contract minimum railroad services which will provide freight revenues to the railroads over a 10 year period. The transaction has been accounted for as a financing and accordingly, had no impact on the Company's 1993 net loss. The Company received proceeds of approximately $28 million, of which approximately $19 million was used to repay commitments under the 1989 Credit Agreement.

    Also in December 1993, the Company sold its 49 percent equity interest in Titan. The net proceeds were used to repay commitments under the 1989 Credit Agreement and for repayment of borrowings under its revolving credit facilities without reducing commitments thereunder. The sale resulted in a pre-tax gain of approximately $35.4 million.

    On May 6, 1993, the Company's wholly-owned German subsidiary, Europa Carton A.G., ("Europa Carton"), completed a joint venture with Financiere Carton Papier
(FCP), a French company, to merge the folding carton operations of Europa Carton with those of FCP ("FCP Group"). Under the joint venture, FCP Group is owned equally by Europa Carton and the shareholders of FCP immediately prior to the merger. The Company's investment in the joint venture is being accounted for under the equity method of accounting.

    During 1993, the Company increased its ownership in the common stock of Savannah River from 90.2 percent to 92.8 percent through the purchase of an additional 6,152 common shares and through the receipt of Series D Preferred Stock as a dividend in kind on Savannah River's Series B Preferred Stock and the election of its right to convert the Series D Preferred Stock into 198,438 common shares. The Company had previously increased its ownership in the common stock of Savannah River from 50.0 percent to 90.2 percent by acquiring 321,502 shares during 1992 and 1991. Savannah River operates a linerboard and market pulp mill in Port Wentworth, Georgia.

    In October and November 1992, the Company purchased the remaining 70.0 percent of the common stock (12,600 shares) of Cartomills, a Belgian company that operates two corrugated container plants.

    In June 1992, the Company acquired an additional 45,666 shares of Seminole common stock, thereby increasing its ownership in the common stock of Seminole from 94.4 percent to 99.0 percent. The Company had previously increased its ownership in the common stock of Seminole from 85.4 percent to 94.4 percent by purchasing 90,000 shares during 1991. Seminole operates an unbleached recycled linerboard and kraft paper mill in Jacksonville, Florida.

    The Company also made a minor acquisition and a divestiture during the years for which financial statements are presented which did not have a significant impact on the Company's results of operations or financial condition.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- PUBLIC OFFERING OF SUBSIDIARY STOCK
    In December 1993, Stone-Consolidated, a newly created Canadian subsidiary, acquired the newsprint and uncoated groundwood papers business of Stone Canada and sold $346.5 million of units in an initial public offering comprised of both common stock and convertible subordinated debentures (the "Units Offering"). Each unit was priced at $2,100 and consisted of 100 shares of common stock at $10.50 per share and $1,050 principal amount of convertible debentures. The convertible subordinated debentures mature December 31, 2003, bear interest at an annual rate of 8 percent and are convertible beginning June 30, 1994, into
6.211 shares of common stock for each Canadian $100 principal amount, representing a conversion price of $12.08 per share. Concurrent with the initial public offering, Stone-Consolidated sold $225 million of senior secured notes in a public offering in the United States. The senior secured notes mature December 15, 2000 and bear interest at an annual rate of 10.25 percent.

    As a result of the Units Offering, 16.5 million shares of common stock, representing 25.4 percent of the total shares outstanding of Stone-Consolidated, were sold to the public, resulting in the recording in the Company's Consolidated Balance Sheet of a minority interest liability of $236.7 million.

    The Company used approximately $373 million of the net proceeds from the sale of the Stone-Consolidated securities for repayment of commitments under its 1989 Credit Agreement and the remainder for general corporate purposes. As a result of the Units Offering, the Company recorded a charge of $74.4 million to common stock relating to the excess carrying value per common share over the offering price per common share associated with the shares issued.

NOTE 5 -- ADDITIONAL CASH FLOW STATEMENT INFORMATION
    The Company's non-cash investing and financing activities and cash payments (receipts) for interest and income taxes were as follows:

                                                                               YEAR ENDED DECEMBER 31,
                                                                           -------------------------------
                                                                             1993       1992       1991
                                                                           ---------  ---------  ---------
                                                                                    (IN MILLIONS)
Issuance of 2 percent common stock dividend..............................  $    --    $    29.6  $    --
Conversion of notes receivable into investments in an affiliate..........       --          7.3       --
Preferred stock dividends issued by a consolidated affiliate.............        6.0        5.1        4.4
Capital lease obligations incurred.......................................         .3        4.3       --
Assumption of debt in connection with an acquisition.....................       --          3.8       --
Note payable issued in exchange for common shares of a consolidated
 affiliate...............................................................       --          1.1       --
Exchange of non-recourse debt of consolidated affiliate..................       --         --         12.5
Accrued liability converted to subordinated debt.........................       --         --          9.8
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Cash paid (received) during the year for:
  Interest (net of capitalization).......................................  $   375.9  $   355.6  $   370.3
  Income taxes (net of refunds)..........................................      (11.7)      (1.9)      14.3
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    In 1993, the other-net component of net cash used in operating activities included debt issuance costs of $84 million and an adjustment to remove the effect of a $35 million gain from the sale of the Company's 49 percent equity interest in Titan, partially offset by adjustments to remove the effects of amortization of deferred debt issuance costs and a non-cash charge of $19 million pertaining to the writedown of certain decommissioned assets.

    In 1992, the other-net component of net cash provided by operating activities included $54 million of cash received from the sale of an energy contract in October 1992.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 -- INVENTORIES
    Inventories are summarized as follows:

                                                                     DECEMBER 31,
                                                                 --------------------
                                                                   1993       1992
                                                                 ---------  ---------
                                                                    (IN MILLIONS)
Raw materials and supplies.....................................  $   333.8  $   345.9
Paperstock.....................................................      284.2      316.6
Work in process................................................       16.8       22.2
Finished products..............................................       99.5      119.3
                                                                 ---------  ---------
                                                                     734.3      804.0
Excess of current cost over LIFO inventory value...............      (14.9)     (18.7)
                                                                 ---------  ---------
Total inventories..............................................  $   719.4  $   785.3
                                                                 ---------  ---------
                                                                 ---------  ---------

    At December 31, 1993 and 1992, the percentages of total inventories costed by the LIFO, FIFO and average cost methods were as follows:

                                                                       1993         1992
                                                                    -----------  -----------
LIFO..............................................................         44%          42%
FIFO..............................................................          6%           7%
Average Cost......................................................         50%          51%

NOTE 7 -- PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment is summarized as follows:

                                                                  DECEMBER 31,
                                                            ------------------------
                                                               1993         1992
                                                            -----------  -----------
                                                                 (IN MILLIONS)
Machinery and equipment...................................  $   4,398.7  $   4,381.4
Buildings and leasehold improvements......................        675.0        668.4
Land and land improvements................................        103.0        105.7
Construction in progress..................................         64.0        209.6
                                                            -----------  -----------
Total property, plant and equipment.......................      5,240.7      5,365.1
Accumulated depreciation and amortization.................     (1,854.3)    (1,661.9)
                                                            -----------  -----------
Total property, plant and equipment -- net................  $   3,386.4  $   3,703.2
                                                            -----------  -----------
                                                            -----------  -----------

    Property, plant and equipment includes capitalized leases of $70.3 million and $71.8 million and related accumulated amortization of $24.2 million and $19.8 million at December 31, 1993 and 1992, respectively.

NOTE 8 -- INCOME TAXES
    Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which required a change from the deferred method to the liability method of accounting for income taxes. In connection with the adoption of SFAS 109, the Company recorded a one-time, non-cash after-tax charge to its first quarter 1992 earnings of $99.5 million or $1.40 per share of common stock. This adjustment is reported as a cumulative effect of a change in accounting principles in the Company's Statements of Operations. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- INCOME TAXES (CONTINUED)
respective tax bases. SFAS 109 requires that assets and liabilities acquired in a business combination accounted for under the purchase method of accounting be recorded at their gross fair values, with a separate deferred tax balance recorded for the related tax effects.

    The provision (credit) for income taxes consists of the following:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1993       1992       1991
                                                                  ---------  ---------  ---------
                                                                           (IN MILLIONS)
Currently payable (refundable):
  Federal.......................................................  $   (28.4) $   (24.7) $    (7.2)
  State.........................................................        4.0        3.0       (3.1)
  Foreign.......................................................       10.6       21.7       18.4
                                                                  ---------  ---------  ---------
                                                                      (13.8)        --        8.1
                                                                  ---------  ---------  ---------
Deferred:
  Federal.......................................................      (45.4)       4.9         --
  State.........................................................      (31.3)     (10.8)        .9
  Foreign.......................................................      (57.2)     (53.5)      22.1
                                                                  ---------  ---------  ---------
                                                                     (133.9)     (59.4)      23.0
                                                                  ---------  ---------  ---------
Total provision (credit) for income taxes.......................  $  (147.7) $   (59.4) $    31.1
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    The income tax (credit) at the federal statutory rate is reconciled to the provision (credit) for income taxes as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1993       1992       1991
                                                                  ---------  ---------  ---------
                                                                           (IN MILLIONS)
Federal income tax (credit) at federal statutory rate...........  $  (163.4) $   (78.0) $    (6.1)
Additional taxes (credits) resulting from:
  Non-deductible depreciation and amortization of intangibles...        9.5        9.5       27.2
  Foreign statutory rate decreases..............................      (11.2)        --         --
  U.S. statutory rate increase..................................        8.7         --         --
  State income taxes, net of federal income tax effect..........      (17.7)      (5.1)      (1.4)
  Foreign income taxed at rates in excess of U.S. statutory
   rate.........................................................        4.3        6.1       10.0
  Minimum taxes -- foreign jurisdictions........................        3.6        4.6        4.3
  Other -- net..................................................       18.5        3.5       (2.9)
                                                                  ---------  ---------  ---------
Provision (credit) for income taxes.............................  $  (147.7) $   (59.4) $    31.1
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- INCOME TAXES (CONTINUED)
    The components of the net deferred tax liability as of December 31, 1993 and 1992 were as follows:

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1993       1992
                                                                ---------  ---------
                                                                   (IN MILLIONS)
Deferred tax assets:
  Carryforwards...............................................  $   262.6  $   125.9
  Compensation-related accruals...............................       49.3        5.4
  Reserves....................................................       33.7       29.0
  Deferred gain...............................................       26.2       20.3
  Tax benefit transfers.......................................        8.8       12.7
  Other.......................................................       11.6       18.4
                                                                ---------  ---------
                                                                    392.2      211.7
Valuation allowance...........................................       (1.2)      (1.2)
                                                                ---------  ---------
Total deferred tax asset......................................      391.0      210.5
Deferred tax liability:
  Depreciation and amortization...............................     (754.3)    (779.5)
  Start-up costs..............................................      (27.8)     (27.9)
  LIFO reserve................................................      (18.1)      (8.1)
  Pension.....................................................      (12.5)     (25.7)
  Other.......................................................      (35.2)     (36.5)
                                                                ---------  ---------
Total deferred tax liability..................................     (847.9)    (877.7)
                                                                ---------  ---------
Deferred tax liability -- net.................................  $  (456.9) $  (667.2)
                                                                ---------  ---------
                                                                ---------  ---------

    During 1991, deferred taxes were provided for significant timing differences between revenue and expenses for tax and financial statement purposes. Following is a summary of the significant components of the deferred tax provision:

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                           1991
                                                                      ---------------
                                                                       (IN MILLIONS)
Depreciation and amortization.......................................     $    (2.4)
Acquisition related expenses........................................          (2.9)
Capitalized interest................................................          12.4
Start-up costs......................................................           7.2
Pension costs.......................................................           (.2)
Other -- net........................................................           8.9
                                                                             -----
  Deferred income tax provision.....................................     $    23.0
                                                                             -----
                                                                             -----

    The components of the loss before income taxes and cumulative effects of accounting changes are:

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1993       1992       1991
                                                      ---------  ---------  ---------
                                                               (IN MILLIONS)
United States.......................................  $  (315.1) $   (74.1) $   (39.0)
Foreign.............................................     (151.8)    (155.2)      21.0
                                                      ---------  ---------  ---------
Loss before income taxes and cumulative effects of
 accounting changes.................................  $  (466.9) $  (229.3) $   (18.0)
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- INCOME TAXES (CONTINUED)
    As a result of certain acquisitions, the Company had, at December 31, 1993, approximately $27 million of pre-acquisition net operating loss carryforwards and approximately $5 million of investment tax credit carryforwards for federal income tax purposes. To the extent not utilized, the carryforwards will expire in the period commencing in the year 1996 and ending in the year 2004.

    At December 31, 1993, Bridgewater Paper Company Ltd., which was acquired in the 1989 Stone-Canada acquisition, had approximately $92 million of net operating loss carryforwards for United Kingdom income tax purposes. These losses are available indefinitely.

    At December 31, 1993, the Company had approximately $252 million of net operating loss carryforwards for U.S. tax purposes and, additionally, approximately $236 million of net operating loss carryforwards for Canadian tax purposes. To the extent not utilized, the U.S. net operating losses will expire in 2007 and 2008 and the Canadian net operating losses will expire in 1998, 1999 and 2000. The Company also had approximately $11 million of alternative minimum tax credit carryforwards for U.S. tax purposes which are available indefinitely.

NOTE 9 -- PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS
    The Company has contributory and noncontributory pension plans for the benefit of most salaried and certain hourly employees. The funding policy for the plans, with the exception of the Company's salaried supplemental unfunded plans and the Company's German subsidiary's unfunded plan, is to annually contribute the statutory required minimum. The salaried pension plans provide benefits based on a formula which takes into account each participant's estimated final average earnings. The hourly pension plans provide benefits under a flat benefit formula. The salaried and hourly plans provide reduced benefits for early retirement. The salaried plans take into account offsets for governmental benefits.

    Net pension expense for the combined pension plans includes the following components:

                                                                                YEAR ENDED DECEMBER 31,
                                                                            -------------------------------
                                                                              1993       1992       1991
                                                                            ---------  ---------  ---------
                                                                                     (IN MILLIONS)
Service cost -- benefits earned during the period.........................  $    17.4  $    17.2  $    15.6
Interest cost on projected benefit obligations............................       63.7       64.0       61.7
Actual return on plan assets..............................................      (91.9)     (32.8)     (86.5)
Net amortization and deferral.............................................       40.4      (26.6)      30.2
                                                                            ---------  ---------  ---------
Net pension expense.......................................................  $    29.6  $    21.8  $    21.0
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)
    The following table sets forth the funded status of the Company's pension plans and the amounts recorded in the Consolidated Balance Sheets:

                                                                                     DECEMBER 31,
                                                    -------------------------------------------------------------------------------
                                                                     1993                                     1992
                                                    --------------------------------------   --------------------------------------
                                                                             ACCUMULATED                              ACCUMULATED
                                                       ASSETS EXCEED       BENEFITS EXCEED      ASSETS EXCEED       BENEFITS EXCEED
                                                    ACCUMULATED BENEFITS       ASSETS        ACCUMULATED BENEFITS       ASSETS
                                                    --------------------   ---------------   --------------------   ---------------
                                                                                     (IN MILLIONS)
Actuarial present value of benefit obligations:
  Vested benefits.................................        $(185.0)             $(498.8)            $(465.0)             $(116.9)
  Non-vested benefits.............................          (11.4)               (37.9)              (34.4)                (6.3)
                                                          -------              -------             -------              -------
  Accumulated benefit obligation..................         (196.4)              (536.7)             (499.4)              (123.2)
  Effect of increase in compensation levels.......          (23.2)               (76.6)              (75.0)               (14.1)
                                                          -------              -------             -------              -------
Projected benefit obligation for service rendered
 through December 31..............................         (219.6)              (613.3)             (574.4)              (137.3)
Plan assets at fair value, primarily stocks,
 bonds, guaranteed investment contracts, real
 estate and mutual funds which invest in listed
 stocks and bonds.................................          219.0                395.3               518.7                 49.8
                                                          -------              -------             -------              -------
Excess of projected benefit obligation over plan
 assets...........................................            (.6)              (218.0)              (55.7)               (87.5)
Unrecognized prior service cost...................            4.6                 29.4                14.5                  6.8
Unrecognized net actuarial loss...................           39.4                127.3                96.1                  5.6
Unrecognized net assets...........................             --                   --                (9.9)                  --
Adjustment required to recognize minimum
 liability........................................             --                (92.4)                 --                (19.6)
                                                          -------              -------             -------              -------
Net prepaid (accrual).............................        $  43.4              $(153.7)            $  45.0              $ (94.7)
                                                          -------              -------             -------              -------
                                                          -------              -------             -------              -------

    In accordance with Statement of Financial Accounting Standards No. 87, "Employer's Accounting for Pensions," the Company has recorded an additional minimum liability for underfunded plans representing the excess of the unfunded accumulated benefit obligation over previously recorded liabilities. The additional minimum liability at December 31, 1993 of $92.4 million is recorded as a long-term liability with an offsetting intangible asset of $29.4 million and a charge to stockholders' equity of $39.6 million,

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED) net of a tax benefit of $23.4 million. Of this additional minimum liability, $19.6 million was recorded as a long-term liability at December 31, 1992 with an offsetting intangible asset of $6.7 million and a charge to stockholders' equity of $7.9 million, net of a tax benefit of $5.0 million.

    The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 7.5 percent for all U.S. and German operations and 8.0 percent for Canadian and United Kingdom operations and 4.0 percent, respectively, for 1993 and 9.0 percent and 4.5 to 5.0 percent, respectively, for 1992. The expected long-term rate of return on assets was 11 percent for 1993 and 1992. The change in the weighted average discount rates during 1993 had the effect of increasing the total projected benefit obligation at December 31, 1993 by $108.8 million and the change in the rate of increase in future compensation levels in 1993 had the effect of decreasing the projected benefit obligation by $19.3 million.

    Certain domestic operations of the Company participate in various multi-employer union-administered defined benefit pension plans that principally cover production workers. Pension expense under these plans was $5.1 million for 1993 and 1992 and $4.7 million for 1991.

    In addition to providing pension benefits, the Company provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and hourly employees and certain Canadian employees. Employees become eligible for such benefits if they are fully vested in one of the Company's pension plans when they retire from the Company and they begin to draw retirement benefits upon termination of service. Such retiree health care costs were expensed as the claims were paid through December 31, 1992. However, as discussed in Note 1 -- "Summary of Significant Accounting Policies," effective January 1, 1993, the Company adopted SFAS 106, which required the Company to accrue for its obligation to pay such postretirement health care costs during the employees' years of service, as opposed to when such costs are actually paid. The effect of SFAS 106 on income from operations is not material.

    In conjunction with the adoption, the Company, effective January 1, 1993, implemented cost saving provisions designed to reduce certain postretirement health care and life insurance costs. Among other things, these provisions provide for a cap on the Company's share of certain health care costs. Such provisions do not apply to current retirees and those active employees age 55 and over who were eligible to retire as of December 31, 1992. Accordingly, the Company is generally responsible for 50 percent of the claims of such individuals.

    Net worldwide periodic postretirement benefit cost for 1993 included the following components:

                                                                         (IN MILLIONS)
Service cost-benefits attributed to service during the period.........     $     1.0
Interest cost on accumulated postretirement benefit obligation........           5.5
                                                                                 ---
Net worldwide periodic postretirement benefit cost....................     $     6.5
                                                                                 ---
                                                                                 ---

    Worldwide postretirement benefits costs for retired employees approximated $4.7 million for 1992. Prior to 1992, the cost of providing such benefits for retired employees was not readily separable from the cost of providing benefits for active employees. On a combined basis, worldwide health care and life insurance benefit cost for both active and retired employees approximated $76 million in 1991.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)
    The following table sets forth the components of the Company's accumulated postretirement benefit obligation and the amount recorded in the Consolidated Balance Sheet at December 31, 1993:

                                                                              U.S.       FOREIGN      TOTAL
                                                                            ---------  -----------  ---------
                                                                                      (IN MILLIONS)
Accumulated postretirement benefit obligation:
  Retirees................................................................  $    19.0   $    22.5   $    41.5
  Active employees -- fully eligible......................................       15.3         3.0        18.3
  Other active employees..................................................       15.5         2.6        18.1
                                                                            ---------       -----   ---------
Total accumulated postretirement benefit obligation.......................       49.8        28.1        77.9
Unrecognized net loss.....................................................      (12.6)       (2.1)      (14.7)
                                                                            ---------       -----   ---------
Postretirement benefit liability..........................................  $    37.2   $    26.0   $    63.2
                                                                            ---------       -----   ---------
                                                                            ---------       -----   ---------

    The Company has not currently funded any of its accumulated postretirement benefit obligation.

    The discount rate used in determining the accumulated postretirement benefit cost was 7.5 percent for U.S. and German operations and 8.0 percent for Canadian and United Kingdom operations. The assumed health care cost trend rates for substantially all employees used in measuring the accumulated postretirement benefit obligation range from 7 percent to 15 percent decreasing to ultimate rates of 5.5 percent to 8 percent. If the health care cost trend rate assumptions were increased by 1 percent, the accumulated postretirement benefit obligation at December 31, 1993 and the net periodic postretirement benefit cost for the year ended December 31, 1993 would have increased by $6.5 million and $0.6 million, respectively.

    At December 31, 1993, the Company had approximately 8,300 retirees and 29,000 active employees of which approximately 3,000 and 21,100, respectively, were employees of U.S. operations.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- LONG-TERM DEBT
    Long-term debt consists of the following:

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1993        1992
                                                                                           ----------  ----------
                                                                                               (IN MILLIONS)
Senior debt:
Term loans (8.3% and 10.0% weighted average rates) payable $116.0 on March 31, 1995 and in semi-annual installments of $116.7 on September 30, 1995, March 31 and September 30,
 1996 and $411.6 on March 1, 1997........................................................  $    877.7  $  1,230.1
Additional term loan (6.3% and 7.0% weighted average rates) payable $38.7 on March 31,
 1995 and in semi-annual installments of $39.0 on September 30, 1995 and March 31, 1996
 and $38.9 on September 30, 1996 and $137.3 on March 1, 1997.............................       292.9       371.0
Revolving credit agreements (5.7% and 6.4% weighted average rates) due March 1, 1997.....       263.8       257.0
11.875% senior notes due December 1, 1998 (less unamortized discount of $1.1 and $1.3)...       238.9       238.7
12.625% senior notes due July 15, 1998...................................................       150.0          --
5.8% to 11.625% fixed rate utility systems and pollution control revenue bonds, payable in varying annual sinking fund payments through the year 2010 and varying principal
 payments through the year 2016 (less unamortized debt discount of $7.8 and $8.6)........       203.5       206.2
Obligations under accounts receivable securitization programs (4.8% and 5.3% weighted
 average rates) due September 15, 1995...................................................       232.4       261.8
4.0% to 7.96% term loans payable in varying amounts through 1999.........................        41.2        54.6
Obligations under capitalized leases.....................................................        11.2        23.1
Cartomills 8.50% to 10.75% loans payable in varying installments through the year 1997...         5.1         7.1
Cartomills (4.74% weighted average rate) loan payable in annual installments through the
 year 1999...............................................................................         7.1          --
Floating rate revenue bonds (8.0% weighted average rates), payable in semi-annual
 installments of $.12 through 1996.......................................................          .7          .9
Other....................................................................................        31.2         5.3
                                                                                           ----------  ----------
                                                                                              2,355.7     2,655.8
Less: current maturities.................................................................       (17.7)     (144.7)
                                                                                           ----------  ----------
Total senior long-term debt..............................................................     2,338.0     2,511.1
                                                                                           ----------  ----------

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- LONG-TERM DEBT (CONTINUED)

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1993        1992
                                                                                           ----------  ----------
                                                                                               (IN MILLIONS)
Subordinated debt:
11.5% senior subordinated notes, payable in two annual sinking fund payments of $57.5 commencing September 1, 1997 and maturing on September 1, 1999 with a lump sum payment
 of $115.0...............................................................................       230.0       230.0
10.75% senior subordinated debentures maturing on April 1, 2002, (less unamortized debt
 discount of $.9)........................................................................       199.1       199.1
8.875% convertible senior subordinated notes maturing on July 15, 2000 (less $1.5).......       248.5          --
10.75% senior subordinated notes maturing on June 15, 1997...............................       150.0       150.0
11.0% senior subordinated notes maturing on August 15, 1999..............................       125.0       125.0
6.75% convertible subordinated debentures with annual sinking fund payments of $11.5 commencing on February 15, 2002 and maturing on February 15, 2007 with a lump sum
 payment of $57.5........................................................................       115.0       115.0
13.625% subordinated notes maturing on June 1, 1995 (less unamortized debt discount of
 $.2 and $.3)............................................................................        98.1        98.0
12.125% subordinated debentures with annual sinking fund payments of $14.0 commencing on
 September 15, 1996 and maturing in the year 2001 with a lump sum payment of $70.0
 (including unamortized debt premium of $2.2 and $2.4 and net of $50.1 repurchased by the
 Company)................................................................................        92.1        92.3
Subordinated note bearing an incremental borrowing rate adjusted annually (10.0% and
 11.1% average rates) payable on January 18, 1994........................................         4.9         9.8
                                                                                           ----------  ----------
                                                                                              1,262.7     1,019.2
Less: current maturities.................................................................        (4.9)         --
                                                                                           ----------  ----------
Total subordinated debt..................................................................     1,257.8     1,019.2
                                                                                           ----------  ----------

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- LONG-TERM DEBT (CONTINUED)

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1993        1992
                                                                                           ----------  ----------
                                                                                               (IN MILLIONS)
Non-recourse debt of consolidated affiliates:
Stone-Consolidated 10.25% senior secured notes due December 15, 2000.....................       225.0          --
Stone-Consolidated 8% convertible subordinated debentures maturing on December 31,
 2003....................................................................................       174.5          --
Savannah River obligation under a senior credit facility (8.4% and 8.8% weighted average
 rates), payable in varying amounts through the year 1998................................       268.9       297.0
Savannah River 5.375% to 10.25% fixed rate revenue bonds, payable in varying amounts through the year 1997 and maturing in 2000 and 2010 (less unamortized debt discount of
 $.2 and $.2)............................................................................         4.7         4.9
Savannah River 14.125% senior subordinated notes due December 15, 2000 (less unamortized
 debt discount of $1.0 and $1.1).........................................................       129.0       128.9
Seminole obligation under a senior credit facility (6.4% and 6.8% weighted average
 rates), payable in varying amounts from 1993 through the year 2000......................       120.6       122.0
Seminole senior notes maturing on December 31, 1993 (interest rate of 14.0%).............          --        15.0
Seminole obligation payable at 13.5% imputed interest rate (less unamortized debt
 discount of $2.4 and $2.9)..............................................................        11.6        11.1
Seminole 13.5% subordinated notes due with annual sinking fund payments of $7.2 and
 maturing on October 15, 1996 with a lump sum payment of $14.4...........................        28.8        36.0
                                                                                           ----------  ----------
                                                                                                963.1       614.9
Less: current maturities.................................................................      (290.5)      (40.1)
                                                                                           ----------  ----------
  Total non-recourse debt of consolidated affiliates.....................................       672.6       574.8
                                                                                           ----------  ----------
Total long-term debt.....................................................................  $  4,268.4  $  4,105.1
                                                                                           ----------  ----------
                                                                                           ----------  ----------

    The 1989 Credit Agreement provided for a $400 million multiple-draw facility (the "MDF") to supplement the revolving credit facility thereunder. The MDF had substantially the same terms and conditions, including covenants, as the 1989 Credit Agreement. Proceeds of MDF borrowings (approximately $371 million) were required to be used solely to repay regularly scheduled amortization of term loans under the 1989 Credit Agreement. The Company cancelled the remaining commitment under the MDF in 1991. On October 1, 1992, the $371 million outstanding under the MDF was converted to an Additional Term Loan (the "ATL"). Borrowings under the ATL are collateralized by an equal and ratable lien on the existing collateral under the 1989 Credit Agreement.

    The 1989 Credit Agreement permits the Company to choose among various interest rate options, to specify the portion of the borrowings to be covered by specific interest rate options and to specify the interest rate period to which the interest rate options are to apply, subject to certain parameters. As a result of the February 1994 amendment, interest rate options available to the Company under term loans, ATL and revolving credit borrowings under the 1989 Credit Agreement are (i) U.S. or Canadian prime rate plus a borrowing margin of 2 percent, (ii) CD rate plus a borrowing margin of 3 1/8 percent, (iii)
Eurodollar rate plus a borrowing margin of 3 percent and (iv) bankers' acceptance rate plus a

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- LONG-TERM DEBT (CONTINUED)
borrowing margin of 3 percent. Upon achievement of specified indebtedness ratios and interest coverage ratios, the borrowing margins will be reduced. Additionally, the Company pays a 3/8 percent commitment fee on the unused portions of the revolving credit facilities. The weighted average rates as reflected in the table do not include the effects of the amortization of deferred debt issuance costs.

    The 1989 Credit Agreement requires that the Company hedge a portion of the U.S. dollar-based borrowings to protect against increases in market interest rates. Pursuant to that requirement, at December 31, 1993, the Company was a party to an interest rate swap contract which had the effect of fixing the interest rate at approximately 12.9 percent on $150 million of U.S. term loan borrowings. The interest rate swap is scheduled to expire on March 22, 1994. During 1993, the Company sold prior to their expiration date, certain of its U.S. dollar denominated interest rate swaps and cross currency swaps associated with the Credit Agreement borrowings of Stone-Canada. The net proceeds totaled approximately $34.9 million, the substantial portion of which was used to repay borrowings under the Company's revolving credit facilities.

    At December 31, 1993, the $1.45 billion of borrowings and accrued interest outstanding under the 1989 Credit Agreement and the ATL were secured by property, plant and equipment with a net book value of $518.4 million and by common stock of various subsidiaries of the Company representing net assets of approximately $3.4 billion (including collateralized property, plant and equipment with a net book value of $349.4 million) and by a lien on the Company's inventories. Additionally, other loan agreements aggregating $646.0 million were collateralized by approximately $1.56 billion of property, plant and equipment-net.

    Emerging Issues Task Force Issue No. 86-30, "Classification of Obligations When a Violation is Waived by the Creditor," requires a company to reclassify long-term debt as current when a covenant violation has occurred at the balance sheet date or would have occurred absent a loan modification and it is probable that the borrower will not be able to comply with the same covenant at measurement dates that are within the next twelve months. In November 1993, Savannah River received a waiver of its fixed-charges-coverage covenant requirement as of December 31, 1993 and March 31, 1994. Management has prepared projections that indicate that upon the expiration of the waiver Savannah River will not be in compliance with this covenant as of June 30, September 30, and December 31, 1994. Consequently, approximately $237.9 million of Savannah River debt that otherwise would have been classified as long-term has been classified as current in the December 31, 1993 consolidated balance sheet. Savannah River intends to seek, prior to June 10, 1994, appropriate financial covenant waivers or amendments from its bank group, although no assurance can be given that such waivers or amendments will be obtained. Any such failure to obtain covenant relief would result in a default under Savannah River's credit agreement and other indebtedness and, if any such indebtedness was accelerated by the holders thereof, the lenders to the Company under the 1989 Credit Agreement and various other of the Company's debt instruments will be entitled to accelerate the indebtedness owed by the Company.

    On July 6, 1993, the Company sold $150 million principal amount of 12 5/8 percent Senior Notes due July 15, 1998 (the "12 5/8 percent Senior Notes"). The 12 5/8 percent Senior Notes are not redeemable by the Company prior to maturity. Interest is payable semi-annually on January 15 and July 15, commencing January 15, 1994.

    Also on July 6, 1993, the Company sold, in a private transaction, $250 million principal amount of 8 7/8 percent Convertible Senior Subordinated Notes due July 15, 2000 (the "8 7/8 percent Convertible Senior Subordinated Notes"). The Company filed a shelf registration statement registering the 8 7/8 percent Convertible Senior Subordinated Notes for resale by the holders thereof, which was declared effective August 13, 1993. The 8 7/8 percent Convertible Senior Subordinated Notes are convertible, at the option of the holder, sixty days following the date of original issuance and prior to maturity, into shares of

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- LONG-TERM DEBT (CONTINUED)
the Company's common stock at a conversion price of $11.55 per share of common stock, subject to adjustment in certain events. Additionally, the 8 7/8 percent Convertible Senior Subordinated Notes are redeemable, at the option of the Company, in whole or in part, on and after July 15, 1998. Interest is payable semi-annually on January 15 and July 15, commencing January 15, 1994.

    The net proceeds of approximately $386 million received from the sales of the 12 5/8 percent Senior Notes and the 8 7/8 percent Convertible Senior Subordinated Notes were used by the Company to repay borrowings, without a reduction of commitments under the revolving credit facilities of its 1989 Credit Agreement, thereby restoring borrowing availability thereunder.

    In December 1993, Stone-Consolidated sold $173.3 million of 8 percent convertible subordinated debentures as part of the Units Offering. Concurrent with the Units Offering, Stone-Consolidated sold $225 million of 10 1/4 percent Senior Secured Notes maturing on December 15, 2000 in a public offering in the United States. See Note 4 -- "Public Offering of Subsidiary Stock," for further details.

    On February 20, 1992, the Company sold $115 million principal amount of 6 3/4 percent Convertible Subordinated Debentures due February 15, 2007 (the "6 3/4 percent Subordinated Debentures"). The 6 3/4 percent Subordinated Debentures are convertible, at the option of the holder, at any time prior to maturity, into shares of the Company's common stock at a conversion price of $33.94 per share of common stock (adjusted for the 2 percent common stock dividend issued September 15, 1992), subject to adjustment in certain events. Additionally, the 6 3/4 percent Subordinated Debentures are redeemable at the option of the Company, in whole or from time to time in part, on and after February 16, 1996. Interest is payable semi-annually on February 15 and August 15, commencing August 15, 1992. The net proceeds from the sale of the 6 3/4 percent Subordinated Debentures were used to fully prepay the $59.5 million sinking fund obligation due June 1, 1992, including accrued interest due thereon, and to prepay $47.5 million of the $59.5 million sinking fund obligation due June 1, 1993, including accrued interest due thereon, on the Company's 13 5/8 percent Subordinated Notes.

    On March 18, 1992, the Company sold $200 million principal amount of 10 3/4 percent Senior Subordinated Debentures due April 1, 2002 (the "10 3/4 percent Senior Subordinated Debentures"). The 10 3/4 percent Senior Subordinated Debentures are redeemable at the option of the Company, in whole or from time to time in part, on and after April 1, 1997. Interest is payable semi-annually on April 1 and October 1, commencing October 1, 1992. The net proceeds from these debentures were used to fund future capital expenditures by the Company.

    On June 25, 1992, the Company sold $150 million principal amount of 10 3/4 percent Senior Subordinated Notes due June 15, 1997 (the "10 3/4 percent Senior Subordinated Notes"). The 10 3/4 percent Senior Subordinated Notes are redeemable at the option of the Company, in whole or from time to time in part, on and after June 15, 1995. Interest is payable semi-annually on June 15 and December 15, commencing December 15, 1992. The net proceeds of approximately $147 million from the issuance of these notes were used to fund a partial redemption of the Company's 13 5/8 percent Subordinated Notes including accrued interest due thereon.

    On August 11, 1992, the Company sold $125 million principal amount of 11 percent Senior Subordinated Notes due August 15, 1999 (the "11 percent Senior Subordinated Notes"). The 11 percent Senior Subordinated Notes are redeemable at the option of the Company, in whole or from time to time in part, on and after August 15, 1997. Interest is payable semi-annually on February 15 and August 15, commencing February 15, 1993. The Company entered into a three-year interest rate swap arrangement that has the effect of converting, for the first three years, the fixed rate of interest on $100 million of the 11 percent Senior Subordinated Notes into a floating interest rate. As a result of this swap arrangement, the effective rate of interest for 1993 was 9.95 percent. While the Company is exposed to credit loss on its

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- LONG-TERM DEBT (CONTINUED)
interest rate swaps in the event of nonperformance by the counterparties to such swaps, management believes that such nonperformance is unlikely to occur. The Company used the net proceeds from the issuance of the 11 percent Senior Subordinated Notes to partially repay approximately $102 million and $20 million, respectively, under its revolving credit facility and the March 1993 term loan amortization of its Credit Agreement.

    In 1992, Stone Financial Corporation ("Stone Fin") extended the maturity date of the $185 million three-year revolving credit facility used to purchase the accounts receivable for the first tranche of the Company's accounts receivable securitization program to September 15, 1995 from September 15, 1994. Stone Fin has the option, subject to bank consent, to extend the maturity date of its credit facility beyond September 15, 1995.

    Various interest rate options (LIBOR plus 1 1/4 percent or Prime) are available to Stone Fin under its credit facility. In accordance with the provisions of this program, Stone Fin purchases (on an ongoing basis) certain of the accounts receivable of Stone Delaware, Inc., Stone Corrugated, Inc., and Stone Southwest, Inc., each of which is a wholly-owned subsidiary of the Company. Such purchased accounts receivable are solely the assets of Stone Fin, a wholly-owned but separate corporate entity of the Company, with its own separate creditors. In the event of a liquidation of Stone Fin such creditors would be entitled to satisfy their claims from Stone Fin's assets prior to any distribution to the Company. At December 31, 1993 and 1992, the Company's Consolidated Balance Sheets included $175.6 million and $160.3 million, respectively of Stone Fin accounts receivable and $150.5 million and $146.3 million, respectively, of borrowings under the program.

    On August 20, 1992, the Company completed the second tranche of its accounts receivable securitization program through the sale of certain of its accounts receivable to a newly formed wholly-owned subsidiary, Stone Fin II Receivables Corporation ("Stone Fin II"). Stone Fin II purchased the accounts receivable with proceeds from borrowings under a $180 million, three-year revolving credit facility (due September 15, 1995) provided by South Shore Funding Corporation, an unaffiliated financial organization. Stone Fin II has the option, subject to bank consent, to extend the maturity date of its credit facility beyond September 15, 1995.

    Two interest rate options (LIBOR plus 1 1/4 percent or Prime) are available to Stone Fin II under its credit facility. In accordance with the provisions of this program, Stone Fin II purchases (on an ongoing basis) certain of the accounts receivable of Stone Consolidated Newsprint, Inc., Stone Packaging Corporation, Stone Southwest, Inc. and Stone Bag Corporation, each of which is a wholly-owned subsidiary of the Company. Such purchased accounts receivable are solely the assets of Stone Fin II, a wholly-owned but separate corporate entity of the Company, with its own separate creditors. In the event of a liquidation of Stone Fin II, such creditors would be entitled to satisfy their claims from Stone Fin II's assets prior to any distribution to the Company. The initial net proceeds of approximately $100 million from this transaction were used by the Company to complete the prepayment of its March 31, 1993 term loan installment and partially prepay approximately $57 million of its $175 million term loan installment due September 30, 1993. Subsequent proceeds from this securitization program were used for general corporate purposes. At December 31, 1993 and 1992, the Company's Consolidated Balance Sheets included $124.4 million and $152.6 million, respectively, of Stone Fin II accounts receivable and $81.9 million and $115.5 million, respectively, of borrowings under the program.

    In August and October 1992, the Company refinanced, in two separate issues, $30 million and $35 million of tax-exempt revenue bonds, respectively. The $30 million bonds bear interest at a rate of 7 7/8 percent and are due August 1, 2013. The $35 million bonds bear interest at a rate of 8 1/4 percent and are due June 1, 2016.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- LONG-TERM DEBT (CONTINUED)
    The following table provides, as of December 31, 1993, the actual and pro forma amounts of long-term debt maturing during the next five years. The maturities on a pro forma basis reflect the impact of the 1994 Offerings discussed in Note 2 and the application of the net proceeds received therefrom, as if such transaction had occurred as of December 31, 1993.

                                                                            AS ADJUSTED FOR
                                                                 ACTUAL    THE 1994 OFFERINGS
                                                               ----------  ------------------
                                                                       (IN MILLIONS)
1994.........................................................  $    308.4      $    308.4
1995.........................................................       710.5           270.2
1996.........................................................       437.9           219.1
1997.........................................................       946.4           732.2
1998.........................................................       523.9           523.9
Thereafter...................................................     1,643.2         2,353.2

    The 1995 maturities include $232.4 million outstanding under Stone Fin's and Stone Fin II's revolving credit facilities. Stone Fin and Stone Fin II have the option, subject to bank consents, to extend or refinance such obligations beyond 1995.

    Amounts payable under capitalized lease agreements are excluded from the above tabulation. See Note 13 for capitalized lease maturities.

    The 1989 Credit Agreement contains covenants that include, among other things, requirements to maintain certain financial tests and ratios (including a minimum current ratio, an indebtedness ratio, a minimum earnings before interest, taxes, depreciation and amortization test ("EBITDA") and a tangible net worth test) and certain restrictions and limitations, including those on capital expenditures, changes in control, payment of dividends, sales of assets, lease payments, investments, additional borrowings, mergers and purchases of stock and assets. The 1989 Credit Agreement also contains cross-default provisions relating to the non-recourse debt of its consolidated affiliate, Stone-Consolidated Corporation, and cross-acceleration provisions relating to the non-recourse debt of the consolidated affiliates, including Seminole and Savannah River (see Note 18). Additionally, the Company's 1989 Credit Agreement provides for mandatory prepayments from sales of certain assets, debt and equity financings and excess cash flows. These prepayments along with voluntary prepayments are to be applied ratably to reduce loan commitments under the 1989 Credit Agreement. The indebtedness under the 1989 Credit Agreement is secured by a substantial portion of the assets of the Company.

    The Company and its bank group have amended the Company's 1989 Credit Agreement several times during the past three years. Such amendments provided among other things, greater financial flexibility and/or relief from certain financial covenants. In some instances, certain restrictions and limitations applicable to the 1989 Credit Agreement were tightened. There can be no assurance that future covenant relief will not be required or, if such relief is requested by the Company, that it will be obtained from the banks' lenders.

    The most recent amendment, which was executed in February of 1994 and became effective upon the completion of the February 1994 Offerings, as discussed in
Note 2 -- "Subsequent Events," provided, among other things, for the following:

         (i) Permitted the Company to apply up to $200 million of net proceeds from the 1994 Offerings, which increased liquidity, as repayment of borrowings under the revolving credit facilities of the 1989 Credit Agreement without reducing the commitments thereunder and to the extent no balance was outstanding under the revolving credit facilities, permitted the Company to retain the balance of such $200 million of proceeds in cash.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- LONG-TERM DEBT (CONTINUED)
        (ii) Permitted the Company to redeem the Company's 13 5/8 percent Subordinated Notes maturing on June 1, 1995 from the proceeds received from the February 1994 Offerings at a price equal to par, approximately $98 million principal amount, plus accrued interest to the redemption date.

        (iii) Amended the required levels of EBITDA (as defined in the 1989 Credit Agreement) for certain specified periods to the following:

For the three months ended March 31, 1994.....................  $20 million
For the six months ended June 30, 1994........................  $55 million
For the nine months ended September 30, 1994..................  $111 million
For the twelve months ended December 31, 1994.................  $180 million
For the twelve months ended March 31, 1995....................  $226 million

        The required level of EBITDA is scheduled to increase for each rolling four quarter period thereafter until December 31, 1996, when the EBITDA for the twelve months ended December 31, 1996 is required to be $822 million.

        (iv) Reset to zero as of January 1, 1994 the dividend pool under the 1989 Credit Agreement which permits payment of dividends on the Company's capital stock and modifies the components used in calculating the ongoing balance in the dividend pool. Effective January 1, 1994, dividend payments on the Company's common stock and on certain preferred stock issues cannot exceed the sum of (i) 75 percent of the consolidated net income (as defined in the 1989 Credit Agreement) of the Company from January 1, 1994 to the
    date   of  payment  of  such  dividends,  minus  (ii)  100  percent  of  the consolidated net loss, (as defined in the 1989 Credit Agreement), of the Company from January 1, 1994 to the date of payment of such dividends, plus
    (iii) 100 percent of any net cash proceeds from sales of common stock or certain preferred stock of the Company from January 1, 1994 to any date of payment of such dividends (excluding the proceeds from the 1994 Offerings for which no dividend credit was received by the Company). Additionally, the restriction with respect to dividends on Series E Cumulative Convertible Exchangeable Preferred Stock (the "Series E Cumulative Preferred Stock") was amended to mirror the dividend restriction in the Company's Senior Subordinated Indenture dated as of March 15, 1992.


        (v) Replaced the existing cross-default provisions relating to obligations of $10 million or more of the Company's separately financed subsidiaries, Seminole and Savannah River, with cross-acceleration provisions.


        (vi) Replaced the current prohibition of investments in Stone Venepal Consolidated Pulp Inc. with restrictions substantially similar to the restrictions applicable to the Company's subsidiaries, Savannah River and Seminole.

       (vii) Maintains the monthly indebtedness ratio requirement, as defined in the 1989 Credit Agreement, to be no higher than: 81.5 percent as of the end of each month from December 31, 1993 and ending prior to March 31, 1995 and 81 percent as of the end of each month from March 31, 1995 and ending prior to June 30, 1995. The indebtedness ratio requirement is scheduled to periodically decrease thereafter (from 80 percent on June 30, 1995) until February 28, 1997, when the ratio limitation is required to be 68 percent.

       (viii) Maintains the Consolidated Tangible Net Worth requirement (CTNW) (as defined in the 1989 Credit Agreement) to be equal to or greater than 50 percent of the highest CTNW for any quarter since the inception of the 1989 Credit Agreement.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- LONG-TERM DEBT (CONTINUED)
    Additionally, at various times during the year, the Company amended and restated its 1989 Credit Agreement which provided, among other things to, (i) extend the maturity of the revolving credit facilities from March 1, 1994 to March 1, 1997 and reduce over a three-year period the revolving loan commitments; (ii) revise various financial covenants to provide greater financial flexibility to the Company; (iii) permit the Company to retain 25 percent of the net proceeds from future sales of equity securities (which could be used to reduce revolving credit borrowings without reducing the commitments thereunder); and (iv) permit the Company to retain 50 percent (maximum $100 million in the aggregate) of the net proceeds from any sale or disposition of its investment in certain joint ventures or unconsolidated subsidiaries (which could be used to reduce revolving credit borrowings without reducing the commitments thereunder). As part of these amendments, the Company agreed (i) to pay certain fees and higher interest rate margins and (ii) mortgage or pledge additional collateral including a pledge of the Stone-Consolidated common stock owned by the Company.

    There can be no assurance that the Company will be able to achieve and maintain compliance with the prescribed financial ratio tests or other requirements of its 1989 Credit Agreement. Failure to achieve or maintain compliance with such financial ratio tests or other requirements under the 1989 Credit Agreement, in the absence of a waiver or amendment, would result in an event of default and could lead to the acceleration of the obligations under the 1989 Credit Agreement. The Company has successfully sought and received waivers and amendments to its 1989 Credit Agreement on various occasions since entering into the 1989 Credit Agreement. If further waivers or amendments are requested by the Company, there can be no assurance that the Company's bank lenders will again grant such requests. The failure to obtain any such waivers or amendments would reduce the Company's flexibility to respond to adverse industry conditions and could have a material adverse effect on the Company.

NOTE 11 -- LIQUIDITY MATTERS
    The Company's liquidity and financial flexibility is adversely affected by the net losses incurred during the past three years. Recently, the Company has improved its liquidity and financial flexibility through the completion of the February 1994 Offerings as discussed in Note 2 -- "Subsequent Events." At March 14, 1994 the Company had borrowing availability of $168.2 million under its revolving credit facilities. Notwithstanding these improvements in the Company's liquidity and financial flexibility, unless the Company achieves substantial price increases beyond year-end levels, the Company will continue to incur net losses and negative cash flows from operating activities. Without such sustained substantial price increases, the Company may exhaust all or substantially all of its cash resources and borrowing availability under the revolving credit facilities. In such event, the Company would be required to pursue other alternatives to improve liquidity, including further cost reductions, sales of assets, the deferral of certain capital expenditures, obtaining additional sources of funds or pursuing the possible restructuring of its indebtedness. There can be no assurance that such measures, if required, would generate the liquidity required by the Company to operate its business and service its indebtedness. As currently scheduled, beginning in 1996 and continuing thereafter, the Company will be required to make significant amortization payments on its indebtedness which will require the Company to raise sufficient cash from operations or other sources or refinance or restructure maturing indebtedness. No assurance can be given that the Company will be able to generate or raise such funds.

    The Company, as part of its financial plan, had intended to sell an energy supply agreement related to its Florence, South Carolina mill. Even though a sale is still being investigated by the Company, the Company is no longer pursuing the original transaction; however, the Company is currently investigating alternative transactions.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12 -- DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
    At December 31, 1993 and 1992, the carrying values of the Company's financial instruments approximate their fair values, except as noted below:

                                                                          DECEMBER 31,
                                                     ------------------------------------------------------
                                                                1993                        1992
                                                     --------------------------  --------------------------
                                                        CARRYING                    CARRYING
                                                         AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                                     --------------  ----------  --------------  ----------
                                                                         (IN MILLIONS)
Notes receivable and long-term investments.........  $      134.9    $    118.1  $       65.5    $     51.1
Senior debt........................................       2,344.5       2,362.8       2,623.5       2,635.3
Subordinated debt..................................       1,262.6       1,189.5       1,019.2         949.5
Non-recourse debt of consolidated affiliates.......         963.1       1,002.3         627.3         627.3
Standby letters of credit..........................            --          76.1            --          68.9
Currency and interest rate hedges in payable
 position..........................................           2.6           4.2           6.5           4.4

    The fair values of notes receivable and certain investments are based on discounted future cash flows or the applicable quoted market price. The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues. The fair value of letters of credit represent the face amount of the letters of credit adjusted for current rates. The fair value of interest rate swap agreements are obtained from dealer quotes. These values represent the estimated amount the Company would pay to terminate agreements, taking into consideration the current interest rate and market conditions.

NOTE 13 -- LONG-TERM LEASES
    The Company leases certain of its facilities and equipment under leases expiring through the year 2023.

    Future minimum lease payments under capitalized leases and their present value at December 31, 1993, and future minimum rental commitments (net of sublease rental income and exclusive of real estate taxes and other expenses) under operating leases having initial or remaining non-cancellable terms in excess of one year, are reflected below:

                                                                         CAPITALIZED    OPERATING
                                                                           LEASES        LEASES
                                                                        -------------  -----------
                                                                              (IN MILLIONS)
1994..................................................................    $     5.6     $    73.2
1995..................................................................          2.7          64.0
1996..................................................................          2.0          52.2
1997..................................................................          1.2          45.3
1998..................................................................           .3          40.8
Thereafter............................................................          2.0         148.6
                                                                              -----    -----------
Total minimum lease payments..........................................         13.8     $   424.1
                                                                                       -----------
                                                                                       -----------
Less: Imputed interest................................................         (2.6)
                                                                              -----
Present value of future minimum lease payments........................    $    11.2
                                                                              -----
                                                                              -----

    Approximately $2.8 million of the total present value of future minimum capital lease payments relates to a Stone-Consolidated newsprint mill. Minimum lease payments for capitalized leases have not been reduced by minimum sublease rental income of $1.6 million due in the future under a non-cancellable lease.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 -- LONG-TERM LEASES (CONTINUED)
    Rent expense for operating leases, including leases having a duration of less than one year, was approximately $83 million in 1993, $84 million in 1992 and $81 million in 1991.

NOTE 14 -- PREFERRED STOCK
    The Company has authorized 10,000,000 shares of preferred stock, $.01 par value, of which 4,600,000 shares are outstanding at December 31, 1993. Shares of preferred stock can be issued in series with varying terms as determined by the Board of Directors.

    On February 20, 1992, the Company issued 4,600,000 shares of $1.75 Series E Cumulative Preferred Stock at $25.00 per share. Dividends on the Series E Cumulative Preferred Stock are payable quarterly when, as and if declared by the Company's Board of Directors. The Series E Cumulative Preferred Stock is convertible, at the option of the holder at any time, into shares of the Company's common stock at a conversion price of $33.94 per share of common stock (adjusted for the 2 percent common stock dividend issued September 15, 1992), subject to adjustment under certain conditions. The Series E Cumulative Preferred Stock may alternatively be exchanged, at the option of the Company, on any dividend payment date commencing February 15, 1994, for the Company's 7 percent Convertible Subordinated Exchange Debentures due February 15, 2007 (the "Exchange Debentures") in a principal amount equal to $25.00 per share of Series E Cumulative Preferred Stock so exchanged. The Exchange Debentures would be virtually identical to the 6 3/4 percent Subordinated Debentures, except that the Exchange Debentures would bear interest at the rate of 7 percent per annum and the interest payment dates would differ. Additionally, the Series E Cumulative Preferred Stock is redeemable at the option of the Company, in whole or from time to time in part, on and after February 16, 1996. The net proceeds of $111 million from the sale of the Series E Cumulative Preferred Stock were used to partially prepay the $175 million March 31, 1993 semi-annual term loan amortization under the 1989 Credit Agreement.

    The Company paid cash dividends during the first two quarters of 1993 on its Series E Cumulative Preferred Stock. However, due to a restrictive provision in the Senior Subordinated Indenture dated March 15, 1992 (the "Senior Subordinated Indenture") relating to the Company's 10 3/4 percent Senior Subordinated Notes, its 11 percent Senior Subordinated Notes and its 10 3/4 percent Senior Subordinated Debentures, the Board of Directors did not declare the scheduled August 15, 1993 or the November 15, 1993 quarterly dividend of $.4375 per share on the Series E Cumulative Preferred Stock nor was it permitted to declare or pay future dividends on the Series E Cumulative Preferred Stock until the Company generated income, or effected certain sales of capital stock, to replenish the dividend "pool" under various of its debt instruments. As of December 31, 1993, accumulated dividends on the Series E Cumulative Preferred Stock amounted to $4.0 million. As a result of the February 1994 Offerings, the dividend pool under the Senior Subordinated Indenture was replenished from the sale of the common shares. Pursuant to the most recent amendment to the Company's 1989 Credit Agreement, the Company will be able, to the extent declared by the Board of Directors, to pay dividends on the Series E Cumulative Preferred Stock to the extent permitted under the Senior Subordinated Indenture. In the event the Company does not pay a dividend on the Series E Cumulative
Preferred Stock for six quarters, the holders of the Series E Cumulative Preferred Stock would have the right to elect two members to the Company's Board of Directors until the accumulated dividends on such Series E Cumulative Preferred Stock have been declared and paid or set apart for payment.

REDEEMABLE PREFERRED STOCK OF A CONSOLIDATED AFFILIATE:

    The Company's Consolidated Balance Sheets include the Redeemable Series A Preferred Stock (the "Series A Preferred Stock") of Savannah River. Savannah River has authorized 650,000 shares of Series A Preferred Stock, of which 637,900 shares and 548,500 shares, having a total liquidation

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14 -- PREFERRED STOCK (CONTINUED)
preference of $63.8 million and $54.9 million, were outstanding at December 31, 1993 and 1992, respectively. The Company owns one-third of the Series A Preferred Stock and has eliminated such investment in consolidation.

    The Series A Preferred Stock, $.01 par value, liquidation preference $100 per share, is cumulative with dividends of $15.375 per annum payable quarterly when, as and if declared by Savannah River's Board of Directors. On or prior to December 15, 1993, dividends are payable through the issuance of additional shares of Series A Preferred Stock; thereafter, such dividends are payable in cash. Stock dividends of approximately $6.0 million in 1993, $5.1 million in 1992 and $4.4 million in 1991, representing approximately 60,000 shares, 51,000 shares and 44,000 shares, respectively, have been distributed to shareholders other than the Company. Commencing December 15, 2001, Savannah River is required to redeem the Series A Preferred Stock at its liquidation preference in no less than three annual installments. Additionally, upon the occurrence of certain events, Savannah River may be required to redeem all of the Series A Preferred Stock at prices declining annually to 100 percent of the liquidation preference by December 15, 2001. The Series A Preferred Stock is solely the obligation of Savannah River and is without recourse to the parent company.

SERIES F PREFERRED STOCK:

    As a result of the agreement discussed in Note 18 between the Company and Venezolana de Pulpa y Papel ("Venepal"), a Venezuelan pulp and paper company, the Company has authorized 400,000 shares of 7 percent Series F Cumulative Convertible Exchangeable Preferred Stock (the "Series F Preferred Stock"). The Series F Preferred Stock, $.01 par value, liquidation preference $100 per share, is cumulative with dividends of $7 per annum payable quarterly when, as and if declared by the Company's Board of Directors and is convertible into shares of the Company's common stock at a conversion price of $18.422, subject to adjustment under certain conditions. The terms of the Series F Preferred Stock are virtually identical to the Series E Preferred Stock, except for the liquidation preference and the conversion rate. No shares of Series F Preferred Stock have been issued to date.

NOTE 15 -- COMMON STOCK
    The Company has authorized 200,000,000 shares of common stock, $.01 par value, of which 71,174,587 shares were outstanding at December 31, 1993.

    On September 15, 1992, the Company issued a 2 percent stock dividend to common stockholders of record August 25, 1992. The stock dividend was effected by the issuance of one share of common stock for every 50 shares of common stock held. Accordingly, all amounts per common share and weighted average number of common shares for all periods included in the consolidated financial statements have been retroactively adjusted to reflect this stock dividend.

STOCK RIGHTS:

    Each outstanding share of the Company's common stock carries a stock purchase right ("Right"). Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series D Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $130 subject to adjustment under certain circumstances. The Rights expire August 8, 1998 unless extended or earlier redeemed by the Company.

    The Rights will be exercisable only if a person or group, subject to certain exceptions, acquires 15 percent or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by such person or group of 15 percent or more of the Company's common stock. The Company can redeem the Rights at the rate of $.01 per Right at any time before the tenth business day (subject to extension) after a 15 percent position is acquired.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 -- COMMON STOCK (CONTINUED)
    If the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder (other than the acquiring person or group) to purchase, at the Right's then-current exercise price, a number of the acquiring company's shares of common stock having a market value at that time of twice the Right's then-current exercise price.

    In addition, in the event that a 15 percent or greater stockholder acquires the Company by means of a reverse merger in which the Company and its common stock survive, or engages in self-dealing transactions with the Company, each holder of a Right (other than the acquiring person or group) will be entitled to purchase the number of shares of the Company's common stock having a market value of twice the then-current exercise price of the Right.

STOCK OWNERSHIP AND OPTION PLANS:

    In 1982, the Company adopted an Incentive Stock Option Plan under which options are granted to key employees who are not participants in the Company's Long-Term Incentive Program described below. This plan expired on March 21, 1992 and upon its expiration, the Board of Directors adopted a 1993 Plan, effective January 1, 1993. The provisions under the 1993 Plan are similar to the 1982 Plan, with 1,530,000 shares of common stock authorized except that under the new plan the Company may issue either incentive stock options or non-qualified stock options. Options under these plans provide for the purchase of common shares at prices not less than 100 percent of the market value of such shares on the date of grant. The options are exercisable, in whole or in part, after one year but no later than ten years from the date of the respective grant. No accounting recognition is given to stock options until they are exercised, at which time the option price received is credited to common stock.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 -- COMMON STOCK (CONTINUED)
    Transactions under the stock option plans are summarized as follows:

                                                                                 OPTION PRICE
                                                                OPTION SHARES     PER SHARE*
                                                                --------------  ---------------
Outstanding January 1, 1991...................................        574,833   $    4.98-29.28
  Granted.....................................................             --                --
  Exercised...................................................         (9,998 )       6.01-8.74
  Cancelled...................................................             --                --
                                                                --------------  ---------------
Outstanding December 31, 1991.................................        564,835        4.98-29.28
  Granted.....................................................             --                --
  Exercised...................................................        (22,950 )      4.98-29.28
  Adjustment for 2 percent stock dividend.....................         10,707        8.74-29.28
  Cancelled...................................................         (6,561 )            6.01
                                                                --------------  ---------------
Outstanding December 31, 1992.................................        546,031        8.74-29.28
  Granted.....................................................             --                --
  Exercised...................................................             --                --
  Cancelled...................................................             --                --
                                                                --------------  ---------------
Outstanding December 31, 1993.................................        546,031        8.74-29.28
                                                                --------------  ---------------
Options exercisable at December 31,
  1993........................................................        546,031        8.74-29.29
  1992........................................................        546,031        8.74-29.28
Options available for grant at December 31,
  1993........................................................      1,530,000
  1992........................................................      1,530,000

- ------------------------
*Adjusted for the 2 percent stock dividend issued September 15, 1992.

    Additionally, the Company's Long-Term Incentive Program provides for contingent awards of restricted shares of common stock and cash to certain key employees.The payment of the cash portion of the awards granted will depend on the extent to which the Company has met certain long-term performance goals as established by a committee of outside directors. The compensation related to this program is amortized over the related five-year restricted periods. The charge (credit) to compensation expense under this plan was $(1.2) million, $3.6 million and $4.7 million in 1993, 1992 and 1991, respectively. In 1993, prior cash awards that were accrued have been deemed to be not payable due to the financial results of the Company. Under this plan, 1,800,000 shares have been reserved for issuance, of which 186,253, 120,834 and 238,546 shares were granted in 1993, 1992 and 1991, respectively. At December 31, 1993, there were 951,761 shares available for grant.

NOTE 16 -- RELATED PARTY TRANSACTIONS
    The Company sells linerboard and corrugating medium to MacMillan Bathurst, a 50 percent owned non-consolidated affiliate and to Titan, a 49 percent owned non-consolidated affiliate. As discussed in Note 3, the Company sold its 49 percent interest in Titan in December 1993. Additionally, the Company purchases market pulp from Stone Venepal Consolidated Pulp Inc. ("Stone Venepal Consolidated"), a 50 percent owned non-consolidated affiliate of the Company. Stone Venepal Consolidated owns 50 percent of the Celgar Pulp Company, which operates a market pulp mill in British Columbia. The Company also sells boxboard to FCP, a 50 percent owned non-consolidated affiliate. Transactions under all of these agreements are primarily at market prices.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 16 -- RELATED PARTY TRANSACTIONS (CONTINUED)
    The following table summarizes the transactions between the Company and its non-consolidated affiliates and the payable and receivable balances outstanding at the end of each year.

                                                                        YEAR ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                      1993       1992       1991
                                                                    ---------  ---------  ---------
                                                                             (IN MILLIONS)
MacMillan Bathurst:
  Sales to........................................................  $    77.4  $    67.3  $    79.4
  Net receivable from.............................................        9.9        9.8        6.1
Titan:
  Sales to........................................................  $    18.3  $    13.4  $    16.1
  Net receivable from.............................................     (a)          12.8       14.3
  Management fee from.............................................        1.0        1.0         .8
FCP Group:
  Sales to........................................................  $     4.3     (b)        (b)
Stone Venepal Consolidated:
  Purchases from..................................................  $     1.4  $      .5  $     1.1
  Net payable to..................................................         .7         .2         --

- ------------------------
(a)  Not applicable as equity investment in Titan was sold in December 1993.

(b)  Not applicable for 1992 and 1991 as FCP Group was formed in 1993.

NOTE 17 -- ADDITIONAL INFORMATION RELATING TO THE CONSOLIDATED FINANCIAL STATEMENTS

OTHER NET OPERATING (INCOME) EXPENSE:

    The major components of other net operating (income) expense are as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                   1993       1992       1991
                                                                 ---------  ---------  ---------
                                                                          (IN MILLIONS)
Writedown of decommissioned assets.............................  $    19.2  $     4.0  $     4.0
Gain from an involuntary conversion at a paper mill............         --         --      (17.5)
Loss on writedown of investments...............................        3.4        8.8         --
Gains on sales of investments or assets........................      (40.7)        --       (7.4)
Loss from sale of business.....................................         --         --        1.5
Gain from settlement and termination of Canadian supply
 contract......................................................         --         --      (41.8)
Writedown of certain receivables to net realizable value.......       14.2         --         --
Other..........................................................        8.6         --       (1.6)
                                                                 ---------  ---------  ---------
Total other net operating (income) expense.....................  $     4.7  $    12.8  $   (62.8)
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

INTEREST EXPENSE:

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1993       1992       1991
                                                                ---------  ---------  ---------
                                                                         (IN MILLIONS)
Total interest cost incurred..................................  $   437.5  $   433.5  $   479.3
Interest capitalized..........................................      (10.8)     (47.4)     (81.9)
                                                                ---------  ---------  ---------
Interest expenses.............................................  $   426.7  $   386.1  $   397.4
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 17 -- ADDITIONAL INFORMATION RELATING TO THE CONSOLIDATED FINANCIAL
           STATEMENTS (CONTINUED)
PROVISION FOR DOUBTFUL ACCOUNTS AND NOTES RECEIVABLE:

    Selling, general and administrative expenses include provisions for doubtful accounts and notes receivable of $12.2 million for 1993, $8.3 million for 1992 and $7.1 million for 1991.

OTHER, NET:

    The major components of other, net are as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                      1993       1992       1991
                                                                    ---------  ---------  ---------
                                                                             (IN MILLIONS)
Interest income...................................................  $    11.2  $    11.5  $     8.4
Dividend income...................................................         .4         .8        1.0
Foreign currency transaction gains (losses).......................      (11.8)     (15.0)       4.9
Minority interest expense.........................................       (3.6)      (5.3)      (5.8)
Other.............................................................        2.9        8.6        6.2
                                                                    ---------  ---------  ---------
Total other, net..................................................  $     (.9) $      .6  $    14.7
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

INVESTMENTS IN NON-CONSOLIDATED AFFILIATES:

    The Company had investments in non-consolidated affiliates of $107.2 million and $131.9 million at December 31, 1993 and 1992, respectively. These amounts are included in other long-term assets in the Company's Consolidated Balance Sheets. See Note 16 for discussion of the transactions between the Company and its major non-consolidated affiliates.

ACCRUED AND OTHER CURRENT LIABILITIES:

    The major components of accrued and other current liabilities are as follows:

                                                                             YEAR ENDED DECEMBER
                                                                                     31,
                                                                             --------------------
                                                                               1993       1992
                                                                             ---------  ---------
                                                                                (IN MILLIONS)
Accrued interest...........................................................  $    68.2  $    60.4
Accrued payroll, related taxes and employee benefits.......................       85.8      105.5
Other......................................................................      131.7      134.7
                                                                             ---------  ---------
Total accrued and other current liabilities................................  $   285.7  $   300.6
                                                                             ---------  ---------
                                                                             ---------  ---------

OTHER LONG-TERM LIABILITIES:

    Included in other long-term liabilities at December 31, 1993 and 1992 is approximately $52.3 million and $57.8 million, respectively, of deferred income relating to the October 1992 sale of an energy contract at the Company's Hopewell mill. This amount is being amortized over a 12 year period.

NOTE 18 -- COMMITMENTS AND CONTINGENCIES
    At December 31, 1993, the Company, excluding Savannah River and Seminole, had commitments outstanding for capital expenditures under purchase orders and contracts of approximately $20.3 million of which $8.3 million relates to Stone-Consolidated. Savannah River and Seminole had, at December 31, 1993, commitments outstanding for capital expenditures of approximately $4.9 million in the aggregate.

    The Company has a 50 percent equity interest in Stone Venepal Consolidated which in turn has a 50 percent undivided interest in the assets and liabilities of a joint venture which owns the Celgar pulp

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 18 -- COMMITMENTS AND CONTINGENCIES (CONTINUED) mill located at Castlegar, British Columbia. Venepal owns the other 50 percent equity interest in Stone Venepal Consolidated. On February 12, 1991, Stone Venepal Consolidated entered into a $350 million (Canadian) bank credit agreement for the purpose of financing its 50 percent share of a major improvement and expansion project at the Castlegar mill. Additionally, the Company entered into a Completion Financing Agreement for the purpose of funding part of the project costs that were incurred in excess of the primary borrowing facility, up to a maximum of $50 million (Canadian) in the aggregate. At December 31, 1993, the Company has paid $37.5 million (Canadian) under the Completion Financing Agreement which is the maximum amount the Company has determined it will be required to contribute.

    On October 30, 1992, the Company and Venepal entered into an agreement whereby Venepal's investment in the Celgar pulp mill, represented by Venepal's ownership of 50 percent of the outstanding common stock of Stone Venepal Consolidated can be exchanged for the Company's Series F Preferred Stock (see
Note 14). The exchange would occur at Venepal's option as a result of certain specific conditions relating to the operations of the Celgar pulp mill. None of these conditions as of December 31, 1993 have occurred that would trigger the exchange. The Company may, at its option, elect to honor the contingent exchange obligation with a cash payment to Venepal. Based upon Venepal's initial investment in Stone Venepal Consolidated, 212,903 shares of Series F Preferred Stock, liquidation preference $100 per share, would be issued in the event Venepal elected its exchange option. Further, if the Series F Preferred shares were converted to the Company's common stock at the conversion price of $18.422, an additional 1,155,703 shares of common stock would be issued. Venepal's interest in Stone Venepal Consolidated replaces the equity ownership formerly held by Power Corporation of Canada.

    The 1989 Credit Agreement limits in certain specific circumstances any further investments by the Company in Stone-Consolidated Corporation, Seminole and Savannah River. Savannah River and Seminole have incurred substantial indebtedness in connection with project financings and are significantly leveraged. As of December 31, 1993, Savannah River had $402.6 million in outstanding indebtedness (including $268.9 million in secured indebtedness owed to bank lenders) and Seminole had $161.0 million in outstanding indebtedness (including $120.6 million in secured indebtedness owed to bank lenders). The Company has entered into separate output purchase agreements with each of these subsidiaries which require the Company to purchase Seminole's linerboard production at fixed prices until no later than September 1, 1994 and Savannah River's linerboard and market pulp production at fixed prices until December 1994 and November 1995, respectively. After such dates, the Company is required to purchase the respective production at market prices for the remaining terms of these agreements. While the fixed prices in effect at December 31, 1993 were higher than market prices at such date, the price differentials have not had, nor are they expected to have, a significant impact on the Company's results of operations or financial position. However, at the time that the fixed price provisions of the output purchase agreements terminate, such subsidiaries may need to undertake additional measures to meet their debt service requirements (including covenants), including obtaining additional sources of funds, postponing or restructuring of debt service payments or refinancing the indebtedness. In the event that such measures are required and are not successful, and such indebtedness is accelerated by the respective lenders to Savannah River or Seminole, the lenders to the Company under the 1989 Credit Agreement and various other of its debt instruments would be entitled to accelerate the indebtedness owed by the Company.

    Under certain timber contracts, title passes as the timber is cut. These are considered to be commitments and are not recorded until the timber is removed. At December 31, 1993 commitments on such contracts, which run through 1997, were approximately $16.8 million.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 18 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company's operations are subject to extensive environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over its foreign operations. The Company has in the past made significant capital expenditures to comply with water, air and solid and hazardous waste regulations and expects to make significant expenditures in the future. Capital expenditures for environmental control equipment and facilities were approximately $28 million in 1993 and the Company anticipates that 1994 and 1995 environmental capital expenditures will approximate $71 million and $96 million, respectively. Included in these amounts are capital expenditures for Stone-Consolidated which were approximately $5 million in 1993 and are anticipated to approximate $36 million in 1994 and $64 million in 1995. Although capital expenditures for environmental control equipment and facilities and compliance costs in future years will depend on legislative and technological developments which cannot be predicted at this time, the Company anticipates that these costs are likely to increase as environmental regulations become more stringent. Environmental control expenditures include projects which, in addition to meeting environmental concerns, yield certain benefits to the Company in the form of increased capacity and production cost savings. In addition to capital expenditures for environmental control equipment and facilities, other expenditures incurred to maintain environmental regulatory compliance (including any remediation) represent ongoing costs to the Company. On December 17, 1993, the Environmental Protection Agency proposed regulations under the Clean Air Act and the Clean Water Act for the pulp and paper industry, which if and when implemented, would affect directly a number of the Company's facilities. Since the regulations have only recently been proposed, the Company is currently unable to estimate the nature or level of future expenditures that may be required to comply with such regulations if the proposed regulations become final in some form. In addition, the Company is from time to time subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought.

    The Company has been named as a potentially responsible party ("PRP") at a number of sites which are the subject of remedial activity under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") or comparable state laws. Although the Company is subject to joint and several liability imposed under Superfund, at most of the multi-PRP sites there are organized groups of PRPs and costs are being shared among PRPs. Future environmental regulations, including the December 17, 1993 regulations, may have an unpredictable adverse effect on the Company's operations and earnings, but they are not expected to adversely affect the Company's competitive position.

    The Company has entered into a purchase agreement with a certain party in which the Company has agreed to purchase annually 90,000 tons of linerboard at specified prices over a ten year period. Commencement of this agreement is contingent upon the completion of a manufacturing facility by the other party.

    Refer to Notes 10 and 13 for further discussion of the Company's debt, hedging and lease commitments.

    Additionally, the Company is involved in certain litigation primarily arising in the normal course of business. In the opinion of management, the Company's liability under any pending litigation would not materially affect its financial condition or results of operations.

NOTE 19 -- SEGMENT INFORMATION

BUSINESS SEGMENTS:

    The Company operates principally in two business segments. The paperboard and paper packaging segment is comprised primarily of facilities that produce containerboard, kraft paper, boxboard, corrugated containers and paper bags and sacks. The white paper and pulp segment consists of

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 19 -- SEGMENT INFORMATION (CONTINUED) facilities that manufacture and sell newsprint, groundwood paper and market pulp. The Company has other operations, primarily consisting of wood products operations, flexible packaging operations and railroad operations. Intersegment sales are accounted for at transfer prices which approximate market prices.

    Operating profit includes all costs and expenses directly related to the segment involved. The corporate portion of operating profit includes corporate general and administrative expenses and equity income (loss) of non-consolidated affiliates.

    Assets are assigned to segments based on use. Corporate assets primarily consist of cash and cash equivalents, fixed assets, certain deferred charges and investments in non-consolidated affiliates.

    Financial information by business segment is summarized as follows:

                                                              1993            1992            1991
                                                         --------------  --------------  --------------
                                                                         (IN MILLIONS)
Sales:
Paperboard and paper packaging.........................  $   3,810.1     $   4,185.7     $   4,037.7
White paper and pulp...................................        965.0         1,078.3         1,115.8
Other..................................................        330.6           303.0           275.3
Intersegment...........................................        (46.1)          (46.3)          (44.5)
                                                         --------------  --------------  --------------
    Total sales........................................  $   5,059.6     $   5,520.7     $   5,384.3
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------
Income (loss) before income taxes and cumulative
 effects of accounting changes:
Paperboard and paper packaging.........................  $     206.4     $     322.1     $     355.8
White paper and pulp...................................       (194.2)          (87.0)           84.1
Other..................................................         36.4            12.0            (6.0)
                                                         --------------  --------------  --------------
                                                                48.6           247.1           433.9
Interest expense.......................................       (426.7)         (386.1)         (397.4)
Foreign currency transaction gains (losses)............        (11.8)          (15.0)            4.9
General corporate......................................        (77.0)(1)       (75.3)(1)       (59.4)(1)
                                                         --------------  --------------  --------------
    Loss before income taxes and cumulative effects of
     accounting changes................................  $    (466.9)    $    (229.3)    $     (18.0)
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------
Depreciation and amortization:
Paperboard and paper packaging.........................  $     179.5     $     173.3     $     154.5
White paper and pulp...................................        135.8           123.6            88.8
Other..................................................         20.9            24.3            23.0
General corporate......................................         10.6             8.0             7.2
                                                         --------------  --------------  --------------
    Total depreciation and amortization................  $     346.8     $     329.2     $     273.5
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------
Assets:
Paperboard and paper packaging.........................  $   3,436.5     $   3,516.3     $   3,728.5
White paper and pulp...................................      2,632.8         2,763.4         2,459.9
Other..................................................        344.6           379.6           383.4
General corporate......................................        422.8(2)        367.7(2)        331.1(2)
                                                         --------------  --------------  --------------
    Total assets.......................................  $   6,836.7     $   7,027.0     $   6,902.9
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 19 -- SEGMENT INFORMATION (CONTINUED)

                                                              1993            1992            1991
                                                         --------------  --------------  --------------
                                                                         (IN MILLIONS)
Capital expenditures:
Paperboard and paper packaging.........................  $     100.7     $     177.1     $     322.6
White paper and pulp...................................         44.2            98.6           100.6
Other..................................................          1.5             4.8             4.4
General corporate......................................          3.3              .9             2.5
                                                         --------------  --------------  --------------
    Total capital expenditures.........................  $     149.7     $     281.4     $     430.1
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------

- ------------------------
(1) Includes equity in net income (loss) of non-consolidated vertically integrated affiliates as follows: Paperboard and paper packaging segment -- $(5.2) in 1993, $(3.3) in 1992 and $2.4 in 1991; White paper and pulp segment -- $(2.5) in 1993, $(2.7) in 1992 and $(1.5) in 1991; and other  --
     $(4.0) in 1993, $.7 in 1992 and $.2 in 1991.

(2) Includes investments in non-consolidated vertically integrated affiliates as follows: Paperboard and paper packaging segment -- $33.6 in 1993, $42.2 in 1992 and $38.6 in 1991; White paper and pulp segment -- $27.8 in 1993, $29.4 in 1992 and $26.2 in 1991; and other -- $45.8 in 1993, $2.2 in 1992 and $1.3 in 1991.

GEOGRAPHIC SEGMENTS:

    The chart below provides financial information for the Company's operations based on the region in which the operations are located.

                                                                                                       INCOME (LOSS)
                                                                                                       BEFORE INCOME
                                                                                                         TAXES AND
                                                                                                        CUMULATIVE
                                                                                                       EFFECT OF AN
                                                                            INTER-AREA                  ACCOUNTING
                                                              TRADE SALES     SALES      TOTAL SALES      CHANGE          ASSETS
                                                              -----------   ----------   -----------   -------------   ------------
                                                                                          (IN MILLIONS)
1993
United States...............................................   $3,678.2       $ 16.4      $3,694.6      $ 112.0        $3,256.8
Canada......................................................      756.2         16.9         773.1        (69.5)        2,374.8
Europe......................................................      625.2          1.7         626.9          6.1           782.3
                                                              -----------   ----------   -----------   -------------   ------------
                                                                5,059.6         35.0       5,094.6         48.6         6,413.9
Interest expense............................................                                             (426.7)
Foreign currency transaction losses.........................                                              (11.8)
General corporate...........................................                                              (77.0)(1)       422.8(2)
Inter-area eliminations.....................................                   (35.0)        (35.0)          --
                                                              -----------   ----------   -----------   -------------   ------------
Total.......................................................   $5,059.6       $   --      $5,059.6      $(466.9)       $6,836.7
                                                              -----------   ----------   -----------   -------------   ------------
                                                              -----------   ----------   -----------   -------------   ------------

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 19 -- SEGMENT INFORMATION (CONTINUED)

                                                                                                       INCOME (LOSS)
                                                                                                       BEFORE INCOME
                                                                                                         TAXES AND
                                                                                                        CUMULATIVE
                                                                                                       EFFECT OF AN
                                                                            INTER-AREA                  ACCOUNTING
                                                              TRADE SALES     SALES      TOTAL SALES      CHANGE          ASSETS
                                                              -----------   ----------   -----------   -------------   ------------
                                                                                          (IN MILLIONS)
1992
United States...............................................   $3,908.5       $ 28.9      $3,937.4      $ 300.3        $3,406.0
Canada......................................................      770.4         20.0         790.4        (97.3)        2,375.6
Europe......................................................      841.8          5.1         846.9         44.1           877.7
                                                              -----------   ----------   -----------   -------------   ------------
                                                                5,520.7         54.0       5,574.7        247.1         6,659.3
Interest expense............................................                                             (386.1)
Foreign currency transaction losses.........................                                              (15.0)
General corporate...........................................                                              (75.3)(1)       367.7(2)
Inter-area eliminations.....................................                   (54.0)        (54.0)          --
                                                              -----------   ----------   -----------   -------------   ------------
Total.......................................................   $5,520.7       $   --      $5,520.7      $(229.3)       $7,027.0
                                                              -----------   ----------   -----------   -------------   ------------
                                                              -----------   ----------   -----------   -------------   ------------
1991
United States...............................................   $3,700.0       $ 29.8      $3,729.8      $ 335.2        $3,277.5
Canada......................................................      870.6         24.6         895.2         13.8         2,389.8
Europe......................................................      813.7           --         813.7         84.9           904.5
                                                              -----------   ----------   -----------   -------------   ------------
                                                                5,384.3         54.4       5,438.7        433.9         6,571.8
Interest expense............................................                                             (397.4)
Foreign currency transaction gains..........................                                                4.9
General corporate...........................................                                              (59.4)(1)       331.1(2)
Inter-area eliminations.....................................                   (54.4)        (54.4)          --
                                                              -----------   ----------   -----------   -------------   ------------
Total.......................................................   $5,384.3       $   --      $5,384.3      $ (18.0)       $6,902.9
                                                              -----------   ----------   -----------   -------------   ------------
                                                              -----------   ----------   -----------   -------------   ------------

- ------------------------
(1) Includes equity in net income (loss) of non-consolidated vertically integrated affiliates as follows: United States -- $(1.0) in 1993, $(1.2) in 1992 and $(.1) in 1991; Canada -- $(3.0) in 1993, $(3.0) in 1992 and
     $(.6)  in 1991;  and other --  $(7.7) in 1993,  $(1.1) in 1992  and $1.8 in
     1991.

(2) Includes investments in non-consolidated vertically integrated affiliates as follows: United States -- $ -- in 1993, $4.7 in 1992 and $1.2 in 1991; Canada -- $63.0 in 1993, $68.7 in 1992 and $64.9 in 1991; and other --
     $44.2 in 1993, $.4 in 1992 and $ --  in 1991.

    The Company's export sales from the United States were $341 million, $428 million and $330 million for 1993, 1992 and 1991, respectively.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 20 -- SUMMARY OF QUARTERLY DATA (UNAUDITED)
    The following table summarizes quarterly financial data for 1993 and 1992:

                                                                        QUARTER
                                                     ----------------------------------------------
                                                      FIRST(2)     SECOND      THIRD     FOURTH(1)      YEAR
                                                     ----------  ----------  ----------  ----------  ----------
                                                                   (IN MILLIONS EXCEPT PER SHARE)
1993
Net sales..........................................  $  1,306.3  $  1,267.6  $  1,242.6  $  1,243.1  $  5,059.6
Cost of products sold..............................     1,070.3     1,050.3     1,058.9     1,044.1     4,223.5
Depreciation and amortization......................        87.1        88.8        81.2        89.7       346.8
Loss before cumulative effect of an accounting
 change............................................       (62.7)      (71.6)      (99.2)      (85.8)     (319.2)
Cumulative effect of change in accounting for
 postretirement benefits...........................       (39.5)         --          --          --       (39.5)
Net loss...........................................      (102.2)      (71.6)      (99.2)      (85.8)     (358.7)
                                                     ----------  ----------  ----------  ----------  ----------
                                                     ----------  ----------  ----------  ----------  ----------
Per share of common stock:
  Loss before cumulative effect of an accounting
   change..........................................        (.91)      (1.03)      (1.42)      (1.23)      (4.59)
  Cumulative effect of change in accounting for
   postretirement benefits.........................        (.56)         --          --          --        (.56)
                                                     ----------  ----------  ----------  ----------  ----------
  Net loss.........................................       (1.47)      (1.03)      (1.42)      (1.23)      (5.15)
                                                     ----------  ----------  ----------  ----------  ----------
                                                     ----------  ----------  ----------  ----------  ----------
Cash dividends per common share....................          --          --          --          --          --
                                                     ----------  ----------  ----------  ----------  ----------
                                                     ----------  ----------  ----------  ----------  ----------
1992
Net sales..........................................  $  1,354.3  $  1,371.1  $  1,464.6  $  1,330.7  $  5,520.7
Cost of products sold..............................     1,084.2     1,107.8     1,193.3     1,088.4     4,473.7
Depreciation and amortization......................        77.8        82.4        87.1        81.9       329.2
Loss before cumulative effect of an accounting
 change............................................        (9.3)      (40.7)      (43.2)      (76.7)     (169.9)
Cumulative effect of change in accounting for
 income taxes......................................       (99.5)         --          --          --       (99.5)
Net loss...........................................      (108.8)      (40.7)      (43.2)      (76.7)     (269.4)
                                                     ----------  ----------  ----------  ----------  ----------
                                                     ----------  ----------  ----------  ----------  ----------
Per share of common stock:
  Loss before cumulative effect of an accounting
   change..........................................        (.15)       (.60)       (.64)      (1.10)      (2.49)
  Cumulative effect of change in accounting for
   income taxes....................................       (1.40)         --          --          --       (1.40)
                                                     ----------  ----------  ----------  ----------  ----------
  Net loss.........................................       (1.55)       (.60)       (.64)      (1.10)      (3.89)
                                                     ----------  ----------  ----------  ----------  ----------
                                                     ----------  ----------  ----------  ----------  ----------
Cash dividends per common share....................         .17         .18          --          --         .35
                                                     ----------  ----------  ----------  ----------  ----------
                                                     ----------  ----------  ----------  ----------  ----------

- ------------------------
(1) The fourth quarter of 1993 includes a pre-tax gain of approximately $35.4 million from the sale of the Company's 49 percent equity interest in Titan and a reduction in an accrual resulting from a change in the Company's vacation pay policy which were partially offset by the writedown of the carrying values of certain Company assets. The fourth quarter of 1992 was unfavorably impacted by a roll-back of linerboard price increases which resulted in the issuance of customer credits in the fourth quarter pertaining to third quarter 1992 billings. Price increases are invoiced for shipments on or after the effective date of the price increase. In certain circumstances the Company, as a result of

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 20 -- SUMMARY OF QUARTERLY DATA (UNAUDITED) (CONTINUED)

     competitive pressures, may issue credits for the previously billed price increases. When it becomes probable that a price increase will not be successful or will be delayed, the Company accrues for possible credits to be issued.

(2) The Company adopted SFAS 106 effective January 1, 1993 and SFAS 109 effective January 1, 1992.

(3) Amounts per common share have been adjusted for the 2 percent common stock dividend issued September 15, 1992.

                          STONE CONTAINER CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1994
                                  (UNAUDITED)

    Set forth below is the unaudited Pro Forma Condensed Consolidated Statement of Operations of the Company for the six months ended June 30, 1994. The unaudited Pro Forma Condensed Consolidated Statement of Operations includes the historical results of the Company and gives effect to the 1994 sale of $710 million principal amount of 9 7/8% Senior Notes due February 1, 2001, the concurrent issuance of 18.97 million shares of common stock for $287.8 million at $15.25 per common share, the Offering and the application of the net proceeds therefrom, and the Related Transactions (collectively, the "1994 Financings") as if they had occurred as of January 1, 1994. The pro forma financial data do not purport to be indicative of the Company's results of operations that would actually have been obtained had the 1994 Financings been completed as of the beginning of the period presented, or to project the Company's results of operations at any future date or for any future period. The unaudited pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma financial data and accompanying notes should be read in conjunction with the historical financial information of the Company, including the notes thereto, included elsewhere in this Prospectus.


                                                    HISTORICAL               PRO FORMA
                                                       SIX                      SIX
                                                     MONTHS     PRO FORMA     MONTHS
                                                      ENDED     ADJUSTMENTS    ENDED
                                                    JUNE 30,       1994      JUNE 30,
                                                     1994(1)    FINANCINGS(2)   1994
                                                    ---------   ----------   ---------
                                                      (IN MILLIONS, EXCEPT PER SHARE
                                                                  DATA)
Net sales.........................................  $2,645.1    $            $2,645.1
Operating costs and expenses:
Cost of products sold.............................   2,184.0                  2,184.0
Selling, general and administrative...............     270.5                    270.5
Depreciation and amortization.....................     177.7                    177.7
Equity loss from affiliates.......................       5.7                      5.7
Other net operating income........................     (33.4)                   (33.4)
                                                    ---------   ----------   ---------
                                                     2,604.5                  2,604.5
                                                    ---------   ----------   ---------
Income from operations............................      40.6                     40.6
Interest expense..................................    (224.3)     64.7(a)      (227.6)
                                                                 (68.0)(b)
Other, net........................................      (8.1)     11.0(c)         2.9
                                                    ---------   ----------   ---------
Loss before income taxes, minority interest,
 extraordinary loss and cumulative effect of an
 accounting change................................    (191.8)      7.7         (184.1)
Credit for income taxes...........................     (60.0)      1.9(e)       (58.1)
Minority interest.................................       2.1       3.1(d)         5.2
                                                    ---------   ----------   ---------
Loss before extraordinary loss and cumulative
 effect of an accounting change...................  $ (129.7)   $  8.9       $ (120.8)
                                                    ---------   ----------   ---------
                                                    ---------   ----------   ---------
Loss per share of common stock before
 extraordinary loss and cumulative effect of an
 accounting change................................  $  (1.55)                $  (1.38)
                                                    ---------                ---------
                                                    ---------                ---------
Weighted average common shares outstanding (in
 millions)........................................      86.0                     90.3
                                                    ---------                ---------
                                                    ---------                ---------

- ------------------------------
(1)  Basis of preparation:
     The unaudited Pro Forma Condensed Consolidated Statement of Operations has been prepared from and should be read in conjunction with the historical consolidated financial statements of the Company included elsewhere in this Prospectus.
(2)  Pro forma adjustments relating to the 1994 Financings:
     (a) To record a reduction of historical interest expense and amortization of deferred debt issuance costs of $64.7 million as a result of (i) the assumed repayment of 1989 Credit Agreement indebtedness; (ii) the assumed repayment of borrowings under the Savannah River Credit
          Agreement; (iii) the assumed repayment of the 13 5/8% Subordinated Notes due June 1, 1995 and (iv) the assumed redemption of the Savannah River Notes at a redemption price equal to 107.0625% of the principal amount. In the first quarter of 1994, the Company wrote-off $16.8 million of unamortized deferred debt issuance costs, net of income tax benefit, as a result of debt repayments. Assuming that the Offering and the Related Transactions are completed as planned, the Company will incur a charge of approximately $45 million, net of income tax benefit, pertaining to the write-off of unamortized deferred debt issuance costs related to the debt being repaid and costs associated with the redemption of the Savannah River Notes. These write-offs are not included in the unaudited Pro Forma Condensed Consolidated Statement of Operations.
     (b) To record pro forma interest expense and amortization of debt fees of $68.0 million related to the 9 7/8% Senior Notes due February 1, 2001, the % First Mortgage Notes due 2002, the % Senior Notes due 2004, the % term loan under the Credit Agreement and the revolving credit facility under the Credit Agreement. For purposes of the unaudited Pro Forma Condensed Consolidated Statement of Operations, management has assumed weighted average interest rates of 11.5%, 12% and 7.1% for the First Mortgage Notes, the Senior Notes and the term loan under the Credit Agreement, respectively.
     (c) To decrease the foreign exchange transaction losses by $11.0 million to reflect the effects of the reversal of the historical foreign exchange transaction losses associated with a foreign subsidiary's U.S. dollar denominated debt that was repaid.
     (d) To reverse minority interest expense of $3.1 million as a result of the purchase of the 72,346 outstanding shares of common stock of Savannah River not owned by the Company and the redemption of the 425,243 outstanding shares of the Savannah River Preferred not owned by the Company.
     (e) To record an adjustment to income taxes of $1.9 million pertaining to the interest expense adjustments described in Notes 2(a) and 2(b) and the foreign exchange transaction loss adjustment described in Note 2(c) using the estimated U.S. and Canadian statutory income tax rates of 39 percent and 35 percent, respectively. The U.S. tax rate includes the effects of state income taxes.

                          STONE CONTAINER CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)

    Set forth below is the unaudited Pro Forma Condensed Consolidated Statement of Operations of the Company for the year ended December 31, 1993. The unaudited Pro Forma Condensed Consolidated Statement of Operations includes the historical results of the Company and gives effect to the public offerings in December 1993 by Stone-Consolidated of Cdn. $231 million of its common stock, Cdn. $231 million of its 8% Convertible Unsecured Subordinated Debentures due 2003 and
$225 million of its 10.25% Senior Secured Notes due 2000 (the "Stone-Consolidated Transaction") as if they had occurred as of January 1, 1993. The historical results are further adjusted for the 1994 sale of $710 million principal amount of 9 7/8% Senior Notes due February 1, 2001, for the concurrent issuance of 18.97 million shares of common stock for $287.8 million at $15.25 per common share, for the Offering and the application of the net proceeds therefrom, and for the Related Transactions (collectively, the "1994 Financings") as if they had occurred as of January 1, 1993. The pro forma financial data do not purport to be indicative of the Company's results of operations that would actually have been obtained had the Stone-Consolidated Transaction and the 1994 Financings been completed as of the beginning of the period presented, or to project the Company's results of operations at any future date or for any future period. The unaudited pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma financial data and accompanying notes should be read in conjunction with the historical financial information of the Company, including the notes thereto, included elsewhere in this Prospectus.


                                          HISTORICAL                            PRO FORMA
                                            YEAR                                  YEAR
                                            ENDED     PRO FORMA    PRO FORMA      ENDED
                                          DECEMBER    ADJUSTMENTS  ADJUSTMENTS  DECEMBER
                                             31,      STONE-CONSOLIDATED    1994    31,
                                           1993(1)    TRANSACTIONS(2) FINANCINGS(3)   1993
                                          ---------   ----------   ----------   ---------
                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales...............................  $5,059.6    $            $            $5,059.6
Operating costs and expenses:
Cost of products sold...................   4,223.5                               4,223.5
Selling, general and administrative
 expenses...............................     512.2                                 512.2
Depreciation and amortization...........     346.8                                 346.8
Equity loss from affiliates.............      11.7                                  11.7
Other net operating expense.............       4.7                                   4.7
                                          ---------   ----------   ----------   ---------
                                           5,098.9                               5,098.9
                                          ---------   ----------   ----------   ---------
Loss from operations....................     (39.3)                                (39.3)
Interest expense........................    (426.7)     21.7(a)     201.6(f)      (435.7)
                                                       (43.8)(b)   (188.5)(g)
Other, net..............................       2.7     (10.9)(c)      4.0(h)        (4.2)
                                          ---------   ----------   ----------   ---------
Loss before income taxes and cumulative
 effect of an accounting change.........    (463.3)    (33.0)        17.1         (479.2)
Credit for income taxes.................    (147.7)    (11.1)(e)      3.9(j)      (154.9)
Minority interest.......................      (3.6)      9.3(d)       4.3(i)        10.0
                                          ---------   ----------   ----------   ---------
Loss before cumulative effect of an
 accounting change......................  $ (319.2)   $(12.6)      $ 17.5       $ (314.3)
                                          ---------   ----------   ----------   ---------
                                          ---------   ----------   ----------   ---------
Loss per share of common stock before
 cumulative effect of an accounting
 change.................................  $  (4.59)                             $  (3.58)
                                          ---------                             ---------
                                          ---------                             ---------
Weighted average common shares
 outstanding (in millions)..............      71.2                                  90.1
                                          ---------                             ---------
                                          ---------                             ---------

- ------------------------------

(1)  Basis of preparation:
     The unaudited Pro Forma Condensed Consolidated Statement of Operations has been prepared from and should be read in conjunction with the historical consolidated financial statements of the Company included elsewhere in this Prospectus.
(2)  Pro forma adjustments relating to the Stone-Consolidated Transaction:
     (a) To record a reduction of historical interest expense and amortization of deferred debt issuance costs of $21.7 million as a result of the assumed repayment of certain 1989 Credit Agreement indebtedness.
     (b) To record pro forma interest expense and amortization of debt fees of $38.7 million related to Stone-Consolidated's 10.25% Senior Secured Notes due 2000 and 8% Convertible Unsecured Subordinated Debentures due 2003 and to record amortization of the amendment fees of $5.1 million related to the Company's 1989 Credit Agreement.
     (c) To increase the foreign exchange transaction losses by $10.9 million to reflect the effects of foreign currency remeasurement pertaining to Stone-Consolidated's U.S. dollar denominated 10.25% Senior Secured Notes due 2000, partially offset by the reversal of the historical foreign exchange transaction losses associated with the U.S. dollar denominated debt that was repaid.
     (d) To record the minority interest share of the net losses of Stone-Consolidated of $9.3 million for the year ended December 31, 1993 based on the pro forma statement of operations of Stone-Consolidated.
     (e) To record the adjustment to income taxes of $11.1 million pertaining to the interest expense adjustments described in Notes 2(a) and 2(b) and for the foreign exchange transaction loss adjustment described in
          Note 2(c) using the applicable U.S. and Canadian statutory income tax rates of 39 percent and 35 percent, respectively. The U.S. tax rates include the effects of state income tax rates.

     (3)  Pro forma adjustments relating to the 1994 Financings:
     (f)  To record a reduction of historical interest expense and  amortization of  deferred debt issuance costs of $201.6  million as a result of (i)
          the assumed repayment of 1989 Credit Agreement indebtedness; (ii)  the assumed  repayment  of  borrowings  under  the  Savannah  River Credit
          Agreement; (iii) the  assumed repayment  of the  13 5/8%  Subordinated
          Notes due June 1, 1995 and (iv) the assumed redemption of the Savannah
          River  Notes at a redemption price equal to 107.0625% of the principal amount. In  the first  quarter of  1994, the  Company wrote-off  $16.8 million of unamortized deferred debt issuance costs, net of income tax benefit,  as a result  of debt repayments.  Assuming that the Offering and the Related  Transactions are  completed as  planned, the  Company will  incur a charge  of approximately $45 million,  net of income tax benefit, pertaining  to the  write-off  of unamortized  deferred  debt issuance  costs related to the debt  being repaid and costs associated with the redemption of the Savannah River Notes. These write-offs  are not  included  in  the  unaudited  Pro  Forma  Condensed  Consolidated
          Statement of Operations.
     (g)  To record pro forma interest expense and amortization of debt fees  of
          $188.5  million related  to the  9 7/8%  Senior Notes  due February 1,
          2001, the     % First Mortgage Notes due 2002, the     % Senior  Notes
          due  2004, the       %  term loan under  the Credit  Agreement and the
          revolving credit facility under the Credit Agreement. For purposes  of
          the   unaudited   Pro  Forma   Condensed  Consolidated   Statement  of
          Operations, management has assumed weighted average interest rates  of
          11.5%,  12%, 6.5%  and 6.0% for  the First Mortgage  Notes, the Senior
          Notes, the  term loan  under the  Credit Agreement  and the  revolving credit facility under the Credit Agreement, respectively.
     (h)  To decrease the foreign exchange transaction losses by $4.0 million to reflect the effects of the reversal of the historical foreign exchange transaction  losses associated with a foreign subsidiary's U.S. dollar denominated debt that was repaid.
     (i)  To reverse minority interest  expense of $4.3 million  as a result  of the  purchase  of the  72,346 outstanding  shares  of common  stock of
          Savannah River not  owned by  the Company  and the  redemption of  the
          425,243  outstanding shares of the  Savannah River Preferred not owned by the Company.
     (j)  To record an adjustment to income taxes of $3.9 million pertaining  to the  interest expense adjustments described in Notes 3(f) and 3(g) and the foreign  exchange transaction  loss adjustment  described in  Note
          3(h)  using the estimated U.S. and Canadian statutory income tax rates of 39 percent and 35 percent, respectively. The U.S. tax rate includes the effects of state income taxes.

                          STONE CONTAINER CORPORATION
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1994
                                  (UNAUDITED)

    Set forth below is the unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company as of June 30, 1994. The unaudited Pro Forma Condensed Consolidated Balance Sheet includes the historical financial position of the Company and gives effect to the Offering and the Related Transactions as if they had occurred as of June 30, 1994. The pro forma financial data do not purport to be indicative of the Company's financial position that would actually have been obtained had the Offering and the application of net proceeds therefrom, and Related Transactions been completed as of the date presented, or to project the Company's financial position at any future date. The unaudited pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma financial data and accompanying notes should be read in conjunction with the historical financial information of the Company, including the notes thereto, included elsewhere in this Prospectus.


                                                       PRO FORMA
                                                      ADJUSTMENTS
                                                          FOR
                                          HISTORICAL  THE OFFERING   PRO FORMA
                                          JUNE 30,    AND RELATED    JUNE 30,
                                           1994(1)    TRANSACTIONS(2)   1994
                                          ---------   ------------   ---------
                                                     (IN MILLIONS)
ASSETS:
Current assets:
Cash and cash equivalents...............  $  150.1    $1,104.7(a)    $  142.4
                                                      (1,051.2)(b)
                                                         (61.2)(c)
Accounts and notes receivable (less
 allowance of $20.2)....................     709.3                      709.3
Inventories.............................     656.5                      656.5
Other...................................     246.0       (34.1)(a)      211.9
                                          ---------   ------------   ---------
    Total current assets................   1,761.9       (41.8)       1,720.1
                                          ---------   ------------   ---------
Property, plant and equipment...........   5,251.9         5.6(c)     5,257.5
Accumulated depreciation and
 amortization...........................  (1,970.0)                  (1,970.0)
                                          ---------   ------------   ---------
    Property, plant and equipment --
     net................................   3,281.9         5.6        3,287.5
Timberlands.............................      88.9                       88.9
Goodwill................................     875.9                      875.9
Other...................................     679.8        50.0(a)       663.0
                                                         (66.8)(c)
                                          ---------   ------------   ---------
Total assets............................  $6,688.4    $  (53.0)      $6,635.4
                                          ---------   ------------   ---------
                                          ---------   ------------   ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Current maturities of senior and
 subordinated long-term debt............  $   18.1    $    4.0(a)    $   22.1
Current maturities of non-recourse debt
 of consolidated affiliates.............     271.3      (249.5)(b)       21.8
Accounts payable........................     288.8                      288.8
Income taxes............................      46.0                       46.0
Accrued and other current liabilities...     313.9        (1.0)(b)      312.9
                                          ---------   ------------   ---------
    Total current liabilities...........     938.1      (246.5)         691.6
                                          ---------   ------------   ---------
Senior long-term debt...................   2,277.6     1,116.6(a)     2,723.5
                                                        (670.7)(b)
Subordinated debt.......................   1,159.6                    1,159.6
Non-recourse debt of consolidated
 affiliates.............................     657.0      (129.1)(b)      527.9
Other long-term liabilities.............     315.6                      315.6
Deferred taxes..........................     382.9       (28.4)(c)      354.1
                                                           (.4)(b)
Redeemable preferred stock of
 consolidated affiliate.................      42.3       (42.3)(c)         --
Minority interest.......................     223.3         (.1)(c)      223.2
Commitments and contingencies
STOCKHOLDERS' EQUITY:
  Series E preferred stock..............     115.0                      115.0
  Common stock (90.4 shares
   outstanding).........................     853.1        (4.0)(c)      849.1
  Accumulated deficit...................     (72.8)      (47.6)(c)     (120.9)
                                                           (.5)(b)
  Foreign currency translation
   adjustment...........................    (197.4)                    (197.4)
  Unamortized expense of restricted
   stock plan...........................      (5.9)                      (5.9)
                                          ---------   ------------   ---------
    Total stockholders' equity..........     692.0       (52.1)         639.9
                                          ---------   ------------   ---------
Total liabilities and stockholders'
 equity.................................  $6,688.4    $  (53.0)      $6,635.4
                                          ---------   ------------   ---------
                                          ---------   ------------   ---------

- ------------------------------

(1)  Basis of preparation:
     The unaudited Pro Forma Condensed Consolidated Balance Sheet has been prepared from and should be read in conjunction with the historical consolidated financial statements of the Company included elsewhere in this Prospectus.

(2)  Pro forma adjustments relating to the Offering and Related Transactions:
(a)  To record gross proceeds  of $1.160 billion,  less estimated deferred  debt issuance  costs  of $50  million,  from (i)  the  issuance of  $500 million
     principal amount of    %  First Mortgage Notes due 2002; (ii) the  issuance
     of  $200 principal amount of    % Senior Notes due 2004; (iii) $400 million
     of borrowings under a    %  term loan under the Credit Agreement; and  (iv)
     initial  borrowings of $20.0 million under  a $450 million revolving credit facility under the Credit  Agreement (these initial  borrowings are net  of
     $34.1  million of  cash escrow  released due to  the repayment  of the 1989
     Credit Agreement and $7.7 million of Savannah River's cash balance at  June
     30,  1994). The net proceeds from these borrowings are assumed to have been used as described in Notes 2(b) and 2(c).
     (b)  To record (i) the assumed repayment of $670.7 million of  indebtedness under  the 1989 Credit Agreement; (ii) the assumed repayment of $249.5 million of  borrowings outstanding  under  the Savannah  River  Credit
          Agreement;  (iii)  the assumed  redemption of  $129.1 million  (net of unamortized debt discount of $.9 million) of the Savannah River Notes;
          (iv) an extraordinary loss of $.5  million, net of income tax  benefit of $.4 million, related to the write-off of $.9 million of unamortized debt discounts; and (v) the assumed payment of $1.0 million of accrued interest.
     (c)  To  record (i) the purchase of the 72,346 outstanding shares of common stock of Savannah  River not owned  by the Company  for $2.2  million;
          (ii)  the redemption of the 425,243 outstanding shares of the Savannah
          River Preferred  not owned  by  the Company,  along with  accrued  and unpaid  dividends thereunder for $45.8  million; (iii) the elimination of the $.1 million minority interest liability pertaining to  Savannah
          River;  (iv) an extraordinary loss of $47.6 million, net of income tax benefit of $28.4 million, relating  to the write-off of $66.8  million of  unamortized deferred  debt issuance  costs pertaining  to the debt being repaid in Note  (b) and $9.2 million  of other costs  associated with  the redemption of the Savannah River  Notes; and (v) a charge to common stock of  $4.0 million  associated with the  redemption of  the
          Savannah River Preferred not owned by the Company.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................         13
Company Profile................................         21
Use of Proceeds................................         22
Capitalization.................................         23
Selected Consolidated Financial Data...........         25
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         26
Business.......................................         42
Properties.....................................         52
Management.....................................         55
Security Ownership By Certain Beneficial Owners
 and Management................................         59
Credit Agreement...............................         64
Description of Notes...........................         68
The Collateral Under the First Mortgage Note
 Indenture.....................................         98
Underwriting...................................        103
Experts........................................        104
Legal Matters..................................        104
Available Information..........................        104
Annex A -- Summary Appraisal...................        A-1
Index to Financial Statements..................        F-1


$700,000,000

[LOGO] STONE
       CONTAINER

$500,000,000
  % FIRST MORTGAGE NOTES
DUE 2002

$200,000,000
  % SENIOR NOTES DUE 2004

SALOMON BROTHERS INC
BT SECURITIES CORPORATION
MORGAN STANLEY & CO.
             INCORPORATED

KIDDER, PEABODY & CO. INCORPORATED

BEAR, STEARNS & CO. INC.

PROSPECTUS

DATED              , 1994

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth expenses in connection with the distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimated, except for the SEC Filing Fee.

SEC Filing Fee.........................................  $  310,320
NASD Filing Fee........................................  $   30,500
Trustees' charges......................................      40,000*
Printing and engraving.................................     200,000*
Accounting Fees........................................      75,000*
Legal Fees and Expense.................................     200,000*
Blue Sky Fees and Expenses.............................      15,000*
Miscellaneous..........................................      14,180*
                                                         ----------
          Total........................................  $  885,000*
                                                         ----------
                                                         ----------

- ------------------------
*Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Reference is made to Section 145 ("Section 145") of the Delaware General Corporation Law of the State of Delaware (the "Delaware GCL") which provides for indemnification of directors and officers in certain circumstances.

    In accordance with Section 102(b)(7) of the Delaware GCL, the Company's Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the Delaware GCL (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

    The Restated Certificate of Incorporation of the Company provides for indemnification of directors and officers to the full extent provided by the Delaware GCL, as amended from time to time. It states that the indemnification provided therein shall not be deemed exclusive. The Company may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify him against such expense, liability or loss, under the provisions of the Delaware GCL.

    The Underwriting Agreements, forms of which have been filed as Exhibits 1(a) and 1(b) to this Registration Statement, provide for indemnification of directors and officers of the Company against certain liabilities. Similar indemnification provisions were contained in underwriting agreements executed in connection with prior offerings and sales of securities by the Company.

    Pursuant to Section 145 and the Restated Certificate of Incorporation, the Company maintains directors' and officers' liability insurance coverage.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    On July 6, 1993, the Company sold $250 million principal amount of its 8 7/8% Convertible Senior Subordinated Notes due July 15, 2000 (the "Convertible Notes"). The Company sold the Convertible Notes to Salomon Brothers Inc and BT Securities Corporation (the "Initial Purchasers") pursuant to a Purchase Agreement (the "Purchase Agreement") dated June 24, 1993. The sale of the Convertible Notes was not registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon representations from the Initial
Purchasers and  the  exemption  from  registration under  Section  4(2)  of  the

Act. The Company sold the Convertible Notes to the Initial Purchasers at a price equal to 99.355% of principal amount ($248,387,500) LESS a discount of 3.5% ($8,750,000), yielding net proceeds to the Company of $239,637,500 (95.855% of principal amount).

    The Initial Purchasers agreed in the Purchase Agreement to only offer the Convertible Notes to purchasers who made appropriate representations that such purchasers were Qualified Institutional Buyers in compliance with Rule 144A under the Act in a sale exempt from the registration requirements of the Act. The Company subsequently filed a registration statement on Form S-3 registering the Convertible Notes (and the shares of Common Stock and Preferred Stock Purchase Rights into which the Convertible Notes are convertible) for resale by the holders thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT NUMBER                                        DESCRIPTION OF EXHIBIT
- --------------  ---------------------------------------------------------------------------------------------------
         1      Form of Underwriting Agreement**
         2      Asset Acquisition Agreement dated December 17, 1993 between Stone-Consolidated Inc. (now Stone
                Container (Canada) Inc.) and Stone-Consolidated Corporation and intervened to by the Company, filed as Exhibit 2 to the Company's Current Report on Form 8-K dated January 3, 1994, is hereby incorporated by reference.
         3(a)   Restated Certificate of Incorporation of the Company.*
         3(b)   By-laws of the Company, as amended, March 28, 1994.*
         4(a)   Specimen certificate representing Common Stock, $.01 par value, filed as Exhibit 4(a) to the
                Company's Annual Report on Form 10-K for the year ended December 31, 1987, is hereby incorporated by reference.
         4(b)   Specimen certificate representing the $1.75 Series E Cumulative Convertible Exchangeable Preferred
                Stock, filed as Exhibit 4(g) to the Company's Registration Statement on Form S-3, Registration
                Number 33-45374, filed February 6, 1992, is hereby incorporated by reference.
         4(c)   Rights Agreement, dated as of July 25, 1988, between the Company and The First National Bank of
                Chicago, filed as Exhibit 1 to the Company's Registration Statement on Form 8-A dated July 27,
                1988, is hereby incorporated by reference.
         4(d)   Amendment to Rights Agreement, dated as of July 23, 1990, between the Company and The First
                National Bank of Chicago, filed as Exhibit 1A to the Company's Form 8 dated August 2, 1990 amending the Company's Registration Statement on Form 8-A dated July 27, 1988, is hereby incorporated by reference.
         4(e)   Credit Agreement, dated as of March 1, 1989 (the "Canadian Term Loan Agreement"), among Stone
                Container Corporation of Canada (now Stone Container (Canada) Inc.), the Banks named therein,
                Bankers Trust Company, as agent for such Banks, and Citibank, N.A., Manufacturers Hanover Trust
                Company (now Chemical Bank) and The First National Bank of Chicago, as co-agents for such Banks, filed as Exhibit 28(b) to the Company's Current Report on Form 8-K dated March 2, 1989, filed on
                March 17, 1989, is hereby incorporated by reference.
         4(f)   Revolving Credit Agreement, dated as of March 1, 1989 (the "Canadian Revolver"), among Stone
                Container Acquisition Corporation (now Stone Container (Canada) Inc.), the Banks named therein, BT
                Bank of Canada, as administrative agent for such Banks, The Bank of Nova Scotia, as payment agent for such Banks, and Bankers Trust Company, as collateral agent for such Banks, filed as Exhibit
                28(d) to the Company's Current Report on Form 8-K dated March 2, 1989, filed on March 17, 1989, is hereby incorporated by reference.

- ------------------------
 * Previously filed
** Filed herewith

EXHIBIT NUMBER                                        DESCRIPTION OF EXHIBIT
- --------------  ---------------------------------------------------------------------------------------------------
         4(g)   Third Amended and Restated U.S. Credit Agreement, dated as of March 1, 1989 and re-executed as of
                October 5, 1993 (the "U.S. Credit Agreement"), among the Company, the Banks named therein, Bankers
                Trust Company, as agent for the Banks under the U.S. Credit Agreement, and Citibank, N.A.,
                Manufacturers Hanover Trust Company (now Chemical Bank) and The First National Bank of Chicago, as
                co-agents for the Banks under the U.S. Credit Agreement, filed as Exhibit 4(a) to the Company's
                Current Report on Form 8-K, dated January 3, 1994, is hereby incorporated by reference.
         4(h)   First Amendment, Waiver and Consent dated as of December 29, 1993, among the Company, the financial institutions named therein, Bankers Trust Company, as agent under the U.S. Credit Agreement,
                Citibank, N.A., Chemical Bank (as successor to Manufacturers Hanover Trust Company) and The First
                National Bank of Chicago, as co-agents under the U.S. Credit Agreement, filed as Exhibit 4(b) to the Company's Current Report on Form 8-K, dated January 3, 1993, is hereby incorporated by reference.
         4(i)   Second Amendment and Waiver dated as of January 24, 1994, among the Company, the financial institutions named therein, Bankers Trust Company, as agent for the Banks under the U.S. Credit
                Agreement, Citibank, N.A., Chemical Bank (as successor to Manufacturers Hanover Trust Company) and
                The First National Bank of Chicago, as co-agents for the Banks under the U.S. Credit Agreement, filed as Exhibit 4.1 to the Company's Current Report on Form 8-K, dated January 24, 1994, is hereby incorporated by reference.
         4(j)   Indenture, dated as of September 15, 1986, relating to the 12 1/8% Subordinated Debentures due
                September 15, 2001 of Stone Southwest Corporation (now Stone Southwest, Inc.), between Southwest
                Forest Industries, Inc. and Bankers Trust Company, as Trustee, together with the First Supplemental
                Indenture, dated as of September 1, 1987, among Stone Container Corporation, a Nevada corporation, the Company and National Westminster Bank USA, as Trustee (which has been succeeded by Shawmut
                Bank, N.A., as Trustee), and the Second Supplemental Indenture, dated as of December 14, 1987, among Stone Southwest Corporation, the Company and National Westminster Bank USA, as Trustee (which has been succeeded by Shawmut Bank, N.A., as Trustee), filed as Exhibit 4(i) to the Company's
                Registration Statement on Form S-3, Registration Number 33-36218, filed on November 1, 1991, is hereby incorporated by reference.
         4(k)   Indenture, dated as of September 1, 1989, between the Company and Bankers Trust Company, as
                Trustee, relating to the Company's 11 1/2% Senior Subordinated Notes due September 1, 1999, filed as Exhibit 4(n) to the Company's Registration Statement on Form S-3, Registration Number 33-46764,
                filed March 27, 1992, is hereby incorporated by reference.
         4(l)   Indenture, dated as of February 15, 1992, between the Company and The Bank of New York, as Trustee, relating to the Company's 6 3/4% Convertible Subordinated Debentures due February 15, 2007, filed as Exhibit 4(p) to the Company's Registration Statement on Form S-3, Registration Number 33-45978,
                filed on March 4, 1992, is hereby incorporated by reference.
         4(m)   Senior Subordinated Indenture, dated as of March 15, 1992, between the Company, and The Bank of New
                York, as Trustee, filed as Exhibit 4(a) to the Company's Registration Statement Form S-3,
                Registration Number 33-46764, filed on March 27, 1992, is hereby incorporated by reference.

EXHIBIT NUMBER                                        DESCRIPTION OF EXHIBIT
- --------------  ---------------------------------------------------------------------------------------------------
         4(n)   Indenture dated as of June 15, 1993 between the Company and Norwest Bank Minnesota, National
                Association, as Trustee, relating to the Company's 8 7/8% Convertible Senior Subordinated Notes due
                2000, filed as Exhibit 4(a) to the Company's Registration Statement on Form S-3, Registration
                Number 33-66026, filed on July 15, 1993, is hereby incorporated by reference.
         4(o)   Indenture, dated as of November 1, 1991, between the Company and The Bank of New York, as Trustee, relating to the Company's Senior Debt Securities, filed as Exhibit 4(u) to the Company's
                Registration Statement on Form S-3, Registration Number 33-45374, filed on January 29, 1992, is hereby incorporated by reference.
         4(p)   First Supplemental Indenture dated as of June 23, 1993 between the Company and The Bank of New
                York, as Trustee, relating to the Indenture, dated as of November 1, 1991, between the Company and
                The Bank of New York, as Trustee, filed as Exhibit 4(aa) to the Company's Registration Statement on
                Form S-3, Registration Number 33-66026, filed on July 15, 1993, is hereby incorporated by reference.
         4(q)   Second Supplemental Indenture dated as of February 1, 1994 between the Company and the Bank of New
                York, as Trustee, relating to the Indenture, dated as of November 1, 1991, as amended, filed as
                Exhibit 4.2 to the Company's Current Report on Form 8-K, dated January 24, 1994, is hereby incorporated herein by reference.
         4(r)   Indenture dated as of August 1, 1993 between the Company and Norwest Bank Minnesota, National
                Association, as Trustee, relating to the Company's Senior Subordinated Debt Securities, filed as
                Exhibit 4(a) to the Company's Form S-3 Registration Statement, Registration Number 33-49857, filed
                July 30, 1993, is hereby incorporated by reference.
         4(s)   Form of Indenture relating to the First Mortgage Notes.**
         4(t)   Form of Indenture relating to the Senior Notes.**
         4(u)   Form of Credit Agreement dated October , 1994, among the Company, the financial institutions signatory thereto and Bankers Trust Company, as agent for such financial institutions.**


    Indentures with respect to other long-term debt, none of which exceeds 10% of the total assets of the Company and its subsidiaries on a consolidated basis, are not attached. (The Company agrees to furnish a copy of such documents to the Commission upon request.)


         4(v)  Guaranty, dated October 7, 1983, between the Company and The Continental Group,
               Inc., filed as Exhibit 4(h) to the Company's Registration Statement on Form
               S-3, Registration Number 33-36218, filed on November 1, 1991, is hereby incorporated by reference.
         5     Opinion of Leslie T. Lederer, Vice President, Secretary and Counsel of the
               Company.**
        10(a)  Management Incentive Plan, incorporated by reference to Exhibit 10(b) to the
               Company's Annual Report on Form 10-K for the year ended December 31, 1980.
        10(b)  Unfunded Deferred Director Fee Plan, incorporated by reference to Exhibit 10(d)
               to the Company's Annual Report on Form 10-K for the year ended December 31,
               1981.
        10(c)  Form of "Stone Container Corporation Compensation Agreement" between the
               Company and its directors that elect to participate, incorporated by reference to Exhibit 10(e) to the Company's Annual Report on Form 10-K for the year ended
               December 31, 1988.
        10(d)  Stone Container Corporation 1982 Incentive Stock Option Plan, incorporated by reference to Appendix A to the Prospectus included in the Company's Form S-8
               Registration Statement, Registration Number 2-79221, effective September 27,
               1982.

- ------------------------
 * Previously filed
** Filed herewith

EXHIBIT NUMBER                                        DESCRIPTION OF EXHIBIT
- --------------  ---------------------------------------------------------------------------------------------------
        10(e)   Stone Container Corporation 1993 Stock Option Plan, incorporated by reference to Appendix A to the
                Company's Proxy Statement dated as of April 10, 1992.
        10(f)   Stone Container Corporation Deferred Income Savings Plan, conformed to reflect amendment effective as of January 1, 1990, incorporated by reference to Exhibit 4(i) to Company's Form S-8 Registration
                Statement, Registration Number 33-33784, filed March 9, 1990.
        10(g)   Form of "Employee Continuity Agreement in the Event of a Change of Control" entered into with all officers with 5 or more years of service with the Company, incorporated by reference to Exhibit
                10(j) to the Company's Annual Report on Form 10-K for the year ended December 31, 1988.
        10(h)   Stone Container Corporation 1986 Long-Term Incentive Program, incorporated by reference to Exhibit
                A to the Company's Proxy Statement dated as of April 5, 1985.
        10(i)   Stone Container Corporation 1992 Long-Term Incentive Program, incorporated by reference to Exhibit
                A to the Company's Proxy Statement dated as of April 11, 1991.
        10(j)   Supplemental Retirement Income Agreement between Company and James Doughan dated as of February 10,
                1989, incorporated by reference to Exhibit 10(q) to the Company's Annual Report on Form 10-K for
                the year ended December 31, 1988.
        12      Computation of Ratios of Earnings to Fixed Charges.*
        21      Subsidiaries of the Company incorporated by reference to Exhibit 12 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993.
        23(a)   Consent of Price Waterhouse LLP**
        23(b)   Consent of American Appraisal Associates, Inc.*
        23(c)   The consent of Leslie T. Lederer is contained in his opinion filed as Exhibit 5 to the Registration
                Statement.
        24      Powers of Attorney*
        25(a)   T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York relating to the Senior Notes.**
        25(b)   T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Norwest Bank Minnesota, N.A.
                relating to the First Mortgage Notes.**
        99(a)   Summary Valuation Report Prepared With Respect to the Collateral**

- ------------------------
  * Previously filed
 ** Filed herewith


    (b) Schedules

    The following financial statement schedules which are not included in the Prospectus appear on the following pages of the Registration Statement:

   PAGE                                                    SCHEDULE
- -----------  -----------------------------------------------------------------------------------------------------
       S-1   Schedule  V -- Property, Plant and Equipment
       S-2   Schedule  VI -- Accumulated Depreciation and Amortization of Property, Plant and Equipment
       S-3   Schedule VIII -- Valuation and Qualifying Accounts and Reserves
       S-3   Schedule  IX -- Short-term Borrowings
       S-3   Schedule  X -- Supplementary Income Statement Information
       S-4   Summarized Financial Information -- Stone Southwest, Inc.

ITEM 17.  UNDERTAKINGS

    The Company hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the provisions described under Item 15 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company or in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and the State of Illinois on the 27th day of September, 1994.


                                          STONE CONTAINER CORPORATION

                                          By: _______/s/_LESLIE T. LEDERER______
                                                      Leslie T. Lederer
                                                VICE PRESIDENT, SECRETARY AND
                                                           COUNSEL


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed below on September 27, 1994 by the following persons in the capacities indicated:


                                              Chairman of the Board, President and Chief
                     *                         Executive Officer and Director of (Principal
               Roger W. Stone                  Executive Officer)

                                              Executive Vice President -- Chief Financial
                     *                         and Planning Officer (Principal Financial
            Arnold F. Brookstone               Officer)

                     *                        Senior Vice President and Corporate Controller
            Thomas P. Cutilletta               (Principal Accounting Officer)

                     *
             Richard A. Giesen                Director

                     *
              James J. Glasser                Director

                     *
             George D. Kennedy                Director

                     *
           Howard C. Miller, Jr.              Director

                     *
              John D. Nichols                 Director

                     *
             Jerry K. Pearlman                Director

                     *
             Richard J. Raskin                Director

                     *
                 Alan Stone                   Director

                     *
                Avery Stone                   Director

                     *
                Ira N. Stone                  Director

                     *
               James H. Stone                 Director

          By: /s/LESLIE T. LEDERER
             Leslie T. Lederer
             (ATTORNEY-IN-FACT)

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
                SCHEDULE V -- PROPERTY, PLANT AND EQUIPMENT (A)
                                 (IN MILLIONS)

                                                                      COLUMN B                                            COLUMN F
                                                                     ----------   COLUMN C                  COLUMN E     ----------
COLUMN A                                                             BALANCE AT   --------    COLUMN D     -----------   BALANCE AT
- -------------------------------------------------------------------  BEGINNING    ADDITIONS  -----------      OTHER        END OF
CLASSIFICATION                                                       OF PERIOD    AT COST    RETIREMENTS     CHANGES       PERIOD
- -------------------------------------------------------------------  ----------   --------   -----------   -----------   ----------
For the year ended December 31, 1993:
  Machinery and equipment..........................................   $4,381.4     $257.4       $31.7      $(208.4)       $4,398.7
  Building and leasehold improvements..............................      668.4       28.0         4.8        (16.6)          675.0
  Land and land improvements.......................................      105.7        5.8          .8         (7.7)          103.0
  Construction in progress.........................................      209.6     (141.5)         .2         (3.9)           64.0
                                                                     ----------   --------      -----      -----------   ----------
    Total..........................................................   $5,365.1     $149.7       $37.5      $(236.6)(B)    $5,240.7
  Timberlands......................................................       72.5       24.5         6.9         (2.5)(D)        87.6
                                                                     ----------   --------      -----      -----------   ----------
    Total..........................................................   $5,437.6     $174.2       $44.4      $(239.1)       $5,328.3
                                                                     ----------   --------      -----      -----------   ----------
                                                                     ----------   --------      -----      -----------   ----------
For the year ended December 31, 1992:
  Machinery and equipment..........................................   $3,548.8     $577.4       $13.0      $ 268.2        $4,381.4
  Building and leasehold improvements..............................      579.5      111.6          .4        (22.3)          668.4
  Land and land improvements.......................................       67.3        9.9          .2         28.7           105.7
  Construction in progress.........................................      631.0     (417.5)         --         (3.9)          209.6
                                                                     ----------   --------      -----      -----------   ----------
    Total..........................................................   $4,826.6     $281.4       $13.6      $ 270.7 (C)    $5,365.1
  Timberlands......................................................       52.2       22.0         9.9          8.2 (E)        72.5
                                                                     ----------   --------      -----      -----------   ----------
    Total..........................................................   $4,878.8     $303.4       $23.5      $ 278.9        $5,437.6
                                                                     ----------   --------      -----      -----------   ----------
                                                                     ----------   --------      -----      -----------   ----------
For the year ended December 31, 1991:
  Machinery and equipment..........................................   $3,083.6     $523.0       $43.1      $ (14.7)       $3,548.8
  Building and leasehold improvements..............................      549.3       44.8         7.1         (7.5)          579.5
  Land and land improvements.......................................       65.3        1.3         2.1          2.8            67.3
  Construction in progress.........................................      756.9     (139.0)         .3         13.4           631.0
                                                                     ----------   --------      -----      -----------   ----------
    Total..........................................................   $4,455.1     $430.1       $52.6      $  (6.0)(D)    $4,826.6
  Timberlands......................................................       49.2       13.2        10.4           .2 (D)        52.2
                                                                     ----------   --------      -----      -----------   ----------
    Total..........................................................   $4,504.3     $443.3       $63.0      $  (5.8)       $4,878.8
                                                                     ----------   --------      -----      -----------   ----------
                                                                     ----------   --------      -----      -----------   ----------

- ------------------------
(A) Information relating to the rates used in computing annual depreciation and amortization is incorporated by reference to the Notes to the Financial Statements, included in this report, under Notes to the Consolidated Financial Statements, "Note 1 -- Summary of Significant Accounting Policies", pages F-20 -- F-22.
(B) Primarily represents the effects of foreign currency translation, the write-off of certain decommissioned assets and the transfer of assets for the Company's European folding carton operations which in the early part of 1993 was merged into a joint venture and accordingly is now accounted for under the equity method.
(C) Primarily represents the effects of foreign currency translation, assets purchased in the acquisition of Societe Emballages des Cevennes, S.A., write-up adjustments as a result of the adoption of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," ("SFAS 109") as of January 1, 1992 and reclassifications among property categories.
(D)  Primarily represents the effects of foreign currency translation.
(E) Represents the effects of foreign currency translation and the adjustment as a result of the adoption of SFAS 109.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
            SCHEDULE VI -- ACCUMULATED DEPRECIATION AND AMORTIZATION
                        OF PROPERTY, PLANT AND EQUIPMENT

                                                              COLUMN C
                                                 COLUMN B    -----------                                 COLUMN F
                                                -----------   ADDITIONS                    COLUMN E     -----------
COLUMN A                                        BALANCE AT   CHARGED TO     COLUMN D     -------------  BALANCE AT
- ----------------------------------------------   BEGINNING    COSTS AND   -------------      OTHER        END OF
CLASSIFICATION                                   OF PERIOD    EXPENSES     RETIREMENTS      CHANGES       PERIOD
- ----------------------------------------------  -----------  -----------  -------------  -------------  -----------
                                                                           (IN MILLIONS)
For the year ended December 31, 1993:
  Machinery and equipment.....................   $ 1,488.0    $   267.3     $    22.3    $   (80.1)      $ 1,652.9
  Building and leasehold improvements.........       160.3         31.6           3.0         (3.8)          185.1
  Land and land improvements..................        13.6          2.9            .2           --            16.3
                                                -----------  -----------        -----       ------      -----------
    Total.....................................     1,661.9        301.8          25.5        (83.9)(A)     1,854.3
  Timberlands.................................         3.1           .6            --           --             3.7
                                                -----------  -----------        -----       ------      -----------
    Total.....................................   $ 1,665.0    $   302.4     $    25.5    $   (83.9)      $ 1,858.0
                                                -----------  -----------        -----       ------      -----------
                                                -----------  -----------        -----       ------      -----------

For the year ended December 31, 1992:
  Machinery and equipment.....................   $ 1,171.4    $   263.3     $     7.4    $    60.7       $ 1,488.0
  Building and leasehold improvements.........       126.4         33.0            .1          1.0           160.3
  Land and land improvements..................         8.6          2.4            .1          2.7            13.6
                                                -----------  -----------        -----       ------      -----------
    Total.....................................     1,306.4        298.7           7.6         64.4(B)      1,661.9
  Timberlands.................................         1.3           .7            --          1.1(D)          3.1
                                                -----------  -----------        -----       ------      -----------
    Total.....................................   $ 1,307.7    $   299.4     $     7.6    $    65.5       $ 1,665.0
                                                -----------  -----------        -----       ------      -----------
                                                -----------  -----------        -----       ------      -----------

For the year ended December 31, 1991:
  Machinery and equipment.....................   $   988.5    $   208.7     $    19.0    $    (6.8)      $ 1,171.4
  Building and leasehold improvements.........        96.6         27.4           4.6          7.0           126.4
  Land and land improvements..................         6.0          2.1            .7          1.2             8.6
                                                -----------  -----------        -----       ------      -----------
    Total.....................................     1,091.1        238.2          24.3          1.4(C)      1,306.4
  Timberlands.................................          .8           .5            --           --             1.3
                                                -----------  -----------        -----       ------      -----------
    Total.....................................   $ 1,091.9    $   238.7     $    24.3    $     1.4       $ 1,307.7
                                                -----------  -----------        -----       ------      -----------
                                                -----------  -----------        -----       ------      -----------

- ------------------------
(A) Primarily represents the effects of foreign currency translation, the write-off of certain decommissioned assets and the transfer of assets for the Company's European folding carton operations which in the early part of 1993 was merged into a joint venture and accordingly is now accounted for under the equity method.
(B) Primarily represents the effects of foreign currency translation, write-up adjustments as a result of the adoption of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," ("SFAS 109") as of January 1, 1992 and reclassifications among property categories.
(C) Primarily represents the effects of foreign currency translation and reclassifications among property categories.
(D)  Represents the adjustment as a result of the adoption of SFAS 109.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
        SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                                             COLUMN C
                                                               COLUMN B    -------------                  COLUMN E
                                                              -----------    ADDITIONS                   -----------
COLUMN A                                                      BALANCE AT    CHARGED TO      COLUMN D     BALANCE AT
- ------------------------------------------------------------   BEGINNING     COSTS AND    -------------    END OF
DESCRIPTION                                                    OF PERIOD     EXPENSES      DEDUCTIONS      PERIOD
- ------------------------------------------------------------  -----------  -------------  -------------  -----------
                                                                                  (IN MILLIONS)
Allowance for doubtful accounts and notes and sales returns
 and allowances:
  Year ended December 31, 1993..............................   $    19.3     $    29.2      $    29.2     $    19.3
  Year ended December 31, 1992..............................   $    15.6     $    14.3      $    10.6     $    19.3
  Year ended December 31, 1991..............................   $    13.5     $    13.0      $    10.9     $    15.6

                      SCHEDULE IX -- SHORT-TERM BORROWINGS

                                                                                                             COLUMN F
                                                                               COLUMN D       COLUMN E     -------------
                                                                COLUMN C     -------------  -------------    WEIGHTED
                                                  COLUMN B    -------------     MAXIMUM        AVERAGE        AVERAGE
COLUMN A                                         -----------    WEIGHTED        AMOUNT         AMOUNT        INTEREST
- -----------------------------------------------  BALANCE AT      AVERAGE      OUTSTANDING    OUTSTANDING       RATE
CATEGORY OF AGGREGATE                                END        INTEREST      DURING THE     DURING THE     DURING THE
SHORT-TERM BORROWINGS                             OF PERIOD       RATE          PERIOD         PERIOD       PERIOD (A)
- -----------------------------------------------  -----------  -------------  -------------  -------------  -------------
                                                                              (IN MILLIONS)
Notes payable to banks:
  Year ended December 31, 1993.................   $      --           --%      $    34.0      $    19.8           6.5%
  Year ended December 31, 1992.................   $    33.0          8.1%      $    50.1      $    37.1           8.0%
  Year ended December 31, 1991.................   $    19.1         10.3%      $    19.3      $    16.4          10.2%

- ------------------------
(A) Weighted average interest rate for the year is determined by dividing the average daily interest expense by the total average borrowings for the year.

            SCHEDULE X -- SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                                                                                COLUMN B
                                                                                     -------------------------------
                                                                                     CHARGED TO COSTS AND EXPENSES,
                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
COLUMN A                                                                               1993       1992       1991
- -----------------------------------------------------------------------------------  ---------  ---------  ---------
                                                                                              (IN MILLIONS)
Maintenance and repairs............................................................  $   385.5  $   428.5  $   399.8

                   STONE CONTAINER CORPORATE AND SUBSIDIARIES
           SUMMARIZED FINANCIAL INFORMATION -- STONE SOUTHWEST, INC.

    Shown below is consolidated, summarized financial information for Stone Southwest, Inc. (formerly known as Southwest Forest Industries, Inc.). The summarized financial information for Stone Southwest, Inc. ("Stone Southwest") does not include purchase accounting adjustments or the impact of the debt incurred to finance the acquisition of Stone Southwest:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1993        1992        1991
                                                                               ----------  ----------  ----------
                                                                                         (IN MILLIONS)
Net sales....................................................................  $  1,660.1  $  1,755.9  $  1,860.9
Cost of products sold and depreciation.......................................     1,396.6     1,390.7     1,488.8
Income (loss) before cumulative effects of accounting changes................       (12.6)       57.7        46.8
Cumulative effect of change in accounting for postretirement benefits........        (8.3)         --          --
Cumulative effect of change in accounting for income taxes...................          --       (27.2)         --

Net income (loss)............................................................       (20.8)       30.5        46.8


                                                                                    DECEMBER 31,
                                                                               ----------------------
                                                                                  1993        1992
                                                                               ----------  ----------
Current assets...............................................................  $    360.9  $    357.1
Noncurrent assets*...........................................................     1,600.5     1,674.6
Current liabilities..........................................................       141.3       212.7
Noncurrent liabilities and obligations.......................................       395.8       369.2

- ------------------------
* Includes $857.4 and $915.8 due from the Company at December 31, 1993 and 1992, respectively.

                               INDEX TO EXHIBITS

   EXHIBITS                                                                                                   PAGE
- --------------                                                                                              ---------
         1      Form of Underwriting Agreement**
         2      Asset Acquisition Agreement dated December 17, 1993 between Stone-Consolidated Inc. (now
                 Stone Container (Canada) Inc.) and Stone-Consolidated Corporation and intervened to by the Company, filed as Exhibit 2 to the Company's Current Report on Form 8-K dated January
                 3, 1994, is hereby incorporated by reference.
         3(a)   Restated Certificate of Incorporation of the Company.*
         3(b)   By-laws of the Company, as amended, March 28, 1994.*
         4(a)   Specimen certificate representing Common Stock, $.01 par value, filed as Exhibit 4(a) to the Company's Annual Report on Form 10-K for the year ended December 31, 1987, is hereby incorporated by reference.
         4(b)   Specimen certificate representing the $1.75 Series E Cumulative Convertible Exchangeable
                 Preferred Stock, filed as Exhibit 4(g) to the Company's Registration Statement on Form
                 S-3, Registration Number 33-45374, filed February 6, 1992, is hereby incorporated by reference.
         4(c)   Rights Agreement, dated as of July 25, 1988, between the Company and The First National
                 Bank of Chicago, filed as Exhibit 1 to the Company's Registration Statement on Form 8-A
                 dated July 27, 1988, is hereby incorporated by reference.
         4(d)   Amendment to Rights Agreement, dated as of July 23, 1990, between the Company and The
                 First National Bank of Chicago, filed as Exhibit 1A to the Company's Form 8 dated August
                 2, 1990 amending the Company's Registration Statement on Form 8-A dated July 27, 1988, is hereby incorporated by reference.
         4(e)   Credit Agreement, dated as of March 1, 1989 (the "Canadian Term Loan Agreement"), among
                 Stone Container Corporation of Canada (now Stone Container (Canada) Inc.), the Banks
                 named therein, Bankers Trust Company, as agent for such Banks, and Citibank, N.A.,
                 Manufacturers Hanover Trust Company (now Chemical Bank) and The First National Bank of
                 Chicago, as co-agents for such Banks, filed as Exhibit 28(b) to the Company's Current
                 Report on Form 8-K dated March 2, 1989, filed on March 17, 1989, is hereby incorporated by reference.
         4(f)   Revolving Credit Agreement, dated as of March 1, 1989 (the "Canadian Revolver"), among
                 Stone Container Acquisition Corporation (now Stone Container (Canada) Inc.), the Banks
                 named therein, BT Bank of Canada, as administrative agent for such Banks, The Bank of
                 Nova Scotia, as payment agent for such Banks, and Bankers Trust Company, as collateral agent for such Banks, filed as Exhibit 28(d) to the Company's Current Report on Form 8-K
                 dated March 2, 1989, filed on March 17, 1989, is hereby incorporated by reference.

- ------------------------

 * Previously filed
** Filed herewith

   EXHIBITS                                                                                                   PAGE
- --------------                                                                                              ---------
         4(g)   Third Amended and Restated U.S. Credit Agreement, dated as of March 1, 1989 and re-executed as of October 5, 1993 (the "U.S. Credit Agreement"), among the Company, the
                 Banks named therein, Bankers Trust Company, as agent for the Banks under the U.S. Credit
                 Agreement, and Citibank, N.A., Manufacturers Hanover Trust Company (now Chemical Bank)
                 and The First National Bank of Chicago, as co-agents for the Banks under the U.S. Credit
                 Agreement, filed as Exhibit 4(a) to the Company's Current Report on Form 8-K, dated
                 January 3, 1994, is hereby incorporated by reference.
         4(h)   First Amendment, Waiver and Consent dated as of December 29, 1993, among the Company, the financial institutions named therein, Bankers Trust Company, as agent under the U.S.
                 Credit Agreement, Citibank, N.A., Chemical Bank (as successor to Manufacturers Hanover
                 Trust Company) and The First National Bank of Chicago, as co-agents under the U.S. Credit
                 Agreement, filed as Exhibit 4(b) to the Company's Current Report on Form 8-K, dated
                 January 3, 1993, is hereby incorporated by reference.
         4(i)   Second Amendment and Waiver dated as of January 24, 1994, among the Company, the financial institutions named therein, Bankers Trust Company, as agent for the Banks under the U.S.
                 Credit Agreement, Citibank, N.A., Chemical Bank (as successor to Manufacturers Hanover
                 Trust Company) and The First National Bank of Chicago, as co-agents for the Banks under the U.S. Credit Agreement, filed as Exhibit 4.1 to the Company's Current Report on Form
                 8-K, dated January 24, 1994, is hereby incorporated by reference.
         4(j)   Indenture, dated as of September 15, 1986, relating to the 12 1/8% Subordinated Debentures due September 15, 2001 of Stone Southwest Corporation (now Stone Southwest, Inc.),
                 between Southwest Forest Industries, Inc. and Bankers Trust Company, as Trustee, together with the First Supplemental Indenture, dated as of September 1, 1987, among Stone
                 Container Corporation, a Nevada corporation, the Company and National Westminster Bank
                 USA, as Trustee (which has been succeeded by Shawmut Bank, N.A., as Trustee), and the
                 Second Supplemental Indenture, dated as of December 14, 1987, among Stone Southwest
                 Corporation, the Company and National Westminster Bank USA, as Trustee (which has been succeeded by Shawmut Bank, N.A., as Trustee), filed as Exhibit 4(i) to the Company's
                 Registration Statement on Form S-3, Registration Number 33-36218, filed on November 1,
                 1991, is hereby incorporated by reference.
         4(k)   Indenture, dated as of September 1, 1989, between the Company and Bankers Trust Company, as Trustee, relating to the Company's 11 1/2% Senior Subordinated Notes due September 1,
                 1999, filed as Exhibit 4(n) to the Company's Registration Statement on Form S-3,
                 Registration Number 33-46764, filed March 27, 1992, is hereby incorporated by reference.
         4(l)   Indenture, dated as of February 15, 1992, between the Company and The Bank of New York, as
                 Trustee, relating to the Company's 6 3/4% Convertible Subordinated Debentures due
                 February 15, 2007, filed as Exhibit 4(p) to the Company's Registration Statement on Form
                 S-3, Registration Number 33-45978, filed on March 4, 1992, is hereby incorporated by reference.
         4(m)   Senior Subordinated Indenture, dated as of March 15, 1992, between the Company, and The
                 Bank of New York, as Trustee, filed as Exhibit 4(a) to the Company's Registration
                 Statement Form S-3, Registration Number 33-46764, filed on March 27, 1992, is hereby incorporated by reference.

   EXHIBITS                                                                                                   PAGE
- --------------                                                                                              ---------
         4(n)   Indenture dated as of June 15, 1993 between the Company and Norwest Bank Minnesota,
                 National Association, as Trustee, relating to the Company's 8 7/8% Convertible Senior
                 Subordinated Notes due 2000, filed as Exhibit 4(a) to the Company's Registration
                 Statement on Form S-3, Registration Number 33-66026, filed on July 15, 1993, is hereby incorporated by reference.
         4(o)   Indenture, dated as of November 1, 1991, between the Company and The Bank of New York, as
                 Trustee, relating to the Company's Senior Debt Securities, filed as Exhibit 4(u) to the
                 Company's Registration Statement on Form S-3, Registration Number 33-45374, filed on
                 January 29, 1992, is hereby incorporated by reference.
         4(p)   First Supplemental Indenture dated as of June 23, 1993 between the Company and The Bank of
                 New York, as Trustee, relating to the Indenture, dated as of November 1, 1991, between the Company and The Bank of New York, as Trustee, filed as Exhibit 4(aa) to the Company's
                 Registration Statement on Form S-3, Registration Number 33-66026, filed on July 15, 1993, is hereby incorporated by reference.
         4(q)   Second Supplemental Indenture dated as of February 1, 1994 between the Company and the
                 Bank of New York, as Trustee, relating to the Indenture, dated as of November 1, 1991, as amended, filed as Exhibit 4.2 to the Company's Current Report on Form 8-K, dated January
                 24, 1994, is hereby incorporated herein by reference.
         4(r)   Indenture dated as of August 1, 1993 between the Company and Norwest Bank Minnesota,
                 National Association, as Trustee, relating to the Company's Senior Subordinated Debt
                 Securities, filed as Exhibit 4(a) to the Company's Form S-3 Registration Statement,
                 Registration Number 33-49857, filed July 30, 1993, is hereby incorporated by reference.
         4(s)   Form of Indenture relating to the First Mortgage Notes.**
         4(t)   Form of Indenture relating to the Senior Notes.**
         4(u)   Form of Credit Agreement dated October , 1994, among the Company, the financial institutions signatory thereto and Bankers Trust Company, as agent for such financial institutions.**


    Indentures with respect to other long-term debt, none of which exceeds 10% of the total assets of the Company and its subsidiaries on a consolidated basis, are not attached. (The Company agrees to furnish a copy of such documents to the Commission upon request.)

         4(v)  Guaranty, dated October 7, 1983, between the Company and The Continental
                Group, Inc., filed as Exhibit 4(h) to the Company's Registration
                Statement on Form S-3, Registration Number 33-36218, filed on November
                1, 1991, is hereby incorporated by reference.
         5     Opinion of Leslie T. Lederer, Vice President, Secretary and Counsel of
                the Company.**
        10(a)  Management Incentive Plan, incorporated by reference to Exhibit 10(b) to the Company's Annual Report on Form 10-K for the year ended December
                31, 1980.
        10(b)  Unfunded Deferred Director Fee Plan, incorporated by reference to
                Exhibit 10(d) to the Company's Annual Report on Form 10-K for the year ended December 31, 1981.

- ------------------------
 * Previously filed

** Filed herewith

  EXHIBITS                                                                                 PAGE
- -------------                                                                            ---------
        10(c)  Form of "Stone Container Corporation Compensation Agreement" between the
                Company and its directors that elect to participate, incorporated by reference to Exhibit 10(e) to the Company's Annual Report on Form 10-K
                for the year ended December 31, 1988.
        10(d)  Stone Container Corporation 1982 Incentive Stock Option Plan,
                incorporated by reference to Appendix A to the Prospectus included in the Company's Form S-8 Registration Statement, Registration Number
                2-79221, effective September 27, 1982.
        10(e)  Stone Container Corporation 1993 Stock Option Plan, incorporated by reference to Appendix A to the Company's Proxy Statement dated as of
                April 10, 1992.
        10(f)  Stone Container Corporation Deferred Income Savings Plan, conformed to reflect amendment effective as of January 1, 1990, incorporated by reference to Exhibit 4(i) to Company's Form S-8 Registration Statement,
                Registration Number 33-33784, filed March 9, 1990.
        10(g)  Form of "Employee Continuity Agreement in the Event of a Change of
                Control" entered into with all officers with 5 or more years of service with the Company, incorporated by reference to Exhibit 10(j) to the
                Company's Annual Report on Form 10-K for the year ended December 31,
                1988.
        10(h)  Stone Container Corporation 1986 Long-Term Incentive Program,
                incorporated by reference to Exhibit A to the Company's Proxy Statement dated as of April 5, 1985.
        10(i)  Stone Container Corporation 1992 Long-Term Incentive Program,
                incorporated by reference to Exhibit A to the Company's Proxy Statement dated as of April 11, 1991.
        10(j)  Supplemental Retirement Income Agreement between Company and James
                Doughan dated as of February 10, 1989, incorporated by reference to
                Exhibit 10(q) to the Company's Annual Report on Form 10-K for the year ended December 31, 1988.
        12     Computation of Ratios of Earnings to Fixed Charges.*
        21     Subsidiaries of the Company incorporated by reference to Exhibit 12 to the Company's Annual Report on Form 10-K for the year ended December
                31, 1993.
        23(a)  Consent of Price Waterhouse LLP**
        23(b)  Consent of American Appraisal Associates, Inc.*
        23(c)  The consent of Leslie T. Lederer is contained in his opinion filed as
                Exhibit 5 to the Registration Statement.
        24     Powers of Attorney*
        25(a)  T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
                The Bank of New York relating to the Senior Notes.**
        25(b)  T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
                Norwest Bank Minnesota, N.A. relating to the First Mortgage Notes.**
        99(a)  Summary Valuation Report Prepared With Respect to the Collateral**


- ------------------------

  * Previously filed


** Filed herewith